As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-148825

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACROVISION SOLUTIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	7373	26-1739297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Alfred J. Amoroso

President & CEO

c/o Macrovision Corporation

Macrovision Solutions Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Yu, Esq. Macrovision Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400	Stephen Kay, Esq. Gemstar–TV Guide International, Inc. 6922 Hollywood Blvd. Los Angeles, CA 90028 (323) 817-4600	Jon Gavenman, Esq. Heller Ehrman LLP 275 Middlefield Rd. Menlo Park, CA 94025 (650) 324-7000	Andrew Nussbaum, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

Subject to completion, dated March 28, 2008.

TO THE STOCKHOLDERS OF

MACROVISION CORPORATION AND

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Macrovision Corporation and Gemstar-TV Guide International, Inc. have entered into a merger agreement for Macrovision Corporation to acquire Gemstar-TV Guide International, Inc. in a cash and stock transaction. In the transaction, a new holding company named Macrovision Solutions Corporation will own both Gemstar-TV Guide International, Inc. and Macrovision Corporation.

In the proposed mergers, Gemstar-TV Guide International, Inc. common stockholders will have the right to elect to receive either $6.35 in cash or 0.2548 of a share of Macrovision Solutions Corporation common stock for each share of Gemstar-TV Guide International, Inc. common stock that they own. The elections are subject to proration so that, in the aggregate, Gemstar-TV Guide International, Inc. security holders will receive cash consideration of $1,547,000,000. The cash consideration will be used to buy the exact number of Gemstar-TV Guide International, Inc. shares necessary to exhaust the aggregate cash consideration after payment to certain holders of options and restricted stock units and any holders who properly demand appraisal under Delaware law. Based on current shares outstanding, this would result in approximately 56% of Gemstar-TV Guide International, Inc. shares being converted into cash and 44% of Gemstar-TV Guide International, Inc. shares being exchanged for shares of Macrovision Solutions Corporation common stock. In addition, Macrovision Corporation stockholders will receive one share of Macrovision Solutions Corporation common stock for each share of Macrovision Corporation common stock that they own. Upon completion of the mergers, we estimate that Macrovision Solutions Corporation will issue approximately 102.4 million shares of Macrovision Solutions Corporation common stock and that former Gemstar-TV Guide International, Inc. stockholders will own approximately 47%, and former Macrovision Corporation stockholders will own approximately 53%, of the common stock of Macrovision Solutions Corporation. We will be registering all shares issued in the mergers, and have filed to register 102,439,627 shares for that purpose. We intend to apply to list the common stock of Macrovision Solutions Corporation on the Nasdaq Global Select Market under the symbol “MVSN”, which is currently the ticker symbol used by Macrovision Corporation. Initially, to avoid confusion, Nasdaq will assign a temporary symbol to be used by Macrovision Solutions Corporation.

We will each hold a special meeting of stockholders at which, among other business to be considered by Macrovision Corporation and Gemstar-TV Guide International, Inc. stockholders, we will ask our respective common stockholders to adopt the merger agreement. Information about these meetings, the mergers and other business to be considered by Macrovision Corporation and Gemstar-TV Guide International, Inc. stockholders is contained in this joint proxy statement-prospectus. In particular, see “ Risk Factors” beginning on page 15. We urge you to read this joint proxy statement-prospectus, and the documents incorporated by reference into this joint proxy statement-prospectus, carefully and in their entirety.

Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at that meeting.

Each of the Macrovision Corporation and Gemstar-TV Guide International, Inc. boards of directors has determined that the transactions contemplated by the merger agreement are in the best interests of our respective stockholders and unanimously recommend that our stockholders vote FOR the issuance of shares in connection with the transactions contemplated by the merger agreement and the adoption of the merger agreement, respectively.

Alfred J. Amoroso	Richard Battista
President and Chief Executive Officer, Macrovision Corporation	Chief Executive Officer, Gemstar-TV Guide International, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement-prospectus is dated March 31, 2008, and is first being mailed to stockholders of Macrovision Corporation and Gemstar-TV Guide International, Inc. on or about April 1, 2008.

ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates important business and financial information about Macrovision Corporation and Gemstar-TV Guide International, Inc. from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

if you are a Macrovision Corporation stockholder:		if you are a Gemstar-TV Guide International, Inc. stockholder:

By Mail:	Macrovision Corporation 2830 De La Cruz Boulevard Santa Clara, California 95050 Attention: Investor Relations	By Mail:	Gemstar-TV Guide International Inc. 6922 Hollywood Boulevard, 12th Floor Los Angeles, California 90028 Attention: Investor Relations
By Telephone:	(408) 969-5475	By Telephone:	(323) 817-4600

IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY APRIL 21, 2008 IN ORDER TO RECEIVE THEM BEFORE THE MEETINGS.

See “Where You Can Find More Information” beginning on page 137.

VOTING ELECTRONICALLY OR

BY TELEPHONE

Stockholders of record of Macrovision Corporation common stock at the close of business on March 14, 2008, the record date for the Macrovision Corporation special meeting, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions; or;

•

by telephone by calling the toll-free number 800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions. Macrovision Corporation stockholders calling from another country may call 800-690-6903.

Stockholders of record of Gemstar-TV Guide International, Inc. common stock at the close of business on March 17, 2008, the record date for the Gemstar-TV Guide International, Inc. special meeting, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.voteproxy.com and following the instructions; or

•

by telephone by calling the toll-free number 1-800-PROXIES (1-800-776-9437) in the United States, Puerto Rico or Canada, or by calling 1-718-921-8500 if calling from a foreign country, on a touch-tone phone and following the recorded instructions.

In order to vote via the telephone or the Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.

If a Macrovision Corporation or Gemstar-TV Guide International, Inc. stockholder holds shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee will enclose or provide a voting instruction card for use in directing that broker, bank or other nominee how to vote those shares.

MACROVISION CORPORATION

Notice of Special Meeting of Stockholders

to be Held April 29, 2008

To the Stockholders of Macrovision Corporation:

A special meeting of the stockholders of Macrovision Corporation will be held at 11:00 a.m., on April 29, 2008 at Macrovision Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050, local time, for the following purposes:

1. To consider and vote on a proposal to issue shares of Macrovision Solutions Corporation in connection with the combination of Macrovision Corporation and Gemstar-TV Guide International, Inc. as contemplated by of the Agreement and Plan of Mergers, dated as of December 6, 2007, by and among Macrovision Corporation, Gemstar-TV Guide International, Inc., Macrovision Solutions Corporation, Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc., pursuant to which, among other things, separate subsidiaries of Macrovision Solutions Corporation will be merged with and into each of Gemstar-TV Guide International, Inc. and Macrovision Corporation, with Gemstar-TV Guide International, Inc. and Macrovision Corporation being the surviving entities in such mergers and becoming wholly-owned subsidiaries of Macrovision Solutions Corporation.

2. To consider and vote upon a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal described above.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The approval of the issuance of shares of Macrovision Solutions Corporation in connection with the mergers requires the affirmative vote of a majority of the shares voting at the Macrovision special meeting.

The board of directors of Macrovision Corporation unanimously recommends that you vote FOR approval of the issuance of shares of Macrovision Solutions Corporation in connection with the transactions contemplated by the Agreement and Plan of Mergers.

Only stockholders of record at the close of business on March 14, 2008 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to us or grant your proxy by telephone or through the Internet. You may also cast your vote in person at the special meeting. Please vote promptly whether or not you expect to attend the special meeting.

By order of the board of directors,

Stephen Yu

Executive Vice President, General Counsel & Secretary

March 31, 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL GEORGESON INC. AT 800-645-3320 (TOLL FREE) OR 212-440-9800 (CALL COLLECT).

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Notice of Special Meeting of Stockholders

to be Held April 29, 2008

To the Stockholders of Gemstar-TV Guide International, Inc.:

A special meeting of the stockholders of Gemstar-TV Guide International, Inc. will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California, on April 29, 2008 at 11:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to combine Macrovision Corporation and Gemstar-TV Guide International, Inc. through the adoption of the Agreement and Plan of Mergers, dated as of December 6, 2007, by and among Macrovision Corporation, Gemstar-TV Guide International, Inc., Macrovision Solutions Corporation, Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc., pursuant to which, among other things, separate subsidiaries of Macrovision Solutions Corporation will be merged with and into each of Gemstar-TV Guide International, Inc. and Macrovision Corporation, with Gemstar-TV Guide International, Inc. and Macrovision Corporation being the surviving entities in such mergers and becoming wholly-owned subsidiaries of Macrovision Solutions Corporation.

2. To consider and vote upon a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal described above.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Gemstar-TV Guide International, Inc.’s common stock. Pursuant to a voting and support agreement between News Corporation, Macrovision Corporation and Gemstar-TV Guide International, Inc., News Corporation has agreed to vote its shares of Gemstar-TV Guide International, Inc. common stock in favor of the adoption of the merger agreement. As of March 17, the record date, News Corporation beneficially owned approximately 175 million shares of Gemstar-TV Guide International, Inc. common stock, which represent the power to vote approximately 41% of the outstanding shares of Gemstar-TV Guide International, Inc. common stock at the special meeting.

The board of directors of Gemstar-TV Guide International, Inc. unanimously recommends that you vote FOR the adoption of the Agreement and Plan of Mergers.

Only stockholders of record at the close of business on March 17, 2008 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to us or grant your proxy by telephone or through the Internet. You may also cast your vote in person at the special meeting. Please vote promptly whether or not you expect to attend the special meeting.

By order of the board of directors,

Stephen H. Kay

Executive Vice President, General Counsel & Secretary

March 31, 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED AT 877-750-9501 (TOLL FREE) OR 212-750-5833 (BANKS AND BROKERS) (CALL COLLECT).

Page
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS AND MAKING CASH AND SHARE ELECTIONS	iv

SUMMARY	1
THE COMPANIES	1
Macrovision	1
Gemstar	1
Holdings	1
THE MERGERS	2
Gemstar Common Stockholders to Choose between Receiving Shares of Holdings Common Stock or Cash, Subject to Proration	3
Source of Funds for Payment of Cash Consideration	3
Macrovision Common Stockholders to Receive Shares of Holdings Common Stock	3
Stock Exchange Listing and Stock Prices	3
Tax Treatment of Stockholders in Mergers	4
Our Boards of Directors Unanimously Recommend that Macrovision and Gemstar Stockholders Vote to Approve the Issuance of Holdings Shares and to Adopt the Merger Agreement	4
Interests of Gemstar and Macrovision Directors and Executive Officers in the Mergers	5
The News Corporation Voting and Support & Registration Rights Agreement	5
Rights of Dissenting Stockholders to Appraisal Rights	6
Board of Directors and Management After the Mergers	6
Regulatory Approvals	6
Conditions to Completion of the Mergers	6
Termination of the Merger Agreement; Termination Fees Payable	7
SPECIAL MEETINGS	8
Macrovision Special Meeting	8
Gemstar Special Meeting	8
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	9
Selected Historical Financial Data of Macrovision	9
Selected Historical Financial Data of Gemstar-TV Guide International, Inc.	11
Selected Unaudited Pro Forma Condensed Combined Financial Data of Holdings	13
COMPARATIVE PER SHARE DATA	14

RISK FACTORS	15

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	19

INFORMATION ABOUT THE COMPANIES	20

THE SPECIAL MEETINGS	22
Joint Proxy Statement-Prospectus	22
Date, Time and Place of the Special Meetings	22
Purpose of the Special Meetings	22
Record Dates for the Special Meetings	22
Votes Required	23
Adjournment or Postponement	23
Proxies	23
Voting Electronically or by Telephone	24
Solicitation of Proxies	25

MACROVISION PROPOSAL 1 AND GEMSTAR PROPOSAL 1: THE MERGERS	26
Effect of the Macrovision Merger; What Macrovision Stockholders Will Receive in the Macrovision Merger	26
Effect of the Gemstar Merger; What Gemstar Stockholders Will Receive in the Gemstar Merger	26

i

(Continued)

(Continued)

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS AND MAKING CASH AND SHARE ELECTIONS

The questions and answers below highlight only selected procedural information from this joint proxy statement-prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire joint proxy statement-prospectus and the additional documents incorporated by reference into this joint proxy statement-prospectus to fully understand the voting procedures for the special meetings and the procedures for making cash and share elections.

Q:	WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A:	If you are a stockholder of Macrovision Corporation (which we refer to in this joint proxy statement-prospectus as Macrovision), you are being asked to vote to approve the issuance of shares by Macrovision Solutions Corporation (which we refer to in this joint proxy statement-prospectus as Holdings) in connection with the transactions contemplated by the Agreement and Plan of Mergers entered into by and among Macrovision, Gemstar, Holdings, Mars Merger Sub, Inc. and Galaxy Merger Sub, Inc. If you are a stockholder of Gemstar-TV Guide International, Inc. (which we refer to in this joint proxy statement-prospectus as Gemstar), you are being asked to vote to adopt the Agreement and Plan of Mergers. Subject to the terms and conditions of the Agreement and Plan of Mergers, Macrovision and Gemstar would enter into contemporaneous mergers with newly formed subsidiaries of Holdings, and after the mergers would become wholly-owned subsidiaries of Holdings.

In the proposed mergers, Gemstar common stockholders will have the right to elect either $6.35 in cash or 0.2548 of a share of Holdings common stock. The elections are subject to proration so that in the aggregate, the cash consideration payable to holders of Gemstar common stock, options and restricted stock units will be $1,547,000,000 (adjusted for shares whose holders properly demand appraisal). The cash consideration will be used to buy the exact number of Gemstar shares necessary to exhaust the aggregate cash consideration after payment to certain holders of options and restricted stock units and any holders who properly demand appraisal under Delaware law. Based on current shares outstanding, this would result in approximately 56% of Gemstar shares being converted into cash and 44% of Gemstar shares being exchanged for shares of Holdings common stock. Macrovision stockholders will receive one share of Holdings common stock for each share of Macrovision common stock that they own.

Q:	HOW AND WHEN DO GEMSTAR STOCKHOLDERS MAKE A CASH ELECTION OR A SHARE ELECTION?

A:	A form of election is being mailed to Gemstar stockholders of record under separate cover. Gemstar stockholders should carefully review and follow the instructions accompanying the form of election. To make a cash election or a share election, Gemstar stockholders of record must properly complete, sign and send the form of election and any stock certificates representing their Gemstar shares to American Stock Transfer and Trust Company, the exchange agent, at the following address:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Questions regarding the cash or share elections should be directed to:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

The exchange agent must receive the form of election and any stock certificates representing Gemstar shares, a book-entry transfer of shares or a guarantee of delivery as described in the instructions accompanying the form of election by the election deadline. The election deadline will be 5:00 p.m., New York City time, on April 28, 2008, the business day immediately prior to the date of the Gemstar special meeting.

If you own Gemstar shares in “street name” through a bank, broker or other financial institution and you wish to make an election, you will receive or should seek instructions from the financial institution holding your shares concerning how to make your election.

“Street name” holders may be subject to an election deadline earlier than the general deadline of the business day immediately prior to the date of the Gemstar special meeting. Therefore, you should carefully read any materials you receive from your broker.

The conversion of Macrovision shares and Gemstar shares into the right to receive the applicable merger consideration will occur automatically at the effective time of the mergers. The exchange agent will, as soon as reasonably practicable after the effective time of the mergers, exchange certificates representing Gemstar shares for the applicable merger consideration to be received in the mergers pursuant to the terms of the merger agreement.

Q:	CAN GEMSTAR STOCKHOLDERS ELECT TO RECEIVE CASH CONSIDERATION FOR A PORTION OF THEIR GEMSTAR SHARES AND SHARE CONSIDERATION FOR THEIR REMAINING GEMSTAR SHARES?

A:	Yes. The form of election allows an election to be made for cash consideration or share consideration for all or any portion of their Gemstar shares.

Q:	CAN GEMSTAR STOCKHOLDERS CHANGE THEIR ELECTION AFTER THE FORM OF ELECTION HAS BEEN SUBMITTED?

A:	Yes. Gemstar stockholders may change their election prior to the election deadline by submitting a written notice of revocation to the exchange agent or by submitting new election materials. Revocations must specify the name in which their shares are registered on the stock transfer books of Gemstar and other information that the exchange agent may request. If Gemstar stockholders wish to submit a new election, they must do so in accordance with the election procedures described in this joint proxy statement-prospectus and the form of election. If they instructed a broker to submit an election for their shares, Gemstar stockholders must follow such person’s directions for changing those instructions. Whether Gemstar stockholders change their election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the exchange agent by the election deadline in order for the revocation to be valid.

Q:	CAN GEMSTAR STOCKHOLDERS TRANSFER GEMSTAR SHARES AFTER AN ELECTION IS MADE?

A:	No. Gemstar stockholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

Q:	WHAT IF A GEMSTAR STOCKHOLDER DOES NOT MAKE AN ELECTION OR ITS FORM OF ELECTION IS NOT RECEIVED?

A:

If the exchange agent does not receive a properly completed form of election from a Gemstar stockholder before the election deadline, together with any stock certificates representing the shares that stockholder wishes to exchange for cash or shares, properly endorsed for transfer, a book-entry transfer of shares or a guarantee of delivery as described in the form of election, then that stockholder will have no control over the type of merger consideration received. As a result, the Gemstar shares of that stockholder may be exchanged for cash consideration, share consideration, or a combination of cash consideration and share

v

consideration consistent with the proration procedures contained in the merger agreement and described under “The Mergers—Gemstar Stockholders Making Cash and Share Elections” beginning on page 87 of this joint proxy statement-prospectus. Because the value of the share consideration and cash consideration may differ and other stockholders would likely elect the consideration having the higher value, in such a circumstance, you would likely receive the consideration having the lower value at the time. Gemstar stockholders bear the risk of delivery and should send any form of election by courier or by hand delivery to the appropriate addresses shown in the form of election.

If you are a Gemstar stockholder and you do not make a valid election with respect to Gemstar shares you own of record and have not exercised your dissenter’s rights, after the completion of the Gemstar Merger (as described on page 26), you will receive written instructions from the exchange agent on how to exchange your Gemstar stock certificates for the shares of Holdings common stock and/or cash that you are entitled to receive in the Gemstar Merger as a non-electing Gemstar stockholder.

Q:	MAY GEMSTAR STOCKHOLDERS SUBMIT A FORM OF ELECTION IF THEY VOTE AGAINST THE GEMSTAR MERGER?

A:	Yes. Gemstar stockholders may submit a form of election even if they vote against adopting the Agreement and Plan of Mergers. However, any Gemstar stockholder that submits a properly executed election form will thereby withdraw any previously filed written demand for appraisal and will not be entitled to appraisal rights. See “Rights of Dissenting Stockholders” beginning on page 133.

Q:	DO MACROVISION STOCKHOLDERS HAVE AN ELECTION?

A:	No. If you are a Macrovision stockholder, you will receive one share of Holdings common stock for each share of Macrovision common stock, and have no right to receive any other consideration.

Q:	WHAT DO I NEED TO DO NOW TO VOTE?

A:	After carefully reading and considering the information contained in this joint proxy statement-prospectus, please vote by telephone, the Internet or by mail as soon as possible so that your shares may be represented and voted at your meeting. If you hold your shares in your own name, you may vote by telephone or through the Internet by following the instructions on or accompanying your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q:	IF MY MACROVISION OR GEMSTAR SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A:	If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Gemstar shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of votes against the adoption of the merger agreement. Macrovision shares that are not voted because you do not properly instruct your broker, bank or other nominee will not be counted for purposes of determining if a majority of the quorum approved the issuance of shares by Macrovision Solutions Corporation.

Q:	IF MY GEMSTAR OR MACROVISION SHARES ARE HELD IN MY OWN NAME, WHAT HAPPENS IF I DON’T VOTE?

A:

If you are a Gemstar stockholder and you fail to respond with a vote on the merger proposal or if you respond and indicate that you are abstaining from voting your proxy, it will have the same effect as a vote against adoption of the merger agreement. If you are a Macrovision stockholder and fail to respond with a vote on the merger proposal or you respond and indicate that you are abstaining from voting your proxy, your vote will not be counted for or against the approval of the issuance of Holdings shares. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of adopting the merger agreement.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:	Yes. A registered stockholder may revoke a properly executed proxy at any time by (1) notifying Macrovision or Gemstar, as appropriate, in writing to the addresses set forth under “Additional Information”, (2) submitting a new properly completed and signed proxy to Macrovision or Gemstar, as appropriate, either by mail or as described under “The Special Meetings” on page 22, (3) delivering another proxy to Macrovision or Gemstar, as appropriate, that is dated later than the proxy originally submitted or (4) voting in person at the Macrovision or Gemstar special meeting, as appropriate.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. Beneficial holders cannot revoke their proxies in person at the special meeting because the actual stockholders of record, i.e., the banks or brokers or their nominees, will not be present.

Q:	SHOULD GEMSTAR STOCKHOLDERS SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD OR THEIR FORM OF ELECTION?

A:	No. Please DO NOT send your Gemstar stock certificates with your proxy card. Gemstar stockholders should send their Gemstar stock certificates to the exchange agent with their form of election.

Q:	SHOULD MACROVISION STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. Please DO NOT send your Macrovision stock certificates with your proxy card. If you are a Macrovision stockholder of record, promptly after the completion of the mergers, the exchange agent will send a letter of transmittal to you for use in the exchange of your Macrovision share certificates for Holdings share certificates. If the Macrovision shares you hold of record are in book-entry form, they will be automatically converted into Holdings shares, and you do not need to take any action.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus, the form of election or the enclosed proxy card, you should contact:

if you are a Macrovision stockholder:		if you are a Gemstar stockholder:

By Mail:	Georgeson Inc. 199 Water Street, 26th Floor New York, NY 10038	By Mail:	InnisFree MGA Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022

By Telephone:	Banks and Brokers Call: (212) 440-9800 All Others Toll Free: (800) 645-3320	By Telephone:	Banks and Brokers Call: (212) 750-5833 All Others Toll Free: (877) 750-9501

SUMMARY

This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the documents incorporated by reference into this joint proxy statement-prospectus for a more complete understanding of the matters being considered at the meetings. In addition, we incorporate by reference important business and financial information about Macrovision and Gemstar into this joint proxy statement-prospectus. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 137 of this joint proxy statement-prospectus.

THE COMPANIES

Macrovision (see page 20)

Macrovision provides a broad set of offerings comprised of products, technologies, and services, that enable businesses to protect, enhance and distribute their digital goods to consumers across multiple channels. Macrovision’s offerings, which we refer to as solutions, include content protection technologies and services, digital rights management products and technologies, and embedded licensing technologies. Macrovision solutions are deployed by companies in the entertainment, consumer electronics, information publishing, and web retail/portals to solve industry-specific challenges and bring greater value to their customers. For the year ended December 31, 2007, Macrovision reported net revenues of $155.7 million, operating income from continuing operations of $48.2 million, and net income of $31.5 million. As of December 31, 2007, Macrovision had total assets of $937.2 million and stockholders’ equity of $555.6 million. The address of Macrovision’s principal executive offices is 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number is (408) 562-8400.

Gemstar (see page 20)

Gemstar is a global media, entertainment, and technology company that develops, licenses, markets and distributes video guidance and other products and services that streamline and enhance the entertainment experience for consumers. Gemstar’s business operations include: cable and satellite television programming services, magazine publishing, and the development and distribution of content, technologies and services for new media platforms (including mobile, wireless, internet and other new technologies); interactive program guide services and products; and intellectual property licensing. For the year ended December 31, 2007, Gemstar reported consolidated revenues of $627.7 million, operating income of $65.9 million, and net income of $176.9 million. As of December 31, 2007, Gemstar had total assets of $1.357 billion and total stockholders’ equity of $697.4 million. The address of Gemstar’s principal executive offices is 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California, 90028, and its telephone number is (323) 817-4600.

Holdings (see page 21)

Holdings is a newly incorporated Delaware corporation and will become the new holding company of Macrovision and Gemstar upon consummation of the mergers. Holdings has conducted no business to date. The address of Holdings’s principal executive offices is 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number is (408) 562-8400.

THE MERGERS

Structure of the Mergers (see page 26)

The current organization of Macrovision, Gemstar and Holdings is illustrated below:

In the mergers, each of Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc. will be merged with and into Gemstar and Macrovision, respectively, with Gemstar and Macrovision being the surviving corporations in each respective merger and each becoming wholly owned subsidiaries of Holdings. We refer to these as the Gemstar Merger and Macrovision Merger, respectively.

Following the mergers, the organization of Macrovision, Gemstar and Holdings will be as follows:

The common stock of Macrovision and Gemstar will be deregistered after completion of the mergers.

Gemstar Common Stockholders to Choose between Receiving Shares of Holdings Common Stock or Cash, Subject to Proration (see page 26)

In the Gemstar Merger (as described on page 26), Gemstar’s common stockholders will have the right to choose between receiving $6.35 in cash or 0.2548 of a share of Holdings common stock per share of Gemstar common stock, subject to proration. These proration procedures are designed to ensure that the aggregate cash amount payable to holders of Gemstar shares outstanding immediately prior to the effective time of the Gemstar Merger will be $1,547,000,000 less any amounts payable to holders of Gemstar options and restricted stock units and less the value (at $6.35 per share, regardless of the amount actually received) of shares whose holders properly demand appraisal under Delaware law. Thus cash payments to holders that demand appraisal rights under Delaware law will reduce the cash amount payable to holders of Gemstar shares, and following the proration, Gemstar stockholders may receive some consideration in a form other than what they have elected. Assuming no exercise of options or demands for appraisal, this will result in approximately 56% of Gemstar shares outstanding immediately prior to the effective time of the Gemstar Merger being converted into the right to receive $6.35 in cash per share and 44% of such shares being converted into the right to receive 0.2548 of a share of Holdings common stock per share. The cash consideration will be used to buy the exact number of Gemstar shares necessary to exhaust the aggregate cash consideration after payment to certain holders of options and restricted stock units and any holders who properly demand appraisal under Delaware law.

Source of Funds for Payment of Cash Consideration (see page 79)

The estimated total cash funds necessary to complete the mergers is approximately $1.615 billion, consisting of $1,547,000,000 to pay Gemstar’s stockholders and holders of other equity-based interests and approximately $68 million to pay certain fees and expenses relating to the mergers. Macrovision anticipates raising $650 million from secured loans and other loan facilities under the terms of a bank commitment letter dated December 6, 2007. Macrovision anticipates that it will use approximately $965 million in cash and cash equivalents held by Macrovision and Gemstar to fund the remaining portion of the cash consideration.

Macrovision Common Stockholders to Receive Shares of Holdings Common Stock (see page 26)

In the Macrovision Merger (as described on page 26), Macrovision stockholders will receive one share of Holdings common stock for each share of Macrovision common stock that they own.

Stock Exchange Listing and Stock Prices

Holdings common stock is currently not traded or quoted on a stock exchange or quotation system. However, Holdings will apply to have its common stock listed on the Nasdaq Global Select Market.

Macrovision common stock trades on the Nasdaq Global Select Market under the symbol “MVSN,” and Gemstar common stock trades on the Nasdaq Global Select Market under the symbol “GMST.” The table below shows the pro forma equivalent per share value of Macrovision and Gemstar common stock at the close of the regular trading session on July 9, 2007, the last trading day before Gemstar’s public announcement of its exploration of strategic alternatives, the close of the regular trading session on December 6, 2007, the last trading day before our public announcement of the mergers, and March 26, 2008, the most recent trading day for which that information was available.

Date	Gemstar Closing Price	Macrovision Closing Price	Gemstar Pro forma Equivalent(1)	Macrovision Pro forma Equivalent(2)
July 9, 2007	$5.34	$30.06	$7.66	$30.06
December 6, 2007	$5.98	$25.99	$6.62	$25.99
March 26, 2008	$4.68	$14.15	$3.60	$14.15

(1)	The pro forma equivalent per share value of Gemstar is calculated by multiplying the Macrovision closing price by the Gemstar merger exchange ratio of 0.2548.
(2)	The pro forma equivalent per share value of Macrovision is calculated by multiplying the Macrovision closing price by the Macrovision merger exchange ratio of 1.0.

Because the 0.2548 and 1.0 exchange ratios in the Gemstar Merger and Macrovision Merger, respectively, are fixed and will not be adjusted as a result of changes in market prices, the implied value of the merger consideration will fluctuate with the market price of Macrovision common stock. You should obtain current market quotations for the shares of both companies.

Tax Treatment of Stockholders in Mergers (see page 82)

We expect that the exchange of shares by a Gemstar stockholder solely for Holdings common stock will be nontaxable to such stockholder for U.S. federal income tax purposes, except in respect of any cash that such stockholder receives instead of fractional Holdings shares. We expect that a stockholder who exchanges shares of Gemstar common stock for a combination of Holdings common stock and cash will not recognize a loss and will recognize a gain only up to the amount of cash received. We expect that the exchange of shares of Gemstar common stock by a Gemstar stockholder solely for cash will be taxable to such stockholder for U.S. federal income tax purposes. We expect that the exchange of shares by Macrovision stockholders will be nontaxable to them for U.S. federal income tax purposes. You should consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.

Our Boards of Directors Unanimously Recommend that Macrovision and Gemstar Stockholders Vote to Approve the Issuance of Holdings Shares and to Adopt the Merger Agreement, respectively (see pages 36 and 40)

Macrovision Stockholders. The Macrovision board of directors unanimously recommends that the Macrovision stockholders vote FOR the approval of the issuance of Holdings shares in connection with the transactions contemplated by the merger agreement.

Gemstar Stockholders. The Gemstar board of directors unanimously recommends that the Gemstar stockholders vote FOR the adoption of the merger agreement.

Fairness Opinions. The board of directors of Macrovision received an opinion from each of J.P. Morgan Securities Inc. (which we refer to in this joint proxy statement-prospectus as JPMorgan) and Houlihan Lokey Howard & Zukin Capital, Inc. (which we refer to in this joint proxy statement-prospectus as Houlihan Lokey) dated December 6, 2007, that as of such date, the consideration to be paid by Holdings in the mergers was fair, from a financial point of view, to Macrovision. The board of directors of Gemstar received an opinion from UBS Securities LLC (which we refer to in this joint proxy statement-prospectus as UBS) dated December 6, 2007 that as of such date, the consideration to be received by holders of Gemstar stock (other than News Corporation and its affiliates) was fair from a financial point of view to such stockholders. Holders of Macrovision common stock are encouraged to read the JPMorgan and Houlihan Lokey opinions, which are attached as Annex C and D, and holders of Gemstar common stock are encouraged to read the UBS opinion, which is attached as Annex E, carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Opinions of Macrovision’s Financial Advisors” beginning on page 44 and “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Opinion of Gemstar’s Financial Advisor” beginning on page 63 for a description of the fairness opinions and the engagement letters which set forth the fees to be paid in connection with those opinions and the transaction.

Macrovision’s Reasons for the Macrovision Merger. In reaching its conclusion to approve the Macrovision Merger and the related transactions and to recommend that the stockholders of Macrovision approve the issuance of Macrovision Solutions Corporation shares, the Macrovision board considered a number of positive, negative, and other factors, including among others: that Macrovision and Gemstar have been pursuing similar visions for the future of the digital home and consumer experience; that the combination of the companies is expected to speed integration of solutions as well as accelerate market adoption as more robust solutions are produced; that Macrovision and Gemstar bring together a unique combination of assets that is expected to provide a broad set of customers with tools, services and technologies intended to allow their consumers to discover, acquire, manage and enjoy content virtually anytime, anywhere and thus drive new revenue opportunities for their respective businesses; that the companies serve complementary markets; that based on expected cost synergies of over $50 million, the combined company should have greater earnings and cash flows that provide a strong foundation for growth; that the expected integration challenges; the uncertainty of debt financing; the risk that anticipated cost savings will not be achieved; and historical market prices and financial measures of Gemstar and Macrovision. These and other factors in the decision of the Gemstar board of directors are detailed in “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Macrovision’s Reasons for the Macrovision Merger; Recommendation of the Macrovision Merger by the Macrovision Board of Directors.”

Gemstar’s Reasons for the Gemstar Merger. In reaching its conclusion to approve the Gemstar Merger and the related transactions and to recommend that the stockholders of Gemstar adopt the merger agreement, the Gemstar board considered a number of positive, negative, and other factors, including among others the 29% premium to Gemstar stockholders over the 10-day average of closing trading prices prior to Gemstar’s announcement that it would explore strategic alternatives; the opportunity for Gemstar stockholders to elect cash or stock consideration, subject to proration; the fact that Gemstar had undertaken a review of its strategic alternatives, including the solicitation of offers with respect to a sale of the company from a large number of potential acquirors; the alternatives available to Gemstar if the Gemstar board did not recommend proceeding with the Gemstar Merger; the opinion of UBS described above; the expected prospects of the combined company; the support of Gemstar’s largest stockholder for the transaction; the fact that the value of the transaction would fluctuate with the value of Macrovision stock; the expected integration challenges; the uncertainty of debt financing; and historical market prices and financial measures of Gemstar and Macrovision. These and other factors in the decision of the Gemstar board of directors are detailed in “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers— Gemstar’s Reasons for the Gemstar Merger; Recommendation of the Gemstar Merger by the Gemstar Board of Directors.”

Interests of Gemstar and Macrovision Directors and Executive Officers in the Mergers (see page 73)

You should be aware that some of the directors and executive officers of Macrovision and Gemstar have interests in the mergers that are different from, or are in addition to, the interests of stockholders of Macrovision or Gemstar. These interests include, but are not limited to, the relationship of certain directors and executive officers of Gemstar with News Corporation, the treatment of restricted shares, options and other rights held by directors and executive officers of Macrovision and Gemstar in the mergers, change in control severance benefits and transaction bonuses that become payable to Gemstar executive officers under certain circumstances, the continued employment of certain executive officers by Holdings, the appointment of certain designees of Macrovision and Gemstar as directors of Holdings following the mergers, and the indemnification of former Macrovision and Gemstar directors and executive officers by Holdings.

The News Corporation Voting and Support & Registration Rights Agreement (see page 107)

News Corporation, the largest holder of Gemstar common stock, entered into a Company Voting and Support & Registration Rights Agreement with Macrovision and Gemstar (which we refer to in this joint proxy statement-prospectus as the Voting Agreement). The Voting Agreement is attached as Annex B to this joint proxy statement-prospectus.

Pursuant to the Voting Agreement, News Corporation has agreed, subject to certain exceptions, to vote its shares of Gemstar common stock in favor of adopting the merger agreement. The number of shares of Holdings common stock received in the mergers, and therefore, the percentage of News Corporation’s ownership of Holdings after consummation of the mergers shall be subject to the election and proration mechanisms of the merger agreement. As of the record date, News Corporation beneficially owned approximately 41% of the outstanding shares of Gemstar common stock, consisting of approximately 175 million shares of Gemstar common stock. Further information concerning the Voting Agreement can be found under “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—The News Corporation Voting and Support & Registration Rights Agreement” on page 107.

The Voting Agreement also provides for registration rights in favor of News Corporation with respect to any shares of Holdings common stock received by News Corporation in the mergers. Macrovision and News Corporation have further agreed that (i) Macrovision will, following successful completion of the mergers, work with News Corporation to register with the Securities and Exchange Commission (which we refer to in this joint proxy statement-prospectus as the SEC) and dispose of its shares in the combined company in an expeditious manner by means of an automatically effective shelf registration statement under which News Corporation will be entitled to make demands for underwritten offerings from time to time, and (ii) they will negotiate additional registration rights for News Corporation in good faith.

Rights of Dissenting Stockholders to Appraisal Rights (see page 95)

Under Delaware law, Macrovision stockholders are not entitled to appraisal rights in connection with the Macrovision Merger.

Under Delaware law, Gemstar stockholders who timely submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures will be entitled to be paid the fair value of their shares of Gemstar common stock in connection with the Gemstar Merger in accordance with Delaware law. Any Gemstar stockholder who wants to exercise appraisal rights should not submit a form of election, as submission of a form of election will be considered a withdrawal of any previously submitted demand for appraisal.

Board of Directors and Management After the Mergers (see page 76)

Following the mergers, the board of directors of Holdings will be constituted to consist of four directors designated by Macrovision and three directors designated by Gemstar subject to Macrovision’s approval. The initial term of the directors will end with Holdings’s annual stockholders meeting in 2009. Thereafter, directors are expected to serve for one-year terms.

Regulatory Approvals (see page 87)

On January 11, 2008 the Hart-Scott-Rodino Act waiting period in connection with U.S. Antitrust Clearance was terminated early. Both before and after the expiration of the waiting period, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice retain the authority to challenge the mergers on antitrust grounds. In addition, each state in which Gemstar or Macrovision operates may also seek to review the mergers. It is possible that some of these authorities or private parties may seek to challenge the mergers.

Conditions to Completion of the Mergers (see page 100)

The mergers are subject to the receipt of stockholder approvals and the satisfaction or waiver of other conditions. Subject to the receipt of these approvals and satisfaction or waiver of these conditions, we expect to complete the mergers in April 2008.

Termination of the Merger Agreement; Termination Fees Payable (see pages 102 and 103)

We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement in various circumstances, including failure to receive necessary stockholder approvals and if the other party breaches certain of its obligations in the merger agreement. A party can terminate based on changes in general market conditions if such changes have a materially disproportionate impact on the other party, relative to the other party’s competitors, that cause violations of such other party’s representations and warranties that have a material adverse effect and which violations cannot be cured by June 6, 2008.

If the stockholders of either Macrovision or Gemstar do not approve the issuance of Holdings shares or adopt the merger agreement, respectively, and either party terminates the merger agreement as a result, the party failing to obtain stockholder approval must pay the other party $27.7 million. In addition, if at the time of the relevant special meeting, a competing proposal had been publicly disclosed, and the party failing to obtain stockholder approval subsequently enters into a definitive agreement or completes a transaction with respect to the same or another competing proposal within six months of the termination of the merger agreement, that party must pay the other a further $27.7 million.

In the event that the board of directors of either Macrovision or Gemstar changes, withholds or fails to make its recommendation in support of the transactions contemplated by the merger agreement, the other party may terminate the merger agreement and the party whose board changed its recommendation may become obligated to pay a termination fee of $55.4 million to the other party. In the event that the board of directors of Gemstar determines that a competing acquisition proposal is superior to the mergers after following certain procedures designed to give Macrovision an opportunity to respond to any such proposal, Gemstar may terminate the agreement on payment of a $55.4 million termination fee and enter into a new agreement with respect to the competing proposal. In the event that the mergers are not completed by a specified deadline, either party may terminate the merger agreement (subject to certain exceptions if the party seeking to terminate has materially breached the merger agreement), and in this case if the conditions to Macrovision’s obligations have been satisfied, Macrovision must pay a $55.4 million termination fee to Gemstar. Finally, in the event that the mergers are not completed within five business days of the date that the conditions to the merger agreement are satisfied, Gemstar may terminate the merger agreement and Macrovision must pay a $55.4 million termination fee to Gemstar. In either of the latter two cases, the termination fee will be Gemstar’s sole and exclusive remedy if Macrovision’s failure to complete the mergers was solely due to the failure of financing sources to provide the agreed-upon financing. Total termination fees payable by one party to the other shall not exceed $55.4 million. If the merger agreement is terminated for any other reason, there will be no further liability or obligation for either party, except for damages, without cap, for any fraud or willful or intentional breach of the merger agreement.

SPECIAL MEETINGS

Macrovision Special Meeting (see page 22)

The Macrovision special meeting will be held at Macrovision Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050 on April 29, 2008, starting at 11:00 a.m., local time.

You may vote at the Macrovision special meeting if you owned shares of Macrovision common stock at the close of business on March 14, 2008, the Macrovision record date. On that date there were 54,206,846 shares of Macrovision common stock outstanding and entitled to vote at the Macrovision special meeting. You may cast one vote for each share of Macrovision common stock you owned as of the Macrovision record date.

The approval of the issuance of Holdings shares requires the affirmative vote of at least a majority of the shares of Macrovision common stock voting at the special meeting. Under Delaware law, notwithstanding the fact that Macrovision’s stockholders are not currently stockholders of Holdings, Macrovision may effect the Macrovision Merger without the vote of Macrovision’s stockholders. As a result, Macrovision is not seeking the approval of its stockholders to authorize the Macrovision Merger.

As of the record date, Macrovision directors and executive officers and their affiliates owned and were entitled to vote approximately 3.09% of the outstanding shares of Macrovision common stock.

Gemstar Special Meeting (see page 22)

The Gemstar special meeting will be held at Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Los Angeles, California, on April 29, 2008, starting at 11:00 a.m., local time.

You may vote at the Gemstar special meeting if you owned shares of Gemstar common stock at the close of business on March 17, 2008, the Gemstar record date. On that date there were 429,765,478 shares of Gemstar common stock outstanding and entitled to vote at the Gemstar special meeting. You may cast one vote for each share of Gemstar common stock you owned as of the Gemstar record date.

The adoption of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Gemstar common stock. Pursuant to the Voting Agreement among News Corporation, Macrovision and Gemstar, News Corporation has agreed to vote its shares of Gemstar common stock in favor of the adoption of the merger agreement. As of the record date, News Corporation beneficially owned approximately 175 million shares of Gemstar common stock, which represent the power to vote approximately 41% of the outstanding shares of Gemstar common stock at the special meeting.

As of the record date, Gemstar directors and executive officers and their affiliates owned and were entitled to vote approximately 41.7% of the outstanding shares of Gemstar common stock.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following financial information is to assist you in your analysis of the financial aspects of the mergers. The following tables present (1) selected historical financial data of Macrovision, (2) selected historical financial data of Gemstar, and (3) selected unaudited pro forma condensed combined financial data of Holdings reflecting the mergers. The historical financial data show the financial results actually achieved by Macrovision and Gemstar for the periods indicated. The unaudited pro forma condensed combined financial data show financial results as if the mergers had taken place on January 1, 2007 except financial position data which assumes the mergers had taken place on December 31, 2007.

Selected Historical Financial Data of Macrovision

The tables below present summary selected historical consolidated financial data of Macrovision prepared in accordance with accounting principles generally accepted in the United States of America. You should read the information set forth below in conjunction with Macrovision’s consolidated financial statements and related notes, and management’s discussion and analysis of consolidated financial condition, results of operations, and other financial information in Macrovision’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 as filed with the SEC on February 29, 2008 which is incorporated by reference into this joint proxy statement-prospectus.

The selected consolidated statement of income data set forth below for each of the years in the five-year period ended December 31, 2007 and the five-year selected consolidated balance sheet data as of December 31, 2007 are derived from, and qualified by reference to, the audited financial statements of Macrovision and the related notes thereto that are incorporated by reference into this joint proxy statement-prospectus.

Historical results are not necessarily indicative of the results that may be expected for any future period.

Macrovision Corporation

	Year Ended December 31,
	2007	2006(1)(5)	2005(1)	2004(1)	2003(1)
(in thousands, except per share data)
Consolidated Statements of Income Data:
Net revenues	$155,685	$121,328	$96,348	$106,129	$85,985

Costs and expenses:
Cost of revenues	17,283	17,037	6,664	6,748	3,950
Amortization of intangibles from acquisitions	5,363	2,658	1,435	1,449	1,248
Research and development	17,498	18,132	9,992	12,359	7,722
Selling and marketing	26,364	23,016	15,678	15,604	12,763
General and administrative	36,459	31,567	27,877	20,717	15,514
In-process research and development (2)	—	—	—	—	624
Restructuring and asset impairment charges (3)	4,546	—	1,030	—	—

Total costs and expenses	107,513	92,410	62,676	56,877	41,821

	Year Ended December 31,
	2007	2006(1)(5)	2005(1)	2004(1)	2003(1)
(in thousands, except per share data)
Operating income from continuing operations	48,172	28,918	33,672	49,252	44,164
Interest and other income, net	15,597	9,192	5,465	4,173	3,852
Impairment losses on strategic investments	(5,000)	—	(5,822)	(5,478)	(4,820)
Gains on strategic investments	—	—	—	1,220	452

Income from continuing operations before taxes	58,769	38,110	33,315	49,167	43,648
Income taxes	14,637	9,337	17,723	18,578	21,132

Income from continuing operations, net of tax	44,132	28,773	15,592	30,589	22,516
(Loss) income from discontinued operations, net of tax (1)	(12,632)	4,270	6,523	6,141	4,425

Net income	$31,500	$33,043	$22,115	$36,730	$26,941

Basic earnings per share:
Basic income per share from continuing operations	$0.83	$0.56	$0.31	$0.62	$0.46
Basic (loss) income per share from discontinued operations	$(0.24)	$0.08	$0.13	$0.12	$0.09

Basic net earnings per share	$0.59	$0.64	$0.44	$0.74	$0.55

Shares used in computing basic net earnings per share	53,435	51,840	50,708	49,516	48,754

Diluted earnings per share:
Diluted income per share from continuing operations	$0.81	$0.55	$0.30	$0.60	$0.45
Diluted (loss) income per share from discontinued operations	$(0.23)	$0.08	$0.13	$0.13	$0.09

Diluted net earnings per share	$0.58	$0.63	$0.43	$0.73	$0.54

Shares used in computing diluted net earnings per share	54,218	52,731	51,373	50,619	49,518

	December 31,
	2007	2006	2005	2004	2003
(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short and long-term investments	$439,289	$456,390	$249,704	$241,670	$269,632
Working capital	438,714	292,677	218,610	208,076	125,248
Total assets	937,158	819,615	497,925	452,473	385,566
Long-term liabilities (4)	297,462	243,559	959	979	874
Total stockholders’ equity (6)	555,618	466,142	428,150	398,344	341,211

(1)	The information included in this five-year financial summary has been reclassified from amounts previously reported to present the results of discontinued operations which are described in further detail in Note 4 of the Notes to the Consolidated Financial Statements included in Macrovision’s Annual Report on Form 10-K/A for the year ended December 31, 2007.
(2)	In connection with the acquisition of peer-to-peer assets in August 2003, Macrovision allocated and expensed $624,000 of the purchase price to in-process research and development projects.
(3)	In October 2005, Macrovision’s board of directors approved a restructuring program, which included a worldwide workforce reduction and restructuring of various business functions. Macrovision recorded a total charge of $2.5 million during 2005, of which $1.0 million related to continuing operations. During the year ended December 31, 2007, Macrovision recorded restructuring and asset impairment charges of $19.1 million, of which $4.5 million related to continuing operations. These restructuring actions included workforce reductions resulting from the cancellation of certain research and development programs, the re-organization of our segments in June 2007 and the exit from our Hawkeye anti-piracy service.
(4)	In August 2006, Macrovision issued $240.0 million in convertible senior notes which has been included in long-term liabilities.
(5)	On January 1, 2006, Macrovision adopted the provisions of, and accounts for equity-based stock compensation in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the modified prospective method.
(6)	On January 1, 2007, Macrovision adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty In Income Taxes.

Selected Historical Financial Data of Gemstar-TV Guide International, Inc.

The tables below present summary selected historical consolidated financial data of Gemstar prepared in accordance with accounting principles generally accepted in the United States of America. You should read the information set forth below in conjunction with Gemstar’s consolidated financial statements and related notes, and management’s discussion and analysis of consolidated financial condition, results of operations, and other financial information, including information relating to the financial performance of the segments of Gemstar, in Gemstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on February 14, 2008, which is incorporated by reference into this joint proxy statement-prospectus.

The selected consolidated statement of operations data set forth below for each of the years in the five-year period ended December 31, 2007 and the five-year selected consolidated balance sheet data as of December 31, 2007 are derived from, and qualified by reference to, the audited financial statements of Gemstar-TV Guide International, Inc. and the related notes thereto that are incorporated by reference into this joint proxy statement-prospectus.

Historical results are not necessarily indicative of the results that may be expected for any future period.

Gemstar-TV Guide International, Inc.

(in thousands, except per share data)	Year Ended December 31,
	2007	2006(5)	2005	2004	2003

Statement of Operations Data:
Revenues	$627,743	$571,254	$604,192	$676,369	$645,693
Operating expenses:
Operating expenses, exclusive of expenses shown below (4)	521,748	471,206	610,674	620,292	765,229
Lease settlement (1)	—	—	—	(10,088)	—
Depreciation and amortization	40,133	33,181	29,184	39,037	131,967
Impairment of intangible assets (2)	—	—	—	131,637	391,003

	561,881	504,387	639,858	780,878	1,288,199

Operating income (loss)	65,862	66,867	(35,666)	(104,509)	(642,506)
Interest income (expense), net	23,930	26,602	15,544	5,498	(4,288)
Other income (expense), net	(1,009)	757	337	14,413	3,760

Income (loss) from continuing operations before income taxes	88,783	94,226	(19,785)	(84,598)	(643,034)
Income tax expense (benefit)	(84,462)	21,762	(40,395)	(8,566)	(64,102)

Income (loss) from continuing operations	173,245	72,464	20,610	(76,032)	(578,932)

(in thousands, except per share data)	Year Ended December 31,
	2007	2006 (5)	2005	2004	2003

Discontinued operations (3)
Income from discontinued operations	5,858	—	8,394	23,336	9,054
Gain (loss) on disposal of discontinued operations	—	—	43,169	(28,882)	—
Income tax expense	2,217	—	17,358	12,883	7,520

Income (loss) from discontinued operations	3,641	—	34,205	(18,429)	1,534

Net income (loss)	$176,886	$72,464	$54,815	$(94,461)	$(577,398)

Basic and diluted per share:
Income (loss) from continuing operations per share	$0.40	$0.17	$0.05	$(0.18)	$(1.41)

Net income (loss) per share	$0.41	$0.17	$0.13	$(0.22)	$(1.41)

Weighted average shares outstanding:
Basic	428,313	426,219	425,366	422,723	410,265

Diluted	429,884	426,288	426,240	422,723	410,265

	December 31,
	2007	2006	2005	2004	2003
(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$605,418	$513,575	$474,384	$569,720	$262,257
Working capital	$525,843	$434,811	$352,829	$392,388	$1,218
Total assets	$1,356,528	$1,223,737	$1,259,682	$1,355,350	$1,330,197
Long-term debt and capital lease obligations, less current portion	$11,456	$12,111	$12,715	$13,274	$138,736
Total stockholders’ equity (6)	$697,413	$453,125	$373,206	$310,792	$375,973

(1)	On June 30, 2004, Gemstar settled all obligations related to the premises previously occupied by Gemstar eBook operations. When these premises were vacated during the year ended December 31, 2002, Gemstar reserved $16.2 million to provide for the estimated net present value of future lease obligations. Gemstar paid the landlord $5.0 million as a full settlement of all remaining lease obligations. Gemstar recognized the reversal of its remaining reserve of $10.1 million in operating expenses during the second quarter of 2004.
(2)	Impairment of intangible assets for the years ended December 31, 2004 and 2003 were primarily impairment charges related to TVGuide magazine’s goodwill and indefinite lived assets.
(3)	In the year ended December 31, 2005, Gemstar sold its SkyMall in-flight catalog business. Gemstar recorded a pre-tax gain of $43.2 million in connection with the sale. In the year ended December 31, 2004, Gemstar adopted a plan to dispose of its Superstar/Netlink Group LLC (“SNG”), UVTV distribution services and SpaceCom Systems businesses (collectively the “SNG Businesses”) and subsequently sold substantially all of the operating assets of these businesses. In connection with the sale of the SNG Businesses, in the first quarter of 2004, Gemstar recognized a pre-tax loss on disposal of discontinued operations of $28.9 million. Accordingly, the operations of the SkyMall and SNG Businesses have been reclassified as discontinued operations for all periods presented. In March 2007, Gemstar recorded $5.9 million in discontinued operations. This primarily related to SNG Businesses’ accrued disposal costs that were either paid or reversed and the reversal of certain accrued liabilities and collection of certain previously reserved for receivables related to the operations of the SNG Businesses prior to the sale.
(4)	In 2007, Gemstar recorded a $10.7 million benefit from the reversal of a liability related to a patent rights agreement with Henry Yuen, a former Chief Executive Officer of Gemstar. In 2006, Gemstar recorded a $40.1 million benefit from the reversal of liabilities that had been previously accrued under the November 2002 management and corporate governance restructuring involving Mr. Yuen and Elsie Leung, a former Chief Financial Officer of Gemstar (See Note 10 to the consolidated financial statements included in Gemstar’s Annual Report on Form 10-K for the year ended December 31, 2007.)
(5)	Effective January 1, 2006, Gemstar adopted the provisions of, and accounts for equity-based compensation in accordance with, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
(6)	Effective January 1, 2007, Gemstar adopted the provision of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Holdings

The following table presents summary unaudited pro forma condensed combined financial data which reflects the proposed acquisition of Gemstar. The summary unaudited pro forma condensed combined financial data are derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes thereto included in this joint proxy statement-prospectus. See “Holdings Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 112.

(in thousands, except per share data)	Year Ended December 31, 2007
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Net revenue	$607,152
Loss from continuing operations	$(23,351)

Loss from continuing operations per share:
Basic and Diluted	$(0.23)
Weighted average number of common shares:
Basic and Diluted	102,003

(in thousands)	December 31, 2007
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents, short and long-term investments	$281,710
Working capital	$219,245
Total assets	$3,460,064
Long-term liabilities	$1,429,107
Total stockholders’ equity	$1,758,423

COMPARATIVE PER SHARE DATA

(Unaudited)

Set forth below are income (loss) from continuing operations available to common stockholders and book value per share data for Macrovision and Gemstar on a historical basis and for Holdings on an unaudited pro forma combined basis after giving effect to the acquisition of Gemstar. The pro forma data was derived by combining the historical consolidated financial information of Macrovision and Gemstar using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that Macrovision and Gemstar have filed with the SEC and incorporated by reference herein and with the unaudited pro forma condensed combined financial statements and related notes thereto included in this joint proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 137. The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. This information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

			Pro Forma Combined
	Year Ended December 31, 2007 Macrovision	Year Ended December 31, 2007 Gemstar	Year Ended December 31, 2007 Macrovision and Gemstar	Year Ended December 31, 2007 Gemstar Equivalent (2)
Income (loss) from continuing operations per share:
Basic	$0.83	$0.40	$(0.23)	$(0.06)
Diluted	$0.81	$0.40	$(0.23)	$(0.06)
Book value per common share at period end (1)	$10.32	$1.63	$17.24	$4.39
Shares used to compute book value per share	53,813	428,887	102,003

(1)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of each period.
(2)	The Pro Forma Gemstar Equivalent per share amounts were calculated by applying the exchange ratio of 0.2548 to the pro forma combined loss from continuing operations and book value per share, excluding the pro forma effect of the All Media Guide Holdings, Inc. and the Self-Protecting Digital Content acquisitions and the exit from the Hawkeye anti-piracy service during the respective pro forma financial periods, and including the pro forma effect of the financing adjustments contemplated in connection with the acquisition of Gemstar by Macrovision. See “Holdings Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 112. The exchange ratio does not include $6.35 per share of cash consideration. The actual number of shares of Holdings common stock to be issued will vary based on the actual number of shares of Gemstar common stock outstanding at close.

RISK FACTORS

Macrovision’s and Gemstar’s businesses are and will be subject to the risks described below relating to the merger. In addition, Macrovision and Gemstar are, and will continue to be, subject to the risks described below and in the documents that Macrovision and Gemstar file with the SEC that are incorporated by reference into this joint proxy statement/prospectus. If any of the risks described below or in the documents incorporated by reference into this joint proxy statement/prospectus actually occurs, the respective businesses, financial results, financial condition or stock prices of Macrovision, Gemstar, or Holdings could be materially adversely affected. See “Where You Can Find More Information” beginning on page 137 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Gemstar stockholders may not receive the form of merger consideration that they elect for all of their shares and may receive in part a form of consideration that has a lower value.

The merger agreement contains provisions that are designed to ensure that, in the aggregate, holders of Gemstar common shares, options and other equity-based awards receive an aggregate of $1,547,000,000 in cash (adjusted for shares whose holders properly demand appraisal). As a result, based on shares outstanding on the date of announcement of the mergers, and assuming no exercise of options or demands for appraisal, approximately 56% of Gemstar shares will be converted into cash and 44% of Gemstar shares will be converted into Holdings common stock. The cash consideration will be used to buy the exact number of Gemstar shares necessary to exhaust the aggregate cash consideration after payment to certain holders of options and restricted stock units and any holders who properly demand appraisal under Delaware law. The value of the cash consideration at the time of the mergers may be higher than the value of the share consideration at such time, or vice versa. If elections are made by Gemstar stockholders to receive more cash or more shares of Holdings than would be permitted by the $1,547,000,000 aggregate cash amount, either those electing to receive cash or those electing to receive shares of Holdings, respectively, will have the consideration of the type they selected reduced by a pro rata amount, and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, it is likely that a substantial number of Gemstar stockholders will receive a portion of the merger consideration in the form that they did not elect and that the consideration they do receive will have a lower value than what they elected to receive.

Because the exchange ratios are fixed, the market value of Holdings common stock issued to you may be less than the value of your shares of Macrovision common stock or Gemstar common stock.

Macrovision stockholders and Gemstar stockholders who receive shares in the mergers will receive a fixed number of shares of common stock of Holdings, rather than a number of shares with a particular fixed market value, as determined by the exchange ratio set forth in the merger agreement. The market values of Macrovision and Gemstar common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement-prospectus or the date on which Macrovision and Gemstar stockholders vote on the mergers. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Macrovision or Gemstar common stock, the market value of Holdings common stock issued in the mergers and the Macrovision and Gemstar common stock surrendered in the mergers may be higher or lower than the values of such shares on such earlier dates, and may be higher or lower than the $6.35 to be paid to Gemstar stockholders in the cash portion of the Gemstar Merger consideration. Stock price changes may result from a variety of factors that are beyond the control of Macrovision and Gemstar, including changes in their businesses, operations and prospects, regulatory considerations and general and industry specific market and economic conditions. Neither Macrovision nor Gemstar is permitted to terminate the merger agreement solely because of changes in the market price of either party’s common stock. However, a party may be able to terminate the merger agreement based on changes in general market conditions if such changes have a materially disproportionate impact on the non-terminating party, relative to the non-terminating party’s competitors, that cause violations of the non-terminating party’s representations and warranties that have a material adverse effect and which violations cannot be cured by June 6, 2008.

If you deliver your Gemstar shares to the exchange agent to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline or the merger agreement is terminated.

The deadline for making a cash or share election for Gemstar shares is 5:00 p.m., New York City time, on April 28, 2008, the day before the date of the special meeting of Gemstar stockholders. After a Gemstar stockholder submits a form of election, under the terms of the election, the stockholder will not be able to sell any Gemstar shares covered by the stockholder’s form of election, regardless of whether those shares are held in certificated or book entry form, unless the stockholder revokes the election before the deadline by providing written notice to the exchange agent. If the Gemstar stockholder does not revoke the election, the stockholder will not be able to sell the Gemstar shares covered by the form of election prior to completion of the Gemstar Merger. In the time between the Gemstar stockholder’s submission of a form of election and the completion of the Gemstar Merger, the trading price of Gemstar common stock may change, and the stockholder might otherwise want to sell the Gemstar shares covered by a form of election to gain access to cash, make other investments, or reduce the potential for an adverse change in the value of the stockholder’s investment.

We may fail to realize the anticipated synergies, cost savings and other benefits expected from the mergers, which could adversely affect the value of Holdings stock.

The success of the mergers will depend, in part, on our ability to realize the anticipated revenue opportunities and cost savings from combining the businesses of Macrovision and Gemstar. Macrovision’s management believes that combining its and Gemstar’s assets will provide each company’s customers, including consumer electronics manufacturers, operators of cable and satellite programming distribution systems, direct satellite broadcasters and web portals, with new tools, services and technologies to allow their consumers to discover, acquire, manage and enjoy content and thus produce new revenue opportunities for the combined company. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Macrovision’s Reasons for the Macrovision Merger; Recommendation of the Macrovision Merger by the Macrovision Board of Directors—Strategic Considerations” beginning on page 36. There can be no assurance, however, that the market will adopt the combined company’s new tools, services and technologies, or that these revenue opportunities will be achieved.

Macrovision’s management has also estimated that the combined entities expect to achieve annualized cost savings of over $50 million principally through improved administrative and other operational efficiencies. However, to realize the anticipated benefits from the mergers, we must successfully combine the businesses of Macrovision and Gemstar in a manner that permits those costs savings and revenue synergies to be realized. In addition, we must achieve these savings without adversely affecting revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. The combining of the two companies’ businesses, even if achieved in an efficient, effective and timely manner, may not result in better combined results of operations and financial condition than would have been achieved by each company independently.

The failure to integrate successfully Macrovision’s and Gemstar’s businesses and operations in the expected timeframe may adversely affect Holdings’s future results.

Macrovision and Gemstar have operated and, until the completion of the mergers, will continue to operate, independently. In part because of the disparate types of historical operations and cultures of their respective businesses, Macrovision and Gemstar will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key Macrovision and Gemstar personnel. The integration of Macrovision and Gemstar will be costly, complex and time consuming, and Macrovision and Gemstar management will have to devote substantial resources and efforts to it, which could distract management from executing other strategic priorities in the combined company’s business. These efforts will be in addition to Macrovision’s integration steps with respect to its recent acquisition of All Media Guide Holdings, Inc. (December 2007) and its acquisition of assets from Cryptography Research, Inc. (November 2007).

The integration process and other disruptions from the mergers could result in the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others with whom we have business dealings or to achieve the anticipated benefits of the mergers.

Directors of Macrovision and Gemstar may have potential conflicts of interest in recommending that you vote in favor of the issuance of Holdings shares or the adoption of the merger agreement, respectively.

Certain directors of Gemstar who recommend that the Gemstar stockholders vote in favor of the adoption of the merger agreement, and certain directors of Macrovision who recommend that Macrovision stockholders vote in favor of the issuance of Holdings shares in connection with the mergers, have employment or severance agreements, equity compensation and other benefit arrangements or other interests that provide them with interests in the mergers that differ from yours. In addition, certain directors of Macrovision and Gemstar are expected to continue as directors of Holdings while other directors will not, and in either case Holdings will indemnify and provide insurance for their services as directors of Macrovision and Gemstar prior to the mergers. Certain directors of Gemstar have material relationships with News Corporation, which is a 41% stockholder of Gemstar.

These factors may have influenced these directors in making their recommendation that you vote in favor of the issuance of Holdings shares or the adoption of the merger agreement. You should be aware of these interests when you consider your board’s recommendation that you vote in favor of the mergers.

Following the mergers, Holdings will have significantly less cash on hand, and significantly more debt obligations, than Macrovision and Gemstar prior to the mergers, which could adversely affect its ability to grow and perform.

Following an assumed completion of the mergers in April 2008, after payment of the merger consideration, payment in respect of options to purchase Gemstar common stock and other pro forma adjustments relating to the mergers, Holdings is expected to have approximately $282 million in cash, cash equivalents and investments. In addition, Holdings is expected to have approximately $904 million in indebtedness, including $240 million of principal indebtedness related to obligations under the debentures Macrovision sold in August 2006 and $650 million of indebtedness associated with the financing of the mergers. The degree to which Holdings is leveraged could materially and adversely affect Holdings’s ability to obtain additional financing and could make Holdings more vulnerable to industry downturns and competitive pressures. A party can only terminate the merger agreement based on changes in general market conditions if such changes have a materially disproportionate impact on the other party, relative to the other party’s competitors, that cause violations of such other party’s representations and warranties that have a material adverse effect and which violations cannot be cured by June 6, 2008. Holdings’s ability to meet its debt service obligations will depend on its future performance, which will be subject to financial, business, and other factors affecting its operations, many of which are beyond Holdings’s control. Additionally, Holdings’s debt arrangements are expected to (1) require Holdings to maintain a minimum ratio of consolidated EBITDA (defined to include certain customary adjustments) to consolidated fixed charges (which include, among other things, cash interest expense, capital expenditures, cash payments for taxes, scheduled principal amortization payments on indebtedness and dividends on certain preferred stock), (2) require Holdings to maintain a maximum leverage ratio (defined as consolidated total indebtedness to consolidated adjusted EBITDA) and (3) contain other non-financial covenants which restrict Holdings’s ability to operate its business in certain respects without obtaining the lenders’ consent to certain actions. These restrictions may have an adverse impact on Holdings’s business operations and financial results.

Holdings’s future exit of non-strategic business lines or divestiture of non-strategic assets may not occur at all, or may not occur on terms favorable to Holdings, which could impact management’s ability to focus on execution of the business with respect to its strategic assets, and could impact Holdings’s ability to support its debt obligations undertaken in the mergers.

It is expected that Holdings will exit non-strategic business lines and divest itself of non-strategic assets in order to enhance its focus on execution of its business with respect to its core strategic assets and post-closing business plan. Such exit activities may not occur on the timeframes desired by management, or may not occur on terms favorable to Holdings, which may impact management’s focus on its strategic assets and may impact Holdings’s ability to support the debt obligations undertaken in the mergers.

Gemstar is a party to pending lawsuits in connection with the mergers.

Gemstar was a party to a lawsuit filed in California by third parties seeking injunctive relief that was voluntarily dismissed by the plaintiffs. Gemstar is a party to a second lawsuit filed in Delaware by third parties seeking injunctive relief and monetary damages. Plaintiffs and defendants in the Delaware matter have entered into a Memorandum of Understanding regarding the settlement of that case, subject to confirmatory discovery and the final approval of the Delaware Court of Chancery. The settlement provides for the certification of a non-opt-out class of Gemstar shareholders for settlement purposes in the Delaware Court of Chancery, additional disclosures to be made (and which disclosures are made) in this Form S-4 and payment of plaintiff’s attorney’s fees by Gemstar or its successor(s). The settlement does not anticipate the payment of monetary damages. If the settlement is not finalized, an adverse judgment for monetary damages could have a material adverse effect on the operations of Holdings after the mergers. A preliminary injunction could delay or jeopardize the completion of the mergers; and an adverse judgment granting injunctive relief could permanently enjoin the consummation of the mergers.

We intend to finance the cash portion of the merger consideration by securing debt facilities that are subject to various conditions to completion, and if we do not succeed in securing such debt facilities, we may not be able to complete the transactions contemplated by the merger agreement.

In order to finance the cash portion of the consideration payable to Gemstar securityholders under the merger agreement, Macrovision intends to raise up to $650 million from secured loans and other loan facilities Because such loan facilities are subject to conditions to funding, including conditions outside of Macrovision’s control, it is possible that Macrovision will be unable to raise such funds. These conditions, including a material disruption or material change in the high yield, syndicated leveraged loan or convertible notes markets that could reasonably be expected to impair the syndication of the credit facilities or the sale of placement of the debt securities, are further described in “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Sources and Amount of Funds; Financing for the Mergers” on page 79. Under the terms of the merger agreement, the failure to raise such funds could lead to the termination of the merger agreement and could result in an obligation of Macrovision to pay Gemstar $55,400,000 as liquidated damages associated with such termination, even though Macrovision might have used its best efforts to obtain the financing.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus contains forward-looking statements. These statements may be made directly in this joint proxy statement-prospectus or they may be made a part of this joint proxy statement-prospectus by appearing in other documents filed with the SEC by Macrovision, Gemstar and Holdings and incorporated by reference in this joint proxy statement-prospectus. These statements may include statements regarding the period following completion of the mergers.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “should” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of Macrovision, Gemstar or Holdings or of the mergers identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of Macrovision, Gemstar or Holdings has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

We expressly qualify in their entirety all forward-looking statements attributable to Macrovision, Gemstar or Holdings or any person acting on our behalf by the cautionary statements contained or referred to in this section.

INFORMATION ABOUT THE COMPANIES

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

Macrovision, a Delaware corporation founded in 1983, provides a broad set of offerings comprised of products, technologies and services that enable businesses to protect, enhance and distribute their digital goods to consumers across multiple channels. Our offerings, which we refer to as solutions, include content protection technologies and services, digital rights management products and technologies, and embedded licensing technologies. Macrovision solutions are deployed by companies in the entertainment, consumer electronics, information publishing, and web retail/portals to solve industry-specific challenges and bring greater value to their customers.

Our operations are currently organized into four business segments: Embedded Solutions; Entertainment; Software; and Distribution and Commerce. On February 14, 2008 Macrovision announced that we had entered into a definitive agreement to sell our software business unit in a cash transaction valued at approximately $200 million. Also in February, Macrovision entered a definitive agreement to sell its Games business for $4 million. The organizational structure is designed to enable us to focus on long-term growth, market opportunities and meeting customer needs. The Embedded Solutions segment focuses on consumer electronics manufacturers with solutions enabling them to protect and enhance digital content in consumer electronic devices such as digital set top boxes for cable/satellite TV and a variety of PC and consumer electronics video playback and record devices, including our analog copy protection (ACP) technology and Macrovision Connected Platform (MCP) which is a Digital Living Network Alliance (DLNA) reference toolkit. The Entertainment segment focuses on our worldwide entertainment and studio customers, including the continuing relationships with the Motion Pictures Association of America (MPAA) and Independent studios. The Entertainment solutions include various digital content protection and enhancement products and services such as ACP, RipGuard and BD+ for digital content owners and system operators. The Distribution and Commerce segment focuses on providing tools and services needed to facilitate the digital distribution and protection requirements of providers of digital goods. The Distribution and Commerce unit includes our All Media Group (AMG) data solutions business as well as solutions targeted at digital distribution services for various content areas, as well as our RightAccess and RightCommerce solutions focused on information publishers.

For additional information on Macrovision, see “Where You Can Find More Information” beginning on page 137.

Gemstar-TV Guide International, Inc.

6922 Hollywood Blvd, 12th Floor

Los Angeles, CA 90028

(323) 817-4600

Gemstar, formerly known as Gemstar International Group Limited, was founded in 1989. It changed its name to Gemstar-TV Guide International, Inc. in 2000 following a merger with TV Guide, Inc. Gemstar is a global media, entertainment, and technology company that develops, licenses, markets and distributes video guidance and other products and services that streamline and enhance the entertainment experience for consumers. Gemstar’s business operations include: cable and satellite television programming services, magazine publishing, and the development and distribution of content, technologies and services for new media platforms (including mobile, wireless, internet and other new technologies); interactive program guide services and products; and intellectual property licensing.

For additional information on Gemstar, see “Where You Can Find More Information” beginning on page 137.

Macrovision Solutions Corporation

c/o Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

Holdings, a Delaware corporation incorporated on December 4, 2007, is currently a wholly-owned subsidiary of Macrovision Corporation. Upon consummation of the proposed mergers, Holdings will become the holding company of Macrovision and Gemstar. Holdings does not expect to pay dividends in the foreseeable future. After the mergers, Holdings’s headquarters will be in Santa Clara, CA.

Macrovision and Gemstar stockholders who receive Holdings common stock in the mergers will become Holdings stockholders and their rights as stockholders will be governed by the restated certificate of incorporation and restated by-laws of Holdings and Delaware laws. The restated certificate of incorporation and restated by-laws of Holdings upon the completion of the mergers will be in substantially the form set forth in Annex F and Annex G to this joint proxy statement-prospectus, respectively. For information on certain differences between the restated certificate of incorporation and restated by-laws of Holdings and Delaware laws and the certificates of incorporation and by-laws of Macrovision and Gemstar, see “Comparison of Stockholder Rights” beginning on page 123.

Holdings has not, to date, conducted any material activities other than those incident to its formation and the matters contemplated by the merger agreement, including the formation of each of Mars Merger Sub, Inc. and Galaxy Merger Sub, Inc., as wholly-owned subsidiaries, and the preparation of this joint proxy statement-prospectus and the registration statement of which it forms a part.

THE SPECIAL MEETINGS

Joint Proxy Statement-Prospectus

This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of Gemstar and Macrovision, as authorized by our respective boards of directors in connection with our respective special meetings of stockholders.

This joint proxy statement-prospectus is first being furnished to Macrovision and Gemstar stockholders on or about April 1, 2008.

Date, Time and Place of the Special Meetings

The special meetings are scheduled to be held as follows:

For Macrovision stockholders:	For Gemstar stockholders:
11:00 a.m. Local Time Tuesday, April 29, 2008 Macrovision Corporation 2830 De La Cruz Boulevard Santa Clara, CA 95050	11:00 a.m. Local Time Tuesday, April 29, 2008 Hollywood Roosevelt Hotel 7000 Hollywood Boulevard Los Angeles, CA 90028

Purpose of the Special Meetings

Macrovision. At the Macrovision special meeting, Macrovision’s stockholders will be asked to consider and vote upon proposals to approve the issuance of Holdings shares as contemplated by the merger agreement and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. Under Delaware law, notwithstanding the fact that Macrovision stockholders are not currently stockholders of Macrovision Solutions Corporation, Macrovision Corporation may effect the Macrovision merger without the vote of Macrovision’s stockholders. As a result, Macrovision Corporation is not asking its stockholder to consider and vote upon a proposal to authorize the Macrovision Merger.

Gemstar. At the Gemstar special meeting, Gemstar’s stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Dates for the Special Meetings

The boards of directors of each of Macrovision and Gemstar have fixed the close of business on March 14, 2008 and March 17, 2008, respectively as the record dates for determination of stockholders entitled to notice of and to vote at our respective special meetings of stockholders.

On the record date, there were 54,206,846 shares of Macrovision common stock outstanding and entitled to vote at the Macrovision special meeting, held by approximately 81 holders of record. Shares that are held in Macrovision’s treasury are not entitled to vote at the Macrovision special meeting.

On the record date, there were 429,765,478 shares of Gemstar common stock outstanding and entitled to vote at the Gemstar special meeting, held by approximately 1,428 holders of record. Shares that are held in Gemstar’s treasury are not entitled to vote at the Gemstar special meeting.

Votes Required

Macrovision. The holders of record of a majority of the total number of outstanding shares of Macrovision common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the Macrovision special meeting. The affirmative vote of a majority of the shares of Macrovision common stock voting at the special meeting is required for the issuance of new shares of Holdings in connection with the merger agreement. At the Macrovision special meeting, each holder of Macrovision common stock is entitled to one vote for each share of Macrovision common stock held as of the Macrovision record date on all matters properly submitted to the Macrovision stockholders.

As of the record date, Macrovision directors and executive officers and their affiliates owned and were entitled to vote approximately 1,677,072 shares of Macrovision common stock, representing approximately 3.09% of the outstanding shares of Macrovision common stock. We expect that the officers and directors of Macrovision will vote their shares of Macrovision common stock in favor of issuing Holdings shares, although none of them has entered into any agreement obligating them to do so.

Gemstar. The holders of record of a majority of the total number of outstanding shares of Gemstar common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the Gemstar special meeting. The affirmative vote of at least two-thirds of the shares of Gemstar common stock outstanding on the record date is required to adopt the merger agreement. At the Gemstar special meeting, each holder of Gemstar common stock is entitled to one vote for each share of Gemstar common stock held as of the Gemstar record date on all matters properly submitted to the Gemstar stockholders.

As of the record date, Gemstar directors and executive officers and their affiliates owned and were entitled to vote approximately 179,299,948 shares of Gemstar common stock, representing approximately 41.7% of the outstanding shares of Gemstar common stock. We expect that the officers and directors of Gemstar will vote their shares of Gemstar common stock in favor of adopting the merger agreement, although none of them has entered into any agreement, other than the Voting Agreement, obligating them to do so.

Pursuant to a voting and support agreement, News Corporation has agreed to vote its shares of Gemstar common stock in favor of adopting the merger agreement. As of the record date, News Corporation beneficially owned approximately 41% of the outstanding shares of Gemstar common stock, consisting of approximately 175 million shares of Gemstar common stock. Further information concerning the Voting Agreement can be found under “The Mergers—The News Corporation Voting and Support & Registration Rights Agreement” on page 107.

Adjournment or Postponement

The Macrovision special meeting may be adjourned or postponed for up to 45 days by vote of the majority of shares represented at such meeting, either in person or by proxy, in order to permit further solicitation of proxies. The Gemstar special meeting may be adjourned or postponed for up to 30 days, by its chairman and other authorized persons, in order to permit further solicitation of proxies. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.

Proxies

All shares of Macrovision common stock and Gemstar common stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at the applicable special meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR issuance of Holdings shares or adoption of the merger agreement, respectively. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Macrovision common stock or

Gemstar common stock represented by the proxy will be considered present at the applicable special meeting for purposes of determining a quorum, but, in the case of Gemstar stockholders, will have the same effect as a vote against adopting the merger agreement. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

If your shares are held in an account at a broker or bank, or through an equity award plan, you must instruct the broker, bank or plan administrator on how to vote your shares. If an executed proxy card returned by a broker, bank or plan administrator holding shares indicates that the broker, bank or plan administrator does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but, in the case of Gemstar stockholders, will have the same effect as a vote against adopting the merger agreement. This is called a broker non-vote. Your broker, bank or plan administrator will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or plan administrator.

Because the adoption of the merger agreement at the Gemstar special meeting requires the affirmative vote of two-thirds of the outstanding shares of Gemstar common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against adopting the merger agreement.

Neither Macrovision nor Gemstar expects that any matters other than, in the case of Macrovision, the proposal to approve the issuance of Holdings shares, and, in the case of Gemstar, the proposal to adopt the merger agreement, will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.

The persons named as proxies shall vote for one or more adjournments of the Macrovision or Gemstar special meeting, as the case may be, to permit further solicitations in favor of the proposals to be considered at those meetings if so authorized.

You may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary, Macrovision Corporation, 2830 De La Cruz Blvd., Santa Clara, CA, 95050, if you are a Macrovision stockholder;

•	filing a written notice of revocation with the Secretary, Gemstar, 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028, if you are a Gemstar stockholder;

•	delivering a subsequently dated proxy; or

•	appearing in person and voting at your special meeting if you are a holder of record.

Attendance at a special meeting will not in and of itself constitute revocation of a proxy. If a special meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Voting Electronically or by Telephone

Because Delaware, the state in which Macrovision and Gemstar are both incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in your company’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Stockholders of record of Macrovision common stock at the close of business on March 14, 2008, the Macrovision record date, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions; or

•

by telephone by calling the toll-free number 800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions; stockholders calling from another country may call 800-690-6903.

Stockholders of record of Gemstar common stock at the close of business on March 17, 2008, the Gemstar record date, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.voteproxy.com and following the instructions; or

•

by telephone by calling the toll-free number 1-800-PROXIES (1-800-776-9437) in the United States, Puerto Rico or Canada, or by calling 1-718-921-8500 if calling from a foreign country, on a touch-tone phone and following the recorded instructions.

In order to vote via the telephone or the Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.

Solicitation of Proxies

Macrovision and Gemstar will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. To assist in the solicitation of proxies, Macrovision has retained Georgeson Inc. for a fee not to exceed $50,000 plus reimbursement of expenses. Gemstar has retained Innisfree M&A Incorporated, for a fee not to exceed $60,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Macrovision, Gemstar and their respective proxy solicitors will also request banks, brokers and other intermediaries holding shares of Macrovision or Gemstar common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Macrovision and Gemstar. No additional compensation will be paid to either company’s directors, officers or employees for solicitation.

MACROVISION PROPOSAL 1 AND GEMSTAR PROPOSAL 1: THE MERGERS

This section of the joint proxy statement-prospectus describes material aspects of the proposed mergers, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus, including the full text of the merger agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of us into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” which begins on page 137.

Effect of the Macrovision Merger; What Macrovision Stockholders Will Receive in the Macrovision Merger

In the Macrovision Merger, Mars Merger Sub, Inc., a wholly-owned subsidiary of Holdings newly organized to effect the Macrovision Merger, will merge with and into Macrovision. Macrovision will be the surviving corporation in the Macrovision Merger and will thereby become a wholly-owned subsidiary of Holdings.

In the Macrovision Merger, each outstanding share of Macrovision common stock (other than shares owned by Macrovision) will be converted into one share of Holdings common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the Macrovision Merger. Each share of Macrovision common stock owned by Macrovision will be cancelled without consideration.

All outstanding Macrovision stock options and warrants will be converted into options or warrants to purchase an equivalent number of shares of Holdings common stock, subject to the same terms and conditions. All restricted shares of Macrovision common stock will be exchanged for restricted shares of Holdings common stock on a one-for-one basis, subject to the same terms and conditions. Any right to purchase Macrovision common stock under the 1996 Employee Stock Purchase Plan will be converted, on a one-for-one basis, into the right to purchase Holdings common stock, subject to the same terms and conditions.

The rights pertaining to Holdings common stock will be the same in all material respects as the rights pertaining to Macrovision common stock, because the restated certificate of incorporation and restated by-laws of Holdings in effect immediately after the completion of the mergers will be substantially similar to the current certificate of incorporation and by-laws of Macrovision. The rights pertaining to Holdings common stock and Holdings’s restated certificate of incorporation and restated by-laws are described under “Description of Holdings Capital Stock—Common Stock” on page 122 and “Comparison of Stockholder Rights” on page 123.

Effect of the Gemstar Merger; What Gemstar Stockholders Will Receive in the Gemstar Merger

In the Gemstar Merger, Galaxy Merger Sub, Inc., a wholly-owned subsidiary of Holdings newly organized to effect the Gemstar Merger, will merge with and into Gemstar. Gemstar will be the surviving corporation in the Gemstar Merger and will thereby become a wholly-owned subsidiary of Holdings.

In the Gemstar Merger, each outstanding share of Gemstar common stock (other than dissenting shares and shares owned by Gemstar or Macrovision) will be converted into the right to receive, at the holder’s election, $6.35 in cash per share or 0.2548 of a share of Holdings common stock per share, subject to proration. Gemstar stockholder elections will be subject to proration to ensure that, in the aggregate, the cash consideration to holders of Gemstar common stock, options and restricted stock units will be $1,547,000,000 (less the value, at $6.35 per share, of shares whose holders properly demand appraisal under Delaware law). The cash consideration will be used to buy the exact number of Gemstar shares necessary to exhaust the aggregate cash consideration after payment to certain holders of options and restricted stock units and any holders who properly demand appraisal under Delaware law. The exchange ratio and the per share amount of cash to be paid are fixed and will not be adjusted to reflect stock price changes prior to the date of the Gemstar Merger. Each share of Gemstar common stock owned by Gemstar or Macrovision will be cancelled without consideration.

All outstanding Gemstar stock options will be exchanged for the right to receive cash in an amount equal to the product of (x) the excess, if any, of $6.35 over the exercise price per share of such option multiplied by (y) the total number of Gemstar shares subject to such option, less any required withholding taxes. At the effective time of the Gemstar Merger, each award of restricted stock units that is outstanding immediately prior to the effective time of the merger will cease to represent a restricted stock unit and will be exchanged for the right to receive cash in an amount equal to $6.35 for each share of Gemstar common stock underlying the restricted stock unit, less any required withholding taxes. As soon as reasonably practicable after the completion of the Gemstar Merger, the surviving corporation will make such payments.

Immediately prior to the effective time of the Gemstar Merger, each award of restricted Gemstar common stock will become free of restrictions. As a result, as of the time of the completion of the mergers, these shares will be no different than any other shares of Gemstar common stock and the holder can make an election with respect to the consideration to be received in exchange for such shares, less any required withholding taxes.

The rights pertaining to Holdings common stock will be different from the rights pertaining to Gemstar common stock, because the restated certificate of incorporation and restated by-laws of Holdings in effect immediately after the mergers are completed will be different from those of Gemstar. The rights pertaining to Holdings common stock, and Holdings’s restated certificate of incorporation and restated by-laws that will be in effect immediately after the mergers are completed, are further described under “Description of Holdings Capital Stock—Common Stock” on page 122 and “Comparison of Stockholder Rights” on page 123.

Background of the Mergers

Gemstar’s board of directors and senior management regularly review the environment of the industries in which Gemstar participates, including consolidation in these industries, and periodically discuss ways in which to enhance Gemstar’s strategic position. Senior management of Gemstar has, over time, considered the possibility of acquisitions and strategic combinations with a variety of partners and the potential strategic fit with such businesses based on their lines of business, their assets, their management and employee cultures.

Macrovision’s board of directors and senior management also regularly review the environment of the industry in which Macrovision participates, including consolidation in these industries, and periodically discuss ways in which to enhance Macrovision’s strategic position. Senior management of Macrovision has, over time, considered the possibility of acquisitions and strategic combinations with a variety of parties and the potential strategic fit with such businesses based on their lines of business, their assets, their management and employee cultures. Consistent with this approach, and prior to the events discussed below, Macrovision explored various strategic transactions including selling parts of its business, including its software and games businesses, and acquiring various businesses.

In the spring of 2007, News Corporation, Gemstar’s largest stockholder, discussed with Gemstar and its board of directors exploring a sale or other disposition of its ownership interest in Gemstar. In light of News Corporation’s stated interest in potentially disposing of its interest in Gemstar at this time, the board of directors determined that it would be in the best interests of Gemstar and all of its stockholders for Gemstar to consider an exploration of the strategic alternatives available to the company as a whole, rather than potentially having News Corporation unilaterally explore a sale or other disposition of its approximately 41% share of the company’s outstanding stock. In the context of exploring a potential disposition of its ownership interest in Gemstar on its own, News Corporation’s interests could differ from those of Gemstar’s other stockholders and of the company itself. Furthermore, a sale or other disposition by News Corporation of all or a large percentage of its holdings in Gemstar could negatively impact the perceived value of Gemstar and its businesses, and could cause Gemstar’s stock price to decline. Accordingly, the Gemstar board of directors and senior management including Richard Battista, Chief Executive Officer, Bedi Singh, Executive Vice President and Chief Financial Officer, Sanjay Reddy, Senior Vice President, Business Development and Strategic Planning, and Stephen H. Kay, Executive Vice President and General Counsel, began an exploratory effort to identify strategic alternatives to maximize stockholder value for all of Gemstar’s stockholders. Representatives of News Corporation, other than Gemstar directors and their corporate legal counsel, were not involved in, or consulted with respect to, this review of strategic alternatives. These efforts included internal due diligence and analysis and preparation of financial, business and legal information that would be needed by Gemstar’s advisors to advise the Board regarding strategic alternatives and that would be of interest to potential buyers. Gemstar engaged Wachtell, Lipton, Rosen & Katz (which we refer to in this joint proxy statement-prospectus as Wachtell Lipton) as its legal counsel and UBS Securities LLC as its financial advisor. The Gemstar board of directors authorized and delegated responsibility for the management of the review of strategic responsibilities to Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton. The Gemstar board of directors was regularly apprised of the progress and outcomes of this review, as discussed in more detail below.

On May 16, 2007, UBS discussed with the Gemstar board of directors a variety of strategic alternatives available to Gemstar to maximize stockholder value, including exploring a sale of the entire company to a single buyer or coalition of buyers (including a highly leveraged transaction), sales of individual businesses of Gemstar, or continuing to pursue Gemstar’s existing cross-platform guidance strategy. The Gemstar board discussed with UBS the potential advantages and drawbacks of each potential course of action. The Gemstar board of directors asked Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton to continue the strategic review and develop additional information and recommendations around the potential alternatives.

On June 26, 2007, the Gemstar board of directors again considered these strategic options, and reviewed a proposed timeline for a publicly-announced review of strategic alternatives. The Gemstar board of directors authorized Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton to proceed with publicly announcing that Gemstar was exploring strategic alternatives, including a potential sale of the company.

On July 9, 2007, Gemstar made a public announcement that it intended to explore strategic alternatives, which included a possible sale of Gemstar. At the same time, UBS began contacting potential buyers to evaluate their interest in a transaction with Gemstar. Over the next several months, UBS contacted or had a dialogue with 84 potential buyers to determine whether they would be interested in a transaction with Gemstar, negotiated confidentiality agreements with 34 interested parties, including Macrovision, and distributed copies of an information memorandum to such interested parties. These interested parties included both potential financial buyers, including several of the largest private equity firms in the country, and potential strategic buyers.

Following the initial UBS contact, Macrovision’s management consisting of Alfred Amoroso, Chief Executive Officer, James Budge, Chief Financial Officer, James Wickett, Executive Vice President of Corporate Development and Stephen Yu, Executive Vice President, General Counsel and Corporate Secretary, began discussions, internally and with Heller Ehrman, its legal advisor, and outside financial advisors, on the strategic possibilities of combining Macrovision and Gemstar. Macrovision began initial due diligence review of Gemstar’s publicly available information during the time period between July 9 and July 26.

On July 25, 2007, the Gemstar board met and discussed the process to date, and authorized Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton to solicit indications of interest from potential financial or strategic buyers. On July 26, UBS requested formal, non-binding indications of interest from interested parties, to be submitted by August 8. Shortly after this letter was distributed, conditions in the U.S. high-yield credit markets began to decline. Concerned that this would impact the ability of financial and other buyers to submit definitive indications of interest, UBS contacted interested parties and extended the submission deadline to August 15.

On July 26, 2007, the Macrovision board met and, among other matters, reviewed various strategic alternatives related to Macrovision’s business, including a possible combination between Gemstar and Macrovision. Mr. Wickett provided a brief summary of publicly available information about Gemstar. Following the discussion, the board directed management to continue its evaluation of the Gemstar transaction and other strategic alternatives related to Macrovision’s business. Messrs. Amoroso, Budge, Wickett and Yu continued to evaluate strategic alternatives, including selling parts of the business, including the Macrovision software and games business units, and acquiring various businesses, including Gemstar. Mr. Amoroso apprised the Board periodically of the status of this evaluation.

On August 7, 2007, following negotiations between Pamela Sergeeff, Vice President and Associate General Counsel of Macrovision, and Wachtell Lipton, Gemstar and Macrovision entered into a confidentiality agreement limiting Macrovision’s use and disclosure of non-public information concerning Gemstar.

On August 9, 2007, the Gemstar board met, together with members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton, to review the status of the strategic alternatives review. At that meeting, the Gemstar board discussed the state of the credit and equity markets and the potential impact of such decline on the availability of certain strategic alternatives available to the Company by making it more difficult to finance a leveraged transaction. The board however concluded that notwithstanding these conditions there were other strategic alternatives potentially available which included continuing Gemstar’s current operational strategy, a sale of the company in a less leveraged transaction, a sale of specific assets, a return of capital or other recapitalization, or growth through acquisitions, and determined to continue its review of alternatives.

On August 16, 2007, following Messrs. Amoroso, Budge, Wickett and Yu’s evaluation of Gemstar since the July 26, 2007 Macrovision board meeting, including Gemstar’s market price per share, Gemstar’s stock price performance over the prior year, and Macrovision management’s general analysis of comparable transaction premiums, Macrovision submitted a written proposal to purchase Gemstar for $6.00 to $6.25 per share in cash and stock. Gemstar received two other written indications of interest from individual buyers or consortiums, including a proposal from an interested financial buyer to purchase Gemstar for $5.50 in cash, and a proposal from another interested group, consisting of two financial buyers, to acquire Gemstar for a price between $6.00 and $6.50 per share, without further details. In addition, Gemstar received three verbal indications of interest from interested parties that did not include specifically identified valuation ranges. Lastly, several other parties expressed continued interest in acquiring Gemstar or specific assets of Gemstar, but requested additional time and information before submitting a formal indication of interest.

Over the next several weeks, members of Gemstar management, including, variously, Messrs. Battista, Singh and Reddy, gave presentations to seven parties, including those that had submitted indications of interest or had indicated a strong interest in Gemstar but requested additional time and information, and gave such parties access to a virtual data room containing detailed business, financial and legal information on Gemstar. News Corporation, other than Gemstar directors and their corporate legal counsel, did not participate in such meetings, and was not consulted with respect to such meetings or the materials placed in the data room, other than confidential contracts between Gemstar and News Corporation. During this period, several parties, including Macrovision, conducted due diligence with respect to Gemstar, including review of materials made available in the data room.

In particular, on August 21, 2007, Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, and UBS, met with Macrovision management, including Messrs. Amoroso, Budge, Wickett, Yu and Eileen Schloss, Executive Vice President of Human Resources, Corey Ferengul, Executive Vice President, Marketing and Solutions, and Eric Free, Executive Vice President and General Manager, Embedded Solutions, in Los Angeles to present an overview and discussion of Gemstar’s business and its current strategic direction and to respond to Macrovision’s questions. In the weeks following the meeting Macrovision continued its legal and financial due diligence review of Gemstar.

On August 24, 2007, Messrs. Amoroso, Budge, Wickett and Yu and Ms. Sergeeff met with JPMorgan and representatives of Heller Ehrman LLP to discuss the transaction and the logistics and financing aspects thereof.

On August 31, 2007, the Macrovision board of directors met and reviewed various strategic alternatives relating to Macrovision’s business, including the potential combination with Gemstar, selling parts of the business, including the Macrovision software and games business units, and acquiring other businesses. The board also discussed the status of the transaction discussions and the due diligence review conducted to date, directing management to continue its evaluation of the transaction and to report back to the board as circumstances warranted. Mr. Amoroso continued to periodically apprise the Board of the status of such evaluation.

On September 18, 2007, the Gemstar board met, together with members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton. UBS updated the Gemstar board on the status of the strategic alternatives review, including a review of the nature and status of the indications of interest submitted to date by various parties. UBS informed the Gemstar board that out of the 22 potential financial buyers and 12 potential strategic buyers it had contacted, only one potential financial buyer submitted an indication of interest, with a price that was substantially below Macrovision’s submitted written proposal.

Over the next several weeks, members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, continued to meet with interested parties, to discuss the business and prospects of Gemstar. Members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, also met with members of Macrovision management, including Messrs. Amoroso, Budge and Wickett, to discuss potential synergies and strategic rationale for a potential transaction. Gemstar continued to facilitate due diligence efforts by interested parties, including Macrovision, by responding to questions and providing additional materials in the virtual data room. Wachtell Lipton and Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, also prepared a draft of a merger agreement for the potential acquisition. Recognizing that News Corporation’s vote would be required in order for any acquisition to be approved by vote of Gemstar’s stockholders and that any potential acquiror would want certainty with respect to News Corporation’s vote, Wachtell Lipton and Gemstar management, including Messrs. Reddy and Kay, prepared a draft of a voting and support agreement in consultation with News Corporation. On October 3, 2007, UBS requested that all parties in the process submit final, binding bids by October 19, which date was later extended to October 24, 2007. Gemstar also distributed the draft merger agreement and draft voting and support agreement to such parties on October 10, 2007 and draft disclosure schedules on October 19, 2007. During this September/October time period, Mr. Amoroso kept the Macrovision board of directors apprised of Macrovision’s progress in the transaction review and process, including the expectation of submission of a further proposal, with financing letters, on October 24, 2007.

On October 23, 2007, following negotiations between Ms. Sergeeff and Wachtell Lipton, Gemstar and Macrovision entered into a further confidentiality agreement under which Gemstar would gain access to confidential information of Macrovision in order to perform due diligence on Macrovision.

On October 24, 2007, Macrovision submitted a proposal, including a “highly confident” debt financing letter from JPMorgan and Merrill Lynch, to acquire all of the outstanding shares of Gemstar for an amount, at each stockholder’s election, equal to $6.75 in stock, based on a fixed exchange ratio, or $6.25 in cash, with the total cash consideration fixed at 60% of total consideration, based on a proposed borrowing of approximately $1 billion by the combined company. Despite the request for binding bids, Macrovision’s proposal was contingent on Gemstar accepting the terms of the offer, including highly conditional financing papers, the lack of a reverse termination fee, and little deal protection. No other proposals were submitted by either financial or strategic buyers, who generally indicated that they were not willing to offer transaction consideration that would be within the range Gemstar was expecting or that would provide a premium to the then-current trading stock price. On the same date, representatives of UBS met with members of Macrovision’s management, including Messrs. Amoroso and Wickett, to discuss Macrovision’s business and strategic direction. On October 25, 2007 UBS contacted JPMorgan, Macrovision’s financial advisor, to discuss key issues with respect to the proposal, particularly around price, the two-tier price structure, the uncertainty introduced by the absence of committed debt financing, and the introduction of conditions regarding financing, a Macrovision stockholder vote, third-party consents and provisions regarding the consequences of stockholders exercising appraisal rights in the draft merger agreement. News Corporation, other than Gemstar directors and their corporate legal counsel, did not participate, and was not consulted with respect to, this discussion or any other negotiations with respect to the merger agreement.

On October 30, 2007, the Gemstar board met, along with members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton, and discussed the results of the strategic alternatives review, the terms of the Macrovision offer and the possibility of pursuing other offers or strategic options. Following financial and legal discussions with UBS and Wachtell Lipton, respectively, the Gemstar board concluded that the terms of the Macrovision offer needed to be improved, particularly with respect to the lack of committed financing and the introduction of new conditions to the funding of debt financing and closing and the resulting reduction in the likelihood of consummation of the transaction, and asked Gemstar management, UBS and Wachtell Lipton to reject Macrovision’s initial proposal and continue discussions with Macrovision to try to improve the terms of the offer with respect to price and certainty of completion of the transaction. Later that day, UBS contacted JPMorgan to reiterate that Macrovision would need to improve its price and provide Gemstar with assurances regarding the certainty of the consummation of the transaction.

On November 1, 2007, the Macrovision board met and, among other matters, reviewed in detail management’s strategic rationale and plan associated with the transaction. Representatives of JPMorgan also reviewed, with Messrs. Amoroso, Budge, Ferengul, Free, Wickett and Yu and Ms. Sergeeff, additional financial analysis of the transaction. Following the review and discussion, the board agreed to hold further meetings to continue its review of the strategic merits and risks associated with the transaction. Such meetings are further detailed below.

On November 7, 2007, Macrovision submitted a revised offer to acquire Gemstar for an amount, at each stockholder’s election, equal to $6.45 in stock or cash (an amount equal to the blended price in Macrovision’s October 14 offer), with the aggregate cash consideration not to exceed 62% of the total consideration. In addition to the elimination of the two-tier price structure and increase in the cash component of the offer, Macrovision provided debt financing commitment letters and a revised contract addressing several key issues, including the introduction of a full set of representations by Macrovision and restrictions on Macrovision’s business between signing and closing, and the addition of conditions with respect to Macrovision’s stockholder vote and the execution of employment agreements with key persons, and the inclusion of a termination fee if Macrovision consummated an alternative transaction in certain circumstances. The revised offer was in response to the UBS discussions with JPMorgan on October 30, 2007.

On November 8, 2007, the Gemstar board met to discuss the revised offer. The Gemstar board discussed with Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton the terms of the revised Macrovision offer, the positive and negative attributes of the Macrovision offer, and the results of due diligence regarding Macrovision and its corporate strategy. The Gemstar board also discussed other strategic alternatives, including continuing Gemstar’s current operational strategy, divestitures of certain assets, expansion of its businesses through acquisitions, and a share repurchase or other return of capital to stockholders financed by existing cash or new indebtedness. For each of these alternatives, the board considered the potential value to stockholders, difficulty and execution risks associated with these alternatives, and strategic issues. These considerations included the challenges presented by Gemstar’s current strategy of relying on new technology and offerings, the increasing competition in Gemstar’s core industries, the uncertainty of successfully improving the results of underperforming businesses, the lack of potential purchasers for the divestitures being considered, the potential loss of synergies and cross-branding due to divestitures, the difficulty in identifying new acquisition targets, the increased exposure to business and market volatility from increased leverage or decreased cash reserves, and the negative impact of the decline in the credit markets on potential risk and value of several of these potential alternatives. The board concluded that, taking into account the potential range of values and these considerations, the potential alternatives were not as or more favorable to Gemstar and its stockholders than the proposed Macrovision transaction. Following this discussion, the Gemstar board directed Gemstar management, UBS and Wachtell Lipton to continue discussions with Macrovision and to seek improvement in the price and conditionality terms of the Macrovision offer, particularly with respect to the condition that debt financing be obtained, which would have permitted Macrovision to terminate the merger agreement if its financing sources did not fund their commitments; the condition that certain Gemstar employees enter into employment agreements, which would have made consummation of the acquisition dependent on the individual negotiations with respect to such agreements; the condition that holders of no more than 10% of Gemstar common stock outstanding exercise appraisal rights, which would have made consummation of the acquisition dependent on the decisions and actions of a small minority of Gemstar stockholders; and the level of adverse changes required before termination of the merger agreement would be permitted, which would have increased the likelihood that the acquisition would not be consummated due to business downturns or other adverse changes suffered by Gemstar.

On November 9 and November 12, 2007, the Macrovision board met and continued its discussions of the status of the transaction, the financial terms and the financing conditions, including with respect to financial leverage tests, due diligence matters, and market declines, associated with the transaction. The board also continued its review of the strategic plan and vision associated with the transaction. Following the review, the Board expressed continued support for the strategic plan being pursued.

Between November 9 and November 28, 2007, several discussions took place between representatives of Gemstar, Macrovision and their respective advisors, covering due diligence matters, transaction structure, and negotiations of the terms of the merger agreement and financing commitment letters. Representatives of Macrovision, News Corporation and their respective advisors also discussed the draft voting and support agreement. Because completion of the merger required the approval of two-thirds of Gemstar’s stockholders, News Corporation’s support of the merger was an important factor for Macrovision’s decision to invest the substantial resources needed to proceed with the transaction.

On November 9 and 10, 2007, UBS, JPMorgan, Heller Ehrman and Wachtell Lipton discussed key issues of the transaction, including financing, the Macrovision stockholder vote, Macrovision warranties and obligations, interim operating covenants, additional conditions, and News Corporation’s support for the transaction.

On November 10, 2007, Mr. Amoroso then contacted UBS to increase the offer to $6.50 per share and to offer a break-up fee if the transaction failed due to the unavailability of financing. Between November 11, 2007 and November 14, 2007, UBS, JPMorgan, Heller Ehrman and Wachtell Lipton continued to discuss outstanding key issues, due diligence matters, and the timeline for arriving at an agreement, and exchanged drafts of the transaction agreements.

On November 14, 2007, Mr. Amoroso and Mr. Battista, along with other members of Macrovision management including Messrs. Wickett and Yu, and Gemstar management and advisors, had discussions regarding outstanding issues, including conditionality, financing, interim operating covenants and transaction structure.

On November 15, 2007, UBS, JPMorgan, Heller Ehrman and Wachtell Lipton discussed due diligence efforts, outstanding issues on the merger agreement, and the status and latest draft of financing commitment papers. Separately, members of Macrovision’s and Gemstar’s respective tax departments, Heller Ehrman, Wachtell Lipton, and UBS discussed potential transaction structures and reached agreement on a proposed structure.

On November 16, 2007, members of Macrovision management, including Messrs. Budge, Ferengul, Wickett and Yu, and Gemstar management, including Messrs. Singh, Reddy and Kay, along with their respective advisors, met to provide Gemstar with due diligence information on Macrovision’s business and strategy.

On November 17, 2007, members of Macrovision management, including Messrs. Amoroso, Budge, Wickett and Yu, and Gemstar’s and Macrovision’s advisors discussed the debt commitment letters, including concerns regarding leverage, due diligence and market decline conditions and restrictive covenants in the commitment letters, each of which increased the risk that the commitments would not be funded and that the acquisition would likely not be consummated, and the impact of debt financing concerns on the transaction generally, as well as additional due diligence requests made by the banks providing the financing commitments. On November 17 and 18, 2007, Gemstar’s and Macrovision’s advisors exchanged another draft of the merger agreement and discussed Gemstar’s view that the revised draft represented limited progress.

On November 19, 2007, members of Macrovision management, including Messrs. Amoroso, Budge, Wickett, Yu and members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, along with their respective advisors, discussed outstanding issues, including the level of adverse changes that would permit termination of the transaction, conditions regarding Gemstar stockholders exercise of appraisal rights, timing of closing, several of Macrovision’s and Gemstar’s obligations between signing and closing, termination fees, governance of the combined companies, and due diligence requests.

On November 20, 2007, Mr. Wickett and Mr. Reddy discussed the timeline and status of current efforts to reach agreement on the transaction. Mr. Amoroso and Mr. Battista discussed outstanding issues regarding the conditions and covenants in the financing commitment letters. JPMorgan, Cahill Gordon & Reindell, UBS and Wachtell Lipton also discussed the financing commitment letters. Mr. Yu separately discussed with Gemstar and Macrovision counsel outstanding issues regarding the merger agreement. Macrovision’s counsel also submitted a revised draft of the Voting Agreement to Skadden, Arps, Slate, Meager, and Flom LLP (which we refer to in this joint proxy statement-prospectus as Skadden Arps), News Corporation’s counsel.

On November 21, 2007, Heller Ehrman sent to Wachtell Lipton a revised draft of the merger agreement and disclosure schedules to reflect resolved issues from the meetings over the previous few days, including with respect to the elimination of the appraisal condition, the circumstances in which Macrovision would pay a termination fee, and restrictions on Gemstar’s business between signing and closing. Macrovision’s counsel also discussed the Voting Agreement with News Corporation’s counsel.

Between November 25 and 26, 2007, UBS, JPMorgan, Heller Ehrman and Wachtell Lipton continued to discuss outstanding issues in the merger agreement and disclosure schedules, as well as due diligence matters.

The Macrovision board met on November 15 and November 26, 2007, to review various aspects of the transaction, including continuing due diligence review matters, the financial model for the combined company, the debt financing commitments being made by JPMorgan and Merrill Lynch in connection with the transaction proposals, the current and prospective conditions in the credit markets and the ability to secure the debt financing, and the status of transaction negotiations including the various breakup fees being negotiated and the circumstances under which such fees might become payable. Following the November 26, 2007 meeting, Macrovision determined to reduce the aggregate cash consideration and the price per share in its offer to Gemstar and to reduce its total proposed borrowings based on Macrovision’s continuing evaluation and refinement of its financial model for the combined business and in order to obtain firm financing commitments and reduce financing risks. During this time, Heller Ehrman and Skadden Arps continued negotiations on the Voting Agreement.

On November 27, 2007, based on further financial analysis and the Macrovision board’s desire for increasing certainty of completion of the transaction, Macrovision gave a revised proposal to Gemstar, reducing the aggregate cash consideration, reducing the price per share to $6.25 in stock and cash, giving Gemstar less operating flexibility for the period from entering into the draft merger agreement through the closing of the mergers and adding a financial performance condition to the merger agreement. In addition, the amount of the proposed borrowings in connection with the mergers was reduced to approximately $800 million and the debt financing commitments were strengthened. Later that evening, UBS responded that it did not believe that the Gemstar board would be willing to accept this proposal, but suggested that Gemstar’s board might accept a reduction in the cash component of the consideration in exchange for a higher overall price.

On November 28, 2007, the corporate governance and nominating committee of Macrovision’s board met to further discuss the board nomination process contemplated in the transaction, and to determine a slate of potential nominees from Macrovision to serve on the Holdings board following the transaction.

On November 29, 2007, at a regularly scheduled board meeting, Gemstar senior management, including Messrs. Battista, Singh and Kay, provided the Gemstar board with an update regarding the status of the discussions with Macrovision, including the reduced price and improved financing terms of the offer. The Gemstar board of directors asked Gemstar management, including Messrs. Battista, Singh and Kay, to proceed with negotiations and seek further improvement of the terms of the merger agreement and financing.

On November 30, 2007, Macrovision’s board met and, among other things, received an update on the transaction status and discussions with Gemstar since November 27. Gemstar’s advisors contacted Macrovision’s advisors to discuss price and outstanding issues on the financing commitment letters and merger agreement and to exchange a revised draft of the merger agreement and disclosure schedules.

On December 2, 2007, JPMorgan discussed with Messrs. Amoroso and Wickett price and outstanding issues regarding restrictions on Gemstar’s business prior to closing, all of which remained unresolved.

On December 3, 2007, representatives of Gemstar, including Messrs. Battista, Singh, Reddy and Kay, and representatives of Macrovision, including Messrs. Amoroso, Budge and Wickett, and their respective advisors discussed price and other terms. Following this discussion, a tentative agreement was reached to increase the price per share to $6.35 per share, with 56% of the consideration in the form of cash and the remainder in the form of Macrovision stock at a fixed exchange ratio based on the closing price of Macrovision stock as of November 30, 2007. Gemstar’s and Macrovision’s advisors conducted additional due diligence and continued negotiations and drafting of the proposed merger agreement and related documentation. In addition, Macrovision’s and News Corporation’s counsel continued the negotiation of the proposed Voting Agreement.

On December 4, 2007, Mr. Amoroso and Mr. Battista discussed outstanding issues in the merger agreement, including the financial performance condition and restrictions on Gemstar’s business prior to closing and the consequence of a violation of such restrictions.

On December 5, 2007, members of Macrovision management, including Mr. Amoroso, Budge and Wickett, and members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, along with Macrovision and Gemstar advisors, discussed outstanding issues, including a proposed reduction in the purchase price to $6.30, which was ultimately rejected by Gemstar. Separately, Mr. Amoroso met with certain of Gemstar’s management team, including Messrs. Battista, Singh, Reddy and Kay, and certain of Gemstar’s directors and their advisors, to discuss Macrovision’s strategic vision for the combined company. On December 5 and 6, 2007, Gemstar’s and Macrovision’s advisors finalized negotiations and drafting of the proposed merger agreement and related documentation, and members of Macrovision management, including Messrs. Wickett and Yu, and Janet Nova, Deputy General Counsel at News Corporation, as well as their respective counsel, Heller Ehrman and Skadden Arps, finalized the negotiation and drafting of the proposed Voting Agreement. Members of Gemstar’s legal and investor relations departments discussed materials for the announcement of the transaction with Mr. Ferengul and Ms. Sergeeff from Macrovision.

On December 6, 2007, the Macrovision board met and considered the proposal for an acquisition transaction with Gemstar whereby each share of Macrovision stock would be converted into the right to receive one share of Holdings stock, and each share of Gemstar stock would be converted into the right to receive either $6.35 in cash or 0.2548 shares of Holdings stock, at the election of each stockholder, subject to proration based on a cash component of 56% of aggregate consideration. At the meeting, Macrovision’s legal advisors discussed the legal standards applicable to the Macrovision board’s decisions with respect to the transaction, the Macrovision board was provided an update on final due diligence review matters, and representatives of JPMorgan and Houlihan Lokey then each separately reviewed with the Macrovision board their respective financial analyses of the merger consideration and each delivered to the Macrovision board their oral opinions, each of which was confirmed by a written opinion dated December 6, 2007, to the effect that, as of that date and based on and subject to various assumptions, factors, qualifications and limitations described in their respective opinions, the merger consideration to be paid to holders of Gemstar common stock was fair, from a financial point of view, to Macrovision. The full text of the written opinions of JPMorgan and Houlihan Lokey, which set forth the assumptions, factors, qualifications and limitations on the review undertaken in connection with each such opinion, are attached hereto as Annexes C and D respectively.

Macrovision’s legal advisors then reviewed the legal terms of the proposed definitive merger agreement, debt financing arrangements, and voting and support agreement, including those terms pertaining to financing conditionality, transaction closing conditions, pre-closing covenants and circumstances under which breakup fees might become payable, and responded to questions from directors. Following these discussions, the Macrovision board unanimously (a) determined that the proposed merger agreement and the transactions contemplated thereby, including the mergers, are advisable to and in the best interests of Macrovision and its stockholders, (b) adopted resolutions approving and declaring advisable the issuance of shares of Holdings common stock in connection with the proposed merger agreement and the transactions contemplated thereby, including the mergers, and (c) recommended, subject to the terms and conditions in the proposed merger agreement, that Macrovision’s stockholders approve the issuance of shares of Holdings common stock in connection with the proposed merger agreement and the transactions contemplated thereby, including the mergers.

Also on December 6, 2007, the Gemstar board met and considered the proposal for an acquisition transaction with Macrovision whereby each share of Gemstar stock would be converted into the right to receive either $6.35 in cash or 0.2548 shares of Holdings stock, at the election of each stockholder, subject to proration based on a cash component of 56% of aggregate consideration. The Gemstar board also considered the terms of the offer, the history of negotiations, including the improvements in the availability and reduced conditionality of the debt financing commitments, the reverse termination fee, the conditionality of the merger agreement, and the restrictions on Gemstar’s business between signing and closing, and the breadth of the review of potential strategic alternatives and of potential buyers for Gemstar’s business. At such meeting, UBS discussed with the Gemstar board due diligence efforts with respect to Macrovision. Also at this meeting, UBS reviewed with Gemstar’s board of directors UBS’s financial analysis of the consideration and delivered to Gemstar’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 6, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration was fair, from a financial point of view, to holders of Gemstar common stock (other than News Corporation and its affiliates). The full text of the written opinion of UBS, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex E.

Gemstar’s legal advisors then reviewed the legal terms of the proposed definitive merger agreement and again reviewed the duties of the Gemstar board to Gemstar stockholders. The Gemstar board unanimously (a) determined that the proposed merger agreement and the transactions contemplated thereby, including the mergers, are advisable to and in the best interests of Gemstar and its stockholders, (b) adopted resolutions approving and declaring advisable the proposed merger agreement and the transactions contemplated thereby, including the mergers, and (c) recommended, subject to the terms and conditions in the proposed merger agreement, that Gemstar’s stockholders adopt the proposed merger agreement and the transactions contemplated thereby, including the mergers.

Later on December 6, Macrovision, Holdings, Galaxy Merger Sub, Mars Merger Sub, and Gemstar executed the Agreement and, before the opening of the markets on December 7, 2007, Macrovision and Gemstar issued a joint press release announcing the transaction.

On March 17, 2008, the Gemstar board met, together with members of Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton. UBS reviewed with the Gemstar board developments with respect to Gemstar, Macrovision, and the financial markets generally since the signing of the merger agreement. The board asked Gemstar management, including Messrs. Battista, Singh, Reddy and Kay, UBS and Wachtell Lipton to proceed towards consummation of the Gemstar Merger.

Macrovision’s Reasons for the Macrovision Merger; Recommendation of the Macrovision Merger by the Macrovision Board of Directors

At its meeting on December 6, 2007, the Macrovision board of directors consulted with Macrovision management and its financial and legal advisors and unanimously determined to approve the merger agreement and recommended that Macrovision stockholders vote for the approval of the issuance of shares of Holdings in connection with the mergers. In reaching its conclusion to approve the issuance of shares of Holdings common stock and the transactions contemplated by the merger agreement and to recommend that the Macrovision stockholders vote FOR the issuance of shares of Holdings common stock in connection with the transactions contemplated by the merger agreement, the Macrovision board considered the following factors as generally supporting its decision to enter into the merger agreement.

Strategic Considerations. Macrovision’s board of directors believes the combination with Gemstar provides a number of significant strategic opportunities and benefits, including the following, all of which were viewed as generally supporting its decision to approve the business combination with Gemstar:

Shared vision of each company. Both Macrovision and Gemstar have been pursuing similar visions for the future of the digital home and consumer experience: enabling content providers, device manufacturers and distribution channels with the technology, content, services and intellectual assets to deliver consumers an integrated home digital media experience that is rich in text, graphics, audio and video information as well as functionality. With each company independently targeting this market opportunity from different foundational offerings, the combination of the companies is expected to speed integration of solutions as well as accelerate market adoption as more robust solutions are produced.

Combination of complementary solutions. Macrovision and Gemstar bring together a unique combination of assets that we expect will provide a broad set of customers, including consumer electronics manufacturers, domestic and international multi-channel video programming service providers and web portals, with tools, services and technologies intended to allow their consumers to discover, acquire, manage and enjoy content virtually anytime, anywhere and thus drive new revenue opportunities for their respective businesses. As each company has pursued its strategy, key market offerings comprised of products, technologies and services, which we refer to as solutions, have been developed to meet the market needs. By combining the companies’ assets, integrated offerings can be created that will meet already known market needs. This includes, but is not limited to:

•

The integration of Macrovision’s connected platform, which is software which enables devices to discover each other, share media, and ensure that media will work on any of those devices, with Gemstar’s extensive interactive program guide (IPG) and electronic program guide (EPG) solutions;

•

The integration of the information contained in Macrovision’s databases about music, movies, and games such as album titles, song titles, artist biographies, music, movie and games reviews, which we refer to as meta data, with the extensive television programming and movie meta data of Gemstar; and

•

The integration of Gemstar’s MyTVGuide services, which are intended to provide such capabilities as the ability for a consumer to customize what information is displayed, which we refer to as personalization, advertising, and entertainment recommendations, and functionality within Macrovision’s connected platform that links to external content services, such as video or music download services, known as services gateway. Together these services will result in consumers being able to interact with content provided by outside organizations that deliver video, advertising, music, photo services or any other service that integrates the combined capability.

The Company anticipates that engineering development will be required so that the respective companies’ software can interoperate with each other, and for commonality in formats for meta data to be exchanged, as would typically be expected for the combination of any software and data products that were previously unrelated.

Increased market opportunity. The companies serve complementary markets. Each company has an established track record with an important target customer base/market segment, such as Gemstar’s strong foundation working with cable and satellite system operators and Macrovision’s long-standing history of serving the consumer electronics manufacturers. Each of these target market segments is currently trying to find solutions similar to those that can be brought to market by the combined company.

The technology and content integration should provide the combined company’s current and future customers with the opportunity to:

•	Deliver additional services and content to consumers by developing new distribution models and revenue streams for content providers, distribution channels and device manufacturers; and

•	Build devices and services that set them apart from the competition and bring those devices and services to market quickly and easily.

Expanded customer base. The customer base of the combined company is expected to grow, as new customers are expected to be attracted to the combined company’s broader product and service offerings, and deepen, as customers of only Gemstar or Macrovision in particular product or service offerings today will be served a wider array of products and services by the combined company going forward. The categories of customers expected to be served by the combined company include motion picture studios, operators of cable and satellite programming distribution systems, manufacturers of set-top box, DVD player, receiver, video server and PC devices, and web properties that include etailers, portals, ecommerce and information publishing.

Enhanced global presence. Macrovision believes that the digital transformation is occurring worldwide. To best serve broad markets, a vendor must not only supply the right solutions but also have a global market presence and enough mass to be able to meet the diverse needs of the markets. Additionally, a complementary international patent portfolio can enhance the ability to compete in many markets. The combined company will serve an estimated:

•	60.8 million U.S. and 14.8 million international subscribers through its IPG technology (products and licenses)

•	83 million cable and satellite households who receive TV Guide Network

•	77 million IPG licensed households worldwide

•	73 million unique U.S. consumers every week

•	5.1 million monthly unique users to TV Guide online

•	TV Guide On Demand reaching more than 30 million On Demand cable homes

•	A broad set of TV-Guide Mobile subscribers (21 million registered users in Japan)

Its technology will be implemented within:

•	Over 8 billion DVD’s with protection technology (MVSN internal estimate)

•	Every Blu-ray player in the market

•	27 million consumer electronics devices shipped with IPG technology (GMST internal estimate)

And the combined company meta data portfolio will catalog over:

•	1,200,000 albums

•	11 million tracks

•	77,000 artist/actor/actress biographies

•	370,000 movies

•	650,000 images of DVD and CD cover art

•	45,000 video game titles

•	300,000 music and movie reviews

•	50 years of television programming and reviews representing over 1,000,000+ television series episodes.

•	40,000 video game titles

In addition, the combined company will have a patent portfolio of approximately 450 U.S. and 1,900 international patents at the closing of the combination.

Strengthened financial position and predictable revenue streams. The combined company should have increased earnings and cash flows that provide a strong foundation for growth. This includes projected cash flows from operations of more than $200 million in 2009 and lower variable costs. The combined company will also have a predominantly royalty based, recurring revenue stream. Revenues will be based on licensing of patents and guide products, shipments of devices and media, growth in the subscriber bases of our customers and advertising.

Other Factors Considered by the Macrovision Board. In addition to considering the strategic factors outlined above, the Macrovision board considered the following additional factors, all of which it viewed as generally supporting its decision to approve the business combination with Gemstar:

•

historical information concerning Macrovision’s and Gemstar’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the board’s determination as to the relative values of Macrovision, Gemstar and the combined company and which supported the finding of fairness of the transaction price;

•

the results of the due diligence review of Gemstar’s businesses and operations, which review generally informed determination of the relative values of Macrovision, Gemstar and the combined company and which supported the finding of fairness of the transaction price;

•

management’s assessment that the proposed business combination was likely to meet certain criteria—strategic fit, acceptable execution risk, and financial benefits to Macrovision and Macrovision’s stockholders, which assessment was relevant to the likelihood of a successful merger and which assessment supported moving forward with the transaction;

•

the current and prospective competitive environment in which Macrovision operates today and in which it would operate following the combination, which was relevant to Macrovision’s stand-alone operations and the ability of the combined company to compete in the marketplace and which assessment supported moving forward with the transaction;

•

the financial analyses and presentations of Macrovision’s financial advisors and their opinions that the consideration to be paid to the stockholders of Gemstar in the mergers was fair, from a financial point of view, to Macrovision (the written opinions of JPMorgan and Houlihan Lokey are attached as Annexes C and D, respectively, to this joint proxy statement-prospectus and discussed in detail under “Macrovision Proposal 1 and Gemstar Proposal 1: The Merger—Opinions of Macrovision’s Financial Advisors” beginning on page 44), which was relevant to the board determination as to the relative value of Macrovision, Gemstar and the combined company and which supported the finding of fairness of the transaction price;

•	the terms and conditions of the merger agreement, which were relevant to the likelihood of successful consummation of the merger and which supported moving forward with the transaction, including:

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading prices of either company’s stock between signing of the merger agreement and closing;

•	the limited number and nature of the conditions to Gemstar’s obligation to consummate the mergers and the limited risk of non-satisfaction of such conditions;

•	the restrictions on the ability of the parties to entertain third party acquisition proposals, and the payment of termination fees under certain circumstances;

•

the conclusion of Macrovision’s board of directors that the various termination fees, and the circumstances when such fees may be payable, were reasonable in light of the benefits of the mergers and commercial practice, which was relevant to the likelihood of successful consummation of the merger and which supported moving forward with the transaction;

•

the nontaxable treatment of the exchange of Macrovision common stock for Holdings common stock, which was relevant to the board’s determination that the transaction was in the interests of Macrovision’s stockholders and which supported moving forward with the transaction;

•

the determination that an exchange ratio that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the mergers and consistent with market practice for mergers of this type and that a fixed exchange ratio avoids fluctuations caused by near-term market volatility, which was relevant to the likelihood of successful consummation of the merger and which supported moving forward with the transaction; and

•

the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory antitrust approvals without unacceptable conditions, which was relevant to the assessment of more certain completion, reduced market risk due to transaction delays and a shorter path to integrating business operations, and which supported moving forward with the transaction.

Macrovision’s board of directors also considered the potential risks of the mergers and potential conflicts of interest, all of which presented various potential business disruptions and potential adverse effects on Macrovision prior to the completion of the mergers and on the combined company following completion of the mergers and which suggested not to move forward with the transaction, including the following:

•	the challenges of combining the operations of two large businesses with disparate types of operations and effecting certain cultural changes;

•	the possible disruptions from anticipated workforce reductions to be implemented as part of the merger integration plan, or from concerns related thereto among employees of the constituent companies;

•

the risk that anticipated cost savings will not be achieved (or the risk that certain cost savings will adversely affect operating profits), including the failure to successfully exit certain non-strategic business lines or divest certain non-strategic assets;

•	the current and prospective conditions of the credit markets and the ability to secure debt financing;

•	the potential dilution to Macrovision’s stockholders;

•

interests of Macrovision officers/directors, including management positions for certain of Macrovision’s current officers and directors with Holdings after the mergers. (see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Interests of Macrovision Directors and Executive Officers in the Mergers” beginning on page 73);

•	the diversion of management’s attention from other strategic priorities to implement merger integration efforts; and

•

the risk of management’s inability to successfully integrate Gemstar’s operations at the same time or close in time to a large number of other recent and significant acquisitions (All Media Guide Holdings, Inc. (December 2007), Cryptography Research, Inc. assets (November 2007), Mediabolic, Inc. (January 2007)).

In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Macrovision board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Further, the Macrovision board did not find any single factor or set of factors to be dispositive in its decision. In considering the factors described above, individual members of the Macrovision board may have given different weight to different factors. The Macrovision board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Macrovision’s management and Macrovision’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The Macrovision board also considered the experience and expertise of JPMorgan and Houlihan Lokey, its financial advisors, in reviewing quantitative analyses of the financial terms of the mergers. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Opinions of Macrovision’s Financial Advisors” beginning on page 44.

The Macrovision board of directors unanimously approved the merger agreement. The Macrovision board unanimously recommends that holders of Macrovision stock vote “FOR” the issuance of shares by Holdings.

Gemstar’s Reasons for the Gemstar Merger; Recommendation of the Gemstar Merger by the Gemstar Board of Directors

At its meeting on December 6, 2007, as well as the other meetings at which it considered the Gemstar Merger, the Gemstar board of directors consulted with Gemstar management as well as its financial and legal advisors and, at its December 6, 2007 meeting, unanimously determined to approve the merger agreement and recommended that Gemstar stockholders vote for adoption of the merger agreement. In reaching its conclusion to approve the Gemstar Merger and the related transactions and to recommend that the stockholders of Gemstar adopt the merger agreement, the Gemstar board considered the following factors as generally supporting its decision to enter into the merger agreement and related agreements:

The Gemstar board of directors considered the following positive factors relating to the Gemstar Merger:

•

the fact that Gemstar stockholders would receive aggregate consideration for shares of Gemstar common stock at a premium (based on the price of Macrovision stock just prior to the announcement of the transaction) to the trading price of Gemstar common stock prior to the announcement of the transaction; at a 19.7% premium to the closing trading price on the trading day prior to Gemstar’s announcement that it would explore strategic alternatives (including a sale of Gemstar); and at a 29% premium to the average of closing trading prices for the 10 days prior to Gemstar’s announcement that it would explore strategic alternatives;

•

the opportunity for Gemstar stockholders to elect cash or stock consideration, subject to proration, which will enable many stockholders to receive immediate cash value while those stockholders who wish to continue to participate in the combined company will have the chance to do so, and will provide Gemstar stockholders receiving cash consideration with a measure of value assurance in the event of a decline in the price of Macrovision common stock, with the understanding that these benefits may be limited by the proration procedures;

•

the fact that, consistent with its public announcement in early July 2007, Gemstar had conducted a full auction for the sale of the company over many months, had extensive discussions with a large number of interested parties, and that this process had not resulted in offers for an acquisition of the whole company other than Macrovision’s, which led the board to believe that this was the best alternative available for a sale of the entire company;

•

consideration of the alternatives available to Gemstar if it were not to engage in the business combination with Macrovision, including independent pursuit of Gemstar’s business strategy, growth through acquisitions, a leveraged recapitalization, divestiture of specific assets of Gemstar, and a return of stockholder capital, all of which involve meaningful risks and uncertainties and none of which, in the view of Gemstar’s board of directors, were as or more favorable to Gemstar and its stockholders than the business combination with Macrovision as more fully described below;

•

the financial presentation of UBS and its opinion, dated December 6, 2007, to Gemstar’s board of directors as to the fairness, from a financial point of view, of the consideration to be received by holders of Gemstar common stock (other than News Corporation and its affiliates), as more fully described below under “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Opinion of Gemstar’s Financial Advisor” beginning on page 63 and in the written opinion of UBS attached as Annex E to this joint proxy statement-prospectus;

•

the expectation that the mergers will create a combined company with strong and stable earnings and cash flow as a result of the combination of complementary businesses and intellectual property portfolios and a shared vision for providing advanced cross-platform products and services to enhance the consumer entertainment experience;

•

the opportunity to realize significant, and immediate, operational synergies (e.g. headcount reduction and reduced public company costs) by merging two public companies that have significant technology and licensing businesses, which would provide additional value to those of Gemstar’s stockholders who receive Holdings shares in the Gemstar Merger;

•

the right of Gemstar to terminate the merger agreement and accept a superior proposal prior to stockholder approval of the Merger Agreement, subject to payment of a customary break-up fee and certain other conditions and the ability to explore unsolicited proposals which Gemstar may receive that Gemstar’s board of directors determined constituted a superior proposal or could reasonably be expected to lead to a superior proposal;

•

the limited closing conditions in the merger agreement, which should reduce the risk that such conditions would fail to be satisfied and that the transaction would not be completed, as well as the fact that, under certain circumstances, Macrovision would be obligated to pay Gemstar a termination fee;

•	the likelihood that regulatory approvals can be achieved without difficulty or extended delay;

•	the expectation that the exchange of Gemstar common stock solely for Holdings common stock would be nontaxable to Gemstar stockholders who receive Holdings common stock; and

•

the support of News Corporation for the transaction, including the terms of the Voting Agreement, pursuant to which News Corporation has agreed to vote its shares of Gemstar common stock, which represent approximately 41% of the outstanding shares of Gemstar, in favor of the transaction, so long as the Gemstar board of directors has not changed its recommendation, the merger agreement has not been terminated and the Voting Agreement has not otherwise been terminated in accordance with its terms.

The Gemstar board of directors considered the following negative factors relating to the Gemstar Merger:

•

the fact that the value of the transaction will fluctuate with the value of Macrovision stock and would decrease to the extent that the trading value of Macrovision common stock decreases, though this is partially offset by the significant cash component of the compensation offered to Gemstar stockholders in the Gemstar Merger;

•

the challenges inherent in merging the operations of two large companies, including the possibility that management may be distracted from regular business concerns by the integration effort, possible employee uncertainty in connection with the mergers, and potential adverse short-term effects on operating results of the combined company;

•

the uncertainty regarding the availability of debt financing with respect to the cash consideration to be paid to Gemstar stockholders in the Gemstar Merger, including the risk that, despite the limitations on the conditions to financing set forth in the commitment letters provided to Macrovision by JPMorgan and Merrill Lynch, Macrovision would be unable to obtain the financing described in those letters;

•	the ongoing changes to the strategic direction of Macrovision, and the continuing acquisitions and dispositions, other than the mergers, that Macrovision is pursuing;

•	the risks of not realizing the expected cost savings;

•	the risk that certain conditions to closing might not be met;

•	the risk that the relative sizes and equity values of Gemstar and Macrovision could delay or impede the ability of Macrovision to obtain financing and complete the mergers;

•	the expectation that the receipt of cash by holders of Gemstar common stock would be taxable to Gemstar stockholders; and

•

the limitation on Gemstar’s ability to claim damages from Macrovision in the event that the transaction is not completed due to the unavailability of the debt financing, as provided in the merger agreement.

The Gemstar board of directors also considered the following factors relating to the Gemstar Merger:

•

the review and analysis of each of Macrovision’s and Gemstar’s business, financial condition, earnings, risks and prospects, including the results of the due diligence investigation of Macrovision, which was relevant to the fairness of the transaction price, the attractiveness of alternatives available to Gemstar, and the value to Gemstar stockholders who receive Holdings shares in the Gemstar Merger, and which, taken together with the other factors considered by the Gemstar board of directors, contributed positively to the determination that the Gemstar Merger was fair to the stockholders of Gemstar;

•

the historical market prices and trading information with respect to the shares of Gemstar common stock and Macrovision common stock, which was relevant to the fairness of the transaction price and the value to Gemstar stockholders who receive Holdings Shares in the Gemstar Merger, and which, taken together with the other factors considered by the Gemstar board of directors, contributed positively to the determination that the Gemstar Merger was fair to the stockholders of Gemstar;

•

the comparisons of historical financial measures for Gemstar and Macrovision, including earnings and comparisons of historical operational measures for Gemstar and Macrovision, which was relevant for a determination of the fairness of the transaction price, the attractiveness of alternatives available to Gemstar, and the value to Gemstar stockholders who receive Holdings shares in the Gemstar Merger, and which, taken together with the other factors considered by the Gemstar board of directors, contributed positively to the determination that the Gemstar Merger was fair to the stockholders of Gemstar;

•

the fact that Gemstar’s largest stockholder had indicated that it was interested in exploring a sale or other disposition of its ownership interests in Gemstar, which was relevant to an assessment of alternatives available to Gemstar and the likelihood of successful consummation of the transaction, and which supported moving forward with the Gemstar Merger;

•

current and prospective industry, economic and market conditions, and the competitive environment, including the size of Gemstar’s primary competitors, and the prospect of further restructuring and consolidation in the industries in which Gemstar operates, which was relevant to the challenges and risks of alternatives available to Gemstar, and which supported moving forward with the Gemstar Merger;

•

the interests that certain Gemstar executive officers and directors may have with respect to the Gemstar Merger in addition to their interests as Gemstar stockholders, including the possible receipt of substantial financial and other benefits in connection with the Gemstar Merger, which was relevant for an assessment of personal pecuniary interests of such individuals in connection with the proposed transaction (see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Interests of Gemstar Directors and Executive Officers in the Mergers” beginning on page 74), and which did not contribute positively to, but did not undermine, the decision to move forward with the Gemstar Merger;

•

the fact that News Corporation will have certain contractual registration rights with respect to the shares of Holdings common stock it may receive in the Gemstar Merger, which was relevant to the Gemstar board of directors’ determination that equal treatment was being accorded to stockholders in the Gemstar Merger and the assessment of the likely post-closing market dynamics with respect to Holdings shares received in the Gemstar Merger, and which did not contribute positively to, but did not undermine, the decision to move forward with the Gemstar Merger; and

•

the fact that the transaction would require approval of a majority of the Macrovision shares voting at the Macrovision special meeting and two-thirds of the Gemstar shares outstanding, which was relevant to the opportunity for the stockholders to participate in the decision, which supported moving forward with the Gemstar Merger, and to the likelihood of successful consummation of the transaction, which increased the risks of moving forward with the Gemstar Merger.

This discussion of the information and factors considered by the Gemstar board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Gemstar board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Gemstar Merger and the complexity of these matters, the Gemstar board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Gemstar board of directors may have given different weight to different factors.

The Gemstar board of directors unanimously approved the merger agreement. The Gemstar board unanimously recommends that holders of Gemstar common stock vote “FOR” adoption of the merger agreement.

Certain Macrovision Projections

Macrovision makes public only very limited information as to future performance and does not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. The foregoing projections are included in this proxy statement only because this information was provided to Gemstar during negotiations and to JPMorgan and Houlihan Lokey for use in the preparation of their respective fairness opinions. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles (“GAAP”), and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In addition, the projections were prepared prior to the board of directors’ approval of the mergers and, accordingly, do not reflect the effect of such transactions.

The projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Gemstar or its representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

Macrovision believes that the projections prepared were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management’s current view. The projections were disclosed to Gemstar and their representatives at their request as a matter of due diligence and to JPMorgan and Houlihan Lokey for use in preparation of their respective fairness opinions, and are included in this proxy statement on that basis. None of Macrovision or any of its representatives has made or makes any representation to any person regarding the ultimate performance of Macrovision compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

MACROVISION DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

The financial projections set forth below were prepared in October of 2007. Such projections were provided to Macrovision’s board of directors and its financial advisor on November 15, 2007 and were provided to Gemstar.

	Forecast for Fiscal Year Ended December 31,
	2007	2008	2009	2010	2011
	(in millions)
Total Revenues	$285	$326	$369	$417	$473
Total EBITDA	$92	$134	$151	$174	$197

Opinions of Macrovision’s Financial Advisors

JPMorgan

Macrovision retained JPMorgan as its financial advisor in connection with the transaction after having previously worked with them on other transactions. Macrovision selected JPMorgan based on JPMorgan’s experience, reputation and familiarity with the industries in which Macrovision operates. JPMorgan is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

On August 31, 2007, JPMorgan presented a variety of strategic acquisition alternatives for Macrovision at a meeting of Macrovision’s board of directors, including preliminary analysis of a Macrovision/Gemstar combination. Pursuant to an engagement letter dated September 28, 2007, Macrovision retained JPMorgan as its financial advisor in connection with transactions contemplated by the merger agreement and to deliver a fairness opinion in connection with those transactions.

At the meeting of the board of directors of Macrovision on December 6, 2007, JPMorgan rendered its oral opinion to the board of directors of Macrovision that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Holdings, in the mergers was fair, from a financial point of view, to Macrovision. JPMorgan has confirmed its December 6, 2007 oral opinion by delivering its written opinion to the board of directors of Macrovision, dated the same date, that, as of such date, the consideration to be paid by Holdings in the proposed mergers was fair, from a financial point of view, to Macrovision. No limitations were imposed by Macrovision’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated the date of this joint proxy statement-prospectus, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement-prospectus and is incorporated herein by reference. Macrovision’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the board of directors of Macrovision, is directed only to the consideration to be paid by Holdings in the mergers and does not constitute a recommendation to any stockholder of Macrovision as to how such stockholder should vote at the Macrovision Special Meeting. The summary of the opinion of JPMorgan set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•

reviewed a draft dated December 5, 2007 of the Agreement and Plan of Mergers by and among Macrovision Corporation, Gemstar-TV Guide International, Inc., Macrovision Solutions Corporation, Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc.;

•	reviewed certain publicly available business and financial information concerning Macrovision and Gemstar and the industries in which they operate;

•

compared the proposed financial terms of the mergers with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Macrovision and Gemstar with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Macrovision’s common stock and Gemstar’s common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Macrovision and Gemstar relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the mergers; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Macrovision and Gemstar with respect to certain aspects of the mergers, and the past and current business operations of Macrovision and Gemstar, the financial condition and future prospects and operations of Macrovision and Gemstar, the effects of the mergers on the financial condition and future prospects of Macrovision and Gemstar, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Macrovision and Gemstar or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Macrovision or Gemstar under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the synergies referred to above, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Macrovision and Gemstar to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. JPMorgan also assumed that the mergers will have the tax consequences described in discussions with, and materials furnished to us by, representatives of Macrovision, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this joint proxy statement-prospectus and that the final form of the merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan also assumed that the representations and warranties made by Macrovision and Gemstar in the merger agreement were and will be true and correct in all respects material to its analysis. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Macrovision or Gemstar or on the contemplated benefits of the mergers.

The projections furnished to JPMorgan for Macrovision and Gemstar were prepared by the management of Macrovision. Neither Macrovision nor Gemstar publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Holdings in the proposed mergers, and JPMorgan has expressed no opinion as to the fairness of the mergers to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Macrovision or the underlying decision by Macrovision to engage in the mergers. JPMorgan expressed no opinion as to the price at which Macrovision’s common stock or Gemstar’s common stock will trade at any future time, whether before or after the closing of the mergers.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Gemstar

Valuation methodology	Implied equity value per share
Public trading multiples	$4.75 — $ 7.25
Selected transaction analysis	$9.75 — $12.00
Discounted cash flow analysis (stand-alone)	$6.50 — $ 8.75
Discounted cash flow analysis (with synergies)	$7.75 — $10.25
Blended offer price analysis	$6.25 — $ 8.41

Macrovision

Valuation methodology	Implied equity value per share
Public trading multiples	$24.00 — $43.25
Discounted cash flow analysis	$28.00 — $37.50

Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of Gemstar with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Gemstar. The companies selected by JPMorgan were organized into three categories: IP Licensing, Media Networks and Publishing. Companies included in the IP Licensing category included Adobe Systems, Dolby Laboratories, NDS Group and DTS; companies included in the Media Networks category included Viacom, Discovery Communications (Cable Networks business only), EW Scripps (Cable Networks business only) and Crown Media Holdings; companies included in the Publishing category included Lee Enterprises, Media General and Journal Register. These companies were selected, among other reasons, because of their similarities to individual business units of Gemstar. In particular, companies included in the IP Licensing category derive a significant portion of their revenue from licensing intellectual property to consumer electronics manufacturers, have well-tested patent portfolios, have recurring and visible revenues and are generally high-margin businesses; companies included in the Media Networks category provide programming and entertainment content for cable television and derive revenue primarily from affiliate and advertising fees; companies included in the Publishing category engage develop, publish and distribute print media content and derive revenue primarily from subscription and advertising fees. For each comparable company, publicly available estimates of financial performance, including revenue, revenue growth and EBITDA margin, through the twelve months ended December 31, 2007 and December 31, 2008 were measured. JPMorgan selected 2008 EBITDA and 2008 P/E multiples based upon these comparable companies, and these multiples were then applied to Gemstar’s relevant financial metrics, yielding implied trading values for Gemstar’s common stock of approximately $4.75 to $7.25 per share.

Using publicly available information, JPMorgan compared selected financial data of Macrovision with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Macrovision. The companies selected by JPMorgan were organized into two categories: Entertainment and Software. Companies included in the Entertainment category included VeriSign, NDS Group, DivX and OpenTV; companies included in the Software category included BMC Software, Digital River and Aladdin Knowledge Systems. These companies were selected, among other reasons, because of their similarities to individual business units of Macrovision. In particular, companies included in the Entertainment category develop technologies to protect and enhance content and to enhance content consumption, generate revenue from licensing their intellectual property and serve many of the same customers as Macrovision; companies included in the Software category develop software management and licensing solutions for enterprises and independent software vendors, have large installed bases and have a business model based upon license and maintenance revenue. For each comparable company, publicly available estimates of financial performance, including revenue, revenue growth and EBITDA margin, through the twelve months ended December 31, 2007 and December 31, 2008 were measured. JPMorgan selected 2008 EBITDA and 2008 P/E multiples based upon these comparable companies, and these multiples were then applied to Macrovision’s relevant financial metrics, yielding implied trading values for Macrovision’s common stock of approximately $24.00 to $43.25 per share.

The publicly traded comparable companies for Gemstar and Macrovision were selected by JPMorgan based on the businesses in which they are engaged, their similarities to individual business units of Gemstar or Macrovision and their enterprise values, and not based on the statistics analyzed. No companies selected by JPMorgan were used in the analysis other than the companies disclosed. No companies used as a comparison were either identical or directly comparable to Gemstar or Macrovision. These analyses necessarily involve complex considerations and judgments concerning the financial and operating characteristics and other factors that could affect the public trading values of companies concerned.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions with respect to the Guidance & Technology Solutions and Media Networks businesses. Specifically, JPMorgan reviewed the following transactions: Dolby Laboratories/Coding Technologies ($250 million), Nokia/NAVTEQ ($7.60 billion), Kudelski/OpenTV ($428 million), Qualcomm/Flarion ($759 million), Adobe Systems/Macromedia ($3.08 billion), Harris/Encoda Systems ($340 million), Liberty Media/OpenTV ($257 million), VeriSign/Illuminet ($1.15 billion), News Corp./Gemstar TV-Guide ($31.64 billion), NBC/Oxygen Media ($875 million), Comcast/E! Networks ($3.11 billion), Time Warner/Court TV ($1.43 billion), NBC/Vivendi Universal Entertainment ($13.82 billion), Liberty Media/QVC ($7.85 billion), Viacom/Comedy Central ($1.23 billion), NBC/Bravo ($1.25 billion), New York Times/ Discovery Civilization Channel ($100 million), Vivendi Universal Entertainment/USA Networks assets ($12.38 billion), Viacom/BET ($3.00 billion) and Disney/Fox Family Worldwide ($3.46 billion). The transactions selected included strategic acquisitions since 2000 in the relevant industry sectors, included acquisitions made by companies contained in JPMorgan’s comparable companies groups and had various mixtures of cash/stock consideration. The above transactions are not necessarily similar in structure to the present transaction because the transactions were not selected on the basis of structural similarities. Other transactions JPMorgan contemplated for the analysis were completed prior to 2000 and deemed less comparable due to the timeframe. JPMorgan applied a range of 2008 EBITDA multiples derived from such analysis to Gemstar’s businesses, and arrived at an estimated range of equity values for Gemstar’s common stock of between $9.75 and $12.00 per share.

The comparable transactions were selected by JPMorgan based on the businesses and industries in which the companies were engaged, their similarities to individual business units of Gemstar or Macrovision and their enterprise values, and not based on the statistics analyzed. No transactions selected by JPMorgan were used in the analysis other than the transactions disclosed. No transactions used as a comparison were either identical or directly comparable to the contemplated transaction. These analyses necessarily involve complex considerations and judgments concerning the financial and operating characteristics and other factors that could affect the acquisition values of companies concerned.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully-diluted equity value per share for Gemstar’s common stock. JPMorgan calculated the free cash flows, consisting of cash flow from operations less capital expenditures and net interest expense that Gemstar is expected to generate during fiscal years 2008 through 2017 based upon financial projections prepared by the management of Macrovision through the years ended 2017. JPMorgan also calculated a range of values for Gemstar’s free cash flows beyond 2017 by applying a perpetual growth rate ranging from 3.5% to 4.5% on the estimated free cash flows generated in 2017. This range of growth rates was chosen because JPMorgan felt that it was a reasonable estimate of Gemstar’s growth potential in the long-term. The free cash flows were then discounted to present values using a range of discount rates from 11.0% to 13.0%. This range was chosen based upon the results of a weighted average cost of capital analysis that considered the risk of Gemstar’s business and its peers relative to the market under a range of capital structures. This analysis yielded a range of 10.3% to 13.6% from which a midpoint of 12.0% was selected as the center of the range for the discount rate used in the discounted cash flow analysis. The present value of the free cash flows was then adjusted for Gemstar’s current excess cash, option exercise proceeds and total debt. Based on the adjusted management projections, a discount rate ranging from 11.0% to 13.0% and a perpetual growth rate from 3.5% to 4.5%, the discounted cash flow analysis indicated a range of equity values of between $6.50 and $8.75 per share of Gemstar’s common stock on a stand-alone basis (i.e., without synergies). Separately, JPMorgan valued synergies provided by Macrovision for 2008 through 2011 including one-time restructuring costs. JPMorgan calculated the free cash flows from the synergies in a 4-year discounted cash flow analysis and applied a perpetual growth rate of 3.0% to the estimated free cash flow of synergies in 2011 to calculate a value of the synergies for free cash flows beyond 2011. The free cash flows of the synergies were then discounted at 10.0%. The synergy value and the value of Gemstar’s common stock on a stand-alone basis yielded a valuation between $7.75 and $10.25 per share of Gemstar’s common stock. The discount rate of 10.0% was chosen by JPMorgan because the synergies are comprised primarily of cost synergies, which were deemed to have a higher likelihood of realization than the free cash flows of Gemstar as there is more certainty in Macrovision’s ability to achieve these synergies. These theoretical values implied by the discounted cash flow analysis with and without synergies fell within the range of equity values arrived at by analyzing public trading multiples, selected transaction analysis and an implied blended offer price, and confirmed JPMorgan’s determination of fairness rendered in its opinion.

JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Macrovision’s common stock. JPMorgan calculated the free cash flows that Macrovision is expected to generate during fiscal years 2008 through 2017 based upon financial projections prepared by the management of Macrovision through the years ended 2017. JPMorgan also calculated a range of values on the free cash flows of Macrovision beyond 2017 by applying a perpetual growth rate ranging from 3.0% to 4.0% on the estimated free cash flow of Macrovision in 2017. This range of growth rates was chosen because JPMorgan felt that it was a reasonable estimate of Macrovision’s growth potential in the long-term. The free cash flows were then discounted to present values using a range of discount rates from 11.0% to 13.0%. This range was chosen based upon the results of a weighted average cost of capital analysis that considered the risk of Macrovision’s business and its peers relative to the market under a range of capital structures. This analysis yielded a range of 10.1% to 13.3% from which a midpoint of 12.0% was selected as the center of the range for the discount rate used in the discounted cash flow analysis. The present value of the free cash flows was then adjusted for Macrovision’s current excess cash, option exercise proceeds and total debt. Based on the adjusted management projections, a discount rate ranging from 11.0% to 13.0%, and a perpetual growth rate from 3.0% to 4.0%, the discounted cash flow analysis indicated a range of equity values of between $28.00 and $37.50 per share of Macrovision’s common stock on a stand-alone basis. This theoretical value implied by the discounted cash flow analysis fell within the range of equity values arrived at analyzing public trading multiples and confirmed JPMorgan’s determination of fairness rendered in its opinion.

Exchange Ratio Analysis. JPMorgan analyzed the historical range of exchange ratios (Gemstar share price divided by Macrovision share price) in comparison to the exchange ratio in the contemplated merger as a means by which to further scrutinize the fairness of the transaction. JPMorgan calculated the average historical exchange ratios of Gemstar common stock to Macrovision common stock based on the closing prices of Gemstar common stock and Macrovision common stock over the 30-day, 60-day, 90-day and 180-day periods ended November 30, 2007. This analysis indicated that the average historical exchange ratios for such periods were 0.249x, 0.260x, 0.255x and 0.217x, respectively, and the range of historical exchange ratios for the period from November 30, 2006 to November 30, 2007 was 0.111x to 0.295x. The 0.2548x exchange ratio in the contemplated merger fell within the range of exchange ratios analyzed and confirmed JPMorgan’s determination of fairness rendered in its opinion.

Blended Offer Price Analysis. JPMorgan conducted an analysis of blended offer price implied by the equity value per share arrived at in the public trading multiples and discounted cash flow analysis for Macrovision and Gemstar. For each methodology, the valuation contemplated a $6.35 cash election and applied an exchange ratio of 0.2548x Macrovision share of common stock per Galaxy share of common stock for the stock portion of consideration. The analysis indicated a range of $6.25 to $8.41 for the blended offer price for Gemstar shares. The blended offer price analysis fell within the range of equity values arrived at by analyzing Gemstar’s implied equity value utilizing the various other methodologies described above and confirmed JPMorgan’s determination of fairness rendered in its opinion.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Macrovision or Gemstar, and none of the selected transactions reviewed was identical to the mergers. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Macrovision or Gemstar. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Macrovision and Gemstar, and the transactions compared to the mergers.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Macrovision with respect to the mergers and to deliver an opinion to Macrovision’s board of directors with respect to the mergers on the basis of such experience and its familiarity with Macrovision.

For services rendered in connection with the mergers, Macrovision has agreed to pay JPMorgan compensation of $14 million, the majority of which is contingent upon consummation of the mergers. In addition, Macrovision has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws. Finally, as noted below, JPMorgan and certain of its affiliates are arranging and providing a portion of the financing being used by Holdings to effect the Gemstar Merger, in exchange for reasonable and customary compensation.

JPMorgan and its affiliates have performed in the past, and may continue to perform, certain services for Macrovision and its affiliates, all for customary compensation. Specifically, in August 2006, JPMorgan acted as sole book-running manager and stabilization agent for Macrovision’s $240 million convertible senior notes issuance. JPMorgan and its affiliates have provided in the past, and may continue to provide, investment banking services to News Corporation, a 41% owner of Gemstar, and certain of its subsidiaries. Specifically, JPMorgan acted as financial advisor to News Corporation on several transactions, including the following: (i) $6.0 billion exchange for the publicly-held interest in Fox Entertainment Group (March 2005), (ii) $580 million acquisition of Intermix Media, Inc. (July 2005), (iii) agreement to swap its stake in DirecTV and other assets in exchange for Liberty Media Corporation’s stake in News Corporation (December 2006) and (iv) $5.6 billion acquisition of Dow Jones & Company (August 2007). In addition, JPMorgan acted as co-arranger for News Corporation’s $2.25 billion 5-year revolving credit facility (May 2007) and sole book running manager for the $1.25 billion senior notes issuance (November 2007). Finally, JPMorgan and certain of its affiliates are arranging and providing a portion of the financing being utilized by Holdings to effect the Gemstar Merger. In the ordinary course of their businesses, any of JPMorgan and its affiliates may actively trade the debt and equity securities of Macrovision, News Corporation or Gemstar for its own account or for the accounts of customers and, accordingly, any of them may at any time hold long or short positions in such securities.

Houlihan Lokey

Macrovision retained Houlihan Lokey to give a second opinion on fairness to provide another perspective on the matter in light of JPMorgan’s financial interest in the combination of the mergers. Macrovision selected Houlihan Lokey based on Houlihan Lokey’s experience, reputation and familiarity with the industries in which Macrovision and Gemstar operates. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

On November 14, 2007 the board of directors of Macrovision Corporation retained Houlihan Lokey to render an opinion as to whether, as of the date of such opinion, the aggregate cash and stock consideration to be paid to holders of Gemstar common stock in the transaction is fair to Macrovision from a financial point of view. No limitations were imposed by Macrovision’s board of directors upon Houlihan Lokey with respect to the analyses used, investigations made or procedures followed by it in rendering its opinion.

On December 6, 2007, Houlihan Lokey delivered to Macrovision’s board of directors its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion and described below, that the consideration to be paid to holders of Gemstar common stock in the transaction is fair to Macrovision from a financial point of view.

A copy of Houlihan Lokey’s written opinion is attached to this joint proxy statement-prospectus as Annex D and is incorporated into this joint proxy statement-prospectus by reference. Holders of Macrovision’s common stock are encouraged to read this opinion carefully and in its entirety. The following description of the opinion of Houlihan Lokey is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

In connection with rendering its opinion, Houlihan Lokey, among other things:

•

reviewed Gemstar’s annual reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and Gemstar’s quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007;

•

reviewed Macrovision’s annual reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and Macrovision’s quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007;

•

spoke with certain members of the management of Gemstar regarding the operations, financial condition, future prospects and projected operations and performance of Gemstar and the transaction, and spoke with representatives of Gemstar’s independent accounting firm, investment bankers and counsel regarding Gemstar, the transaction and related matters;

•

spoke with certain members of the management of Macrovision regarding operations, financial condition, future prospects and projected operations and performance of Macrovision and the transaction, and spoke with the representatives of Macrovision’s independent accounting firm, investment bankers and counsel regarding Macrovision, the transaction and related matters;

•	reviewed drafts of the merger agreement;

•

reviewed financial forecasts and projections prepared by the managements of Gemstar and Macrovision, respectively, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects, strategic benefits and other Synergies expected by the management of Macrovision to result from the transaction (which are referred to in this joint proxy statement-prospectus as Synergies), as well as financial forecasts and projections that are publicly available with respect to Gemstar and Macrovision for the fiscal years ended December 31, 2007 and 2008, and discussed all of the foregoing forecasts and projections with the managements of Gemstar and Macrovision, respectively;

•	reviewed the historical market prices and trading volume for Macrovision’s and Gemstar’s publicly traded securities for the past five years;

•

reviewed certain other financial data for certain companies that Houlihan Lokey deemed relevant and transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant, including for companies in related industries to Gemstar and Macrovision; and

•	conducted such other financial studies, analyses and inquiries and considered such other information as Houlihan Lokey deemed appropriate.

The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the delivery of its opinion to Macrovision’s board of directors. The financial analyses summarized below were based upon market prices as of November 30, 2007 unless otherwise noted. The financial analyses summarized below include information presented in tabular format. In order fully to understand the financial analyses used by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

Implied Consideration

Based on the number of outstanding shares of Gemstar common stock on a fully-diluted basis, Houlihan Lokey calculated the aggregate implied equity value of the consideration payable in the merger to be approximately $2,768 million. Houlihan Lokey also calculated the implied enterprise value (which is defined as equity value plus debt less cash) of Gemstar to be approximately $2,201 million.

Summary of Material Financial Analyses

Following is a list of the material financial analyses used by Houlihan Lokey and the implied values per share or exchange ratio suggested by each of the analyses. Each of these financial analyses are described in further detail below. The analyses listed below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

	Macrovision	Gemstar
Historical Trading Analysis	$22.00 –$30.73	$3.09 –$7.15
Comparable Company Analysis	$17.00 –$31.14	$4.00 –$8.16
Precedent Merger and Acquisition Analysis	$16.00 –$32.70	$4.00 –$7.80
Premiums Paid Analysis	N/A	$5.87 –$8.26
Discounted Cash Flow	$19.15 –$35.48	$4.27 –$9.47

Relative Valuation Analyses	Implied Exchange Ratio
Instant Transaction Value	0.2548x
Relative Trading Value	0.1727x – 0.2374x
Relative Comparable Company Analysis	0.1286x – 0.4801x
Relative Comparable Acquisition Analysis	0.1222x – 0.4875x
Relative Discounted Cash Flow Analysis	0.1411x – 0.4292x

Use of Discount Rates and Growth Rates

Houlihan Lokey selected certain discount rates and growth rates for its discounted cash flow analyses, which are described in further detail below. Houlihan Lokey applied a discount range of 12% to 16% for Macrovision based on Macrovision’s and its comparable companies’ weighted average cost of capital. Houlihan Lokey used growth rates based on data provided by the management of Macrovision and publicly available Wall Street estimates. These growth rates were selected for the discounted cash flow analysis of Macrovision because Houlihan Lokey felt that they were reasonable estimates of Macrovision’s growth potential in the long term.

Houlihan Lokey applied a discount range of 12% to 16% for Gemstar based on Gemstar’s and its comparable companies’ weighted average cost of capital. Houlihan Lokey used growth rates based on data provided by the management of Gemstar, the management of Macrovision, and publicly available Wall Street estimates. These growth rates were selected for the discounted cash flow analysis of Gemstar because Houlihan Lokey felt that they were reasonable estimates of Gemstar’s growth potential in the long term.

Historical Trading Analysis

Houlihan Lokey reviewed the price performance, trading volume and stock trading history of Macrovision and Gemstar common stock over selected periods as shown below. Houlihan Lokey presented the stock trading information contained in the following table for the period ended November 30, 2007:

	Macrovision	Gemstar
Closing price on November 30, 2007	$24.92	$5.90
1 week closing average	24.81	5.49
1 month closing average	25.57	5.86
3 months closing average	24.67	6.41
6 months closing average	25.66	5.97
1 year closing average	25.81	5.03
2 year closing average	23.74	4.09
5 year closing average	21.93	4.37
1 year high closing	30.73	7.15
1 year low closing	22.00	3.09

Comparable Company Analysis

Macrovision. Houlihan Lokey compared financial information and valuation ratios relating to Macrovision to corresponding data and ratios from sixteen publicly traded companies Houlihan Lokey deemed to be comparable to Macrovision. This group was comprised of:

• Adobe Systems Incorporated	• NDS Group Plc

• Avid Technology, Inc.	• OpenTV Corp.

• DivX, Inc.	• RealNetworks, Inc.

• Dolby Laboratories, Inc.	• Sonic Solutions

• DTS, Inc.	• SRS Labs, Inc.

• Verisign, Inc.	• BMC Software, Inc.

• ActivIdentity Corp.	• Digital River, Inc.

• Aladdin Knowledge Systems Ltd.	• Secure Computing Corporation

Houlihan Lokey selected this group based on their businesses and the industries in which they operate and were not based on statistics analyzed. Specifically, Houlihan Lokey applied the following criteria:

•	publicly traded companies that are engaged in providing systems software; and

•	companies that Houlihan Lokey deemed similar to Macrovision’s business.

After applying these criteria, there were no additional companies identified by Houlihan Lokey that were not included in this comparable company analysis. Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of Macrovision common stock. A number of statistics including multiples of 2007 and 2008 revenue and 2007 and 2008 EBITDA were used for the comparable company analysis. These statistics were analyzed after the comparable companies were identified. All multiples were based on Macrovision’s closing stock price on November 30, 2007. All forward looking data was based on publicly available Wall Street research analyst estimates. This analysis produced implied per share values for Macrovision ranging from a low of $17.00 to a high of $31.14, with the median implied per share values ranging from $19.04 to $30.67 and mean implied per share values ranging from $19.13 to $30.30.

Gemstar. Houlihan Lokey compared financial information and valuation ratios relating to Gemstar to corresponding data and ratios from twelve publicly traded companies Houlihan Lokey deemed to be comparable to Gemstar. This group was comprised of:

• Adobe Systems Incorporated	• Hearst—Argyle Television, Inc.

• Dolby Laboratories, Inc.	• Cox Radio, Inc.

• NDS Group Plc	• Crown Media Holdings, Inc.

• DivX, Inc.	• Lee Enterprises, Inc.

• DTS, Inc.	• Media General, Inc.

• SRS Labs, Inc.	• Journal Register Company

Houlihan Lokey selected this group based on their businesses and the industries in which they operate and were not based on statistics analyzed. Specifically, Houlihan Lokey applied the following criteria:

•	publicly traded companies that are engaged in IP licensing, media networks, or publishing; and

•	companies that Houlihan Lokey deemed similar to Gemstar’s business.

After applying these criteria, there were no additional companies identified by Houlihan Lokey that were not included in this comparable company analysis. Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of Gemstar common stock. A number of statistics including multiples of 2007 and 2008 revenue and 2007 and 2008 EBITDA were used for the comparable company analysis. These statistics were analyzed after the comparable companies were identified. All multiples were based on Gemstar’s closing stock price on November 30, 2007. All forward looking data was based on publicly available Wall Street research analyst estimates with the exception of Gemstar’s projected 2007 EBITDA, which was based on management estimates. This analysis produced implied per share values for Gemstar ranging from a low of $4.00 to a high of $8.16, with the median implied per share values ranging from $4.56 to $7.46 and mean implied per share values ranging from $4.47 to $7.44.

Relative Comparable Company Analysis. Houlihan Lokey compared the high and low implied per share equity values computed for Macrovision and Gemstar as described above to derive implied exchange ratios ranging from a low of 0.1286x to a high of 0.4801x.

Precedent Merger and Acquisition Analysis

Macrovision. Houlihan Lokey reviewed 22 acquisition transactions that it deemed to be comparable to the proposed transaction based on the businesses and industries of the companies involved, dates of announcement and other criteria but not based on statistics analyzed. Specifically, it selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving companies with primary SIC codes similar to that of Macrovision;

•	transactions involving the companies comparable to Macrovision that are identified above;

•	transactions in which the company being acquired had a business that Houlihan Lokey deemed to be similar to Macrovision’s business;

•	transactions announced between January 1, 2001 and November 30, 2007; and

•	transactions that were not share repurchases or acquisitions of a minority interest.

Houlihan Lokey reviewed transactions with a variety of structures and mixtures of cash and stock consideration, including transactions involving both strategic and private equity acquirors. The structure of the selected transactions may not be similar to the present transaction because the transactions selected were not chosen on the basis of any structural similarities. After applying these criteria, there were no additional transactions identified by Houlihan Lokey that were not included in this precedent merger and acquisition analysis. The following is a list of the comparable transactions Houlihan Lokey used in its analysis:

Acquiror	Target
Macrovision Corporation	SPDC (BD+) (from CRI)
Macrovision Corporation	All Media Guide, LLC
Vector Capital	SafeNet Inc.
Symantec Corporation	Altiris Inc.
Macrovision Corporation	Mediabolic, Inc.
SafeNet Inc.	Rainbow Technologies Inc.
International Business Machines Corp.	Internet Security Systems Inc.
EMC Corporation	RSA Security Inc.
Macrovision Corporation	eMeta Corporation
Thomson Multimedia Ltd.	Canopus Co., Ltd.
Autodesk Inc.	Alias Systems Corp.
Harris Corp.	Leitch Technology Corp.
Macrovision Corporation	Trymedia Systems, Inc.
Adobe Systems Inc.	Macromedia Inc.
Avid Technology Inc.	Pinnacle Data Systems Inc.
InterVideo Inc.	Ulead Systems Inc.
Avid Technology Inc.	M-Audio L.L.C.
Sonic Solutions	Roxio Consumer Software Inc.
Accel – KKR	Alias Systems Corp.
Avid Technology Inc.	NxN Software Ltd.
Eastman Kodak Co.	Laser-Pacific Media Corp.
Thomson Multimedia Ltd.	Grass Valley Group Inc.

For each of the selected transactions Houlihan Lokey calculated the following: the ratio of the transaction value to last twelve months’ revenue, the ratio of the transaction value to next twelve months’ revenue, the ratio of the transaction value to last twelve months’ EBITDA, and the ratio of the transaction value to next twelve months’ EBITDA.

Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of Macrovision common stock ranging from a low of $16.00 to a high of $32.70, with median implied per share values ranging from $17.93 to $28.41 and mean implied per share values ranging from $17.63 to $29.23.

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Macrovision, such as the impact of competition on Macrovision and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Macrovision or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Gemstar. Houlihan Lokey reviewed 20 acquisition transactions that it deemed to be comparable to the proposed mergers based on the businesses and industries of the companies involved, dates of announcement and other criteria but not based on statistics analyzed. Specifically, it selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving companies with primary SIC codes similar to that of Gemstar;

•	transactions involving the companies comparable to Gemstar that are identified above;

•	transactions in which the company being acquired had a business that Houlihan Lokey deemed to be similar to Gemstar’s business;

•	transactions announced between January 1, 2003 and November 30, 2007; and

•	transactions that were not share repurchases or acquisitions of a minority interest.

Houlihan Lokey reviewed transactions with a variety of structures and mixtures of cash and stock consideration, including transactions involving both strategic and private equity acquirors. The structure of the selected transactions may not be similar to the present transaction because the transactions selected were not chosen on the basis of any structural similarities. After applying these criteria, there were no additional transactions identified by Houlihan Lokey that were not included in this precedent merger and acquisition analysis. The following is a list of the comparable transactions Houlihan Lokey used in its analysis:

Acquiror	Target
Macrovision Corporation	SPDC (BD+) (from CRI)
Dolby Laboratories, Inc.	Coding Technologies, Inc.
Macrovision Corporation	All Media Guide, LLC
MIPS Technologies, Inc.	Chipidea Microelectronica
Microsoft Corporation	aQuantive Inc.
WPP Group plc	24/7 Real Media Inc.
Sirius Satellite Radio Inc.	XM Satellite Radio Holdings, Inc.
Macrovision Corporation	Mediabolic, Inc.
Corel Corporation	InterVideo Inc.
Macrovision Corporation	eMeta Corporation
Thomson Multimedia Ltd.	Canopus Co., Ltd.
Autodesk Inc.	Alias Systems Corp.
Harris Corp.	Leitch Technology Corp.
Macrovision Corporation	Trymedia Systems, Inc.
Adobe Systems Inc.	Macromedia Inc.
Avid Technology Inc.	Pinnacle Data Systems Inc.
Avid Technology Inc.	M-Audio L.L.C.
Accel – KKR	Alias Systems Corp.
Avid Technology Inc.	NxN Software Ltd.
Eastman Kodak Co.	Laser-Pacific Media Corp.

For each of the selected transactions Houlihan Lokey calculated the following: the ratio of the transaction value to last twelve months’ revenue, the ratio of the transaction value to next twelve months’ revenue, the ratio of the transaction value to last twelve months’ EBITDA, and the ratio of the transaction value to next twelve months’ EBITDA.

Houlihan Lokey compared the resulting multiples of selected valuation data to multiples for Gemstar derived from the value payable in the Gemstar Merger.

Houlihan Lokey applied the resulting multiples of selected valuation data to derive implied equity values per share of Gemstar common stock ranging from a low of $4.00 to a high of $7.80, with median implied per share values ranging from $4.55 to $7.34 and mean implied per share values ranging from $4.45 to $7.35.

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Gemstar, such as the impact of competition on Gemstar and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Gemstar or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Relative Comparable Acquisition Analysis. Houlihan Lokey compared the high and low implied per share equity values computed for Macrovision and Gemstar as described above to derive implied exchange ratios ranging from a low of 0.1222x to a high of 0.4875x.

Premiums Paid Analysis

Houlihan Lokey reviewed publicly available information for the same twenty completed acquisition transactions that it deemed to be comparable to the Gemstar Merger to determine the implied premiums (or discounts) payable in the transactions over (or below) recent trading prices.

Houlihan Lokey also reviewed publicly available information for 14 merger of equals transactions that it deemed to be comparable to the proposed transaction. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions within the technology industry in which the target retained at least 35% common stock ownership;

•	transactions announced between January 1, 2001 and November 30, 2007; and

•	transactions that were not share repurchases or acquisitions of a minority interest.

After applying these criteria, there were no additional transactions identified by Houlihan Lokey that were not included in this analysis. The following is a list of the merger of equals transactions Houlihan Lokey used in its analysis. The structure of the selected transactions may not be similar to the present transaction because the transactions selected were not chosen on the basis of any structural similarities:

Acquiror	Target
Sirius Satellite Radio, Inc.	XM Satellite Radio Holdings, Inc.
Alcatel SA	Lucent Technologies, Inc.
Symantec Corporation	Veritas AG
Sprint Corporation	Nextel Communications, Inc.
SmartForce PLC	SkillSoft Corporation
Western Multiplex Corporation	Proxim Corporation
Brooks Automation, Inc.	Pri Automation, Inc.
Globespan, Inc.	Virata Corporation
Genesis Microchip, Inc.	Sage, Inc.
Hewelett-Packard Company	Compaq Computer Corporation
Sanmina Corporation	SCI Systems, Inc.
TriQuint Semiconductor, Inc.	Sawtek, Inc.
Kana Communications, Inc.	Broadbase Software, Inc.
BreezeCOM Ltd.	Floware Wireless Systems, Inc.

Houlihan Lokey performed its analysis on the foregoing transactions and derived implied equity values per share of Gemstar common stock based on the premiums (or discounts) paid in these transactions ranging from a low of $5.87 to a high of $8.26, with median implied per share values ranging from $6.05 to $7.71 and mean implied per share values ranging from $6.12 to $7.79.

In evaluating the precedent transactions, Houlihan Lokey made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Gemstar, such as the impact of competition on Gemstar and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Gemstar or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Macrovision. Houlihan Lokey performed a discounted cash flow analysis for Macrovision in which it calculated the present value of the projected future cash flows of Macrovision using Macrovision’s management’s projections and publicly available Wall Street financial estimates and estimates of long term growth rates. Houlihan Lokey estimated a range of theoretical values for Macrovision based on the net present value of its implied annual cash flows and a terminal value for Macrovision in 2013 calculated based upon a multiple of revenue and a multiple of EBITDA. Houlihan Lokey applied a range of discount rates of 12% to 16% and a range of terminal value multiples of 2.25x to 3.75x of projected 2013 revenue and 8.00x to 10.00x of projected 2013 EBITDA. This analysis resulted in implied per share values of Macrovision ranging from a low of $19.15 to a high of $35.48.

This range of values implied by the discounted cash flow analysis was consistent with the ranges of implied per share values of Macrovision calculated in Houlihan Lokey’s other analyses of Macrovision and confirmed Houlihan Lokey’s opinion as to whether the aggregate cash and stock consideration to be paid to holders of Gemstar common stock in the transaction is fair to Macrovision from a financial point of view. Houlihan Lokey used the discounted cash flow analysis as one of the financial analyses it considered in rendering its opinion. It was used with the other analyses described and was not relied upon as a single factor in the evaluating the fairness of the transaction from a financial point of view. Discounted cash flow analysis is a widely used valuation methodology which necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of Macrovision.

Gemstar. Houlihan Lokey performed a discounted cash flow analysis for Gemstar in which it calculated the present value of the projected future cash flows of Gemstar using Gemstar’s management’s projections, Macrovision’s adjusted Gemstar projections, and publicly available Wall Street financial estimates and estimates of long term growth rates. Houlihan Lokey estimated a range of theoretical values for Gemstar based on the net present value of its implied annual cash flows and a terminal value for Gemstar in 2013 calculated based upon a multiple of revenue and a multiple of EBITDA. Houlihan Lokey applied a range of discount rates of 12% to 16% and a range of terminal value multiples of 2.25x to 3.75x of projected 2013 revenue and 12.00x to 14.00x of projected 2013 EBITDA. This analysis resulted in implied per share values of Gemstar ranging from a low of $4.27 to a high of $9.47.

This range of values implied by the discounted cash flow analysis was consistent with the per share transaction value and the ranges of implied per share values of Gemstar calculated in Houlihan Lokey’s other analyses of Gemstar and confirmed Houlihan Lokey’s opinion as to whether the aggregate cash and stock consideration to be paid to holders of Gemstar common stock in the transaction is fair to Macrovision from a financial point of view. Houlihan Lokey used the discounted cash flow analysis as one of the financial analyses it considered in rendering its opinion. It was used with the other analyses described and was not relied upon as a single factor in the evaluating the fairness of the transaction from a financial point of view. Discounted cash flow analysis is a widely used valuation methodology which necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of Gemstar.

Relative Discounted Cash Flow Analysis. Houlihan Lokey compared the high to low implied per share equity values computed for Macrovision and Gemstar as described above to derive implied exchange ratios ranging from a low of 0.1411x to a high of 0.4292x.

Relative Trading Value

Houlihan Lokey analyzed the exchange ratio for this transaction against the ratio resulting from selected historical relative closing stock prices for Macrovision and Gemstar. Houlihan Lokey examined the ratio implied by the one week, one month, six month, one year, two year, and five year closing stock prices for Macrovision and Gemstar. For comparative purposes, Houlihan Lokey assumed a 100% stock transaction. This analysis produced the following ratios of relative value and premiums (discounts) to the merger exchange ratio:

	Historical Relative Trading Values and Implied Premium (Discount)
			1 Week		1 Month		6 Month		1 Year		2 Year		5 Year
Average Relative Trading Price Ratios			0.2213	x	0.2325	x	0.2374	x	0.1977	x	0.1727	x	0.2024	x
Implied Offer Premiums (Discounts)			15.1%		9.6%		7.3%		28.9%		47.6%		25.9%
Exchange Ratio	0.2548	x

Pro Forma Analyses

Houlihan Lokey analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2008 to calendar year 2011 using publicly available Wall Street estimates, Macrovision management projections, Gemstar management projections, and Macrovision’s adjusted projections for Gemstar. Including the Synergies, Houlihan Lokey determined that the transaction could be accretive for calendar year 2009 to the projected stand-alone earnings per share of Macrovision using Wall Street estimates. Next, including the Synergies, Houlihan Lokey determined that the transaction could be accretive for calendar year 2009 to the projected stand-alone earnings per share of Macrovision using Macrovision management estimates with Macrovision’s adjusted projections for Gemstar. Finally, including the Synergies, Houlihan Lokey determined that the transaction could be accretive for calendar year 2008 to the projected stand-alone earnings per share of Macrovision using Macrovision management estimates with Gemstar management estimates.

Houlihan Lokey analyzed the expected contributions of each of Macrovision and Gemstar to revenue and EBITDA of the combined company for calendar year 2007 to calendar year 2011 based on the same Wall Street estimates as described above, Macrovision management projections as described above, Gemstar management projections as described above, and Macrovision’s adjusted projections for Gemstar as described above, and without including possible Synergies and other transaction related expenses. The analysis indicated that Macrovision would contribute to the combined entity revenue between 30.9% and 33.3% and EBITDA between 30.7% and 48.4% for calendar years 2007 to 2011. For comparative purposes, in its pro forma analyses, Houlihan Lokey computed the ownership percentage assuming a 100% stock transaction.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In reaching its conclusion as to the fairness to Macrovision from a financial point of view of the merger consideration to be paid in the transaction and in its presentation to Macrovision’s board of directors, Houlihan Lokey did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Houlihan Lokey believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the analyses and factors would create a misleading view of the processes underlying the opinion. The substance of the Houlihan Lokey opinion was approved by a committee authorized to approve opinions of this nature.

In its analysis, Houlihan Lokey made numerous assumptions with respect to Gemstar and Macrovision, the proposed transaction, industry performance, general business, economic, market and financial conditions and other matters. The estimates contained in such analyses of Houlihan Lokey are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Gemstar, Macrovision or the transaction, respectively. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Macrovision and Gemstar were compared and other factors that could affect the public trading value of such companies.

For purposes of its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey was advised by the managements of Gemstar and Macrovision, and Houlihan Lokey assumed, without independent verification, that the financial forecasts and projections prepared by the managements of Gemstar and Macrovision, respectively, and reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Gemstar and Macrovision, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. With respect to the publicly available financial forecasts and projections for Gemstar and Macrovision, Houlihan Lokey reviewed and discussed such forecasts with the managements of Gemstar and Macrovision and assumed, with Macrovision’s board of directors’ consent, that such forecasts and projects represented reasonable estimates and judgments of the future financial results and condition of Gemstar and Macrovision, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they were based. Furthermore, upon the advice of management of Macrovision, Houlihan Lokey assumed that the analyses and forecasts with respect to the Synergies reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Macrovision and that the Synergies would be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to such analyses, forecasts or Synergies or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Gemstar or Macrovision since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or facts that would make any of the information reviewed by it incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Gemstar or Macrovision is a party (other than as specifically described in the opinion with respect to the transaction). Houlihan Lokey also relied upon, without independent verification, the assessment of the management of Macrovision of: (i) Gemstar’s existing technology, products and services; and (ii) the validity of, and risks associated with, Gemstar’s existing and future technologies, products, services and intellectual property. In addition, Houlihan Lokey relied upon, without independent verification, the assessment of the management of Macrovision as to their ability to integrate the businesses of Gemstar and Macrovision.

For purposes of its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to therein were and would remain true and correct, (b) each party to all such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied without waiver thereof, and (d) the transaction would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to it, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Macrovision’s board of directors’ consent, that the transaction, with both mergers taken together, would be treated as a transaction described in Section 351 of the Code and the regulations promulgated thereunder, and that the merger of Macrovision and Mars Merger Sub would qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Gemstar or Macrovision, or otherwise have an adverse effect on Gemstar or Macrovision or any expected benefits of the transaction. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the draft merger agreement would not differ in any material respect from the last draft provided to it on December 5, 2007.

In connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Gemstar, Macrovision or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Gemstar or Macrovision was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Gemstar or Macrovision was or may have been a party or is or may be subject.

Houlihan Lokey had not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transaction or any alternatives to the transaction, (b) negotiate the terms of the transaction, or (c) advise Macrovision’s board of directors or any other party with respect to alternatives to the transaction. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, December 6, 2007. Houlihan Lokey had not undertaken, and was under no obligation, to update, revise, reaffirm or withdraw its opinion based on events occurring or facts and circumstances existing after December 6, 2007, or otherwise comment on or consider events occurring or facts and circumstances existing after December 6, 2007. Houlihan Lokey was not expressing any opinion as to what the value of Holdings common stock actually would be when issued pursuant to the transaction or the price or range of prices at which Holdings common stock, Macrovision common stock or Gemstar common stock may trade at any time.

Houlihan Lokey had not been requested to opine as to, and its opinion did not express an opinion as to or otherwise address: (i) the underlying business decision of Macrovision to proceed with or effect the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the transaction or otherwise (other than the Gemstar Merger consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the transaction (other than the Gemstar Merger consideration to the extent expressly specified herein), or the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Macrovision, (iv) the relative merits of the transaction as compared to any alternative business strategies that might exist for Macrovision or the effect of any other transaction in which Macrovision might engage, (v) the tax or legal consequences of the transaction to Gemstar, Macrovision, their respective security holders or any other party, (vi) the solvency, creditworthiness or fair value of Gemstar or Macrovision under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters or (vii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of Macrovision, any class of such persons or any other party, relative to the compensation to or consideration payable to or received by the public stockholders of Macrovision or any other party in connection with the transaction or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey had relied, with Macrovision’s board of directors’ consent, on the assessment by Gemstar and Macrovision and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Gemstar, Macrovision and the transaction.

Under the terms of the engagement letter, Macrovision agreed to pay Houlihan Lokey a fee of $1,000,000 for rendering its opinion, which is not contingent upon the successful completion of the transaction. Whether or not the transaction is consummated, Macrovision has agreed to pay the reasonable out-of-pocket expenses of Houlihan Lokey and to indemnify Houlihan Lokey against certain liabilities incurred. These liabilities include liabilities under the federal securities laws relating to or arising out of Houlihan Lokey’s engagement. The terms of the fee arrangement with Houlihan Lokey were negotiated at arm’s length between Macrovision and Houlihan Lokey, and the full board of directors of Macrovision was aware of such fee arrangements.

Other than the preparation of the opinion in connection with the transactions and as discussed below, during the two years preceding the date of such opinion, Houlihan Lokey has not had any material relationship with any party to the transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to Gemstar, for which it has received, and may receive, compensation. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to Gemstar in the future, for which Houlihan Lokey and such affiliates may receive compensation.

The Macrovision board of directors retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with transactions such as the mergers and because Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

Certain Gemstar Projections

Gemstar makes public only very limited information as to future performance and does not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. The projections below are included in this proxy statement only because this information was provided to Macrovision during negotiations and to UBS for use in its fairness opinion. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles (“GAAP”), and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In addition, the projections were prepared prior to the board of directors’ approval of the merger and, accordingly, do not reflect the effect of such transactions.

The projections also reflect numerous assumptions made by management including assumptions with respect to general business, economic, market and financial conditions and other matters including effective tax rates and interest rates and the anticipated amount of borrowings, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Gemstar or its representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

Gemstar believes that the projections were prepared in good faith at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of management’s current view. The projections were disclosed to Macrovision and its representatives at their request as a matter of due diligence and to UBS use in preparation of its fairness opinion, and are included in this proxy statement on that basis. None of

Gemstar or any of its representatives has made or makes any representation to any person regarding the ultimate performance of Gemstar compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

GEMSTAR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

The financial projections set forth below were initially prepared in the spring of 2007, and the projections for the year ended December 31, 2007 and December 31, 2008 were updated in November 2007 based on Gemstar’s then current forecast for 2007 and annual budgeting process for 2008. Such projections were provided to Gemstar’s board of directors and its financial advisor on November 29, 2007, and were provided to Macrovision. Macrovision and its financial advisors applied discounts to these projections before using them in their financial analyses. These discounts adjusted projections on certain growth initiatives, metrics improvements in certain business units and licensing growth. As to revenues, the discounts were approximately .6% for 2007, 2% for 2008, 5% for 2009, 6.6% for 2010, and 9.5% for 2011. As to Adjusted EBITDA, the discounts were approximately 3.5% for 2007, 8% for 2008, 14.6% for 2009, 16.3% for 2010, and 19.8% for 2011.

(in millions)	Year Ended December 31,
	2007	2008	2009	2010	2011
Revenues	630.0	702.5	806.9	918.0	1053.7
Adjusted EBITDA (1)	97.4	167.5	245.9	338.0	445.2
EBIT	55.3	114.2	197.7	293.0	402.8

Excluding net amortization of deferred revenue:
Revenues	576.9	639.8	753.7	863.0	1013.5
Adjusted EBITDA (1)	44.3	104.7	192.7	283.0	405.0

(1)	Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization and impairment of intangible assets. Further, Adjusted EBITDA in 2007 excludes the benefits of reversing accrued expenses related to a patent rights agreement for a former CEO of $10.7 million.

Opinion of Gemstar’s Financial Advisor

Opinion of Gemstar’s Financial Advisor

Gemstar retained UBS as its financial advisor in connection with a review of strategic alternatives pursuant to an engagement letter dated May 10, 2007. Gemstar selected UBS based on UBS’s experience, reputation and familiarity with the industries in which Gemstar operates. UBS is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

On December 6, 2007, at a meeting of Gemstar’s board of directors held to evaluate the proposed merger, UBS delivered to Gemstar’s board of directors an oral opinion, confirmed by delivery of a written opinion, dated December 6, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in UBS’ opinion, the consideration to be received by the holders of Gemstar common stock (other than News Corporation and its affiliates) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex E and is incorporated into this joint proxy statement-prospectus by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by holders of Gemstar common stock (other than News Corporation and its affiliates) and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Gemstar or Gemstar’s underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction. Holders of Gemstar common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

UBS has consented to the inclusion of its opinion as Annex E to, and reference thereto under the headings “Summary—The Mergers” and “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers” in, this joint proxy statement-prospectus. By giving such consent, UBS does not thereby admit that it is an expert with respect to any part of this registration statement on Form S-4 of which this joint proxy statement-prospectus forms a part within the meaning of the term “expert” as used in, or that it comes within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to Gemstar and Macrovision;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Macrovision that were provided to UBS by the management of Macrovision and not publicly available, including financial forecasts and estimates prepared by the management of Macrovision;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Gemstar that were provided to UBS by the management of Gemstar and not publicly available, including financial forecasts and estimates prepared by the management of Gemstar;

•	reviewed certain estimates of synergies prepared by the management of Macrovision that were provided to UBS by the management of Macrovision and not publicly available;

•	conducted discussions with members of the senior managements of Gemstar and Macrovision concerning the businesses and financial prospects of Gemstar, Macrovision and Holdings;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Gemstar common stock and Macrovision common stock;

•	considered certain pro forma effects of the merger on Macrovision’s financial statements;

•	reviewed a draft, dated December 4, 2007, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At the request of Gemstar’s board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Gemstar and held discussion with certain of these parties prior to the date of the opinion.

In connection with UBS’ review, with the consent of Gemstar’s board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of Gemstar’s board of directors, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of Gemstar’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemstar or Macrovision, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, UBS assumed, at the direction of Gemstar’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective company and such synergies and pro forma effects. In addition, UBS assumed with the approval of Gemstar’s board of directors that the financial forecasts and estimates, including synergies, referred to above would be achieved at the times and in the amounts projected. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At the direction of Gemstar’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the consideration to the extent expressly specified in its opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. UBS expressed no opinion as to what the value of Holdings common stock would be when issued pursuant to the merger or the prices at which Gemstar common stock, Macrovision common stock or Holdings common stock would trade at any time. UBS assumed, with the consent of Gemstar’s board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS examined, (ii) the parties to the merger agreement would comply with all the material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Holdings, Macrovision, Gemstar and/or the merger. Except as described above, Gemstar imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to Gemstar’s board of directors, UBS performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to Gemstar, Macrovision or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performances of Gemstar and Macrovision provided by the managements of Gemstar and Macrovision in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gemstar and Macrovision. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The consideration to be received by holders of Gemstar common stock in the merger was determined through negotiation between Gemstar and Macrovision and the decision by Gemstar to enter into the merger was solely that of Gemstar’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Gemstar’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Gemstar’s board of directors or management with respect to the merger or the consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Gemstar’s board of directors in connection with UBS’ opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis for Gemstar

UBS reviewed and compared selected financial information for Gemstar with corresponding financial information for the following selected publicly traded companies deemed relevant by UBS to Gemstar’s guidance technology & solutions, media networks and publishing segments with enterprise values of at least $96.0 million:

Guidance Technology & Solutions

•	QUALCOMM Incorporated

•	Dolby Laboratories, Inc.

•	NDS Group plc

•	Macrovision Corporation

•	Kudelski SA

•	TiVo Inc.

•	DivX, Inc.

•	DTS, Inc.

•	OpenTV Corp.

Media Networks

•	Viacom Inc.

•	Discovery Holding Company

•	IAC/InterActiveCorp

•	The E.W. Scripps Company

•	Crown Media Holdings, Inc.

Publishing

•	Gannett Co., Inc.

•	Meredith Corporation

•	PRIMEDIA Inc.

The publicly traded companies above were selected by UBS based on their businesses, the industries in which they operate and their enterprise values, and not based on the statistics analyzed below. There were no selected companies used in this analysis other than the ones disclosed. For each of the selected public companies, UBS considered, among other things, (1) diluted equity value (computed using closing stock price as of November 30,

2007), (2) enterprise value (calculated as diluted equity value, plus book value of total debt, book value of minority interests and preferred stock at liquidation value, less cash and cash equivalents), (3) enterprise value as a multiple of estimated calendar years 2007, 2008 and 2009 revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA and (4) closing stock price as of November 30, 2007 as a multiple of estimated calendar years 2007, 2008 and 2009 earnings per share, commonly referred to as EPS. UBS then compared the multiples derived for the selected public companies with corresponding multiples implied for Gemstar based on the closing prices of Gemstar common stock as of July 9, 2007 (the day before Gemstar’s public announcement that it would explore strategic alternatives) and November 30, 2007 and based on the consideration to be received by holders of Gemstar common stock (the stock form of such consideration was valued, for the purposes of such calculations, as 0.2548 shares of Macrovision stock at its closing price on November 30, 2007 of $24.92, or $6.35 per share of Gemstar common stock, equal to the per share cash consideration). Financial data for the selected public companies were based on the most recent available filings with the Securities and Exchange Commission and on estimates for calendar years 2007, 2008 and 2009 from selected publicly available research analysts’ estimates. Financial data for Gemstar were based on the most recent filings with the Securities and Exchange Commission for the most recent period preceding the relevant date. Share count and option data for Gemstar provided by Gemstar management. Estimated revenue and EBITDA data for Gemstar were based on information provided by Gemstar both on an unadjusted basis and on a basis excluding the effect on Gemstar’s financial statements of the amortization of deferred revenues related to Gemstar’s pre-paid contracts, (referred to herein as “cash basis”). Estimated EPS data for Gemstar were based on the International Brokers’ Estimate System’s estimates and on the International Brokers’ Estimate System’s estimates adjusted, as described above, to cash basis. This analysis indicated the following implied mean, median, high and low multiples for the selected public companies (generally excluding multiples greater than 75.0x and less than zero as being not meaningful because such multiples were significantly higher than the others or derived from negative financial numbers and accordingly, such multiples do not constitute valuation benchmarks), as compared to corresponding multiples implied for Gemstar based on the closing prices of Gemstar common stock as of July 9, 2007 and as of November 30, 2007 and on the consideration to be received by holders of Gemstar common stock in the merger:

	Enterprise Value as Multiple of:						Equity Value as Multiple of:
	Estimated Revenue			Estimated EBITDA			Estimated EPS
	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009
Implied Multiples for Gemstar Based on Closing Stock Prices as of:
November 30, 2007	3.2	2.9	2.5	20.8	12.1	8.2	36.9	28.1	21.9
July 9, 2007	2.9	2.6	2.2	18.5	10.8	7.3	33.4	25.4	19.8

Implied Gemstar Multiples Based on the Consideration
Unadjusted	3.5	3.2	2.8	22.9	13.3	9.1	39.7	30.2	23.5
Cash Basis	3.9	3.5	3.0	50.4	21.3	11.6	n.m.	n.m.	43.5

Guidance Technology & Solutions
Mean	4.7	4.0	3.5	17.1	13.3	10.1	28.3	22.4	24.1
Median	4.0	3.3	3.0	14.2	12.8	8.9	23.2	20.0	21.7

Media Networks
Mean	3.8	3.3	3.0	10.7	9.5	15.4	18.5	16.2	14.4
Median	3.1	2.9	2.7	9.9	9.0	8.7	17.9	15.9	13.9

Publishing
Mean	1.8	1.7	1.8	8.7	7.4	6.3	12.1	11.7	8.1
Median	1.8	1.7	1.8	9.0	7.7	6.3	12.1	12.7	8.1

All Companies
High	10.7	8.9	7.7	27.4	20.8	42.3	57.0	36.0	44.4
Low	0.9	0.8	0.7	6.2	6.3	5.4	8.3	8.1	7.4

Selected Public Companies Analysis for Macrovision

UBS also reviewed and compared selected financial information for Macrovision with corresponding financial information for the following selected publicly traded companies deemed relevant by UBS to Macrovision’s digital entertainment and content protection and software segments:

Digital Entertainment and Content Protection (IPR and Software Licensing)

•	Adobe Systems Incorporated

•	VeriSign, Inc.

•	Dolby Laboratories, Inc.

•	NDS Group plc

•	Kudelski SA

•	DivX, Inc.

•	DTS, Inc.

Software

•	BMC Software, Inc.

•	Digital River, Inc.

•	Aladdin Knowledge Systems Ltd.

For each of the selected public companies, UBS considered, among other things, (1) diluted equity value (computed using closing stock price as of November 30, 2007), (2) enterprise value (calculated as diluted equity value, plus book value of total debt, book value of minority interests and preferred stock at liquidation value, less cash and cash equivalents), (3) enterprise value as a multiple of estimated calendar years 2007, 2008 and 2009 revenue and EBITDA and (4) closing stock price as of November 30, 2007 as a multiple of estimated calendar years 2007, 2008 and 2009 EPS. UBS then compared the multiples derived for the selected public companies with corresponding multiples implied for Macrovision based on the closing prices of Macrovision common stock as of November 30, 2007. Financial data for the selected public companies and Macrovision were based on the most recent available filings with the Securities and Exchange Commission and on estimates for calendar years 2007, 2008 and 2009 from selected publicly available research analysts’ estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected public companies, as compared to corresponding multiples implied for Macrovision based on the closing price of Macrovision common stock on November 30, 2007:

	Enterprise Value as Multiple of:						Equity Value as Multiple of:
	Estimated Revenue			Estimated EBITDA			Estimated EPS
	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009	Calendar Year 2007	Calendar Year 2008	Calendar Year 2009
Implied Multiples for Macrovision Based on Closing Stock Price of November 30, 2007	4.0	3.3	3.0	12.6	9.9	7.3	17.5	14.7	12.5
Digital Entertainment and Content Protection
Mean	6.1	5.2	4.3	18.7	14.8	12.4	32.5	25.2	20.4
Median	6.8	6.1	4.3	19.8	14.9	12.2	30.3	22.8	21.5
Software
Mean	3.1	2.8	2.5	11.7	9.8	6.8	20.9	17.9	15.5
Median	3.2	2.8	2.4	10.6	8.6	6.8	20.6	17.1	15.0
All Companies
High	10.7	8.9	7.7	27.4	20.8	17.9	57.0	36.0	29.0
Low	1.2	1.1	1.0	8.1	6.8	5.4	11.5	10.4	8.1

Selected Transactions Analysis

UBS reviewed and compared selected financial information for Gemstar with corresponding financial information for the following selected transactions involving companies deemed relevant by UBS to Gemstar’s guidance technology & solutions, media networks and publishing segments announced between August 1, 2002 (or April 18, 2005 in the case of guidance technology & solutions) and November 8, 2007 with enterprise values of at least $55.0 million:

				Total Enterprise Value as a Multiple of Revenue				Total Enterprise Value as a Multiple of EBITDA				Total Enterprise Value as Multiple of EBIT
Acquiror	Target	Date Announced	Enterprise Value (Millions)	Latest 12 Months		Estimated Next 12 Months		Latest 12 Months		Estimated Next 12 Months		Latest 12 Months		Estimated Next 12 Months
Guidance Technology & Solutions
Dolby Laboratories, Inc.	Coding Technologies AB	11/08/07	$250.0	13.7	x	12.5	x	na		na		na		na
TomTom N.V.	Tele Atlas N.V.	11/07/07	4171.4	9.9	x	6.7	x	32.0	x	23.2	x	55.2	x	34.4	x
Nokia Corporation	NAVTEQ Corporation	10/01/07	8003.0	11.1	x	8.6	x	36.8	x	27.7	x	39.6	x	34.1	x
EchoStar Communications Corporation	Sling Media, Inc.	9/24/07	380.0	na		na		na		na		na		na
LM Ericsson Telefon AB	TANDBERG Television Ltd.	2/26/07	1400.3	3.6	x	3.2	x	17.2	x	15.2	x	19.0	x	16.8	x
Kudelski SA	OpenTV Corp. (purchase of controlling stake)	10/18/06	504.0	4.4	x	4.0	x	76.7	x	nm		nm		nm
Cisco Systems, Inc.	Scientific-Atlanta, Inc.	11/18/05	6865.7	2.7	x	2.4	x	12.1	x	11.2	x	14.7	x	13.2	x
Adobe Systems Incorporated	Macromedia, Inc.	4/18/05	3414.9	7.3	x	6.1	x	32.1	x	24.5	x	40.3	x	30.1	x

Media Networks
NBC Universal, Inc.	Oxygen Media LLC	10/09/07	875.0	na		na		nm		nm		na		na
Comcast Corporation	FSN Bay Area & FSN New England	4/30/07	1045.1	na		na		nm		14.9	x	na		na
Comcast Corporation	E! Entertainment Television, Inc.	11/22/06	3113.9	na		na		13.3	x	nm		na		na
The Weinstein Company LLC / Hubbard Media Group LLC (Subsidiary of Hubbard Broadcasting, Inc.)	Ovation TV	8/29/06	55.0	na		na		nm		nm		na		na
Time Warner Cable Inc.	Court TV	5/12/06	1470.0	na		na		nm		17.7	x	na		na
Fox Cable Networks, Inc.	Turner South (owned by Turner Broadcasting Systems, Inc.)	2/23/06	375.0	na		na		nm		nm		na		na
CBS Corporation	CSTV Networks, Inc.	11/03/05	325.0	na		na		nm		nm		na		na
Providence Equity Partners LLC / 3i Group plc / David Elstein	Crown Media Holdings, Inc.	2/23/05	242.0	na		na		nm		nm		na		na
The E.W. Scripps Company	Great American Country, Inc.	11/13/04	140.0	na		na		nm		nm		na		na
Comcast Corporation	Encore ICCP (subsidiary of Liberty Media Corporation)	7/21/04	481.0	na		na		nm		nm		na		na
Comcast Corporation	TechTV, Inc.	3/25/04	300.0	na		na		nm		nm		na		na
Cablevision Systems Corporation	American Movie Classics, The Independent Film Channel, & WOMEN’S ENTERTAINMENT	6/30/03	2500.0	na		na		15.0	x	14.0	x	na		na
Viacom Inc.	Comedy Central	4/22/03	2450.0	na		na		27.8	x	19.3	x	na		na
NBC Universal, Inc.	Bravo (owned by Cablevision Systems Corporation)	11/04/02	1250.0	na		na		26.6	x	21.9	x	na		na
Viacom Inc.	Noggin	8/01/02	200.0	na		na		nm		nm		na		Na

Publishing
Ripplewood Holdings LLC	The Reader’s Digest Association, Inc.	11/16/06	2376.4	1.0	x	na		13.8	x	na		na		na
Prism Business Media, Inc.	Penton Media, Inc.	11/01/06	502.5	2.5	x	na		11.5	x	na		na		na
Wenner Media LLC	US Weekly	8/06/06	600.0	na		na		na		na		na		na
Wasserstein & Co., LP	PRIMEDIA Business Information	8/08/05	385.0	1.7	x	na		9.9	x	na		na		na
Meredith Corporation	Select Gruner & Jahr USA Publishing Co. titles (Parents, Child, Fitness, and Family Circle Magazines)	6/08/05	350.0	na		na		na		na		na		na
Evercore Partners, Inc./ Thomas H. Lee Partners LP	American Media, Inc.	2/25/03	1500.0	2.8	x	na		8.3	x	na		na		na
American Media, Inc.	Weider Publications, Inc.	11/27/02	350.0	na		na		12.7	x	na		na		na

The transactions in the “Selected Transactions Analysis” were selected by UBS based on the businesses and industries of the companies involved and their enterprise values, and not based on the statistics analyzed below. The structure of the respective selected transactions may not be similar to the present transaction because the transactions selected were not chosen on the basis of any structural similarities. There were no selected transactions used in this analysis other than the ones disclosed. In its review of selected guidance technology & solutions transactions, UBS considered the total enterprise value of each of the selected transactions as a multiple of revenue, EBITDA and EBIT for the latest 12 months and estimated for the next 12 months, each as of the time of the respective transaction, to the extent such data were publicly available. In its review of selected media networks transactions, UBS considered the total enterprise value of each of the selected transactions as a multiple of EBITDA for the latest 12 months and estimated for the next 12 months, each as of the time of the respective transaction, to the extent such data were publicly available. In its review of selected publishing transactions, UBS considered the total enterprise value of each of the selected transactions as a multiple of revenue and EBITDA for the latest 12 months as of the time of the respective transaction, to the extent such data were publicly available. UBS then compared the multiples derived from the selected transactions with the corresponding multiples implied in the merger for Gemstar using enterprise values based on the consideration, calculated as described above. With respect to the selected transaction analysis, UBS did not perform a premium analysis. Multiples for the selected transactions were based on publicly available information and selected publicly available research analysts’ estimates as of the time of announcement of the respective transaction. Multiples for Gemstar were based on estimated revenue, EBITDA and EBIT data for Gemstar provided by the management of Gemstar both on an unadjusted basis and on a cash basis, derived as described above. This analysis indicated the following implied multiples for the selected transactions (generally excluding multiples greater than 75.0x and less than zero as being not meaningful) because such multiples were significantly higher than the others or derived from negative financial numbers, as compared to the corresponding multiples implied in the merger for Gemstar based on the consideration to be received by holders of Gemstar common stock:

	Total Enterprise Value as a Multiple of Revenue		Total Enterprise Value as a Multiple of EBITDA		Total Enterprise Value as Multiple of EBIT
	Latest 12 Months	Estimated Next 12 Months	Latest 12 Months	Estimated Next 12 Months	Latest 12 Months	Estimated Next 12 Months
Guidance Technology & Solutions
Mean	7.5	6.2	34.5	20.4	33.8	25.7
Median	7.3	6.1	32.0	23.2	39.6	30.1
High	13.7	12.5	76.7	27.7	55.2	34.4
Low	2.7	2.4	12.1	11.2	14.7	13.2
Media Networks
Mean	—	—	20.7	17.6	—	—
Median	—	—	20.8	17.7	—	—
High	—	—	27.8	21.9	—	—
Low	—	—	13.3	14.0	—	—
Publishing
Mean	2.0	—	11.2	—	—	—
Median	2.1	—	11.5	—	—	—
High	2.8	—	13.8	—	—	—
Low	1.0	—	8.3	—	—	—
Implied Gemstar Multiples Based on the Consideration
Unadjusted	3.5	3.2	22.9	13.3	40.4	19.5
Cash Basis	3.9	3.5	50.4	21.3	n.m.	43.4

Discounted Cash Flow Analyses

UBS performed a discounted cash flow analysis of Gemstar and analyzed the implied equity value per share of Gemstar common stock without giving effect to the transaction. In addition, UBS analyzed the potential difference between the equity value per share of Gemstar common stock implied by the discounted cash flow analysis without giving effect to the transaction and the implied DCF value of the consideration to be received per share of Gemstar common stock implied by the discounted cash flow analysis of Holdings after giving effect to the transaction, assuming, for the purposes of this analysis, that (i) each Gemstar stockholder is prorated and receives an identical ratio of cash and shares of Holdings common stock in the merger, and (ii) the transaction is completed as of December 31, 2007.

Gemstar

UBS performed a discounted cash flow analysis of Gemstar, without giving effect to the transaction, using projections and financial information through 2011 (the “projection period”) provided by the management of Gemstar. UBS calculated a range of implied present values of free cash flows for Gemstar for the projection period using discount rates ranging from 14.5% to 16.5% based on its estimated weighted average cost of capital. The estimated weighted average cost of capital used to determine the range of discount rates used in the discounted cash flow analysis represents the estimated cost of equity and debt for the company as of the date of the opinion, given the nature of its assets and business, and takes into consideration an estimate of the optimal capital structure for the business. UBS calculated the weighted average cost of capital for the company based on an analysis of the cost of debt and cost of equity of the company and similar companies. UBS calculated a range of terminal values for Gemstar based on multiples of 2011 EBITDA (calculated on a cash basis derived as described above and excluding the projected cost of stock-based compensation) ranging from 7.0 to 9.0. The estimated terminal values were then discounted to implied present values as of December 31, 2007 using discount rates ranging from 14.5% to 16.5% based on its estimated weighted average cost of capital. For each combination of discount rate and terminal value multiple, UBS added the implied present value of free cash flows to the implied present value of the terminal value to arrive at a range of implied enterprise values as of December 31, 2007 for Gemstar. For each combination of discount rate and terminal value multiple, UBS then calculated an implied value of the common equity of Gemstar as the implied enterprise value less the book value of debt and minority interests plus Gemstar’s cash and cash equivalents as of September 30, 2007 based on the most recent available filing with the Securities and Exchange Commission. Implied discounted cash flow values per share of Gemstar common stock as of December 31, 2007 were calculated using a share count reflecting diluted common shares of Gemstar based on the treasury stock method, as provided by the management of Gemstar. This analysis resulted in a range of implied equity values per share of Gemstar common stock of approximately $5.66 to $6.96. The implied value of per share of Gemstar common stock in the merger was $6.35 (i) assuming that each Gemstar stockholder is prorated and receives an identical ratio of cash and shares of Holdings common stock in the merger and (ii) using the closing price of Macrovision common stock on November 30, 2007.

Holdings

UBS performed a discounted cash flow analysis of Holdings using projections for Gemstar provided by the management of Gemstar, projections for Macrovision provided by the management of Macrovision and estimated synergies through 2011, referred to above, provided by the management of Macrovision. UBS calculated a range of implied present values of free cash flows for Holdings, including such synergies, for the projection period using discount rates ranging from 13.5% to 15.5% based on its estimated weighted average cost of capital. UBS calculated a range of terminal values for Holdings based on multiples of 2011 EBITDA (calculated including estimated synergies and excluding the projected cost of stock-based compensation) ranging from 7.5 to 9.5. The estimated terminal values were then discounted to implied present values as of December 31, 2007 using discount rates ranging from 13.5% to 15.5% based on its estimated weighted average cost of capital. For each combination of discount rate and terminal value multiple, UBS added the implied present value of the free cash flows (including estimated synergies) to the implied present value of the terminal value to arrive at a range of implied enterprise values as of December 31, 2007 for Holdings, inclusive of estimated synergies, based on the assumption, for the purposes of this analysis, that the transaction would be completed as of December 31, 2007. For each combination of discount rate and terminal value multiple, UBS then calculated an implied value of the common equity of Holdings as the implied enterprise value less the book value of Holdings’ pro forma debt and minority interests plus Holdings’ pro forma cash and cash equivalents as of December 31, 2007 as projected by the managements of Gemstar and Macrovision. UBS then calculated implied discounted cash flow values per share of Holdings common stock as of December 31, 2007 using a share count for Holdings calculated as the number of diluted common shares of Macrovision utilizing the treasury stock method, based on the most recent available filings with the Securities and Exchange Commission, each of which shares was assumed, for the purposes of this analysis, to be outstanding as of the close, and thus converted on a one-for-one basis into shares of Holdings common stock, plus the shares of Holdings common stock to be issued to Gemstar stockholders pursuant to the merger. For each combination of discount rate and terminal value multiple, UBS then calculated the implied DCF value of the consideration to be received per share of Gemstar common stock implied by the discounted cash flow analysis of Holdings after giving effect to the transaction, assuming, for the purposes of this analysis, that (i) each Gemstar stockholder is prorated and receives an identical ratio of cash and shares of Holdings common stock in the merger, and (ii) the transaction is completed as of December 31, 2007. This analysis resulted in a range of implied equity values, per share of Gemstar common stock to be converted into Holdings stock, of approximately $6.40 to $7.46. The implied value of per share of Gemstar common stock in the merger was $6.35 (i) assuming that each Gemstar stockholder is prorated and receives an identical ratio of cash and shares of Holdings common stock in the merger and (ii) using the closing price of Macrovision common stock on November 30, 2007.

Other

UBS reviewed the publicly available historical trading prices for Gemstar’s common stock and noted that the merger consideration represents the following premiums:

	Price	At Market	At Merger Consideration
Current (November 30, 2007)	$5.90	—	7.6%
Unaffected (pre-announcement)	5.34	10.5%	18.9%
Unaffected 10-Day Average	5.01	17.7%	26.7%
Unaffected 30-Day Average	4.83	22.1%	31.4%
Unaffected 60-Day Average	4.65	26.8%	36.5%
Unaffected 90-Day Average	4.50	31.3%	41.3%
Unaffected 180-Day Average	4.07	45.0%	56.1%
Unaffected 1 Year Average	3.80	55.4%	67.4%

UBS also provided the Gemstar board of directors with supplemental information regarding the premiums paid in the following transactions: IBM/Cognos, Danaher/Tektronix, SAP/Business Objects, Nokia/Navteq, Bain and Huawei/3Com, Arris/C-Cor, Acer/Gateway, RF Micro Devices/Sirenza Microdevices, Fiserv/Checkfree, Hewlett Packard/Opsware, Comm-Scope/Andrew Corporation, Western Digital Corp/Komag, Royal Philips/Color Kinetics, Cybersource Corp/Authorize.Net Holdings, Silver Lake and TPG/Avaya, Flextronics International/Solectron, Thomas H Lee Partners and Fidelity Nat’l Financial/Ceridian, Microsoft/Aquantive, WPP Group/24/7 Real Media, Blackstone/Alliance Data Systems, Silver Lake/Acxiom, Pearson/eCollege, Mitel Networks/Inter-Tel, CSC/Covansys, Software AG/webMethods, KKR/First Data Corp., Hellman & Friedman/Kronos, Cerberus Capital Management/Affiliated Computer Services, Cisco Systems/WebEx, Vector Capital/SafeNet, Oracle/Hyperion Solutions, Equifax/TALX, Verint Systems/Witness Systems, Caritor/Keane, Symantec/Altiris, Publicis Groupe/Digitas, Ericsson/Redback, LSI Logic Corporation/Agere Systems and Intuit/Digital Insight.

UBS was not requested to, and did not in connection with its fairness opinion, perform a sum of the parts analysis. UBS did not deem such analysis appropriate in light of the fact that the board determined to explore a sale of the entire company and not parts as discussed in the background of the merger section.

Miscellaneous

Under the terms of UBS’ engagement, Gemstar has agreed to pay UBS a fee of 0.55% of the equity value of Gemstar pursuant to the transaction, as of the closing of the transaction, for its financial advisory services in connection with the merger, $500,000 of which was payable on execution of the engagement letter, $750,000 of which was payable in connection with UBS’ opinion and the remainder of which is contingent upon completion of the merger. In addition, Gemstar has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Gemstar and/or Macrovision and, accordingly, may at any time hold a long or short position in such securities. Gemstar selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Interests of Macrovision Directors and Executive Officers in the Mergers

Interests of Macrovision Directors and Executive Officers. In considering the recommendation of the board of directors of Macrovision to vote for the proposal to issue shares in connection with the mergers, stockholders of Macrovision should be aware that members of the Macrovision board of directors and members of Macrovision’s executive management have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of Macrovision’s stockholders. The Macrovision board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the Macrovision stockholders that they vote to issue shares in connection with the mergers. The material relationships, agreements or arrangements that provide Macrovision’s directors and executive officers with such interests are summarized below.

Macrovision Management Positions. The merger agreement provides that Alfred J. Amoroso, Macrovision’s current President and Chief Executive Officer and a director, will be the President and Chief Executive Officer and a director of Holdings, Macrovision and Gemstar after the mergers, that James Budge, Macrovision’s current Chief Financial Officer, will become Chief Financial Officer and a director of Macrovision and Gemstar after the mergers, and StephenYu, Macrovision’s current Executive Vice President, General Counsel and Corporate Secretary, will become the Executive Vice President, General Counsel and Corporate Secretary and a director of Macrovision and Gemstar after the mergers. In addition, other members of Macrovision management will serve in senior management positions at Holdings. The directors of Macrovision shall become the directors of Holdings, provided that immediately following the completion of the Macrovision Merger and Gemstar Merger, Holdings shall take all necessary action to obtain the resignation of certain of Holdings directors to allow for four directors to be designated by Macrovision and three directors, acceptable to Macrovision, to be designated by Gemstar to be appointed to the Holdings board of directors. For further information, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Board of Directors and Management After the Mergers” beginning on page 76.

Macrovision Stock Options and Restricted Shares. Upon the completion of the Macrovision Merger, each option to purchase shares of Macrovision common stock (whether vested or unvested) will be converted into the right to purchase an equivalent number of shares of Holdings common stock at an exercise price per share equal to the exercise price per share of the Macrovision common stock subject to the option before the conversion and will continue to be governed by its applicable terms (including vesting requirements).

In addition, each restricted share of Macrovision common stock and any purchase right under the Macrovision 1996 Employee Stock Purchase Plan will be converted on a one-for-one basis into a restricted share or purchase right of Holdings and will continue to be governed by its applicable terms.

For additional information about options, restricted shares, and purchase rights held by certain Macrovision directors and executives, see “Stock Ownership of Management and Certain Beneficial Owners” beginning on page 118. For additional information on the effect of the Macrovision Merger on stock options and restricted shares held by Macrovision directors and executives, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Treatment of Stock Options, Restricted Shares and other Stock-Based Awards” beginning on page 92.

Interests of Gemstar Directors and Executive Officers in the Mergers

Interests of Gemstar Directors and Executive Officers. In considering the recommendation of the board of directors of Gemstar to vote for the proposal to adopt the merger agreement, stockholders of Gemstar should be aware that members of the Gemstar board of directors and members of Gemstar’s management team have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of Gemstar’s stockholders. The Gemstar board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the Gemstar stockholders that they vote to adopt the merger agreement. The material relationships, agreements or arrangements that provide Gemstar’s directors and executive officers with such interests are summarized below.

Change in Control Severance Benefits. The employment agreement, dated June 27, 2007, between Gemstar and Richard Battista, the Chief Executive Officer of Gemstar, provides for payments and other benefits in the event that Mr. Battista terminates his employment following a change in control of Gemstar. The Gemstar Merger constitutes a change in control under the terms of Mr. Battista’s employment agreement. In the event that Mr. Battista terminates his employment following a change in control of Gemstar or Gemstar terminates Mr. Battista’s employment without cause at any time, Mr. Battista is entitled to the following:

•	Payment of his then current base salary and guaranteed portion of annual bonus through June 27, 2009;

•

until the earlier of June 27, 2009 and the date on which Mr. Battista commences other full-time employment, continued participation in Gemstar’s employee benefit plans and programs (other than equity plans), including a car allowance of $1,000 per month, disability insurance reasonably acceptable to Mr. Battista and Gemstar, subject to a maximum annual premium of $22,000 and life insurance reasonably satisfactory to Mr. Battista and Gemstar, subject to a maximum annual premium of $10,000; and

•	a “gross-up” payment to make Mr. Battista whole for any federal excise tax imposed on any change in control or severance payments or benefits received by Mr. Battista.

Assuming that the Gemstar Merger occurs on April 1, 2008 and that thereafter Mr. Battista terminates his employment on that date or Gemstar terminates Mr. Battista’s employment on that date without cause, the estimated cost of the cash severance benefits with respect to Mr. Battista would be $1,750,000.

In addition, Gemstar has entered into change in control agreements with 11 executive officers (other than Mr. Battista) including each of the following named executive officers:

•	Bedi A. Singh, Executive Vice President and Chief Financial Officer

•	Michael McKee, Chief Operating Officer and President, Interactive Program Guides

•	J. Scott Crystal, President, TV Guide Publishing Group

•	Stephen H. Kay, Executive Vice President, General Counsel and Secretary

Consummation of the Gemstar Merger will constitute a change in control for purposes of the change in control agreements. The occurrence of a change in control results in certain terms of employment and severance protections taking effect, although no severance benefits are actually payable unless there is a subsequent qualifying termination of employment.

Each change in control agreement requires Gemstar or its successor to provide to the applicable executive severance benefits, as described below, if, during the one year period following a change in control of Gemstar, Gemstar or its successor terminates the executive’s employment without cause or if the executive terminates his or her employment for good reason (as those terms are defined in the agreements).

The severance benefits for each executive would include specified benefits within the following ranges (or, if greater, the amounts provided under the executive’s employment agreement):

•	1-1.5x the executive’s annual salary

•	1-1.5x the executive’s target bonus

•	12-18 months of continued medical benefits

In addition, each of Messrs. Singh, McKee and Kay is entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed on any change in control or severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits will be reduced to such maximum amount.

Assuming that the Gemstar Merger is completed on April 1, 2008 and that thereafter each executive officer’s employment is terminated on that date by Gemstar without cause or voluntarily terminated on that date by the executive officer for good reason, the estimated cost of the cash severance benefits described in the first two bulleted items above with respect to the named executive officers would be as follows (or, if greater, the amounts provided under the executive’s employment agreement): Mr. Singh, $1,377,600, Mr. McKee, $1,736,438, Mr. Crystal, $1,170,000 and Mr. Kay, $1,522,500. The estimated aggregate cost of the cash severance benefits that would be payable to all executive officers based upon the foregoing scenario would be $12,017,082.

Transaction Bonuses. Following the announcement that Gemstar would explore strategic alternatives, Gemstar implemented retention and severance arrangements designed to retain key employees during the proposed sale process, to reward efforts towards consummation of a change in control transaction and to provide protection to employees whose employment is involuntarily terminated in the initial period following a change in control. Gemstar has entered into letter agreements pertaining to transaction bonuses with 11 executive officers, including the named executive officers, other than Mr. Battista. Receipt of the transaction bonuses is contingent upon consummation of a change in control. Completion of the Gemstar Merger will constitute a change in control for purposes of the letter agreements. The transaction bonuses are payable in two installments (60% upon completion of the Gemstar Merger and 40% on the three month anniversary of the completion of the Gemstar Merger). If Gemstar terminates an executive’s employment without cause or the executive terminates employment for good reason (as those terms are defined in the letter agreements), the executive is entitled to receive the full transaction bonus, subject to the occurrence of a change in control. In the event of a termination of employment due to death or disability following a change in control, an executive will have received the 60% component of the transaction bonus, and will be entitled to receive a pro rata portion of the 40% component of the transaction bonus. Assuming the Gemstar Merger is completed and each executive remains employed through the three-month anniversary of the completion date, the amounts of the transaction bonuses would be as follows: Mr. Singh, $524,800, Mr. McKee, $588,000, Mr. Crystal, $125,000, Mr. Kay, $554,400 and all executive officers as a group, $2,855,850.

Gemstar Stock Options, Restricted Shares and RSUs. Upon the completion of the Gemstar Merger, each option to purchase shares of Gemstar common stock (whether vested or unvested) will be converted into the right to receive an amount in cash equal to the excess, if any, of $6.35 over the per share exercise price of the option multiplied by the number of shares of Gemstar common stock subject to the option, less any required withholding taxes. In addition, each restricted share of Gemstar common stock will be converted into the right to receive the merger consideration in accordance with the election and proration procedures described above, less any required withholding taxes. Finally, each Gemstar restricted stock unit (whether vested or unvested) will be converted into the right to receive $6.35 in cash per share of Gemstar common stock underlying a restricted stock unit, less any required withholding taxes.

The following table reflects the consideration in respect of stock options, restricted shares and restricted stock units that Gemstar’s directors and executive officers will receive upon consummation of the Gemstar Merger.

	Cash-Out of Cancelled Stock Options	Restricted Shares that Will Vest and Become Entitled to Receive the Merger Consideration	Cash-Out of Restricted Stock Units
Richard Battista	$2,391,955	300,000	$0
Bedi A. Singh	1,133,210	0	0
Michael McKee	1,785,787	0	0
J. Scott Crystal	1,776,455	0	0
Stephen H. Kay	1,606,805	0	0
All directors and executive officers as a group	13,330,853	300,000	1,476,419

Holdings Directors. Pursuant to the terms of the merger agreement, Gemstar shall designate three members of the Holdings board of directors after the mergers, one or more of which may be current Gemstar directors. Gemstar directors who serve on the Holdings board of directors are expected to be compensated for their services in that capacity in accordance with a customary director compensation policy. For further information, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Board of Directors and Management after the Mergers” beginning on this page 76 below.

Indemnification and Insurance. The merger agreement provides that, upon completion of the mergers, Holdings and Gemstar will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Gemstar and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Gemstar’s certificate of incorporation, by-laws and indemnification agreements.

The merger agreement also provides that Holdings will cause Gemstar to maintain for a period of six years after completion of the mergers the current directors’ and officers’ liability insurance policies maintained by Gemstar.

Fees and Expenses. Pursuant to the terms of the merger agreement, Macrovision paid, on behalf of News Corporation, the $125,000 filing fee associated with the required filing by News Corporation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Board of Directors and Management after the Mergers

Board of Directors. Following the completion of the mergers, the board of directors of Holdings will be reconstituted to have seven members, consisting of four directors selected by the current Macrovision board and three directors selected by the current Gemstar board, subject to the approval of Macrovision. The initial term of these directors will end with Holdings’s annual stockholders meeting in 2009. Thereafter, it is expected that the directors will serve for one-year terms. The initial directors following the completion of the mergers will be:

Alfred J. Amoroso (57) Mr. Amoroso joined Macrovision as our President and Chief Executive Officer and member of the Board of Directors in July 2005. From September 2004 to June 2005, Mr. Amoroso served as an advisor to Warburg Pincus, an investment firm. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of Meta Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn. Mr. Amoroso serves as Chairman of the Board of Directors and on the audit, nominating, legal compliance and executive committees of the board of Foundry Networks, Inc., a provider of network hardware and telecommunication services.

Andrew K. Ludwick (62) Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Robert J. Majteles (43) Mr. Majteles is the general partner of Treehouse Capital LLC, an investment firm. Mr. Majteles holds a B.A. from Columbia University and a J.D. from Stanford University. Mr. Majteles serves on the boards of directors of Adept Technology, Inc., a company that designs, manufactures and markets robotic systems, motion control and machine vision technology; World Heart Corporation, a global medical device company focused on the development, production and commercialization of implantable ventricular assist devices; Unify Corporation, a provider of business process automation solutions; and U.S. Auto Parts Network, Inc., an online provider of aftermarket auto parts. In addition, Mr. Majteles is a lecturer at U.C. Berkeley, Haas School of Business.

Alan L. Earhart (63) Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart serves on the Board of Directors of Foundry Networks, Inc., Monolithic Power Systems, Inc. and Network Appliance, Inc. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon.

James E. Meyer (53) Mr. Meyer has served as a director of Gemstar since May 1997. Mr. Meyer has been at Sirius Satellite Radio as President of Operations and Sales since April 2004. Mr. Meyer is also President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer has held positions in the financial departments of such companies as RCA, General Electric and Thomson.

James P. O’Shaughnessy (61) Mr. O’Shaughnessy has served as a director of Gemstar since October 2004. He currently conducts a consulting practice in the field of intangible asset management and also serves as a principal in Lake Street Holding, LLC, a company devoted to technology management. Mr. O’Shaughnessy retired from Rockwell Automation in 2004 where he served as Vice President and Chief Intellectual Property Counsel. Having joined Rockwell International in 1996, Mr. O’Shaughnessy led the company’s successful effort to resolve the significant patent issues it faced at that time, while also helping to build a technology portfolio for future competitive advantage. Prior to his service with Rockwell, Mr. O’Shaughnessy was a partner with Foley & Lardner in Milwaukee, WI, where, over a ten-year period, he helped to grow the firm’s intellectual property practice into the then largest patent practice worldwide. His clients have included Advanced Micro Devices, Boeing Aerospace, and Cox Laboratories. He received a BS in materials engineering from Rensselaer Polytechnic Institute in 1972 and earned his JD from Georgetown University Law Center in 1977.

Ruthann Quindlen (53) Ms. Quindlen has been a director of Gemstar since October 2004. Since 1994, Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), one of Silicon Valley’s leading investment firms. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Prior to joining IVP, Ms. Quindlen was a managing director at Alex Brown & Sons. During her 10-year tenure, she assisted a variety of software firms and worked on the IPOs of leading software companies including Microsoft, AOL, Aldus, Borland, Broderbund, Electronic Arts, McAfee Associates and the 3DO Corporation. Author of Confessions of a Venture Capitalist, published by Warner Books, Ms. Quindlen graduated with an MBA from the Wharton School of the University of Pennsylvania in 1983, and with a BS in Foreign Service from Georgetown University in 1976.

Committees of the Holdings Board of Directors. Following the completion of the mergers, the board of directors of Holdings will initially have the following three committees: Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each of these committees will comply with the independence requirements of the Nasdaq Global Select Market. Committee membership will be decided by the Holdings board members immediately following the mergers.

Management. Holdings’s senior management team after the mergers will include Alfred J. Amoroso, the current President and Chief Executive Officer of Macrovision, James Budge, the current Chief Financial Officer of Macrovision, and Stephen Yu, the current Executive Vice President, General Counsel and Corporate Secretary of Macrovision. Holdings’s senior management that have been designated as of the date of this joint proxy statement-prospectus and their ages as of January 18, 2008:

Name	Age	Title
Alfred J. Amoroso	57	President and Chief Executive Officer
James Budge	41	Chief Financial Officer
Stephen Yu	42	EVP, General Counsel, and Secretary

Alfred J. Amoroso. Mr. Amoroso joined Macrovision as its President and CEO and member of the board of directors in July 2005. From September 2004 to June 2005, Mr. Amoroso served as an advisor to Warburg Pincus, an investment firm. From July 2002 to August 2004, Mr. Amoroso served as the President, Chief Executive Officer and Vice Chairman of Meta Group, an information technology research and advisory firm. From October 1999 until its merger with IBM in January 2002, Mr. Amoroso served as President, Chief Executive Officer and a director of CrossWorlds Software, Inc. Mr. Amoroso holds a B.S. in systems engineering and M.S. in operations research from Polytechnic Institute of Brooklyn. Mr. Amoroso serves as Chairman of the board of directors and on the audit, nominating, legal compliance and executive committees of the board of Foundry Networks, a provider of network hardware and telecommunication services.

James Budge. Mr. Budge has served as Macrovision’s Chief Financial Officer since September 2005. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University and is a Certified Public Accountant.

Stephen Yu. Mr. Yu has served as Macrovison’s Executive Vice President, General Counsel and Corporate Secretary since May 2006. He served as Vice President, General Counsel and Secretary of Aspect

Communications Corporation, a provider of contact center solutions, from April 2003 until its acquisition by Concerto Software, Inc. in September 2005. From June 2002 to January 2003, Mr. Yu served as Vice President, General Counsel and Secretary of Riverstone Networks, Inc., a provider of ethernet network solutions, and from September 1999 to May 2002, he served as Vice President, General Counsel and Secretary of Palm, Inc., a provider of mobile computing solutions. Mr. Yu holds a B.S. in electrical engineering from Purdue University and a J.D. cum laude from Georgetown University Law Center. Mr. Yu is a member of the California State bar.

Mr. Amoroso is the only member of the senior management team of Macrovision who is expected to serve initially as a director of Holdings.

Compensation of Directors and Other Management. Holdings has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of Holdings’s directors, executive officers and other managers will be determined by the Holdings board of directors as soon as practicable immediately prior to or following the completion of the mergers. It is expected that compensation practices of Holdings will not materially differ from past compensation practices of Macrovision.

Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Macrovision for the 2007 fiscal year is contained in Macrovision’s annual report on Form 10-K/A for the period ended December 31, 2007 and is incorporated by reference in this joint proxy statement-prospectus. Information concerning the compensation paid to, and the offer letter (as amended) and severance arrangements with, Alfred J. Amoroso, the current President and Chief Executive Officer of Macrovision, is contained in Macrovision’s current reports on Form 8-K filed on July 5, 2005, August 3, 2006, February 13, 2007 and August 7, 2007 and is incorporated by reference in this joint proxy statement- prospectus. Information concerning the compensation paid to, and the offer letter (as amended) and severance arrangements with, James Budge, the current Chief Financial Officer of Macrovision, is contained in Macrovision’s current reports on Form 8-K filed on September 6, 2005 and August 3, 2006 and quarterly report on Form 10-Q filed on August 8, 2007. Information concerning the compensation paid to, and the employment agreements with, the Chief Executive Officer and the other four most highly compensated executive officers of Gemstar for the 2006 fiscal year is contained in Gemstar’s proxy statement for its 2007 annual meeting of stockholders and is incorporated by reference in this joint proxy statement-prospectus.

Sources and Amount of Funds; Financing for the Mergers

Macrovision estimates that the total amount of cash funds necessary to complete the mergers is approximately $1.615 billion, consisting of:

•	approximately $1.547 billion to pay Gemstar’s stockholders and holders of other equity-based interests the amounts due to them under the merger agreement; and

•	approximately $67.9 million to pay certain of the fees and expenses in connection with the merger, the financing arrangements and the related transactions.

Pursuant to the merger agreement, Macrovision is obligated to use its reasonable best efforts to obtain the financing described below on the terms and conditions described in the related financing commitment letter or on such other terms that would not adversely impact the ability of Macrovision to consummate the transactions contemplated by the merger agreement.

In the event that the financing becomes unavailable on the terms and conditions contemplated in the commitment letter or the commitment letter is terminated or modified in a manner materially adverse to Macrovision for any reason, Macrovision must use its reasonable best efforts to obtain alternative financing for such portion from alternative financing sources on terms and conditions that are no less favorable to Macrovision than those contemplated by the commitment letter.

The following arrangements are intended to provide the necessary financing for the mergers:

Debt Financing

Macrovision has received a commitment letter, dated as of December 6, 2007, from JPMorgan, JPMorgan Chase Bank, N.A. (which we refer to in this joint proxy statement-prospectus as JPMorgan Chase Bank), Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to in this joint proxy statement-prospectus as MLPF&S) and Merrill Lynch Capital Corporation (which we refer to in this joint proxy statement-prospectus as Merrill Lynch and, together with JPMorgan, JPMorgan Chase Bank and MLPF&S, the Agents), to provide the following, subject to the conditions set forth in the commitment letter:

•

to Holdings, up to $650.0 million (of which we expect to draw $500.0 million) senior secured term loan facility (which we refer to in this joint proxy statement-prospectus as the Secured Facility); and

•

to Holdings, up to $150.0 million senior unsecured facility (which we refer to in this joint proxy statement-prospectus as the Unsecured Facility) in the event Holdings does not issue such amount of senior unsecured notes (which we refer to in this joint proxy statement-prospectus as Senior Notes) and/or convertible senior subordinated unsecured notes (which we refer to in this joint proxy statement-prospectus as Convertible Notes and, together with the Senior Notes, the Securities) in a public offering or Rule 144A private placement or equity or convertible debt securities in a private placement at or prior to the time the mergers are consummated. The Secured Facility and Unsecured Facility are referred to in this joint proxy statement-prospectus as the Credit Facilities.

The commitments expire on the earlier to occur of the end date (as described above in “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—The Merger Agreement—Termination” beginning on page 102, or the irrevocable termination of the merger agreement. Nothing in the merger agreement or commitment letter will require Gemstar to be an obligor of the Credit Facilities prior to the closing of the mergers for the debt contemplated by the commitment letter.

The documentation governing the Credit Facilities has not been finalized; however, the Credit Facilities are expected to (1) require Holdings to maintain a minimum ratio of consolidated EBITDA (defined to include certain customary adjustments) to consolidated fixed charges (which include, among other things, cash interest expense, capital expenditures, cash payments for taxes, scheduled principal amortization payments on indebtedness and dividends on certain preferred stock), (2) require Holdings to maintain a maximum leverage ratio (defined as consolidated total indebtedness to consolidated adjusted EBITDA) and (3) contain other non-financial covenants which restrict Holdings’ ability to operate its business in certain respects without obtaining the lenders’ consent to certain actions.

Conditions Precedent to the Commitment

The availability of the Credit Facilities is subject to, among other things, (i) the closing of the Credit Facilities on or before the end date, (ii) there not having occurred or become known any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of Holdings and its subsidiaries taken as a whole (after giving effect to the mergers), (iii) there not having occurred or become known a Galaxy Material Adverse Effect, as defined in the merger agreement, (iv) neither Agent (i.e., JPMorgan or MLPF&S) becoming aware after the date of the commitment letter of any information or other matter affecting Macrovision, Holdings, Gemstar or the mergers that in the reasonable judgment of the Agents (x) is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Agent prior to the date of the commitment letter, (y) has adversely affected or could reasonable be expected to adversely affect the business, operations, property, condition (financial or otherwise) or prospects of Holdings and its subsidiaries taken as a whole (after giving effect to the mergers) and (z) could reasonably be expected to materially impair the syndication of the Credit Facilities or the sale or placement of the Securities, (v) there not having occurred since the date of the commitment letter a material disruption or material adverse change in conditions in the high yield, syndicated leveraged loan or convertible notes markets that could reasonably be expected to materially impair the syndication of the Credit Facilities or the sale or placement of the Securities, (vi) the absence of competing financing for Holdings, Macrovision, Gemstar or their respective subsidiaries, (vii) the creation of security interests in the collateral for the Secured Facility and (viii) the execution and delivery of definitive documentation and customary closing documents.

Secured Facility

General. The borrower under the Secured Facility at the closing of the mergers will be Holdings. The Secured Facility will be a five-year term loan facility of up to $650.0 million (of which we expect to draw $500.0 million). In the event Holdings’s leverage ratio is greater than 2.5 to 1.0 and more than $50 million in aggregate principal amount of Macrovision’s 2.625% convertible senior notes due 2011 remain outstanding 180 days prior to their scheduled maturity, the term loans under the Secured Facility will become due on that 180th day. The Secured Facility may be increased by up to $75.0 million under certain circumstances. JPMorgan and MLPF&S are joint lead arrangers and joint book runners for the Secured Facility. JPMorgan Chase Bank will act as the sole administrative agent and sole collateral agent for the Secured Facility.

Interest Rate and Fees. Loans under the Secured Facility are expected to bear interest, at Holdings’s option, at a rate equal to either the eurodollar rate or a base rate in each case, plus an applicable margin.

Prepayments and Amortization. Holdings will be permitted to make voluntary prepayments at any time subject to a 1% premium for voluntary prepayments made during the first year, and required to make mandatory prepayments of term loans (without payment of a premium) with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of debt (other than certain permitted debt) and (3) a percentage of Holdings’s excess cash flow (to be defined). The term loans are expected to be repaid in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.

Guarantors. All obligations under the Secured Facility and any swap or other hedging arrangements and cash management arrangements entered into with a lender will be guaranteed at the closing of the mergers by Macrovision and Gemstar and each of their respective existing and subsequently acquired or organized direct and indirect domestic subsidiaries (Macrovision, Gemstar and each such guaranteeing subsidiary, a “Subsidiary Guarantor”).

Security. The obligations of Holdings and the Subsidiary Guarantors under the Secured Facility and the related guarantees, and under any swap or other hedging arrangement and cash management arrangement entered into with a lender will be secured, subject to customary permitted liens and other agreed upon exceptions, (1) by all of the capital stock of each of Holding’s direct and indirect domestic subsidiaries and each of their directly owned foreign subsidiaries (limited, in the case of such foreign subsidiaries, to 66% of their capital stock unless any such foreign subsidiary owns a significant amount of intellectual property and granting a pledge in more than 66% of its capital stock would not result in material adverse tax consequences) and (2) by a pledge of substantially all of the other present and future assets of Holdings and each Subsidiary Guarantor.

Other Terms. The Secured Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, mergers and consolidations, sales of assets, capital expenditures, prepayment or modification of subordinated indebtedness, investments, dividends and other distributions. The Secured Facility will also include customary events of default, including in the event of a change of control (to be defined).

Unsecured Facility; Issuance of Debt Securities and/or Bridge Facility

General. Holdings is expected to issue the Senior Notes and/or the Convertible Notes in a public offering or a 144A placement. If the Senior Notes and/or the Convertible Notes are offered pursuant to a 144A placement, the securities will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

If the offering of the Senior Notes and/or Convertible Notes is not completed or if Holdings does not separately obtain funds through a private offering of equity or convertible debt securities on or prior to the closing of the mergers, JPMorgan Chase Bank and Merrill Lynch Capital Corporation have committed to provide a one-year bridge loan facility of up to $150.0 million. Holdings would be the borrower under the Bridge Facility. JPMorgan and MLPF&S would be joint lead arrangers and joint bookrunners for the Bridge Facility. J.P. Morgan Chase Bank would act as the sole administrative agent for the Bridge Facility.

Interest Rate. Initially, the bridge loan under the Bridge Facility will bear interest at a rate equal to the greater of a stated rate or the rate for eurodollar deposits for a three-month period plus a spread that will increase over time. Interest is payable at the end of each quarter. On and after the first-year anniversary of the closing of the mergers, the bridge loan will, to the extent not repaid, and at the sole election of a lender, be exchanged for senior unsecured exchange notes, which will be entitled to registration rights. The bridge loan and senior unsecured exchange notes are subject to a maximum rate of interest. Any senior unsecured exchange notes will mature on the seventh anniversary of the closing of the mergers.

Guarantors. The Bridge Facility will be unconditionally guaranteed at the closing of the mergers by Macrovision, Gemstar and the Subsidiary Guarantors that guaranty the Secured Facility.

Other Terms. The Bridge Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, mergers and consolidations, sales of assets, prepayment or modification of subordinated indebtedness, investments, dividends and other distributions. The Bridge Facility will also include customary events of default, including a change of control to be defined.

Cash on Hand

Macrovision anticipates that it will use approximately $965 million in cash and cash equivalents of Macrovision and Gemstar to fund a portion of the cash funds necessary to complete the mergers.

Material United States Federal Income Tax Consequences of the Mergers

The following is a discussion of the material United States federal income tax consequences of the mergers to U.S. holders of Macrovision common stock and Gemstar common stock who hold such stock as a capital asset. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Macrovision common stock or Gemstar common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership, or a U.S. holder that is a partner in a partnership, holding Macrovision common stock or Gemstar common stock should consult its tax advisors.

This discussion is not a complete description of all the consequences of the mergers and, in particular, may not address United States federal income tax considerations applicable to stockholders who are subject to special treatment under United States federal income tax law (including, for example, persons who are not U.S. holders, financial institutions, dealers in securities, traders of securities that elect the mark-to-market method of accounting for their securities, insurance companies or tax-exempt entities, 401(k) and other tax-free qualified plans, holders who acquired Macrovision common stock or Gemstar common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who hold Macrovision common stock or Gemstar common stock as part of a hedge, straddle, conversion or constructive sale transaction, holders whose functional currency is not the U.S. dollar, and taxpayers who are subject to the alternative minimum tax). This discussion does not address the tax consequences of any transaction other than the mergers. This discussion does not address the tax consequences to any person who actually or constructively owns 5% or more of Gemstar common stock or Macrovision common stock or any person who actually or constructively owns both Gemstar common stock and Macrovision common stock. Also, this discussion does not address United States federal income tax considerations applicable to holders of options or warrants to purchase Macrovision, Gemstar or Holdings common stock, or holders of debt instruments convertible into Macrovision, Gemstar or Holdings common stock. In addition, no information is provided herein with respect to the tax consequences of the mergers under applicable state, local or non-United States laws, United States law other than income tax laws, or under any proposed Treasury regulations that have not taken effect as of the date of this joint proxy statement-prospectus.

HOLDERS OF MACROVISION COMMON STOCK OR GEMSTAR COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligation of Macrovision to consummate the mergers is conditioned on the receipt of an opinion from its tax counsel, Heller Ehrman LLP, dated the effective date of the mergers, to the effect that (i) the exchange of Gemstar common stock and Macrovision common stock for Holdings common stock pursuant to the mergers, taken together, will be treated for United States income tax purposes as a transaction described in Section 351 of the Code and (ii) the Macrovision Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Gemstar to consummate the mergers is conditioned on the receipt of an opinion from its tax counsel, Wachtell, Lipton, Rosen & Katz, dated the effective date of the mergers, to the effect that the exchange of Gemstar common stock and Macrovision common stock for Holdings common stock pursuant to the mergers, taken together, will be treated for United States income tax purposes as a transaction described in Section 351 of the Code. In addition, in connection with the mailing of this document to U.S. holders of Macrovision common stock and U.S. holders of Gemstar common stock, each of Heller Ehrman LLP and Wachtell, Lipton, Rosen & Katz has delivered an opinion to the same effect as the opinions described above, which opinions are executed and filed with the Registration Statement on Form S-4 containing this joint proxy statement-prospectus and filed with the Securities and Exchange Commission as Exhibit 8.1 and Exhibit 8.2, respectively. Each opinion (each, a “Tax Opinion”) will be subject to customary qualifications and assumptions, including that the mergers will be completed according to the terms of the merger agreement. In rendering the Tax Opinions, each counsel may require and rely upon factual representations and covenants including those contained in the certificates of officers of Macrovision, Gemstar, Holdings and others, which factual representations and covenants must remain true and accurate as of the effective time of the mergers. If any of the factual representations, covenants or assumptions upon which the Tax Opinions are based is inaccurate, the

United States federal income tax consequences of the mergers could differ from those described in the Tax Opinions. The Tax Opinions are not binding on the Internal Revenue Service (the “IRS”) or the courts, and the parties do not intend to request a ruling from the IRS with respect to the mergers. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.

Accordingly, and on the basis of the foregoing opinions, the following discussion assumes that the exchange of Gemstar common stock and Macrovision common stock for Holdings common stock pursuant to the mergers, taken together, will constitute an exchange described in Section 351 of the Code. Neither the opinions nor the following discussion is binding on the IRS or the courts.

Federal Income Tax Consequences to U.S. Holders of Macrovision Common Stock

Because a U.S. holder of Macrovision common stock will receive solely Holdings common stock in exchange for its Macrovision common stock in the Macrovision Merger, the U.S. holder of Macrovision common stock will not recognize gain or loss upon the exchange. The aggregate tax basis of the Holdings common stock the U.S. holder of Macrovision common stock receives will be equal to the aggregate tax basis of the Macrovision common stock the U.S. holder surrenders, and the holding period of the Holdings common stock will include the U.S. holder’s holding period of the Macrovision common stock surrendered.

Federal Income Tax Consequences to U.S. Holders of Gemstar Common Stock

Exchange of Gemstar Common Stock Solely for Holdings Common Stock

A U.S. holder of Gemstar common stock who receives solely Holdings common stock in exchange for its Gemstar common stock in the Gemstar Merger will not recognize gain or loss upon the exchange. The aggregate tax basis of the Holdings common stock the U.S. holder receives will be equal to the aggregate tax basis of the Gemstar common stock the U.S. holder surrenders, and the holding period of the Holdings common stock will include the U.S. holder’s holding period of the Gemstar common stock surrendered.

Exchange of Gemstar Common Stock for a Combination of Holdings Common Stock and Cash

Except as set forth below under “Potential Application of Section 304 of the Code”, the material United States federal income tax consequences to U.S. holders of Gemstar common stock who receive both cash and Holdings common stock in the Gemstar Merger are determined under Section 351 of the Code which, in general, provides as follows:

•	gain will be recognized on the exchange of Gemstar common stock for a combination of cash and Holdings common stock pursuant to the Gemstar Merger equal to the lesser of:

•

the excess of the sum of the fair market value of the Holdings common stock and the amount of cash received by the U.S. holder of Gemstar common stock in the Gemstar Merger over the U.S. holder’s tax basis in the U.S. holder’s Gemstar common stock surrendered in the Gemstar Merger, and

•	the amount of cash received by the U.S. holder in the Gemstar Merger;

•	no loss will be recognized by a U.S. holder of Gemstar common stock who receives a combination of cash and Holdings common stock in the Gemstar Merger;

•

the aggregate adjusted basis of the Holdings common stock received in the Gemstar Merger will be equal to the aggregate adjusted basis of the Gemstar common stock surrendered, reduced by the amount of cash the U.S. holder of Gemstar common stock receives and increased by any amount of gain that the U.S. holder of Gemstar common stock recognizes;

•	the holding period of the Holdings common stock received in the Gemstar Merger will include the holding period of the Gemstar common stock exchanged for that Holdings common stock; and

•

in the case of a U.S. holder who acquired different blocks of Gemstar common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Gemstar common stock, and the cash received will be allocated pro rata to each such block of stock and such U.S. holder should consult with its tax advisor regarding the manner in which the above rules would apply to such U.S. holder.

Potential Application of Section 304 of the Code

The tax treatment of U.S. holders of Gemstar common stock who exchange Gemstar common stock for a combination of Holdings common stock and cash may be different if the Gemstar Merger is subject to Section 304 of the Code. Section 304 of the Code could be applicable to the Gemstar Merger if former stockholders of Gemstar who, in the aggregate, owned stock possessing at least 50% of the total combined voting power of all classes of Gemstar also hold at least 50% of the total combined voting power of all classes of Holdings stock entitled to vote (the “50% test”). In applying the 50% test, stock of Gemstar or Holdings actually or constructively owned by Gemstar stockholders will be taken into account. Since the Gemstar stockholders will receive less than 50% of the stock of Holdings as a result of the Gemstar Merger, Section 304 of the Code should not apply, subject to the discussion in the following paragraphs.

Section 304 of the Code may apply if Gemstar stockholders actually or constructively own significant shares of Macrovision. Holdings, Macrovision and Gemstar are not aware of stockholders that, in the aggregate, have sufficient overlapping ownership of Gemstar and Macrovision shares to result in ownership of the stock of Holdings by former stockholders of Gemstar that would satisfy the 50% test. Moreover, there is limited judicial and administrative guidance regarding the application of the 50% test in circumstances involving overlapping ownership. Holdings expects to take the position that Section 304 of the Code does not apply to the receipt by U.S. holders of Gemstar common stock of any cash in exchange for Gemstar common stock. Nevertheless, given that Holdings will not be able to determine with certainty whether such overlapping ownership exists and the limited guidance in this area, there can be no assurance that Section 304 of the Code will not apply to the Gemstar Merger.

If Section 304 of the Code applies to the Gemstar Merger, then, with respect to a U.S. holder of Gemstar common stock who receives Holdings common stock and cash in exchange for its Gemstar common stock, in general, the U.S. holder of Gemstar common stock will be treated as having exchanged (1) a portion of the U.S. holder’s Gemstar common stock for Holding’s common stock in a nontaxable transaction, and (2) a portion of the U.S. holder’s Gemstar common stock for cash. A U.S. holder of Gemstar common stock could, depending on such holder’s particular circumstances, be treated either as recognizing capital gain or loss or as receiving a distribution taxable as a dividend. When Section 304 of the Code applies, the U.S. holder will recognize gain or loss with respect to the portion of Gemstar common stock exchanged for cash in the Gemstar Merger if the Gemstar Merger:

•	results in a “complete termination” of the U.S. holder’s interest in Gemstar either directly or through ownership of Holdings common stock,

•	results in a “substantially disproportionate” reduction of the U.S. holder’s interest in Gemstar, or

•	is otherwise “not essentially equivalent to a dividend” with respect to the U.S. holder.

For purposes of applying the foregoing tests, reference is made to the ownership of stock of Gemstar before the Gemstar Merger and the indirect ownership of the stock of Gemstar, through the ownership of stock of Holdings, after the Gemstar Merger. In addition, in applying each of the tests described above, a U.S. Holder must generally take into account shares that such U.S. holder constructively owns under detailed constructive ownership rules set forth in the Code.

If a U.S. Holder does not satisfy any of the foregoing tests described above, the amount of cash received by such U.S. Holder may be subject to different tax results. U.S. holders of Gemstar common stock should consult their own tax advisors as to the amount and character of any income in the event Section 304 of the Code applies to the Gemstar Merger under their particular circumstances.

Exchange of Gemstar Common Stock Solely for Cash

A U.S. holder of Gemstar common stock who exchanges the Gemstar common stock solely for cash in the Gemstar Merger will generally recognize gain or loss equal to the difference between the amount of cash received in the Gemstar Merger and the U.S. holder’s adjusted tax basis in the Gemstar common stock surrendered.

Cash Instead of Fractional Shares

Holdings intends to take the position that receipt of cash instead of a fractional share of Holdings common stock by a U.S. holder of Gemstar common stock may be treated as cash received in exchange for Gemstar common stock as described above under “Exchange of Gemstar Common Stock for a Combination of Holdings Common Stock and Cash.” It is possible, however, that the receipt of cash instead of fractional shares may be treated as if the U.S. holder received the fractional shares in the Gemstar Merger and then received the cash in a redemption of the fractional shares, in which case the U.S. holder should generally recognize gain or loss equal to the difference between the amount of the cash received instead of the fractional shares and the U.S. holder’s tax basis allocable to such fractional shares.

Taxation of Capital Gain or Loss

Gain or loss recognized by a U.S. holder in connection with the Gemstar Merger will generally constitute capital gain or loss, and any such capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the date of the Gemstar Merger. For non-corporate U.S. holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limits.

Backup Withholding

Backup withholding may apply with respect to the cash consideration received by U.S. holders of Gemstar common stock, unless such U.S. holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such U.S. holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. holder of Gemstar common stock who does not provide Holdings (or the exchange agent) with its correct taxpayer identification number in the required manner may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s United States federal income tax liability, provided that the U.S. holder furnishes certain required information to the IRS.

Reporting Requirements

U.S. holders of Gemstar common stock or Macrovision common stock receiving Holdings common stock as a result of the mergers will be required to attach to their United States federal income tax returns for the taxable year in which the closing of the transaction occurs, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the transaction. The facts to be disclosed by a U.S. holder include the U.S. holder’s basis in the Gemstar common stock or the Macrovision common stock, as the case may be, transferred to Holdings and the number of shares of Holdings common stock received in the transaction.

This discussion under “Material United States Federal Income Tax Consequences” does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Tax matters are very complicated, and the tax consequences of the mergers to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the mergers.

Accounting Treatment

The business combination will be accounted for as a “purchase” by Macrovision of Gemstar, as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. In identifying Macrovision as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of Macrovision will become the historical financial statements of Holdings. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Gemstar will be recorded at their respective fair values and added to those of Macrovision. Any excess of purchase price over the net fair values of Gemstar assets and liabilities is recorded as goodwill (excess purchase price). In the event there is any excess of the fair value of Gemstar’s net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to Gemstar’s non-current assets acquired. Financial statements of Holdings issued after the mergers will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Gemstar. The results of operations of Gemstar will be included in the results of operations of Holdings beginning on the effective date of the mergers. See “Holdings Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 108 for more information.

Regulatory Approvals

U.S. Antitrust Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission, the mergers may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Gemstar and Macrovision filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on December 31, 2007 and on January 11, 2008, the Hart-Scott-Rodino Act waiting period, which was scheduled to expire at 11:59 pm on January 30, 2008, was terminated early. Both before and after the expiration of the waiting period, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the mergers on antitrust grounds. In addition, each state in which Gemstar or Macrovision operates may also seek to review the mergers. It is possible that some of these authorities or private parties may seek to challenge the mergers.

Gemstar Stockholders Making Cash and Share Elections

Gemstar stockholders will be receiving under separate cover a form of election for making cash and share elections. Any Gemstar stockholder who became a Gemstar stockholder after the record date, or who did not otherwise receive a form of election, should contact Innisfree M&A Incorporated or their broker to obtain a form of election. Gemstar stockholders who vote against adopting the merger agreement are still entitled to make elections with respect to their shares. However, any Gemstar stockholder who wishes to assert appraisal rights should not submit a form of election, as doing so will be considered a withdrawal of any previously submitted assertion of appraisal rights. Macrovision stockholders are not required to make any election; each outstanding share of Macrovision common stock will be converted automatically into one share of Holdings common stock. The form of election allows holders of Gemstar common stock to make cash or share elections for some or all of their Gemstar shares. Gemstar shares as to which the holder has not made a valid election prior to the election deadline will be treated as though no election had been made.

The U.S. federal income tax consequences of the merger to each Gemstar stockholder will vary depending on whether the Gemstar stockholder receives cash or shares of Holdings, or a combination of cash and shares, in exchange for his or her Gemstar shares. However, at the time that a Gemstar stockholder is required to make a cash or share election, the Gemstar stockholder will not know if, and to what extent, the proration procedures will change the mix of consideration that he or she will receive in the Gemstar Merger. As a result, at the time that a Gemstar stockholder is required to make a cash or share election, the Gemstar stockholder will not know the tax consequences to him or her with certainty. For more information regarding the tax consequences of the merger to the Gemstar stockholders, please see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 82.

Exchange Agent. American Stock Transfer and Trust Company will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline. The election deadline will be 5:00 p.m., New York City time, on April 28, 2008, the day before the Gemstar special meeting.

“Street name” and Gemstar Plan holders may be subject to a deadline earlier than the general deadline of the date of the Gemstar special meeting. Therefore, you should carefully read any materials you receive from your broker or the relevant plan trustee or administrator.

Form of Election. The applicable form of election must be properly completed and signed and accompanied by:

•

certificates representing all of the Gemstar shares covered by the form of election, duly endorsed in blank or otherwise in a form acceptable for transfer on Gemstar’s books (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election); or

•

a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

•	if the Gemstar shares are held in book-entry form, the documents specified in the instructions accompanying the form of election.

In order to make a cash or share election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions in the instructions accompanying the form of election.

If Gemstar shares are held in street name or in a Gemstar Plan and the holder wishes to make an election, the holder should contact his or her bank, broker, dealer or financial institution, or the plan administrator or trustee, and follow the instructions provided.

Inability to Sell Shares as to which an Election is Made. Stockholders who have made elections will be unable to sell their Gemstar shares after making the election, unless the election is properly revoked before the election deadline or the merger agreement is terminated.

Election Revocation and Changes. Generally, an election may be revoked or changed with respect to all or a portion of the Gemstar shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates. Gemstar stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, Gemstar stockholders who have made elections will be unable to revoke their elections or sell their Gemstar shares during the interval between the election deadline and the date of completion of the mergers.

Gemstar shares as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported cash election or share election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders. Gemstar stockholders who make no election to receive cash consideration or share consideration in the Gemstar Merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed or are not signed will be deemed not to have made an election. Gemstar stockholders not making an election in respect of their Gemstar shares may receive cash consideration, share consideration, or cash consideration for some of their Gemstar shares and share consideration for some of their Gemstar shares, depending on elections that have been made by other Gemstar stockholders. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Gemstar Stockholders Making Cash and Share Elections—Proration Procedures” beginning on this page 89 below.

Proration Procedures

Gemstar stockholders should be aware that cash elections or share elections they make may be subject to the proration procedures provided in the merger agreement. Regardless of the cash or share elections made by Gemstar stockholders, these procedures are designed to ensure that the aggregate cash amount payable to holders of Gemstar shares outstanding immediately prior to the effective time of the Gemstar Merger will be $1,547,000,000 less any amounts payable to holders of Gemstar options and restricted stock units and less the value (at $6.35 per share) of shares whose holders properly demand appraisal under Delaware law (the “Aggregate Cash Consideration”). Assuming no exercise of options or demands for appraisal, this will result in approximately 56% of Gemstar shares outstanding immediately prior to the effective time of the Gemstar Merger being converted into the right to receive $6.35 in cash per share and 44% of such shares being converted into the right to receive 0.2548 of a share of Holdings common stock per share.

Gemstar shares held by Gemstar stockholders who properly demand appraisal will be treated as non-electing shares for purposes of these proration procedures. In addition, any share of Gemstar common stock owned by Gemstar (which will be cancelled in the Gemstar Merger) or owned by Macrovision or any direct or indirect wholly owned subsidiary of Gemstar or Macrovision or subject to restrictions (which will be exchanged for Holdings common stock in the Gemstar Merger) will not be subject to these proration calculations. Set forth below is a description of the proration procedures, and the effects on Gemstar stockholders, including those who fail to properly make a cash or share election, under certain alternative scenarios.

Scenario 1: More Gemstar Shares Elect to Receive

Cash Consideration than Can Be Satisfied by the

Aggregate Cash Consideration:

Gemstar Shares Subject to Cash Elections. Each Gemstar stockholder who properly elected to receive cash consideration will receive cash consideration for only a pro rata portion of the Gemstar shares for which he or she properly made a cash election. The Gemstar stockholder will receive share consideration in the form of shares of Holdings for his or her remaining Gemstar shares.

The precise number of Gemstar shares for which a Gemstar stockholder will receive cash consideration will be determined by multiplying (i) the number of Gemstar shares for which the stockholder properly made a cash election by (ii) a fraction with a numerator equal to the Aggregate Cash Consideration divided by $6.35, and a denominator equal to the total number of Gemstar shares for which cash elections are properly made by all Gemstar stockholders.

EXAMPLE. Assume that 400,000,000 Gemstar shares are outstanding at the time of the mergers, the Aggregate Cash Consideration is equal to $1,500,000,000, and Gemstar stockholders make cash elections with respect to 300,000,000 Gemstar shares and share elections with respect to 100,000,000 Gemstar shares. If you own 100 Gemstar shares and have made an effective cash election for all of those shares, you would receive cash consideration for 78.740 of your Gemstar shares [100 x ((1,500,000,000 / 6.35) / 300,000,000)] (plus cash, if any, in lieu of fractional shares) and share consideration for your remaining 21.260 Gemstar shares.

Gemstar Shares Subject to Share Elections. Each Gemstar stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for all of the Gemstar shares for which he or she made a share election (excluding cash, if any, in lieu of fractional shares).

Gemstar Shares Subject to No Election. Because more Gemstar shares elected to receive cash consideration than can be satisfied by the Aggregate Cash Consideration, each Gemstar stockholder who failed to properly make an election will receive share consideration in the form of shares of Holdings for all of the Gemstar shares for which he or she made no election (excluding cash, if any, in lieu of fractional shares).

Scenario 2: Fewer Gemstar Shares Elect to Receive

Cash Consideration than Could Be Satisfied by the

Aggregate Cash Consideration:

Gemstar Shares Subject to Cash Elections. Each Gemstar stockholder who properly elected to receive cash consideration will receive cash consideration for all of the Gemstar shares for which he or she made a cash election.

Gemstar Shares Subject to Share Elections. If the number of Gemstar shares that elect to receive cash consideration or make no election is less than or equal to the amount that could be satisfied by the Aggregate Cash Consideration, then each Gemstar stockholder who properly elected to receive share consideration will receive share consideration for all of the Gemstar shares for which he or she made a share election. Otherwise, each Gemstar stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for only a pro rata portion of the Gemstar shares for which he or she properly made a share election (excluding cash, if any, in lieu of fractional shares). The stockholder will receive cash consideration for his or her remaining Gemstar shares.

The precise number of Gemstar shares for which a Gemstar stockholder will receive share consideration will be determined by multiplying (i) the number of Gemstar shares for which the stockholder properly made a share election by (ii) a fraction with a numerator equal to the total number of Gemstar shares outstanding less the quotient of the Aggregate Cash Consideration divided by $6.35, and a denominator equal to the total number of Gemstar shares for which share elections are properly made by all Gemstar stockholders.

EXAMPLE. Assume that 400,000,000 Gemstar shares are outstanding at the time of the Gemstar Merger, the Aggregate Cash Consideration is equal to $1,500,000,000, and Gemstar stockholders make share elections with respect to 300,000,000 Gemstar shares and cash elections or no elections with respect to 100,000,000 Gemstar shares. If you own 100 Gemstar shares and have made an effective share election for all of those shares, you would receive share consideration for 54.593 of your Gemstar shares [100 x ((400,000,000 –(1,500,000,000 / 6.35)) / 300,000,000)] and cash consideration for your remaining 45.407 Gemstar shares (plus cash, if any, in lieu of fractional shares).

Gemstar Shares Subject to No Election. Each Gemstar stockholder who failed to properly make an election for his or her shares will receive cash consideration for those Gemstar shares for which he or she made no election, selected by a random selection process, until the Aggregate Cash Consideration has been exhausted, with share consideration for his or her remaining Gemstar shares.

Scenario 3: The Number of Gemstar Shares that Elect to

Receive Cash Consideration is Equal to the Number of

Such Elections that Can Be Satisfied by the Aggregate

Cash Consideration:

Gemstar Shares Subject to Cash Elections. Each Gemstar stockholder who properly elected to receive cash consideration will receive cash consideration for all of the Gemstar shares for which he or she made a cash election.

Gemstar Shares Subject to Share Elections. Each Gemstar stockholder who properly elected to receive share consideration will receive share consideration in the form of shares of Holdings for all of the Gemstar shares for which he or she made a share election (excluding cash, if any, in lieu of fractional shares).

Gemstar Shares Subject to No Election. Each Gemstar stockholder who failed to properly make an election will receive share consideration in the form of shares of Holdings for all of the Gemstar shares for which he or she made no election (excluding cash, if any, in lieu of fractional shares).

Neither Holdings, Macrovision nor Gemstar is making any recommendation as to whether Gemstar stockholders should elect to receive cash consideration or share consideration in the Gemstar Merger. You must make your own decision with respect to such election.

No guarantee can be made that you will receive the amount of cash consideration or share consideration you elect. As a result of the proration procedures and other limitations described in this joint proxy statement-prospectus and in the merger agreement, you may receive share consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the share consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

Conversion and Exchange of Shares. The conversion of Macrovision shares and Gemstar shares into the right to receive the applicable merger consideration will occur automatically at the effective time of the mergers. The exchange agent will, as soon as reasonably practicable after the effective time of the mergers, exchange certificates representing Gemstar shares for the applicable merger consideration to be received in the mergers pursuant to the terms of the merger agreement.

Letter of Transmittal. Promptly after the completion of the mergers, the exchange agent will send a letter of transmittal to (i) those persons who were record holders of Gemstar shares holding certificated shares at the effective time of the Gemstar Merger who have not previously submitted a form of election or have not properly surrendered Gemstar shares to the exchange agent and (ii) those persons who were record holders of Macrovision shares holding certificates shares at the effective time of the Macrovision Merger. This mailing will contain instructions on how to surrender certificates representing Gemstar shares (if these shares have not already been surrendered) or Macrovision shares, as applicable, in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled. If you hold Gemstar shares or Macrovision shares in book entry form, your book entry shares will automatically be exchanged for book entry shares of Holdings and/or cash, as applicable you will not receive a letter of transmittal.

EXCEPT FOR GEMSTAR STOCKHOLDERS WHO SUBMIT THEIR GEMSTAR STOCK CERTIFICATES WITH THE FORM OF ELECTION TO THE EXCHANGE AGENT, DO NOT SUBMIT YOUR MACROVISION OR GEMSTAR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If a certificate for Gemstar common stock or Macrovision common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by the exchange agent.

Fractional Shares. You will not receive fractional shares of Holdings’s common stock in connection with the Gemstar Merger or the Macrovision Merger. Instead, each holder of Gemstar shares exchanged in the Gemstar Merger or Macrovision shares exchanged in the Macrovision Merger who would otherwise have received a fraction of a share of Holdings common stock will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the closing price for a share of Macrovision common stock as reported on the Nasdaq Global Select Market on the date two business days immediately preceding the closing date of the mergers.

Dividends and Distributions. Until Gemstar stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the mergers with respect to shares of Holdings common stock into which Gemstar shares may have been converted will accrue but will not be paid. Holdings will pay to former Gemstar stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their stock certificates or book-entry shares. After the effective time of the mergers, there will be no transfers on the stock transfer books of Macrovision or Gemstar of any Macrovision shares or Gemstar shares, respectively. If Gemstar stock certificates or book-entry shares are presented for transfer after the completion of the mergers, they will be cancelled and exchanged for the applicable merger consideration into which such certificates or book-entry shares have been converted pursuant to the merger agreement.

Withholding. The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Macrovision stockholder or Gemstar stockholder the amounts it is required to deduct and withhold under the Code or any provision of any state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the mergers as having been paid to the stockholders from whom they were withheld.

Treatment of Stock Options, Restricted Shares and Other Stock-Based Awards

Upon the completion of the Macrovision Merger, each option to purchase shares of Macrovision common stock (whether vested or unvested) held by directors and executives of Macrovision will be converted into an option to purchase an equivalent number of shares of Holdings common stock at a per share exercise price equal to the per share exercise price of the Macrovision option before the conversion and will continue to be governed by its applicable terms (including vesting requirements). In addition, each restricted share of Macrovision common stock held by directors and executives of Macrovision will be converted into a restricted share of Holdings’s common stock and will continue to be governed by its applicable terms (including vesting requirements).

Upon the completion of the Gemstar Merger, each option to purchase shares of Gemstar common stock (whether vested or unvested) will be converted into the right to receive an amount in cash equal to the excess, if any, of $6.35 over the per share exercise price of the option multiplied by the number of shares of Gemstar common stock subject to the option, less any required withholding taxes. Each Gemstar restricted stock unit (whether vested or unvested) will be converted into the right to receive $6.35 in cash per share of Gemstar common stock underlying such restricted stock unit, less any required withholding taxes. In addition, each restricted share of Gemstar common stock will be converted into the right to receive the merger consideration in accordance with the election and proration procedures described above, less any required withholding taxes. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Gemstar Stockholders Making Cash and Share Elections” beginning on page 87.

In each of the Macrovision Merger and Gemstar Merger, respectively, Holdings will be assuming Macrovision’s and Gemstar’s equity plans and will make option grants and other awards, as it deems appropriate, from such plans to eligible participants thereunder from time to time following the mergers.

Dividend Policy and Stock Repurchases

The merger agreement prohibits Gemstar, and all of its subsidiaries, from paying any dividends to its outstanding shares of capital stock, except for dividends paid on a pro rata basis by such subsidiaries. Holdings does not expect to pay any dividends in the foreseeable future. For more information, see “Where Can You Find More Information” beginning on page 137.

In May 2002, the Board of Directors of Macrovision authorized a stock repurchase program, which allowed Macrovision to purchase up to 5.0 million shares in the open market from time-to-time at prevailing market prices, through block trades or otherwise, or in negotiated transactions off the market, at the discretion of Macrovision management. In 2002, Macrovision repurchased 3.0 million shares of common stock under this program, which was recorded as treasury stock and resulted in a reduction of stockholders’ equity. Effective August 2006, when this repurchase program was subsumed by the August 2006 program, there were no shares remaining for repurchase under the May 2002 program.

In August 2006, the Board of Directors authorized the purchase of up to $100.0 million of Macrovision’s common stock, which subsumed the aforementioned stock repurchase program. In the year ended December 31, 2006, Macrovision repurchased approximately 2.3 million shares of common stock for $50.0 million. In August and September 2007, Macrovision repurchased the remaining $50.0 million authorized under the program, or approximately 2.1 million shares of common stock. These repurchases were recorded as treasury stock and resulted in a reduction of stockholders’ equity. As of December 31, 2007, there were no shares remaining for repurchase under the August 2006 program.

As of December 31, 2007 and 2006, treasury stock consisted of 7.4 million shares and 5.3 million shares, respectively, of common stock that had been repurchased under the May 2002 and August 2006 programs, with a cost basis of approximately $138.4 million and $88.4 million, respectively.

In September 2007, the Board of Directors of Macrovision authorized a stock repurchase program, which allows Macrovision to purchase up to $60.0 million of Macrovision’s common stock in the open market from time to time at prevailing market prices or otherwise, as conditions warrant. As of December 31, 2007, no shares of common stock have been repurchased under this program.

Restrictions on Sales of Shares by Affiliates of Macrovision and Gemstar

The shares of Holdings common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Holdings common stock issued to any person who is deemed to be an “affiliate” of Macrovision or Gemstar at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Macrovision or Gemstar and may include executive officers and directors, as well as significant stockholders. Affiliates may not sell their shares of Holding’s common stock acquired in connection with the merger except pursuant to:

•	An effective registration statement under the Securities Act covering the resale of those shares;

•	An exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	Any other applicable exemption under the Securities Act.

Both Macrovision and Gemstar expect that each of their affiliates will agree with Holdings that the affiliate will not transfer any shares of stock received in the merger except in compliance with the Securities Act. This joint proxy statement-prospectus does not cover resales of Holdings common stock by affiliates of Macrovision, Gemstar or Holdings.

Stock Exchange Listing and Stock Prices

Holdings intends to apply for the following shares of Holdings to be approved for listing on the Nasdaq Global Select Market upon the completion of the mergers:

•	Holdings common stock to be issued in the mergers (including Macrovision restricted shares and Gemstar restricted shares);

•	Holdings common stock reserved for issuance upon exercise of Macrovision stock options; and

•

Holdings common stock reserved for issuance upon exercise of Gemstar equity-based awards (other than Gemstar stock options and stock appreciation rights, which are being canceled in exchange for cash in the Gemstar Merger).

The following table sets forth, for the periods indicated, the high and low closing prices per share of Macrovision common stock and Gemstar common stock as reported on the Nasdaq Global Select Market.

	Macrovision Corporation Common Stock		Gemstar-TV Guide International Inc. Common Stock
Calendar Quarter	High	Low	High	Low
2005
First Quarter	$26.59	$21.47	$6.12	$4.05
Second Quarter	$24.16	$19.39	$4.51	$2.93
Third Quarter	$23.99	$17.51	$3.80	$2.75
Fourth Quarter	$20.17	$14.84	$3.19	$2.24
2006
First Quarter	$22.15	$15.75	$3.39	$2.50
Second Quarter	$25.65	$19.96	$3.89	$3.03
Third Quarter	$24.35	$19.23	$3.58	$2.59
Fourth Quarter	$29.13	$23.71	$4.11	$3.04
2007
First Quarter	$27.96	$22.56	$4.43	$3.61
Second Quarter	$30.73	$24.01	$5.26	$4.14
Third Quarter	$30.52	$22.00	$7.08	$4.86
Fourth Quarter	$27.28	$18.33	$7.15	$4.44

Rights of Dissenting Stockholders to Appraisal Rights

Macrovision Stockholders

Under Delaware law, Macrovision stockholders are not entitled to appraisal rights in connection with the Macrovision Merger.

Gemstar Stockholders

If the Gemstar Merger is consummated, holders of shares of Gemstar common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

Section 262 is reprinted in its entirety as Annex H to this joint proxy statement-prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex H. This discussion and Annex H should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

A holder of shares of Gemstar common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Gemstar Merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Gemstar Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Gemstar common stock. Except as otherwise provided herein, all references in this summary of appraisal rights to a “stockholder” or “holders of shares of Gemstar common stock” are to the record holder or holders of shares of Gemstar common stock. Except as set forth herein, stockholders of Gemstar will not be entitled to appraisal rights in connection with the Gemstar Merger.

Under Section 262, if a merger is to be submitted for approval at a meeting of stockholders, such as the Gemstar special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement-prospectus is the notice to the record holders of Gemstar common stock.

Holders of shares of Gemstar common stock who desire to exercise their appraisal rights must not vote in favor of the Gemstar Merger and must deliver a separate written demand for appraisal to Gemstar prior to the vote by the stockholders of Gemstar on the Gemstar Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Gemstar of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Gemstar common stock. A proxy or vote against the Gemstar Merger will not by itself constitute such a demand. Within 10 days after the effective time of the Gemstar Merger, Gemstar must provide notice of the effective time of the Gemstar Merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Gemstar Merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:

Gemstar-TV Guide International Inc.

Attn: Secretary

6922 Hollywood Blvd., 12th Floor

Los Angeles, CA 90028

A person having a beneficial interest in shares of Gemstar common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Gemstar common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Gemstar common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Gemstar common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Within 120 days after the effective time of the Gemstar Merger, either Gemstar or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on Gemstar in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Gemstar to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Gemstar will file a petition or that Gemstar-TV Guide International Inc. will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Gemstar common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the Gemstar Merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Gemstar a statement setting forth the aggregate number of shares of Gemstar common stock not voting in favor of the Gemstar Merger and with respect to which demands for appraisal were received by Gemstar and the number of holders of such shares. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Gemstar the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by Gemstar.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of Gemstar common stock owned by such stockholders, in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Gemstar Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

Although Gemstar believes that the Gemstar Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Gemstar Merger consideration. Moreover, Gemstar does not anticipate offering more than the Gemstar Merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Gemstar common stock is less than the Merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of Gemstar, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of Gemstar common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Gemstar Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Gemstar Merger.

At any time within 60 days after the effective time of the Gemstar Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Gemstar Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Gemstar. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the Gemstar Merger, stockholders’ rights to appraisal shall cease, and all holders of shares of Gemstar common stock will be entitled to receive the consideration provided for in the merger agreement. Inasmuch as Gemstar has no obligation to file such a petition, and Gemstar has no present intention to do so, any holder of shares of Gemstar common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Gemstar a written withdrawal of his or her demand for appraisal and acceptance of the Gemstar Merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the Gemstar Merger will require written approval of Gemstar and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Gemstar Merger within 60 days.

Delisting and Deregistration of Macrovision and Gemstar Stock after the Mergers

When the mergers are completed, the Macrovision common stock currently listed on the Nasdaq Global Select Market will cease to be quoted on the Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and the Gemstar common stock currently listed on the Nasdaq Global Select Market will be delisted from the Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Legal Proceedings Relating to the Mergers

Following the announcement of the proposed mergers on December 7, 2007, actions have been filed purporting to challenge the mergers, as follows:

Karen Zilson, et ano. v. Gemstar-TV Guide International, Inc., et al., in the Superior Court of the State of California for the County of Los Angeles. On December 7, 2007, a purported stockholder class action lawsuit was filed against Gemstar, News Corporation, and members of Gemstar’s Board of Directors. The complaint alleged that Gemstar’s proposed transaction with Macrovision is unfair to Gemstar’s shareholders because the transaction price is “substantially less” than the value of Gemstar’s shares. The complaint further alleged that News Corporation controlled Gemstar and had caused Gemstar to proceed with the transaction for its own benefit rather than the benefit of the Gemstar shareholders generally. The complaint contained a cause of action for breach of fiduciary duty and/or aiding and abetting breach of fiduciary duty, and sought a declaration that the sale is unlawful, an injunction to prevent the sale from going forward, rescission to the extent that the terms of the sale have been implemented, an order that the Directors exercise their fiduciary duties to obtain a transaction in the best interest of Gemstar’s stockholders, and an award of attorneys’ fees, experts’ fees, costs, and other disbursements. On February 4, 2008, the plaintiffs filed a request that the Court dismiss their complaint without prejudice as to all defendants.

Martin Henkel v. Battista, et al., in the Court of Chancery of the State of Delaware. On December 17, 2007, a purported stockholder’s class action lawsuit was filed against Gemstar and members of its Board of Directors. The complaint alleges that Gemstar’s proposed transaction with Macrovision is unfair to Gemstar’s shareholders because the defendants agreed to accept consideration for Gemstar’s shares that is “unfair and inadequate.” The complaint contains a cause of action for breach of fiduciary duty against Gemstar and members of its Board of Directors. On February 1, 2008, the plaintiff filed an amended complaint, adding News Corporation as a defendant and asserting a cause of action against News Corporation for aiding and abetting breach of fiduciary duty. The amended complaint alleges, among other things, that News Corporation is forcing the sale of Gemstar for reasons not related to the benefit of the Gemstar shareholders generally. The amended complaint also contains allegations that certain of Gemstar’s disclosures in connection with the proposed transaction are inadequate. The amended complaint seeks an injunction to prevent the proposed sale, rescission or rescissory damages in the event that the sale is consummated, rescission of the voting agreement in which News Corporation agreed to vote its shares in favor of the proposed transaction, an accounting of damages allegedly suffered by Gemstar’s stockholders, and an award of attorneys’ and experts’ fees.

Gemstar, the individually named members of Gemstar’s Board of Directors and News Corporation have entered into a Memorandum of Understanding regarding the settlement of both cases. The Memorandum of Understanding provides for confirmatory discovery, the certification of a non-opt-out class of Gemstar shareholders for settlement purposes in the Delaware Court of Chancery, additional disclosures to be made (and which disclosures are made) in this Form S-4 and payment of plaintiff’s attorney’s fees by Gemstar or its successor(s). The settlement does not anticipate the payment of monetary damages. The motion for preliminary injunction filed by the plaintiff on February 12, 2008 seeking to enjoin Macrovision from acquiring Gemstar is stayed pending submission of the proposed settlement to the Court of Chancery. The proposed settlement, which will release all claims by the class of Gemstar stockholders that were raised or could have been raised against the defendants (including Gemstar and News Corporation or Macrovision), is subject to the final approval of the Court of Chancery.

The Merger Agreement

This section of the joint proxy statement-prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.

The description of the merger agreement in this offer to purchase has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

On December 6, 2007, Macrovision Corporation, Gemstar-TV Guide International, Inc., Macrovision Solutions Corporation (formerly known as Saturn Holding Corp.), Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc. entered into the merger agreement.

Completion of the Mergers

Pursuant to the merger agreement, Mars Merger Sub, Inc. (a wholly owned subsidiary of Holdings) will merge with and into Macrovision (the Macrovision Merger), and Galaxy Merger Sub, Inc. (a wholly owned subsidiary of Holdings) will merge with and into Gemstar (the Gemstar Merger), with each of Macrovision and Gemstar surviving as wholly owned subsidiaries of Holdings. In the Macrovision Merger, each outstanding share of Macrovision common stock (other than shares owned by Macrovision or Holdings, which will be cancelled without consideration) will be converted into the right to receive one share of Holdings common stock, and in the Gemstar Merger, each outstanding share of Gemstar common stock (other than shares owned by Gemstar or Macrovision, which will be cancelled without consideration, and shares whose holders have properly demanded appraisal under Delaware law) will be converted into the right to receive, at the election of the holder, either $6.35 in cash or 0.2548 of a share of Holdings common stock, in either case subject to proration if the amount of cash required to satisfy cash elections is greater or less than an aggregate amount equal to $1,547,000,000 less any amounts payable to holders of Gemstar options and restricted stock units and less the value (at $6.35 per shares) of shares whose holders properly demand appraisal under Delaware law. See “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Gemstar Stockholders Making Cash and Share Elections—Proration Procedures” beginning on page 87 for more information on how the proration procedures will work.

For information on the treatment of Macrovision stock options, Macrovision restricted shares, Gemstar stock options, Gemstar restricted shares, and Gemstar restricted stock units, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Treatment of Stock Options, Restricted Shares and Other Stock-Based Awards” beginning on page 92.

The mergers will be completed when we file certificates of merger with the Secretary of State for the State of Delaware. In any case, the Macrovision Merger is expected to become effective immediately prior to the Gemstar Merger. We expect to file the certificates of merger as soon as practicable, but in no event later than the fifth business day, after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.

Conditions to Completion of the Mergers

Conditions to Our Obligations. We may not complete the mergers unless each of the following conditions is satisfied or waived:

•

the merger agreement has been adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Gemstar common stock; and the issuance of Holdings shares in connection with the merger has been adopted by the affirmative vote of the holders of a majority of the shares of Macrovision common stock voting at the Macrovision special meeting;

•	no restraining order or injunction prohibiting completion of the mergers is in effect and completion of the mergers is not illegal under any applicable law;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any extension of that period have expired or been earlier terminated;

•	the registration statement covering the Holdings shares has been declared effective by the SEC and is not subject to any stop order or proceedings seeking a stop order;

•	the shares of Holdings common stock to be issued in the Macrovision Merger have been authorized for listing on the Nasdaq Global Select Market;

Our obligations to complete the mergers are also subject to the satisfaction or waiver of each of the following additional conditions:

•

truth and correctness of the representations and warranties of the other party, generally subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on the other party or on Holdings after the mergers;

•

the other party’s performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing date, which will be deemed not to have occurred if, among other things, Gemstar exceeds certain restrictions prior to closing regarding employment agreements, severance agreements or bonuses by $2 million or more, or if Gemstar exceeds certain restrictions prior to closing on capital expenditures, acquisitions, indebtedness or settlement of claims by $2 million or more; and

•	receipt by each party of an opinion from its respective counsel regarding the tax treatment of the mergers.

For purposes of the merger agreement, the term “material adverse effect” means, with respect to either Gemstar or Macrovision, a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of our company and its subsidiaries, taken as a whole. However, a material adverse effect shall not include events or effects relating to or resulting from:

•

changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on such party and its subsidiaries, taken as a whole, relative to our competitors;

•

changes or developments in the industries in which such party and its subsidiaries operate to the extent such changes or developments do not disproportionately impact either of us relative to our competitors;

•	changes in law;

•	effects resulting from the failure to take any actions to which such party has unsuccessfully requested the consent of the other party under the merger agreement;

•	the identity of Macrovision as the acquiror of Gemstar;

•	compliance with the terms of the merger agreement or actions which the other party has expressly consented to or requested;

•	any acts of terrorism or war;

•	changes in generally accepted accounting principles or the interpretation thereof;

•	any litigation relating to the announcement, negotiation, execution or performance of the merger agreement or its contemplated transactions;

•	any actions by the other party’s executive officers or directed by or attributable to the other party; and

•	any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but not the underlying facts and circumstances).

We may be required to resolicit your vote in the event that a material condition to the mergers is waived by one of us.

No Solicitations of Alternative Transactions. The merger agreement contains detailed provisions prohibiting Gemstar from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, Gemstar has agreed not to:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers with respect to an alternative proposal (as described below), or the making of any inquiry, proposal or offer that is reasonably likely to lead to an alternative proposal;

•

engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to Gemstar or any of its subsidiaries in connection with any person relating to, or that is reasonably likely to lead to, an alternative proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal;

•	execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal; or

•	resolve to do any of the foregoing, except as provided in the merger agreement.

For purposes of the merger agreement, the term “alternative proposal” means, any bona fide proposal or offer made by any person for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Gemstar;

•	the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of Gemstar and its subsidiaries, taken as a whole; or

•	the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Gemstar common stock.

The merger agreement permits Gemstar and its boards of directors to comply with Rule 14d-9 and Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to an alternative proposal that Gemstar may receive and to make other disclosures if the Gemstar board of directors determines in good faith, after consultation with outside counsel, that failure to make such disclosures would be reasonably likely to violate the fiduciary duties of the Gemstar board. If Gemstar receives an unsolicited bona fide written alternative proposal, Gemstar may contact the person or group making the alternative proposal and its advisors solely for the purpose of clarifying the proposal and its terms and conditions, so as to determine whether the alternative proposal will result in a superior proposal (as described below). If the Gemstar board determines that the alternative proposal is a superior proposal or is reasonably expected to lead to a superior proposal, Gemstar may then furnish non-public information to and participate in discussions with the party making the alternative proposal, but must provide Macrovision with any new material non-public information given to such party. Prior to providing confidential information, Gemstar must enter into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to Gemstar than those in confidentiality agreements between Macrovision and Gemstar.

For the purposes of the merger agreement, the term “superior proposal” means an alternative proposal, as defined above, for a merger or other business combination to acquire a majority of the assets or voting power of Gemstar that the Gemstar board determines in good faith, after consultation with its financial and legal advisors, to be more favorable to Gemstar and its stockholders than the transactions contemplated by the merger agreement.

Gemstar has agreed in the merger agreement that it will:

•

notify Macrovision promptly, and in any event within 24 hours, of any inquiries, proposals or offers reasonably expected to lead to an alternative proposal, any request for information relating to Gemstar or its subsidiaries reasonably expected to be related to an alternative proposal, and any inquiry or request for discussion or negotiation that would reasonably be expected to result in an alternative proposal. In each case, Gemstar shall include the identity of the person making the inquiry or offer related to the alternative proposal, and the material terms of such offer or alternative proposal;

•	keep Macrovision reasonably informed on a reasonably current basis of the status of any such discussions or negotiations regarding any alternative proposal, indication, inquiry or offer; and

•

not, and shall cause its subsidiaries not to, enter into any confidentiality agreement which prohibits Gemstar from providing such information to Macrovision (though it is agreed that the third parties’ financing sources may impose confidentiality restrictions on Gemstar with respect to their proposed financing).

Termination. Macrovision and Gemstar may terminate the merger agreement at any time prior to the completion of the merger, whether before or after either of our respective stockholders have adopted the merger agreement, by mutual consent.

In addition, either Gemstar or Macrovision may terminate the merger agreement by written notice to the other party:

•

if the mergers are not completed on or before June 6, 2008 (which date may be extended to September 6, 2008 by either Gemstar or Macrovision if, on June 6, 2008, governmental approvals have not yet been received);

•

if any temporary restraining order, preliminary or permanent injunction, or other judgment or order making these mergers illegal or prohibited has become final and nonappealable despite the terminating party’s reasonable best efforts to prevent and remove such prohibition;

•	if stockholders of either Gemstar or Macrovision fail to approve the mergers or the issuance of Holdings stock, respectively;

•

if there is a breach by the other party that would cause the failure of the closing conditions described above and that cannot be cured by June 6, 2008 (or September 6, 2008, if there is an extension as described above); or

•	if either party’s board of directors withdraws, changes, or fails to give its recommendation in support of the applicable transactions contemplated by the merger agreement.

In addition, Gemstar may terminate the merger agreement by written notice to Macrovision:

•	if the Gemstar board of directors determines that an alternative proposal is a superior proposal; Gemstar gives notice that it intends to terminate this merger agreement and the identity of the person making the superior proposal; Gemstar offers to negotiate with Macrovision for the following 48 hours; after that time, and the Gemstar board determines that the competing proposal is still a superior proposal, taking into account any proposed changes to the merger agreement by Macrovision; and Gemstar, at the same time as the termination, enters into a definitive agreement with respect to the superior proposal and pays a $55.4 million termination fee to Macrovision; or

•	if the mergers are not consummated within five business days of all closing conditions being satisfied.

Termination Fees. The merger agreement provides that Gemstar and Macrovision may be required to pay certain termination fees to the other party in the following circumstances:

•

Gemstar must pay Macrovision a termination fee of $27.7 million if either party terminates the merger agreement because Gemstar’s stockholders do not approve the adoption of the merger agreement. Similarly, Macrovision must pay the same fee to Gemstar if either party terminates the merger agreement because Macrovision’s stockholders do not approve the issuance of Holdings shares in connection with the transactions contemplated by the merger agreement.

•

In addition, if a competing business combination proposal involving Gemstar had been publicly disclosed prior to the Gemstar stockholder vote and within 6 months after termination due to Gemstar’s stockholders not approving the adoption of the merger agreement, Gemstar enters into a definitive agreement or completes a transaction with respect to any competing proposal, Gemstar must then pay Macrovision a further $27.7 million. Similarly, if a competing business combination proposal involving Macrovision had been publicly disclosed prior to the Macrovision stockholder vote and within 6 months after termination, due to Macrovision’s stockholders not approving the issuance of Holdings shares, Macrovision enters into a definitive agreement or completes a transaction with respect to any competing proposal, Macrovision must then pay Gemstar a further $27.7 million.

•

Gemstar must pay Macrovision a termination fee of $55.4 million if Gemstar terminates this merger agreement to enter into a definitive agreement implementing a superior proposal (after following the procedures discussed above) or if Macrovision terminates this merger agreement because the Gemstar board withdraws, changes or fails to give its recommendation in support of the Gemstar Merger, or recommends any competing proposal (as discussed above).

•

Macrovision must pay Gemstar a termination fee of $55.4 million if the conditions are otherwise satisfied, but Macrovision fails to close (due to the failure of the banks to provide financing or otherwise) by June 6, 2008 (or September 6, 2008, if there is an extension as described above) or within five business days after the conditions were otherwise satisfied, or Gemstar terminates this merger agreement because the Macrovision board of directors withdraws, changes or fails to give its recommendation in support of the issuance of Holdings shares in connection with the mergers.

If any termination fee becomes payable by Macrovision solely due to the failure of JPMorgan or Merrill Lynch to provide the debt financing set forth in the commitment papers and Macrovision has not willfully or intentionally breached the merger agreement or committed fraud, the termination fee will be Gemstar’s sole remedy, so that Gemstar may not force Macrovision to consummate the mergers or seek damages beyond the amount of the termination fee. Once a termination fee has been paid in accordance with the agreement, the party paying the termination fee will have no further liability under the merger agreement.

Except as described above, each of Gemstar and Macrovision will be entitled to injunctions to prevent breaches of the merger agreement and to enforce specifically the provisions of the merger agreement.

If either of Gemstar or Macrovision fails to promptly pay any fees due to the other party, then it must also pay the other party’s expenses from actions taken to collect the unpaid fees, including interest on the unpaid fee from the date such fee was required to be paid, calculated at the prime lending rate plus 2%.

Conduct of Business Pending the Merger. Under the merger agreement, each of us has agreed that, during the period before completion of the merger, except as required by law, contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, we will carry on our respective businesses in the ordinary course consistent with past practice in all material respects. In addition to the above agreements regarding the conduct of business generally, each of us has agreed with respect to ourselves and our subsidiaries to various additional specific restrictions relating to the conduct of our businesses, including refraining from the following (in each case except to the extent that the other party consents in writing and subject to other exceptions specified in the merger agreement):

•	authorization or payment of dividends;

•	combination, splitting or reclassification of capital stock;

•	redemptions or acquisitions of capital stock or other securities of such party, except in connection with stock options or benefits plans;

•	adoption of any amendments to our charter documents;

•	issuance, disposition or encumbrance of any capital stock or ownership interest except in connection with existing stock options and awards;

•

disposition or encumbrance of any material properties or assets, except in the ordinary course of business, pursuant to existing contracts, or as required by law in order to facilitate the mergers (or, in the case of Macrovision, in connection with obtaining the financing for the transactions);

•	incurrence of any capital expenditures outside of specified limits;

•	acquisition of any business;

•

incurrence or the guarantee of indebtedness for borrowed money, other than intercompany borrowings, renewals of existing debt, guarantees of subsidiary debt, or indebtedness pursuant to existing agreements (or, in the case of Macrovision, indebtedness incurred in connection with the mergers);

•	entering into or modification of certain agreements with affiliates or certain specified contracts, or the release, assignment or transfer of any material rights or claims thereunder; and

•	adoption of changes in accounting methods or material tax election other than changes required by GAAP or applicable law.

In addition, Gemstar has also agreed to the following restrictions relating to refraining from:

•	entering into or modification of employee benefit plans and arrangements relating to compensation of its directors, executive officers and employees beyond specified limits;

•

entering into loans to any officers or directors (other than routine advances for business expenses in the ordinary course) or making changes in existing borrowing or lending arrangements for or on behalf of any such persons, except as required by the terms of a Gemstar benefit plan;

•	waiver, assignment or settlement of any claim or proceeding, beyond certain limits; and

•	engaging in or continuing marketing brand studies except as required under existing commitments.

Governance. In the merger agreement, we agreed to adopt amendments to the certificates of incorporation and by-laws of Gemstar and Macrovision so that the certificates of incorporation and by-laws of Gemstar and Macrovision after the mergers will be in forms more typical for wholly owned subsidiaries, except that the indemnification and exculpation provisions in the certificates of incorporation and by-laws of Gemstar and Macrovision after the mergers will remain identical in all material respects to those provisions prior to the mergers. As a result of the mergers, stockholders of Macrovision and stockholders of Gemstar who receive stock will become stockholders of Holdings. The certificate of incorporation and by-laws of Holdings are identical to the existing certificate of incorporation and by-laws of Macrovision, except for the name of the corporation. More information about the certificate of incorporation and by-laws of Holdings which will be in effect immediately after the mergers are completed can be found in the section “Comparison of Stockholder Rights” beginning on page 123.

Until immediately after the effectiveness of the mergers, Holdings’s board of directors will be the same as the board of directors of Macrovision prior to the effective time. After the effectiveness of the mergers, Holdings shall take all necessary action so as to obtain resignations of such directors, and cause the appointment of new Holdings directors as may be necessary to provide that four (4) individuals designated by Macrovision and three (3) individuals designated by Gemstar (and acceptable to Macrovision) shall be appointed to, and shall comprise, the board of directors of Holdings. For more information on the directors of Holdings after the effective time, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Board of Directors and Management after the Mergers” beginning on page 76.

The headquarters of Holdings will be located in Santa Clara, California.

Additional Agreements. We have agreed to cooperate with each other and to use reasonable best efforts to:

•

take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, and to assist and cooperate with other parties in doing, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the mergers as soon as practicable; and

•

promptly make the appropriate Hart-Scott-Rodino filings and take all such actions as may be necessary, proper or advisable to resolve any objections of the Federal Trade Commission, the Antitrust Division of the Department of Justice or any state or foreign antitrust or competition authorities, including divestitures or hold separate agreements that would not be material in relation to the combined business as a whole.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement-prospectus, efforts to obtain financing in connection with the mergers and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

Benefits Matters. For one year following the closing, Holdings will provide compensation and benefits to Gemstar employees that are no less favorable, in the aggregate, than the compensation and benefits provided to Gemstar employees pre-closing. Holdings shall provide Gemstar employees terminated during the one-year period following closing with severance benefits in accordance with Gemstar’s change in control severance policy. Gemstar employees shall receive customary past service credit for purposes of eligibility, participation, vesting and levels of benefit accruals in Macrovision’s benefit plans generally and Macrovision will waive certain exclusions and limitations under its welfare benefit plans.

Gemstar will pay 2007 bonuses in accordance with its existing bonus plans, up to a cap of $24 million. Gemstar may adopt a 2008 bonus plan before closing rationally related to its business plan for 2008 with a target of $24 million, and will consult with Macrovision and consider Macrovision’s comments in good faith regarding the 2008 bonus plan.

Amendment and Waiver. Gemstar and Macrovision may amend the merger agreement by mutual written and signed agreement, or either party may waive in a signed writing any provision of the merger agreement. After adoption of the merger agreement by the stockholders of Macrovision or Gemstar, no amendment or waiver may be made which by law requires further approval by those stockholders, unless we obtain that further approval.

Representations and Warranties. The merger agreement contains customary and substantially reciprocal representations and warranties by each of us relating to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	authorization of the merger agreement and absence of conflicts;

•	documents filed with the SEC, financial statements included in those documents, regulatory reports filed with governmental entities and absence of material undisclosed liabilities;

•	information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

•	internal financial controls and procedures;

•	undisclosed liabilities;

•	compliance with applicable laws and reporting requirements;

•	labor and employment matters, including employee benefits;

•	absence of certain changes or events;

•	investigations and legal proceedings;

•	taxes and the tax treatment of the transactions contemplated by the merger agreement;

•	intellectual property;

•	real properties;

•	opinion of each party’s financial advisor.

•	required stockholder votes;

•	material agreements;

•	brokers and finders;

•	board approval and applicable state takeover laws;

•	insurance policies and claims;

•	environmental matters; and

•	transactions with affiliates.

In addition, the merger agreement contains customary and non-reciprocal representations and warranties of Gemstar relating to, among other things, the exemption of the transactions contemplated by the merger agreement from its rights plan, and of Macrovision relating to, among other things:

•	the financing of the transactions contemplated by the merger agreement;

•	the solvency of Gemstar following the Gemstar Merger;

•	the capitalization and ownership of Holdings and the acquisition vehicles;

•	arrangements with Gemstar’s directors and members of Gemstar’s management; and

•	ownership of Gemstar shares.

Fees and Expenses. Subject to the termination fee provisions discussed above, whether or not the mergers are completed, all costs and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring the expense, except that all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by Macrovision and Gemstar.

The News Corporation Voting and Support & Registration Rights Agreement

As an inducement to Macrovision to enter into the merger agreement, on December 6, 2007, Macrovision Corporation, Macrovision Solutions Corporation (formerly known as Saturn Holding Corp) and News Corporation entered into the Voting Agreement. Pursuant to the Voting Agreement, as further described below, News Corporation has agreed that it will vote (or cause to be voted), any voting securities held by it in favor of adoption of the merger agreement and any other transactions and other matters specifically contemplated by the merger agreement. As of December 10, 2007, News Corporation owned an aggregate of 174,931,474 outstanding shares of Gemstar common stock, representing approximately 41% of the outstanding shares of Gemstar.

Voting Shares. From December 6, 2007, until the termination of the Voting Agreement, News Corporation has agreed, subject to the terms and conditions of the Voting Agreement, to cause all shares of Gemstar common stock beneficially owned News Corporation at the time of Gemstar’s stockholder meeting, or in connection with any written consent of the stockholders of Gemstar:

•

to appear at each such stockholder meeting or otherwise cause any voting securities of Macrovision then held by News Corporation beneficially or of record to be counted as present thereat for purposes of calculating a quorum;

•	to vote in favor of adoption of the merger agreement and any other transactions and other matters specifically contemplated by the merger agreement; and

•

to vote against any action or agreement submitted for adoption of the stockholders of Gemstar that, to News Corporation’s knowledge, would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gemstar contained in the merger agreement or of News Corporation contained in the Voting Agreement.

Registration Rights. The Voting Agreement also provides for registration rights in favor of News Corporation, with respect to any shares of Holdings common stock received by News Corporation in the mergers. Macrovision and News Corporation have further agreed that (i) Macrovision will, following successful completion of the proposed Transaction, work with News Corporation to register with the SEC and dispose of its shares in the combined company in an expeditious manner by means of an automatically effective shelf registration statement under which News Corporation will be entitled to make demands for underwritten offerings from time to time, and (ii) they will negotiate additional registration rights for News Corporation in good faith.

Termination. The Voting Agreement automatically terminates upon the earliest to occur of:

•	the receipt of Gemstar’s stockholder approval of the Gemstar Merger;

•	any change of the recommendation of Gemstar’s board of directors that the stockholders of Gemstar approve the adoption of the merger agreement;

•

the date of any change or amendment to the merger agreement that (i) results in any decrease in the Per Share Cash Consideration or the Per Share Stock Consideration (as defined therein), (ii) materially and adversely affects News Corporation’s interest in its voting shares or (iii) would materially delay the consummation of the mergers; or

•	the termination of the merger agreement pursuant to its terms.

Notwithstanding any such termination, provided that News Corporation’s registration rights under the Voting Agreement will survive any termination of the Voting Agreement upon receipt of Gemstar’s stockholder approval of the Gemstar Merger unless, and until, the merger agreement is terminated pursuant to its terms.

This summary of the Voting Agreement is not intended to be complete and is qualified in all respects by the actual agreement, a copy of the form of which is attached to this joint proxy statement-prospectus as Annex B.

HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes the business combination between Macrovision and Gemstar occurred on January 1, 2007. The unaudited pro forma combined balance sheet as of December 31, 2007 assumes the business combination had been completed on December 31, 2007. The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Macrovision and Gemstar after giving effect to the acquisition of Gemstar by Macrovision using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•

Separate audited historical consolidated financial statements of Macrovision as of and for the fiscal year ended December 31, 2007, included in Macrovision’s annual report on Form 10-K/A for the fiscal year ended December 31, 2007, incorporated by reference into this joint proxy statement-prospectus;

•

Separate audited historical consolidated financial statements of Gemstar as of and for the fiscal year ended December 31, 2007, included in Gemstar’s annual report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference into this joint proxy statement-prospectus.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to the net tangible and intangible assets of Gemstar based on their estimated fair values. Macrovision’s management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Gemstar’s operations up to the date of completion of the acquisition. A final determination of fair values will be based on the actual net tangible and intangible assets of Gemstar that will exist on the date of completion.

Holdings intends to dispose of Gemstar’s Publishing operations after the consummation of the acquisition. The unaudited pro forma combined financial statements include adjustments to separately disclose the financial position and exclude the results of operations of the Publishing business.

The unaudited pro forma combined financial statements also include adjustments to include the acquisitions of All Media Guide, SPDC Blu-Ray technology and Aptiv as if they had been completed on January 1, 2007 and the exit from the Hawkeye anti-piracy service as if it had been effective on January 1, 2007.

The historical results of operations from continuing operations presented for Macrovision Corporation for the year ended December 31, 2007 exclude the results of its Software and Games businesses, which were discontinued as of December 31, 2007. The historical balance sheet for Macrovision as of December 31, 2007 has separately disclosed the financial position of its Software and Games assets and liabilities as held for sale.

The unaudited pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Holdings believes are reasonable.

The unaudited pro forma condensed combined financial statements do not include any adjustments for:

•	any integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known, or

•	any operating efficiencies or cost savings.

There were no significant intercompany balances or transactions between Macrovision and Gemstar as of the dates and for the periods of these pro forma combined financial statements. Certain reclassification adjustments have been made to conform Macrovision’s and Gemstar’s historical reported balances to the pro forma condensed combined financial statement basis of presentation.

HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2007

(in thousands)

	Historical		Pro Forma Adjustments
	Macrovision	Gemstar	Gemstar Acquisition		Other Adjustments		Financing Adjustments		Pro Forma Combined

ASSETS:
Current assets:
Cash and cash equivalents	$134,070	$516,988	$(1,188,546	)(a)	$201,898	(q)(r)	$617,300	(t)	$281,710
Short-term investments	248,194	88,430	(336,624	)(b)	—		—		—
Accounts receivable, net	44,327	81,628	—		(23,274	)(r)	—		102,681
Deferred tax assets	4,563	33,124	(22,096	)(c)	—		—		15,591
Restricted cash	—	32,100	—		—		—		32,100
Prepaid expenses and other current assets	12,135	21,559	—		(6,449	)(r)	—		27,245
Assets held for sale	79,503	—	—		(79,503	)(q)	—		—
Publishing assets held for planned disposal	—	—	—		32,452	(r)	—		32,452

Total current assets	522,792	773,829	(1,547,266)		125,124		617,300		491,779
Long-term marketable investment securities	57,025	—	(57,025	)(d)	—		—		—
Deferred tax assets, non-current	57,850	72,016	(72,016	)(e)	(57,850	)(s)	—		—
Property and equipment, net	10,011	80,451	—		(3,943	)(r)	—		86,519
Other intangibles from acquisitions, net	69,574	143,378	1,091,592	(f)	—		—		1,304,544
Patents and other assets	20,697	15,455	—		(184	)(r)	32,700	(t)	68,668
Taxes receivable	—	8,808	—		—		—		8,808
Goodwill	199,209	262,591	1,037,946	(g)	—		—		1,499,746

Total assets	$937,158	$1,356,528	$453,231		$63,147		$650,000		$3,460,064

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,157	$31,269	$—		$(15,953	)(r)	$—		$21,473
Accrued expenses	42,468	93,795	11,865	(h)	—		—		148,128
Current portion of deferred revenue	7,494	122,922	(65,938	)(j)	(55,150	)(r)	—		9,328
Liabilities held for sale	27,959	—	—		(27,959	)(q)	—		—
Publishing liabilities held for planned disposal	—	—	—		93,605	(r)	—		93,605

Total current liabilities	84,078	247,986	(54,073)		(5,457)		—		272,534
Long-term debt	240,000	—	—		—		650,000	(t)	890,000
Taxes payable, non-current	57,026	19,262	—		—		—		76,288
Capital lease obligations, non-current	400	11,456	—		—		—		11,856
Deferred revenue, non-current	—	329,871	(302,160	)(k)	(20,023	)(r)	—		7,688
Deferred tax liabilities, non-current	—	—	453,028	(i)	(57,850	)(s)	—		395,178
Other non current liabilities	36	50,540	—		(2,479	)(r)	—		48,097

Total liabilities	381,540	659,115	96,795		(85,809)		650,000		1,701,641
Stockholders’ equity:
Common stock	61	4,337	(4,288	)(l)	—		—		110
Treasury stock	(138,448)	(47,783)	186,231	(m)	—		—		—
Additional paid-in capital	478,951	8,454,754	(7,522,902	)(n)	—		—		1,410,803
Accumulated other comprehensive income	12,407	3,262	(3,262	)(o)	—		—		12,407
Retained earnings (deficit)	202,647	(7,717,157)	7,700,657	(p)	148,956	(q)	—		335,103

Total stockholders’ equity	555,618	697,413	356,436		148,956		—		1,758,423

Total liabilities and stockholders’ equity	$937,158	$1,356,528	$453,231		$63,147		$650,000		$3,460,064

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

HOLDINGS UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

(in thousands, except per share data)

	Historical		Pro Forma Adjustments						Pro Forma Combined
	Macrovision	Gemstar	Gemstar Acquisition		Other Adjustments		Financing Adjustments
Revenues	$155,685	$627,743	$(51,107	)(u)	$(125,169	)(r)(y)(z)	$—		$607,152
Costs and expenses:
Cost of revenues	17,283	212,545	—		(98,263	)(r)(y)(z)	—		131,565
Amortization of intangibles from acquisitions	5,363	17,129	77,717	(v)	7,602	(y)	—		107,811
Research and development	17,498	45,819	—		973	(y)(z)	—		64,290
Selling and marketing	26,364	132,060	—		(49,414	)(r)(y)(z)	—		109,010
General and administrative	36,459	154,328	—		(15,376	)(r)(y)	—		175,411
Restructuring and asset impairment charges	4,546	—	—		—		—		4,546

Total costs and expenses	107,513	561,881	77,717		(154,478)		—		592,633

Income (loss) from operations	48,172	65,862	(128,824)		29,309		—		14,519
Interest expense	(7,602)	(1,123)	—		—		(61,717	)(t)	(70,442)
Impairment loss on strategic investments	(5,000)	—	—		—		—		(5,000)
Interest income and other, net	23,199	24,044	(46,187	)(w)	(444	)(r)(y)			612

Income (loss) before income taxes	58,769	88,783	(175,011)		28,865		(61,717)		(60,311)
Income tax expense (benefit)	14,637	(84,462)	40,945	(x)	15,373	(x)	(23,453	)(x)	(36,960)

Income (loss) from continuing operations	$44,132	$173,245	$(215,956)		$13,492		$(38,264)		$(23,351)

Income (loss) from continuing operations per share—basic	$0.83	$0.40							$(0.23)

Income (loss) from continuing operations per share—diluted	$0.81	$0.40							$(0.23)

Shares used in computing basic net earnings (loss) per share	53,435	428,313	(379,745)						102,003

Shares used in computing diluted net earnings (loss) per share	54,218	429,884	(382,099)						102,003

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

HOLDINGS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On December 7, 2007, Macrovision announced the acquisition of Gemstar under which each share of Gemstar will receive the right to cash and/or common stock of a new holding company, Macrovision Solutions Corporation (“Holdings”), that will own both Gemstar and Macrovision in a transaction to be accounted for under the purchase method of accounting. The total preliminary estimated purchase price of approximately $2.7 billion includes (i) common stock valued at approximately $1.1 billion, (ii) cash consideration of $1.547 billion and (iii) estimated direct transaction costs of $35.2 million. The purchase consideration is based on a right to receive, at the election of the stockholder, either an amount in cash equal to $6.35 per share or 0.2548 of a share of Holdings common stock. Stock options and restricted stock units outstanding immediately prior to the closing will be cancelled and the holders will be paid cash per share in an amount equal to $6.35 less the exercise price. The unaudited pro forma combined financial statements reflect the issuance of approximately 48,568,000 shares of Holdings common stock, based upon an estimated exchange ratio of 0.2548 shares as of December 7, 2007 and the issuance of $1.547 billion of cash consideration. The aggregate cash consideration will not exceed $1.547 billion. The fair value of Holdings shares issued in the transaction was based on a price of $22.04 per share, which represents the average closing price of Macrovision shares for the five trading days beginning two trading days before and ending two trading days after December 7, 2007, the date on which the acquisition was announced. The actual number of shares of Holdings common stock to be issued will vary based on the actual number of shares of Gemstar common stock outstanding at the close of the transaction.

The following unaudited pro forma condensed combined financial statements give effect to $650 million in new borrowings in order to finance the Gemstar acquisition. The new borrowings include $500 million of five-year term loan and $150 million of seven-year notes. Estimated debt issuance costs are $32.7 million resulting in net proceeds $617.3 million. A 0.125% change in the assumed weighted average interest rate associated with the five-year term loan and seven-year privately placed debt would have approximately a $0.8 million effect on annual expense for the year ended December 31, 2007.

The preliminary estimated total purchase price of the Gemstar acquisition is as follows (in thousands):

Value of Holdings stock issued	$1,070,349
Cash consideration	1,547,000
Direct transaction costs	35,195

Total preliminary estimated purchase price	$2,652,544

Macrovision’s management has made a preliminary allocation of the Gemstar estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts recorded for the acquisition may differ from the information presented. The estimation and allocations of purchase consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Gemstar’s operations up to the date of completion of the acquisition. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Gemstar that will exist on the date of completion. Based on preliminary independent valuation and other information currently available, and subject to changes upon completion of the preliminary valuations, the allocation of the preliminary estimated purchase price, the estimated useful lives and related first-year amortization associated with certain assets is as follows (in thousands):

	Preliminary Estimated Purchase Price	First Year Amortization	Estimated Useful Life (Years)
Net tangible assets	$542,537
Deferred tax liabilities	(453,028)
Deferred tax assets	11,028
Acquired in-process research and development	16,500
Goodwill	1,300,537

Preliminary estimated purchase price, excluding amortizable intangible assets	1,417,574
Amortizable intangible assets:
Developed technology	870,160	$66,935	13
Trademarks/Tradenames	158,080	7,904	20
Customer relationships	186,730	18,673	10
Content	20,000	1,333	15

Total preliminary estimated purchase price	$2,652,544	$94,845

A preliminary estimate of $542.5 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of certain Gemstar assets and liabilities to fair value. A preliminary estimate of $1.2 billion has been allocated to amortizable intangible assets acquired. Amortization related to the fair value of amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets Developed technology relates to Gemstar’s products and patents across all of their product lines that have reached technological feasibility. Trademarks/Tradenames are primarily related to the TV Guide brand and name not associated with Gemstar’s publishing operation. Customer relationships represent existing contracts that relate primarily to underlying customer relationships. Content represents the database of program listings and descriptions gathered over time. Amortization of identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives.

Goodwill Approximately $1.3 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the quarter in which the determination is made.

Acquired in-process research and development A preliminary estimate of $16.5 million has been allocated to in-process research and development and will be charged to expense in the period in which the acquisition is closed. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statement of operations. Gemstar is currently developing new products that qualify as in-process research and development. Projects qualifying as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phased working prototype in which there is no remaining risk relating to the development.

The final purchase consideration will be accounted for in accordance with the guidance in the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) No. 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination” at the measurement date of the acquisition which is the announcement date, December 7, 2007.

Other Acquisitions The unaudited pro forma combined statement of operations also includes adjustments to reflect several smaller acquisitions which were determined to be individually, and in the aggregate, insignificant in accordance with Securities and Exchange Commission Regulation S-X, Rule 3-05. In December 2007, Macrovision completed the acquisition of All Media Guide Holdings, Inc. (AMG) for purchase consideration of $82.3 million. AMG is one of the world’s largest providers of information databases and metadata for entertainment products (music, movies, and games) as well as solutions that support the recognition, discovery and management of digital media. In November 2007, Macrovision completed its acquisition of SPDC™ (Self-Protecting Digital Content) technology for purchase consideration of $53.6 million which includes warrants valued at $8.4 million. Additional warrants may be issued as contingent consideration on the achievement of certain milestones by December 31, 2008. SPDC forms the basis of BD+, a key element of Blu-ray’s content security platform. In March 2007, Gemstar acquired all of the outstanding shares of privately held PDT Holdings, Inc., which owns 100% of the outstanding shares of Aptiv Digital, Inc. (collectively “Aptiv”) for approximately $16.3 million in cash, after taking into account certain disbursements made at closing, customary working capital adjustments and transaction costs. Aptiv is a provider of software solutions for television set-top boxes.

Dispositions Holdings intends to dispose of Gemstar’s Publishing operations after the consummation of the acquisition. The unaudited pro forma combined financial statements include adjustments to separately disclose the financial position and exclude the results of operations of the Publishing business.

During the fourth quarter of 2007, Macrovision exited its Hawkeye anti-piracy service. The exit from the Hawkeye anti-piracy service did not qualify as a discontinued operation for purposes of Macrovision’s historical financial statements included in its annual report on Form 10-K/A. The unaudited pro forma combined financial statements include adjustments to exclude the results of operations of the Hawkeye anti-piracy service for the year ended December 31, 2007.

The historical results of operations for continuing operations, presented for Macrovision for the year ended December 31, 2007, exclude the results of its Software and Games businesses, which were discontinued as of December 31, 2007. The historical balance sheet for Macrovision as of December 31, 2007 has separately disclosed the financial position of its Software and Games assets and liabilities as held for sale.

Taxes The pro forma combined provision (benefit) for income taxes does not necessarily reflect the amounts that would have resulted had Macrovision and Gemstar filed a consolidated income tax return during the year ended December 31, 2007.

2.	Reclassifications

Certain reclassification adjustments have been made to conform Macrovision’s and Gemstar’s historical reported balances to the pro forma combined financial statement basis of presentation. The adjustments were primarily to reclassify Gemstar’s operating expenses into the following categories: cost of revenues, research and development, selling and marketing, and general and administrative.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the preliminary estimated purchase price, to reflect amounts related to net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, and to reflect the amortization expense related to the estimated amortizable intangible assets.

There were no payable or receivable balances or transactions between Macrovision and Gemstar as of December 31, 2007 and for the periods of these pro forma combined statements of operations.

The unaudited pro forma combined financial statements do not include liabilities that may result from integration activities which are not presently estimable.

Unaudited Pro Forma Adjustments are as follows:

(a) Adjustments in cash
To reflect a reduction in cash used to fund the Gemstar acquisition	$(1,547,000)
To reflect a reduction in cash used for acquisition costs	(35,195)
To reflect the conversion of investments to cash and cash equivalents	393,649

$(1,188,546)

(b) Adjustments in short-term investments
To reflect the liquidation of short-term investments to cash and cash equivalents	$(336,624)

(c) Adjustments in deferred tax assets
To eliminate Gemstar’s historical deferred tax assets	$(33,124)
To record adjustments to Gemstar’s current deferred tax assets related to acquired assets and liabilities, excluding identifiable intangible assets	11,028

$(22,096)

(d) Adjustments in long-term investments
To reflect the liquidation of long-term investments to cash and cash equivalents	$(57,025)

(e) Adjustments in deferred tax assets, non-current
To eliminate Gemstar’s historical deferred tax assets, non-current	$(72,016)

(f) Adjustments in intangibles from acquisitions, net
To eliminate Gemstar’s historical intangibles from acquisitions, net	$(143,378)
To record the fair value of Gemstar’s identifiable intangible assets acquired, excluding acquired in-process research and development	1,234,970

$1,091,592

(g) Adjustments in intangibles from goodwill
To eliminate Gemstar’s historical goodwill	$(262,591)
To record the fair value of Gemstar’s acquired goodwill	1,300,537

$1,037,946

(h) Adjustments in accrued expenses
To accrue estimated change in control payments and certain employee bonuses payable upon closing	$11,865

(i) Adjustments in deferred tax liabilities
To record adjustments to Gemstar’s non-current deferred tax liabilities, primarily related to identifiable intangible assets	$453,028

(j) Adjustments in current portion of deferred revenue
To adjust Gemstar’s acquired deferred revenue to its fair value	$(65,938)

(k) Adjustments in non-current deferred revenue
To adjust Gemstar’s acquired deferred revenue to its fair value	$(302,160)

(l) Adjustments in common stock
To eliminate Gemstar’s common stock	$(4,337)
To record the par value of shares issued to Gemstar stockholders	49

$(4,288)

(m) Adjustments in treasury stock
To record the cancellation of all shares held in treasury	$186,231

(n) Adjustments in additional paid-in capital
To eliminate Gemstar’s additional paid-in-capital	$(8,454,754)
To record the fair value of shares issued to Gemstar stockholders	1,070,300
To record the cancellation of all shares held in treasury	(138,448)

$(7,522,902)

(o) Adjustments in accumulated other comprehensive income
To eliminate Gemstar’s historical accumulated other comprehensive income	$(3,262)

(p) Adjustments in retained earnings
To eliminate Gemstar’s historical retained earnings	$7,717,157
To record in-process research and development	(16,500)

$7,700,657

(q) To record the closing of the sales of the Software and Games businesses:
Estimated cash proceeds, net of transaction costs	$200,500
Assets held for sale	(79,503)
Liabilities held for sale	27,959

Estimated gain on the sales of Software and Games as reflected in retained earnings	$148,956

(r)    To reflect the planned disposal of Gemstar’s Publishing financial position and results of operations upon the closing of the acquisition. Results of operations for publishing for 2007 included $142.3 million of revenue, $96.9 million of cost of revenues, $50.5 million of sales and marketing expense and $19.5 million of general and administrative expenses.

(s) To reclass Macrovision’s historical non-current deferred tax assets against Gemstar’s non-current deferred tax liabilities to present non-current deferred tax liabilities on a net basis.

(t)     To record the issuance of debt by Macrovision to finance Gemstar acquisition, which represents new borrowings of $650 million. Estimated debt issuance costs are $32.7 million resulting in net proceeds of $617.3 million. Includes $500 million of five-year term loan and $150 million of seven-year notes. Annual interest expense, including amortization of debt issuance costs, is estimated to be $61.7 million.

(u) To eliminate revenue previously amortized from the deferred revenue balance that was adjusted upon acquisition.

(v) Adjustments to amortization of intangibles from acquisitions
For the year ended December 31, 2007:
To eliminate historical amortization from intangibles from acquisitions	$(17,129)
To record amortization of identified intangibles acquired from Gemstar	94,846

$77,717

(w) To reflect forgone interest as a result of investments used to fund the acquisition of Gemstar assuming a 5% annual interest rate.

(x) To adjust income tax expense at a 38% tax rate for pro forma adjustments and eliminate tax benefits taken for the reversal of Gemstar deferred tax valuation allowance.

(y) To record results of operations for the year ended December 31, 2007 related to several immaterial acquisitions, including AMG, SPDC and Aptiv.

(z)    To record the exit from the Hawkeye anti-piracy service as if it had been effective on January 1, 2007. Results of operations for the Hawkeye anti-piracy service for 2007 included $2.8 million of revenue, $4.3 million of cost of revenues, $2.8 million of research and development expense and $1.0 million of selling and marketing expense. The exit from the Hawkeye anti-piracy service did not qualify as a discontinued operation for purposes of Macrovision’s historical financial statements included in its annual report on Form 10-K/A.

4.	Pro Forma Loss from Continuing Operations Per Share

Shares used in computing pro forma combined basic and diluted earnings per share are based on the weighted average outstanding shares of Macrovision common stock for the periods presented, plus the preliminary estimate of 48,568,000 shares of Holdings common stock to be issued to Gemstar stockholders upon consummation of the acquisition (See note 1 to the Holdings Notes to Unaudited Pro Forma Condensed Combined Financial Statements). The actual number of shares of Holdings common stock to be issued will vary up until the closing of the acquisition.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Macrovision Stock Ownership of Major Stockholders, Directors and Executive Officers

The following table shows how much Macrovision common stock was beneficially owned as of March 19, 2008 by each director, each named executive officer for fiscal year 2007, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Macrovision Corporation, 2830 De La Cruz Boulevard, Santa Clara, CA 95050.

The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 19, 2008. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 54,202,946 shares outstanding on March 19, 2008. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
Lord, Abbett & Co., LLC (1)	4,792,359	0	4,792,359	8.84%
Transamerica Investment Management, LLC (2)	3,532,663	0	3,532,663	6.52%
PRIMECAP Management Company (3)	3,428,330	0	3,428,330	6.32%
Blum Capital Partners, LP (4)	2,771,275	0	2,771,275	5.11%
Alfred J. Amoroso (5)	521,844	531,255	1,053,099	1.94%
John O. Ryan (6)	868,796	0	868,796	1.60%
William N. Stirlen	9,450	159,544	168,994	*
Donna S. Birks	8,850	160,500	169,350	*
James Budge (7)	99,645	73,273	172,918	*
Eric Free (8)	50,419	62,050	112,469	*
Stephen Yu (9)	30,818	50,125	80,943	*
Mark Bishof (10)	37,250	47,579	84,829	*
Robert J. Majteles	0	51,388	51,388	*
Michael Buchheim (11)	25,000	15,278	40,278	*
Andrew K. Ludwick	0	34,583	34,583	*
Eric Rodli (11)	25,000	0	25,000	*
All executive officers and directors as a group (12 persons)	1,677,072	1,185,575	2,862,647	5.28%

*	Less than one percent
(1)	Based solely on information provided by Lord, Abbett & Co., LLC (“Lord Abbett”) in a Form 13G/A filed with the SEC on February 13, 2008. The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, NJ 07302. Lord Abbett has sole investment power with respect to all of such shares, sole voting authority with respect to 4,450,686 of the shares, shared voting authority over none of the shares and no voting authority with respect to 341,673 of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Lord Abbett’s Form 13G/A.
(2)	Based solely on information provided by Transamerica Investment Management, LLC (“Transamerica”) in a Form 13F-HR/A filed with the SEC on November 29, 2007. The address of Transamerica Investment Management is 11111 Santa Monica Boulevard, Los Angeles, California 90025. Transamerica has sole investment power with respect to all of such shares, sole voting authority with respect to 2,654,183 of the shares, shared voting authority over 252 of the shares and no voting authority with respect to 878,228 of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Transamerica’s Form 13F-HR/A.

(3)	Based solely on information provided by PRIMECAP Management Company (“PRIMECAP”) in a Form 13G/A filed with the SEC on February 14, 2008. The address of PRIMECAP Management Company is 225 South Lake Avenue #400, Pasadena, California 91101. PRIMECAP has sole investment power with respect to all of such shares, sole voting authority with respect to 1,077,455 of the shares, shared voting authority over none of the shares and no voting authority with respect to 2,350,875 of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in PRIMECAP’s Form 13G/A.
(4)	Based solely on information provided by Blum Capital Partners, L.P. (“Blum LP”) in a Form 13F-HR filed with the SEC on November 14, 2007. The address of Blum LP is 909 Montgomery Street, Suite 400, San Francisco, California 94133. Blum LP has sole investment power with respect to all of such shares, sole voting authority with respect to all of the shares, shared voting authority over none of the shares and no voting authority with respect to none of the shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Blum LP’s Form 13F-HR.
(5)	Shares beneficially owned include 456,750 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2006. The restrictions lapse as follows: 93,750 shares released in 2008, 125,000 shares released in 2009, 125,000 shares released in 2010, and 93,750 shares released in 2011, and 31,250 shares released in 2012. Also includes 49,000 shares held of record by a trust of which Mr. Amoroso is the trustee, 6,000 shares held of record by an unrelated trustee in three trusts established by Mr. Amoroso for his children and 5,000 shares held of record by Mr. Amoroso in a personal IRA account.
(6)	Includes 823,124 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 22,836 shares held of record by an unrelated trustee in a grantor retained-interest annuity trust established by Mr. Ryan, and 22,836 shares held of record by an unrelated trustee in a grantor retained-interest annuity trust established by Mr. Ryan’s wife.
(7)	Shares beneficially owned include 99,645 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning September 1, 2006. The restrictions lapse as follows: 28,125 shares released in 2008, 28,125 shares released in 2009, 28,125 shares released in 2010, and 18,750 shares released in 2011.
(8)	Shares beneficially owned include 48,625 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning November 3, 2005. The restrictions lapse as follows: 15,250 shares released in 2008, 15,250 shares released in 2009, 11,875 shares released in 2010, and 10,000 shares released in 2011.
(9)	Shares beneficially owned include 29,625 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning July 28, 2006. The restrictions lapse as follows: 7,875 shares released in 2008, 7,875 shares released in 2009, 7,875 shares released in 2010, and 6,000 shares released in 2011.
(10)	Shares beneficially owned include 37,250 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning July 28, 2006. The restrictions lapse as follows: 10,250 shares released in 2008, 10,250 shares released in 2009, 10,250 shares in 2010, and 6,500 released in 2011.
(11)	Shares beneficially owned include 25,000 shares subject to restricted stock awards. Macrovision has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning July 1, 2007. The restrictions lapse as follows: 6,250 shares released in 2008, 6,250 shares released in 2009, 6,250 shares in 2010, and 6,250 released in 2011.

Security Ownership of Certain Beneficial Owners

To the Gemstar’s knowledge, the following institutions beneficially owned more than 5% of Gemstar’s outstanding common stock on March 25, 2008. The holdings reported below are based solely on Schedules 13D and 13G and amendments thereto filed with the SEC as of March 19, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
News Corporation (2) 1211 Avenue of the Americas New York, New York 10036	174,931,474	40.7%

Citadel Investment Group, L.L.C. (3) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	29,181,680	6.8%

J. & W. Seligman & Co. Incorporated (4) 100 Park Avenue New York, New York 10017	23,551,295	5.5%

Viking Global Performance LLC (5) 55 Railroad Avenue, Greenwich, CT 06830	24,601,100	5.7%

(1)	Applicable percentage of ownership is based on 429,765,478 shares of common stock outstanding as of March 25, 2008 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 25, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.
(2)	According to a Schedule 13D/A filed with the SEC on December 10, 2007, in connection with the entry by News Corporation into a voting agreement with Macrovision Corporation and Macrovision Solutions Corporation, each of News Corporation and Fox Television Stations, Inc. beneficially own the above shares.
(3)	According to a Schedule 13D/A filed with the SEC on December 12, 2007, each of Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, and Citadel Derivatives Trading Ltd. may be deemed to beneficially own the above shares.
(4)	According to a Schedule 13G filed with the SEC on January 28, 2008, each of J. & W. Seligman & Co. Incorporated and William C. Morris may be deemed to beneficially own the above shares.
(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2008, by Viking Global Performance LLC, 9,232,000 shares of Gemstar common stock are owned of record by Viking Global Equities LP and 495,400 shares are owned of record by Viking Global Equities II LP. Each of Viking Global Performance LLC, in its capacity as the general partner of Viking Global Equities LP and Viking Global Equities II LP and investment manager for VGE III Portfolio Ltd., Viking Global Investors LP, in its capacity as manager of Viking Global Equities LP, Viking Global Equities II LP and VGE III Portfolio Ltd., O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill, in their capacity as Operating Committee members of Viking Global Performance LLC and Viking Global Investors LP, may be deemed to beneficially own 24,601,100 shares of Gemstar common stock.

Security Ownership of Management

The following table sets forth information concerning beneficial ownership of Gemstar’s common stock as of March 25, 2008 for: (i) each director; (ii) our named executive officers; and (iii) directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Richard Battista (2)	1,213,998	*
Peter Chernin	—	*
David F. DeVoe	—	*
Anthea Disney	—	*
Nicholas Donatiello, Jr (3)	92,261	*
Ruthann Quindlen (4)	43,245	*
James E. Meyer (5)	77,740	*
K. Rupert Murdoch (6)	174,931,474	40.7%
James P. O’Shaughnessy (7)	78,902	*
J. Scott Crystal	371,503	*
Stephen H. Kay	577,681	*
Michael McKee	663,097	*
Bedi A. Singh	182,226	*
Directors and Executive Officers as Group (19 Persons)	179,299,948	41.7%

*	Less than 1%
(1)	Applicable percentage of ownership is based on 429,765,478 shares of common stock outstanding as of March 25, 2008 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 25, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. The number of shares listed as beneficially owned by a person includes shares of common stock and restricted stock units. The information provided does not take into account the acceleration of the vesting of stock options, restricted stock units and restricted stock pursuant to the merger agreement with Macrovision Corporation. Unless otherwise indicated, each of the stockholders named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder. The address for all directors and executive officers of Gemstar is c/o Gemstar, 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.
(2)	This amount excludes 300,000 restricted shares of common stock not vested within 60 days of March 25, 2008.
(3)	Amount includes 39,719 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2008. This amount excludes 13,188 restricted stock units that will not vest within 60 days of March 25, 2008.
(4)	This amount excludes 4,077 restricted stock units that will not vest within 60 days of February 6, 2008.
(5)	Amount includes 20,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 25, 2008. This amount excludes 4,077 restricted stock units that will not vest within 60 days of March 25, 2008.
(6)	According to a Schedule 13D/A filed with the SEC on December 12, 2007, 174,931,474 shares are owned of record by Fox Television Stations, Inc., a wholly owned subsidiary of News Corporation. The address of the principal executive offices of Fox Television Stations, Inc. is 1211 Avenue of the Americas, New York, New York 10036. Based on a Schedule 13G/A filed with the SEC on December 15, 2006 with respect to the beneficial ownership of securities of News Corporation by the Murdoch Family Trust (the “Murdoch Family Trust”), the corporate trustee of the Murdoch Family Trust (Cruden Financial Services, LLC (“Cruden Financial Services”)) and K. Rupert Murdoch, the reporting persons disclose their interest in shares representing 30.1% of the outstanding voting stock of News Corporation (the “Shares”). According to the Schedule 13G/A, as a result of Mr. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, the corporate trustee of the Murdoch Family Trust, Mr. Murdoch may be deemed the beneficial owner of the Shares beneficially owned by the Murdoch Family
(7)	This amount excludes 4,077 restricted stock units that will not vest within 60 days of March 25, 2008.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

The following summary is a description of the material terms of Holdings’s capital stock as of the effective time of the mergers and is not complete. You should also refer to (1) Holdings’s restated certificate of incorporation, which will be in effect as of the effective time of the mergers and a form of which is included as Annex F to this joint proxy statement-prospectus, (2) Holdings’s restated by-laws, which will be in effect as of the effective time of the mergers and a form of which is included as Annex G to this joint proxy statement-prospectus, and (3) the applicable provisions of Section 262 of the Delaware General Corporation Law, a copy of which is re-published on Annex H to this joint proxy statement-prospectus.

Common Stock

As of the effective time of the mergers, Holdings will be authorized to issue up to 250 million shares of common stock. Following the mergers, Holdings expects there to be approximately 102.4 million shares of common stock of Holdings outstanding. We will register all shares to be issued in the mergers. Currently we have filed to register approximately 102.4 million shares. The final number of shares registered will be known once all Gemstar elections are processed and the final outstanding shares of Macrovision and Gemstar are known.

The board of directors of Holdings is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock. For more information about Holdings’s dividends, see “Macrovision Proposal 1 and Gemstar Proposal 1: The Mergers—Dividend Policy and Stock Repurchases” beginning on page 93.

Each holder of Holdings common stock will be entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of Holdings common stock. Holders of shares of Holdings common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of Holdings common stock will be entitled to share equally in any of the assets available for distribution after Holdings has paid in full all of its debts and after the holders of all series of Holdings’s outstanding preferred stock have received their liquidation preferences in full.

The issued and outstanding shares of Holdings common stock are fully paid and nonassessable. Holders of shares of Holdings common stock are not entitled to preemptive rights. Shares of Holdings common stock are not convertible into shares of any other class of capital stock. American Stock Transfer and Trust Company is the transfer agent for the Holdings common stock. Holdings may from time to time after the consummation of the mergers engage another transfer agent for its stock as business circumstances warrant.

Preferred Stock

As of the effective time of the mergers, the Holdings board of directors will be authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series.

Subject to the determination of the Holdings board of directors in any certificate of designations for a series of preferred stock, Holdings preferred stock would generally have preference over Holdings common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Holdings.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Macrovision stockholders are currently governed by Delaware corporate law and the certificate of incorporation and by-laws of Macrovision Corporation. The rights of Gemstar stockholders are currently governed by Delaware corporate law and the restated certificate of incorporation and by-laws of Gemstar. Upon completion of the mergers, the rights of Gemstar stockholders who become stockholders of Holdings in the Gemstar Merger and the rights of Macrovision stockholders who become stockholders of Holdings in the Macrovision Merger will be governed by Delaware corporate law and the restated certificate of incorporation and by-laws of Holdings.

This section of the joint proxy statement-prospectus describes the material differences between the rights of Macrovision stockholders and Gemstar stockholders. This section also includes a brief description of the material rights that Holdings stockholders are expected to have immediately following completion of the mergers, although in some cases the board of directors of Holdings retains the discretion to alter those rights without stockholder consent. In addition, this section contains a summary of Delaware corporate law.

This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

All Macrovision stockholders and Gemstar stockholders are urged to read carefully the relevant provisions of the Delaware General Corporation Law, as well as the certificates of incorporation and by-laws of each of Macrovision Corporation, Gemstar and Holdings. The certificate of incorporation and by-laws of Holdings which will be in effect upon completion of the mergers will be substantially in the form attached as Annex F and Annex G to this joint proxy statement-prospectus. Copies of the certificates of incorporation and by-laws of Macrovision and Gemstar are available to Macrovision stockholders and Gemstar stockholders upon request. See “Where You Can Find More Information” beginning on page 137.

Capitalization

Macrovision. The authorized capital stock of Macrovision consists of:

•	250,000,000 shares of Macrovision common stock, par value $0.001 per share; and

•	5,000,000 shares of Macrovision preferred stock, par value $0.001 per share. There is no Macrovision preferred stock outstanding.

Holdings. The authorized capital stock of Holdings will at the effective time of the mergers consist of:

•	250,000,000 shares of Holdings common stock, par value $0.001 per share; and

•	5,000,000 shares of Holdings preferred stock, par value $0.001 per share.

Gemstar. The authorized capital stock of Gemstar consists of:

•	2,350,000,000 shares of Gemstar common stock, par value $0.01 per share; and

•

150,000,000 shares of Gemstar preferred stock, par value $0.01 per share, of which 25,000,000 have been designated Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). There is no Gemstar preferred stock outstanding.

Voting Rights

Macrovision. Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders.

Holdings. Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders.

Gemstar. Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders. Each holder of Series A Preferred Stock would have the right to cast 100 votes for each share of Series A Preferred Stock held of record on all matter submitted to a vote of the stockholders. There is no Gemstar preferred stock outstanding.

Class Voting

Delaware. Delaware corporate law requires voting by separate classes only with respect to amendments to a certificate of incorporation that (1) would alter or change the powers, preferences or rights of those classes so as to adversely affect the holders of those classes or (2) would increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

Macrovision. Subject to the rights of any preferred stock that may be issued, no other specific class voting rights are provided.

Holdings. Subject to the rights of any preferred stock that may be issued, no other specific class voting rights are provided.

Gemstar. Subject to the rights of any additional preferred stock that may be issued, no other specific class voting rights are provided.

Number and Election of Directors

Delaware. Delaware corporate law permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, that number may not be changed without amending the certificate of incorporation. Delaware corporate law also permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes, with staggered terms of office usually of three years each. Delaware corporate law also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

Macrovision. The board of directors of Macrovision currently has 6 members. The Macrovision certificate of incorporation and by-laws provide that the Macrovision board of directors will consist of a number of directors to be fixed from time to time by the Macrovision board of directors, but shall not be less than five. Macrovision’s certificate of incorporation and by-laws do not provide for a staggered board of directors.

Holdings. The board of directors of Holdings will have 7 members. The Holdings certificate of incorporation and by-laws provide that the Holdings board of directors will consist of a number of directors to be fixed from time to time by the Holdings board of directors, but shall not be less than five. The certificate of incorporation and by-laws of Holdings do not provide for a staggered board of directors.

Gemstar. The board of directors of Gemstar currently has nine members. The restated certificate of incorporation and by-laws of Gemstar provides that the Gemstar board of directors will consist of a number of directors to be fixed from time to time by the Gemstar board of directors, but shall not be less than three. Gemstar’s certificate of incorporation and by-laws do not provide for a staggered board of directors.

Qualification of Directors

Delaware. Under Delaware corporate law, a director need not be a stockholder unless the certificate of incorporation or by-laws so requires.

Macrovision. Neither Macrovision’s certificate of incorporation nor by-laws contain a provision specifying that a director needs to be a stockholder.

Holdings. Same as Macrovision.

Gemstar. Neither Gemstar’s certificate of incorporation nor by-laws contain a provision specifying that a director needs to be a stockholder.

Vacancies on the Board of Directors and Removal of Directors

Delaware. Under Delaware corporate law, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director; however, in the case of a classified board of directors, as provided by Delaware corporate law, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which those directors have been chosen or until their successors have been duly elected and qualified. In addition, under Delaware corporate law, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Delaware corporate law also provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

•	members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

•

in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

Macrovision. Vacancies on the board of directors of Macrovision, may be filled by approval of the Board or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice or (iii) a sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the stockholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation and by-laws of Gemstar provide that any vacancies on the board of directors of Gemstar may be filled by the affirmative vote of a majority of the directors then in office, even if those directors do not constitute a quorum. The directors elected to fill a vacancy will have a term of office expiring at the next annual meeting. Directors may be removed from office with or without cause upon the affirmative vote of the holders of at least 66 2 /3% of the total voting power of the then outstanding common stock and any series of preferred stock entitled to vote with the holders of common stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof, voting together as a single class at a meeting specifically called for such purpose.

Amendments to the Certificate of Incorporation

Delaware. Under Delaware corporate law, after a corporation has received payment for its capital stock, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires a declaration by the board of directors of the amendment’s advisability and, except with respect to a certificate of designations or a short form merger to change the corporation’s name, an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon.

Macrovision. The provisions of Delaware law regarding amendments to the certificate of incorporation govern amendments to the certificate of incorporation of Macrovision, except that the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of Macrovision entitled to vote generally in the election of directors is required to (i) add a provision to the certificate of incorporation that imposes cumulative voting in the election of directors or to amend, alter or repeal, or (ii) amend any provision of Articles III (corporate purpose), IV (classes of rights of stock), V (exculpation and indemnification), VI (corporate reservation of rights to amend certificate of incorporation), VII (amendment of bylaws), VIII (limitations on stockholder actions) or IX (limitation on amendment of certificate of incorporation).

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation of Gemstar requires the affirmative vote of holders of at least 66 2/3% of the total voting power of the then outstanding common stock and any series of preferred stock entitled to vote with the holders of common stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof, voting together as a single class at a meeting specifically called for such purpose, to alter, amend, repeal or adopt any provision, other than an amendment solely for the purpose of changing the name of Gemstar.

Amendments to By-laws

Delaware. Under Delaware corporate law, the power to adopt, alter and repeal by-laws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation vests concurrent power in the board of directors.

Macrovision. The by-laws of Macrovision may be amended, altered or repealed and new by-laws may be adopted: (1) by a majority vote of the members of the board of directors then in office or (2) by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

Holdings. Same as Macrovision.

Gemstar. The by-laws of Macrovision may be amended, altered or repealed and new by-laws may be adopted: (1) by a majority vote of the members of the board of directors then in office or (2) by the vote of the holders of not less than 66 2/3% of the total voting power of the then outstanding common stock and any series of preferred stock entitled to vote with the holders of Common Stock generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof, voting together as a single class at a meeting specifically called for such purpose.

Action by Written Consent of Stockholders

Delaware. Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

Macrovision. The by-laws of Macrovision prohibit stockholder actions taken by written consent.

Holdings. Same as Macrovision.

Gemstar. The certificate of incorporation of Gemstar prohibits stockholder actions taken by written consent.

Notice of Stockholders’ Meeting

Delaware. Delaware corporate law requires notice of stockholders meetings to be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to a meeting where the stockholders are asked to vote upon a business combination or a sale of all or substantially all the corporation’s assets, in which case notice shall be delivered not less than 20 nor more than 60 days before the date of the meeting.

Macrovision. Macrovision’s by-laws provide that written notice of the time, place and purposes of a meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail or other written communication, to each stockholder of record entitled to vote at the meeting.

Holdings. Same as Macrovision.

Gemstar. The by-laws of Gemstar provide that written notice of the time, place and purposes of a meeting of stockholders must be served by mail not less than 10 nor more than 60 days before the date of the meeting upon each stockholder of record entitled to vote at such meeting.

Ability to Call Special Meetings of Stockholders

Delaware. Delaware corporate law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the by-laws.

Delaware corporate law also provides that if there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, a Delaware court may summarily order a meeting to be held upon the application of any stockholder or director.

Macrovision. The by-laws of Macrovision provide that special meetings of the stockholders, other than those regulated by Delaware law, may be called by the board of directors, or by the chairman of the board, or by the president, or by one or more stockholders holding shares in the aggregate entitled to cast not less than twenty percent (20%) of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Holdings. Same as Macrovision.

Gemstar. The by-laws of Gemstar provide that special meetings of the stockholders for any purpose or purposes will be called by the secretary (i) upon the written request of the holders of not less than a majority of the total outstanding Gemstar voting stock or (ii) at the request of six of the twelve members of the board of directors then authorized.

Notice of Stockholder Action

Macrovision. Under Macrovision’s by-laws, in order for a stockholder to nominate candidates for election to Macrovision’s board of directors at any annual or any special stockholders’ meeting at which the board of directors has determined that directors will be elected, timely written notice must given to the Secretary of Macrovision before the annual meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders’ meeting, timely written notice must be given to the Secretary of Macrovision before the annual meeting.

Under Macrovision’s by-laws, to be timely, notice in writing of stockholder nominations or proposals to be made at annual stockholders meetings must be delivered to the Secretary of Macrovision not later than 120 days in advance of the meeting. However, in the event that no annual meeting was held in the previous year or if the meeting is not held within 30 days of the date set forth in the by-laws, then such notice by a stockholder must be received a reasonable time before the solicitation is made. Timely notice shall also be given of any stockholder’s intention to cumulate votes in the election of Directors at a meeting if cumulative voting is available.

If a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the nature of the business proposed to be transacted, and shall be delivered to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation. The officer receiving such request shall cause notice to be given to the stockholders. Such meeting must be at least thirty-five (35) days after, but not more than sixty (60) days after, the officer’s receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice.

A stockholder’s notice to Macrovision for the proposal of business to be brought before annual or special meetings must set forth all of the following:

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing such business;

•	the class and number of shares of the corporation which are beneficially owned by the stockholder;

•	a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting;

•	any material interest of the stockholder in such business; and

•	any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

A stockholder’s notice to Macrovision for the nomination of candidates for election of directors must set forth all of the following:

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing such business;

•	the class and number of shares of the corporation which are beneficially owned by the stockholder;

•	the name, age, business address and resident address of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the class and number of shares that are beneficially owned by each nominee;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder; and

•	such other information concerning each nominee as must be disclosed in proxy solicitations.

Holdings. Same as Macrovision.

Gemstar. Under the by-laws of Gemstar, in order for a stockholder to nominate candidates for election to Gemstar’s board of directors at any annual or any special stockholders meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of Gemstar. Similarly, in order for a stockholder to propose business to be brought before any annual stockholders’ meeting, timely written notice must be given to the Secretary of Gemstar before the annual meeting.

Under the by-laws of Gemstar, to be timely, notice in writing of stockholder nominations or business proposals to be made at annual stockholders meetings must be delivered to the Secretary of Gemstar not less than 60 days nor more than 90 days prior to meeting; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following such notice was mailed or such public disclosure was made.

A special meeting may be called upon written request of the holders of at least a majority of the total voting power of the outstanding common stock and preferred stock entitled to vote and shall set forth the nature of the business proposed to be transacted.

A stockholder’s notice to Gemstar for the proposal of business to be brought before an annual meeting must set forth all of the following:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address of the stockholder, as they appear on Gemstar’s books;

•	the class and number of shares of Gemstar which are owned beneficially by such stockholder; and

•	any material interest of the stockholder in such business.

A stockholder’s notice to Gemstar for the nomination of candidates for election or re-election of directors must set forth all of the following:

•	as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and resident address of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the class and number of shares that are beneficially owned by each nominee; and

•

any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons’ written consent to being named in the proxy statements as a nominee and to serving as a director if elected);

•	as to the stockholder giving the notice:

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing such business; and

•	the class and number of shares of the corporation which are beneficially owned by the stockholder.

Limitation of Personal Liability of Directors and Officers

Delaware. Delaware corporate law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

•	breach of the duty of loyalty;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends, certain stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Macrovision. The certificate of incorporation of Macrovision provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from or limitation of liability is not permitted under Delaware law. During the time that Macrovision is subject to Section 2115 of the California Corporations Code, the liability of each and every director of Macrovision for monetary damages shall be eliminated to the fullest extent permissible under California law.

Holdings. Same as Macrovision.

Gemstar. The certificate of incorporation of Gemstar provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from or limitation of liability is not permitted under Delaware law.

Indemnification of Directors and Officers

Delaware. Delaware corporate law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•

acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.

Macrovision. Macrovision’s certificate of incorporation permits Macrovision to indemnify any director or officer of Macrovision to the fullest extent permitted by California law. Macrovision’s certificate of incorporation permits Macrovision to indemnify any agents through by-law provisions, agreements, vote of the stockholders or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code and Section 145 of the Delaware General Corporation Law, subject to limitations set forth in Section 204 of the California Corporations Code and applicable Delaware law (statutory or nonstatutory).

Macrovision’s by-laws require Macrovision to indemnify, to the maximum extent permitted by the General Corporation Law of Delaware, any person who was or is a party or is threatened to be made a party (i) to any proceeding attributable to the fact that he is or was a director or officer of the corporation, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including service with respect to an employee benefit plan, (ii) to any proceeding attributable to any action taken by such person in any such capacity, or (iii) to any proceeding brought by or in the right of the corporation to procure a judgment in its favor in whole or in part attributable to subsections (i) and (ii) above, against expenses (including attorneys’ fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement incurred by him or on his behalf in connection with such proceeding if he acted in good faith and not opposed to the best interests of Macrovision, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Macrovision may, by action of the board of directors, grant rights to indemnification and payment of expenses to employees and agents of the corporation with the same scope and effect as the provisions of indemnification of directors and officers of the corporation described above.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation of Gemstar requires Gemstar to indemnify and hold harmless to the fullest extent permitted by law any person who was or is made, or is threatened to be made, a party to or is otherwise involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was director or officer of Gemstar, is or was serving at the request of the Gemstar as a director, officer, employee or agent of another corporation, or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Gemstar shall pay the expenses incurred in defending against any proceeding (subject to repayment by the director and officer if it should be ultimately determined that the director or officer is not entitled to be indemnified).

Preemptive Rights of Stockholders

Delaware. Delaware corporate law provides that no stockholder has any preemptive rights to purchase additional securities of a corporation unless the corporation’s certificate of incorporation expressly grants those rights.

Macrovision. Macrovision’s certificate of incorporation does not grant preemptive rights to stockholders.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation of Gemstar does not grant preemptive rights to stockholders.

Dividends

Delaware. Delaware corporate law provides that corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware corporate law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Macrovision. Macrovision’s certificate of incorporation and by-laws do not change these provisions of Delaware law.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation and by-laws of Gemstar do not change these provisions of Delaware law.

Inspection of Stockholder Lists

Delaware. Delaware corporate law allows any stockholder to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to that person’s interest as a stockholder.

Macrovision. Macrovision’s certificate of incorporation and by-laws do not change these provisions of Delaware law.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation and by-laws of Gemstar do not change these provisions of Delaware law.

State Anti-Takeover Statutes

Delaware. Delaware corporate law contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Delaware corporate law generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•

the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•

after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon).

Macrovision. Macrovision has not opted out of Section 203 of Delaware General Corporation Law, which contains these restrictions on interested stockholders, in its certificate of incorporation.

Holdings. Same as Macrovision.

Gemstar. Gemstar has opted out of Section 203 of Delaware General Corporation Law, which contains these restrictions on interested stockholders, in its certificate of incorporation.

Rights of Dissenting Stockholders

Delaware. Delaware corporate law provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. As a general matter, appraisal rights are not available with respect to shares:

•	listed on a national securities exchange;

•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 stockholders;

unless holders of shares are required to accept in the merger anything other than any combination of:

•	shares of stock of the surviving corporation in the merger or depository receipts in respect thereof;

•	shares of stock (or depository receipts in respect thereof) of another corporation that, at the effective date of the merger, will be:

•	listed on a national securities exchange;

•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•	held of record by more than 2,000 holders; and

•	cash instead of fractional shares of stock or depository receipts received.

Macrovision. Macrovision’s certificate of incorporation and by-laws do not change these provisions of Delaware law.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation and by-laws of Gemstar do not change these provisions of Delaware law.

Transactions Involving Officers or Directors

Delaware. Delaware corporate law provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either:

•	the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or

•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

Macrovision Corporation. Macrovision’s certificate of incorporation and by-laws do not change these provisions of Delaware law.

Holdings. Same as Macrovision.

Gemstar. The restated certificate of incorporation and by-laws of Gemstar do not change these provisions of Delaware law.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

Delaware. Under Delaware corporate law, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, no vote of stockholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation, if:

•	the merger agreement does not amend the certificate of incorporation of the surviving corporation;

•	each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

•

either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

Additional supermajority voting requirements may be applicable in certain circumstances.

Macrovision. Macrovision’s certificate of incorporation requires the affirmative vote of at least 80% of the outstanding shares of capital stock of Macrovision entitled to vote generally in the election of directors for (i) any merger or consolidation of Macrovision in which Macrovision is not the surviving entity, (ii) the adoption of any plan or proposal for the liquidation or dissolution of Macrovision or (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Macrovision Corporation.

Holdings. Same as Macrovision.

Gemstar. Subject to the rights of the holders of any class or series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding common stock and preferred stock of Gemstar entitled to vote generally upon all matters which may be submitted to a vote of stockholders at any annual meeting or special meeting thereof, voting together as a single class at a meeting specifically called for such purpose, shall be required in order for Gemstar-TV Guide International Inc. to take any action to authorize (i) the merger or consolidation of Gemstar-TV Guide International Inc. with or into any other person or any binding share exchange to which Gemstar is a party, (ii) the sale, lease, exchange or other disposition in one transaction or a series of related transactions of all or a substantial part of the assets of Gemstar and its subsidiaries; or (iii) the dissolution, liquidation or winding up of Gemstar.

Office of the Chairman

Delaware. Delaware corporate law does not require or prohibit the creation of an Office of the Chairman for a Delaware corporation.

Macrovision. Neither Macrovision’s certificate of incorporation or by-laws provide for an Office of the Chairman.

Holdings. Same as Macrovision.

Gemstar. Gemstar’s by-laws provide that the board of directors may elect a Chairman from among the directors. The Chairman shall possess and exercise such authority and powers and perform such duties as may be determined by the by-laws of Gemstar and the board of directors. The board of directors may determine that the Chairman shall be a non-executive of Gemstar, in which event he or she shall not be an officer of Gemstar.

LEGAL MATTERS

Heller Ehrman LLP, Menlo Park, California, counsel for Holdings and Macrovision, will provide an opinion for Holdings regarding the validity of the shares of Holdings offered by this joint proxy statement-prospectus.

EXPERTS

Macrovision. The consolidated financial statements of Macrovision as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the December 31, 2007 consolidated financial statements of Macrovision dated February 26, 2008, refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007, and the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, on January 1, 2006.

Gemstar. The consolidated financial statements of Gemstar as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Macrovision. Macrovision will hold an annual meeting in the year 2008 only if the merger agreement has been terminated. If the annual meeting is held, any proposal that a Macrovision stockholder intends to present at the Macrovision 2008 annual meeting of stockholders, must have been received by the Macrovision Secretary no later than November 23, 2007 in order to be included in the proxy statement and form of proxy relating to that meeting. In addition, if a stockholder proposal is not submitted to Macrovision before February 6, 2008, then the proxy to be solicited by the board of directors for the 2008 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2008 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.

Macrovision’s by-laws provide that stockholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of Stockholder Rights—Notice of Stockholder Action” beginning on page 128. Such stockholder notices should be delivered to Macrovision Corporation, Attn: Secretary, 2830 De La Cruz Boulevard, Santa Clara, California 95050.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

Gemstar. Gemstar will hold an annual meeting in the year 2008 only if the merger agreement has been terminated. If the annual meeting is held, any proposal that a Gemstar stockholder intends to present at the Gemstar 2008 annual meeting of stockholders must have been received by the Gemstar Secretary no later than December 12, 2007 in order to be included in the proxy statement and form of proxy relating to that meeting. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to Gemstar’s By-laws, deliver timely notice in writing to the Gemstar Secretary no less than 60 days nor more than 90 days prior to such annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2008 annual meeting of the stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Gemstar’s certificate of incorporation and by-laws provide that stockholder nominations for director or proposals of other business may be made in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of Stockholder Rights—Notice of Stockholder Action” beginning on page 128. Such stockholder notices should be delivered to Gemstar-TV Guide International Inc., Attn: Secretary, 6922 Hollywood Boulevard, 12th Floor, Los Angeles, California 90028.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

Macrovision and Gemstar file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document they and Holdings file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by Macrovision, Gemstar and Holdings with the SEC are also available at the offices of The Nasdaq Stock Market, Inc., 1 Liberty Plaza, 165 Broadway, New York, New York 10006.

Holdings has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the SEC with respect to Holdings common stock to be issued in the mergers. This joint proxy statement-prospectus constitutes the prospectus of Holdings filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

The SEC allows us to “incorporate by reference” into this joint proxy statement-prospectus documents filed with the SEC by Macrovision and Gemstar. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Macrovision or Gemstar under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement-prospectus and before the date of our meetings:

Macrovision Corporation Filings (SEC File Number 000-22023):	Periods
Annual Report on Form 10-K/A	Year ended December 31, 2007 (Filed February 29, 2008).

Current Reports on Form 8-K	Filed January 3, 2008, January 4, 2008, January 14, 2008, February 14, 2008, February 14, 2008, February 21, 2008, February 21, 2008, and February 29, 2008.

Gemstar-TV Guide International, Inc. Filings (SEC File Number 000-24218):	Periods
Annual Report on Form 10-K	Year ended December 31, 2007 (Filed February 14, 2008).

Current Reports on Form 8-K	Filed January 7, 2008, January 14, 2008, February 14, 2008, March 7, 2008, and March 13, 2008.

You may request a copy of the documents incorporated by reference into this joint proxy statement-prospectus. Requests for documents should be directed to:

if you are a Macrovision stockholder:		if you are a Gemstar-TV Guide International Inc. stockholder:

By Mail:	Macrovision Corporation 2830 De La Cruz Boulevard Santa Clara, California 95050 Attention: Investor Relations	By Mail:	Gemstar-TV Guide International Inc. 6922 Hollywood Boulevard 12th Floor Los Angeles, California 90028 Attention: Investor Relations

By Telephone:	(408) 969-5475	By Telephone:	(323) 817-4600

This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to Macrovision was provided by Macrovision, and the information contained in this joint proxy statement-prospectus with respect to Gemstar was provided by Gemstar.

Annex A

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGERS

by and among

MACROVISION CORPORATION,

SATURN HOLDING CORP,

MARS MERGER SUB, INC.,

GALAXY MERGER SUB, INC.

and

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Dated as of December 6, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGERS, dated as of December 6, 2007 (the “Agreement”), among Macrovision Corporation, a Delaware corporation (“Mars”), Saturn Holding Corp, a Delaware corporation and a direct wholly owned subsidiary of Mars (“Holdco”), Mars Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Mars Merger Sub”), Galaxy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Galaxy Merger Sub”, and together with Mars Merger Sub, the “Merger Subs”), and Gemstar-TV Guide International, Inc., a Delaware corporation (“Galaxy”).

W I T N E S S E T H :

WHEREAS, the parties intend that Mars Merger Sub be merged with and into Mars (the “Mars Merger”), with Mars surviving the Mars Merger as a wholly owned direct subsidiary of Holdco, and that immediately following the Mars Merger, Galaxy Merger Sub be merged with and into Galaxy (the “Galaxy Merger,” and, together with the Mars Merger, the “Mergers”), with Galaxy surviving the Galaxy Merger as a wholly owned direct subsidiary of Holdco.

WHEREAS, the Board of Directors of Galaxy has (i) determined that it is in the best interests of Galaxy and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement by the stockholders of Galaxy.

WHEREAS, the Board of Directors of Mars has (i) determined that it is in the best interests of Mars and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend the approval of the transactions contemplated by this Agreement including the issuance of shares of Holdco Common Stock in connection with the Mergers.

WHEREAS, the Board of Directors of each of Holdco, Mars Merger Sub and Galaxy Merger Sub has (i) determined that it is in the best interests of such person and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement;

WHEREAS, for Federal income tax purposes, (i) it is intended that the Mergers, taken together, will be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; (ii) it is intended that the Mars Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and (iii) it is intended that this Agreement will be, and is, adopted as a plan of reorganization.

WHEREAS, Mars, Holdco, the Merger Subs and Galaxy desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Mergers and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Mergers as specified herein.

WHEREAS, as a condition and inducement to Mars’ willingness to enter into this Agreement, News Corporation is entering into a voting and support agreement, the form of which is attached as Annex I, concurrently with the execution and delivery of this Agreement (the “Galaxy Voting and Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Mars, Holdco, the Merger Subs and Galaxy agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Mars Merger Sub will merge with and into Mars, the separate corporate existence of Mars Merger Sub will cease and Mars will continue its corporate existence under Delaware law as the surviving corporation in the Mars Merger (the “Mars Surviving Corporation”), and (b) Galaxy Merger Sub will merge with and into Galaxy, the separate corporate existence of Galaxy Merger Sub will cease and Galaxy will continue its corporate existence under Delaware law as the surviving corporation in the Galaxy Merger (the “Galaxy Surviving Corporation” and, together with the Mars Surviving Corporation, the “Surviving Corporations”). The Galaxy Merger shall be effected pursuant to Section 251(a)-(c) of the DGCL. The Mars Merger shall be effected without a vote of the Mars’ stockholders pursuant to Section 251(g) of the DGCL (“Section 251(g)”). To the extent any provision of this Agreement is inconsistent with or contrary to the requirements of Section 251(g), the requirements of Section 251(g) shall control.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date (the “Closing Date”) (or via exchange of documents via pdf and overnight courier) which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Galaxy and Mars may agree in writing.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Galaxy will cause a certificate of merger (the “Galaxy Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and Mars will cause a certificate of merger (the “Mars Certificate of Merger”, and together with the Galaxy Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. Each of the Mergers shall become effective at such time as is set forth in the applicable certificate of merger; provided, however, that the Mars Certificate of Merger shall provide that it shall become effective immediately prior to the Galaxy Certificate of Merger becoming effective (the time at which both the Mergers become fully effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporations. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Galaxy Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Galaxy Merger Sub read immediately prior to the Effective Time, except that the name of the Galaxy Surviving Corporation shall be “Gemstar-TV Guide International, Inc., the provision in the certificate of incorporation of Galaxy Merger Sub naming its incorporator shall be omitted, and the provisions of Article V, Section E of the certificate of incorporation of Galaxy as in effect as of the date hereof shall be incorporated in all material respects; (b) the by-laws of the Galaxy Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Galaxy Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Galaxy Merger Sub’s name shall be replaced by references to “Gemstar-TV Guide International, Inc. and the provisions of Section 2.9 of the by-laws of Galaxy as in effect as of the date hereof shall be incorporated in all material respects; (c) the certificate of incorporation of the Mars Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Mars Merger Sub read immediately prior to the Effective Time, except that (i) the name of the Mars Surviving Corporation shall be “Macrovision Corporation”, (ii) the provision in the certificate of incorporation of Mars Merger Sub naming its incorporator shall be omitted, (iii) the certificate of incorporation of the Mars Surviving Corporation shall include the provisions required by Section 251(g) and (iv) the provisions of Article Eighth of the certificate of incorporation of Mars as in effect as of the date hereof shall be incorporated in all material respects; (d) the by-laws of the Mars Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Mars Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Mars Merger Sub’s name shall be replaced by references to “Macrovision Corporation” and the provisions of Article VI of the by-laws of Mars as in effect as of the date hereof shall be incorporated in all material respects.

Section 1.6 Directors. The directors of Galaxy Merger Sub as of the Effective Time shall be the initial directors of the Galaxy Surviving Corporation and the directors of Mars Merger Sub as of the Effective Time shall be the initial directors of the Mars Surviving Corporation and, in each case, such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The individuals identified on Schedule 1.7 shall serve as the officers of the Galaxy Surviving Corporation and Mars Surviving Corporation, respectively, in the capacities set forth opposite such individuals’ name and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Galaxy Capital Stock. At the Effective Time, by virtue of the Galaxy Merger and without any action on the part of the parties hereto or the holders of any securities of any of the parties hereto:

(a) Conversion of Galaxy Common Stock. Each share of common stock, par value $0.01 per share, of Galaxy outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Galaxy Common Stock,” and each, a “Galaxy Share”), other than Galaxy Shares to be cancelled pursuant to Section 2.1(c) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive, either (i) that number of fully paid and non-assessable common shares, par value $.001 per share, of Holdco (such shares, the “Holdco Common Stock,” and each, a “Holdco Share”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) $6.35 in cash without interest thereon (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Galaxy Consideration”), as determined in accordance with Section 2.1(e).

(b) Cancellation of Converted Shares. All Galaxy Shares that have been converted into the right to receive either the Per Share Stock Consideration or the Per Share Cash Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Galaxy Shares shall cease to have any rights with respect to such Galaxy Shares other than the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 2.1, (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).

(c) Galaxy and Mars-Owned Shares. Each Galaxy Share held in the treasury of Galaxy or that is owned by Mars immediately prior to the Effective Time (in each case, other than any such Galaxy Shares held on behalf of third parties or held in trust to fund Galaxy or Mars obligations) (the “Cancelled Shares”) shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Conversion of Galaxy Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Galaxy Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Galaxy Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Galaxy Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Galaxy Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Galaxy Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Election Procedures.

(i) An election form and other appropriate and customary transmittal materials in such form as Galaxy and Mars shall mutually agree (the “Election Form”) shall be mailed, together with appropriate transmittal materials, at the time of mailing to holders of record of Galaxy Common Stock of the Joint Proxy Statement/Prospectus in connection with the Galaxy Meeting (the “Mailing Date”) to each holder of record of Galaxy Common Stock as of the close of the fifth Business Day prior to the Mailing Date (the “Election Form Record Date”).

(ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Galaxy Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (B) the number of shares of such holder’s Galaxy Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Galaxy Common Stock (the “No Election Shares”). Any Galaxy Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the Business Day immediately prior to the day of the Galaxy Meeting (the “Election Deadline”) shall be deemed to be No Election Shares.

(iii) Mars shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Galaxy Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline, and Galaxy shall provide the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the destruction of such Certificates or the guaranteed delivery of such Certificates and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) representing all shares of Galaxy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form, only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Galaxy Common Stock represented by such Election Form shall become No Election Shares and Mars shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion in consultation with Mars to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of Mars regarding such matters shall be binding and conclusive. Neither Holdco, Mars, Galaxy nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(v) As soon as practicable after the Effective Time, Mars shall instruct the Exchange Agent to effect the allocation among the holders of Galaxy Common Stock of rights to receive Holdco Common Stock or cash in the Galaxy Merger in accordance with the Election Forms as follows:

A. Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion of the Cash Election Shares in the Galaxy Merger is greater than the Aggregate Cash Consideration, then:

I. all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

II. the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (the “Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Galaxy Merger equals as closely as practicable the Aggregate Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

III. the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

B. Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Galaxy Merger is less than the Aggregate Cash Consideration, then:

I. all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

II. the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (such selected No Election Shares and selected Stock Election Shares, the “Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Galaxy Merger equals as closely as practicable the Aggregate Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

III. the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

C. Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Galaxy Merger of the Cash Election Shares equals as closely as practicable (as determined by the Exchange Agent) the Aggregate Cash Consideration, then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration. The pro rata selection process to be used by the Exchange Agent pursuant to Section 2.1(e)(v)(A) or Section 2.1(e)(v)(B) shall consist of such equitable proration processes as shall be mutually determined by Mars and Galaxy.

(f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of Mars or Galaxy, or in the securities convertible or exchangeable into or exercisable for shares of capital stock of Mars or Galaxy, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration and any number or amount contained in this Agreement which is based on the price of Mars Common Stock or Galaxy Common Stock or the number of shares of Mars Common Stock or Galaxy Common Stock, as the case may be, shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.1(f) shall be construed to permit Galaxy to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Galaxy Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Galaxy Shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Galaxy Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Stock Consideration in accordance with the applicable provisions of the Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Galaxy will give Mars, before or at the Effective Time, or Holdco, following the Effective Time, (i) prompt notice of any demands received by Galaxy for appraisals of Galaxy Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Galaxy prior to the Effective Time that relate to such demand and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. Galaxy shall not, except with the prior written consent of Mars, before or at the Effective Time, or Holdco, following the Effective Time (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Effect on Mars Capital Stock. At the Effective Time, by virtue of the Mars Merger and without any action on the part of the parties hereto or the holders of any securities of any of the parties hereto:

(a) Conversion of Mars Common Stock. Each share of common stock, par value $0.001 per share, of Mars outstanding immediately prior to the Effective Time (such shares, together, unless the context clearly otherwise requires, with the associated Rights, collectively, the “Mars Common Stock,” and each, a “Mars Share”), other than Mars Shares to be cancelled pursuant to Section 2.2(c), shall be converted automatically into and shall thereafter represent the right to receive one fully paid and non-assessable Holdco Share (the “Mars Consideration” and, together with the Galaxy Consideration, the “Merger Consideration”).

(b) Cancellation of Converted Shares. All Mars Shares that have been converted into the right to receive Holdco Shares as provided in this Section 2.2 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Mars Shares shall cease to have any rights with respect to such Mars Shares other than the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.2.

(c) Galaxy and Mars-Owned Shares. Each Mars Share held in the treasury of Mars or that is owned by Holdco immediately prior to the Effective Time (in each case, other than any such Mars Shares held on behalf of third parties or held in trust to fund Mars or Galaxy obligations) shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Holdco Share that is owned by Mars or any direct or indirect wholly owned subsidiary of Mars shall be cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Conversion of Mars Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Mars Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Mars Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Mars Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Mars Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Mars Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company (and pursuant to an agreement in form and substance reasonably acceptable to Mars and Galaxy) (the “Exchange Agent”), in trust for the benefit of holders of the Galaxy Shares, certificates representing shares of Holdco Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to the provisions of this Article II in exchange for all of the Galaxy Shares (including the Galaxy Restricted Shares, but excluding the Cancelled Shares) outstanding immediately prior to the Effective Time, issuable and payable upon due surrender of the certificates that immediately prior to the Effective Time represented Galaxy Shares (the “Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Galaxy Shares represented by book-entry (the “Book-Entry Shares”) (such cash and certificates representing shares of Holdco Common Stock, the “Exchange Fund”).

(b) Each holder of shares of Galaxy Common Stock that have been converted into the right to receive the Galaxy Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, (A) a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II, (B) any dividends and other distributions in accordance with Section 2.3(d); and (C) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f). The shares of Holdco Common Stock constituting part of such Galaxy Consideration, at Holdco’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Galaxy Common Stock or is otherwise required under applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such Galaxy Consideration.

(c) If permitted by Section 251(g) of the DGCL, certificates representing shares of Mars Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent the shares of Holdco Common Stock constituting the Mars Consideration. At the Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Mars Common Stock (excluding any shares of Mars Common Stock to be canceled pursuant to Section 2.2(c)) for the shares of Holdco Common Stock constituting the Mars Consideration. No separate certificates shall be issued in exchange for Mars Common Stock in accordance with Section 251(g) of DGCL.

(d) If any portion of the Merger Consideration is to be issued or paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered, it shall be a condition to such issuance or payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No dividends or other distributions with respect to shares of Holdco Common Stock issued in the Mergers shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Holdco Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Holdco Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Holdco Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. Subject to the immediately preceding sentence, for purposes of dividends or other distributions in respect of shares of Holdco Common Stock, all shares of Holdco Common Stock to be issued pursuant to the Mergers shall be entitled to dividends as if issued and outstanding as of the Effective Time.

(f) No Fractional Shares. No fractional shares of Holdco Common Stock shall be issued in the Mergers. All fractional shares of Holdco Common Stock that a holder of Galaxy Shares would otherwise be entitled to receive as a result of the Galaxy Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest thereon determined by multiplying such fraction by the closing sales price of one share of Mars Common Stock on the Nasdaq Global Select Market two Business Days prior to the Closing Date. All fractional shares of Holdco Common Stock that a holder of Mars Shares would otherwise be entitled to receive as a result of the Mars Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest thereon determined by multiplying such fraction by the closing sales price of one share of Mars Common Stock on the Nasdaq Global Select Market two Business Days prior to the Closing Date.

(g) Payment Procedures.

A. As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of Galaxy Shares whose Galaxy Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Mars and Galaxy may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares in exchange for the Merger Consideration.

B. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Exchange Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares. In the event of a transfer of ownership of Galaxy Shares or Mars Shares that is not registered in the transfer records of Galaxy or Mars, respectively, the Merger Consideration to be issued and/or paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Galaxy Shares or Mars Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(h) Closing of Transfer Books. At the Effective Time, the stock transfer books of Galaxy and Mars shall be closed, and there shall be no further registration of transfers of the Galaxy Shares or Mars Shares, respectively, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Galaxy Surviving Corporation, Mars Surviving Corporation, or Holdco for transfer, they shall be cancelled and exchanged for (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.3(e); and (iii) any cash to be paid in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f).

(i) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Galaxy Shares for one year after the Effective Time shall be delivered to Holdco upon demand, and any former holders of Galaxy Shares who have not surrendered their Galaxy Shares in accordance with this Section 2.3 shall thereafter look only to Holdco for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Galaxy Shares.

(j) No Liability. Anything herein to the contrary notwithstanding, none of Galaxy, Mars, Holdco, the Merger Subs, the Galaxy Surviving Corporation, the Mars Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Galaxy Shares or Mars Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Holdco; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; and provided, further, that if at any time prior to the termination of the Exchange Fund pursuant to Section 2.3(i), the value of the cash in the Exchange Fund is reduced below the amount necessary to pay the cash component of any unpaid Merger Consideration, amounts in lieu of fractional shares pursuant to Section 2.3(f), and dividends and distributions payable pursuant to Section 2.3(e), Holdco shall immediately deposit additional funds into the Exchange Fund sufficient to correct this deficiency. Any interest and other income resulting from such investments shall be paid to Holdco pursuant to Section 2.3(i).

(l) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate for Holdco Shares and/or a check or wire transfer in the amount to which such holder may be entitled pursuant to this Article II in respect of such lost, stolen or destroyed Certificate.

Section 2.4 Treatment of Galaxy Stock Options and Other Stock-Based Awards.

(a) Each option to purchase Galaxy Shares (collectively, the “Galaxy Stock Options”) granted under the employee and director stock plans of Galaxy (the “Galaxy Stock Plans”) or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Galaxy Stock Option will, in full settlement of such Galaxy Stock Option, receive from the Galaxy Surviving Corporation an amount (subject to any applicable withholding Tax) in cash (without interest thereon) equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price per Galaxy Share of such Galaxy Stock Option multiplied by (y) the total number of Galaxy Shares subject to such Galaxy Stock Option (the aggregate amount of such cash, the “Option Consideration”). Holdco shall cause the Galaxy Surviving Corporation to pay the holders of Galaxy Stock Options the cash payments described in this Section 2.4(a) as soon as reasonably practicable after the Closing Date, but with respect to the employees of Galaxy and its Subsidiaries located in the United States only, in no event later than three (3) Business Days following the Closing Date.

(b) Immediately prior to the Effective Time, each award of restricted Galaxy Common Stock (the “Galaxy Restricted Shares”) shall vest in full and be converted into the right to receive the Galaxy Consideration as provided in Section 2.1(a).

(c) At the Effective Time, each restricted stock unit granted under a Galaxy Stock Plan or otherwise (a “Galaxy Stock-Based Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a restricted stock unit with respect to shares of Galaxy Common Stock, shall become fully vested and shall entitle the holder thereof to receive an amount in cash (without interest thereon) equal to the Per Share Cash Consideration in respect of each Galaxy Share underlying a particular Galaxy Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, the “Option and

Stock-Based Consideration”). The Galaxy Surviving Corporation shall pay the holders of Galaxy Stock-Based Awards the cash payments described in this Section 2.4(c) as soon as reasonably practicable after the Closing Date, but with respect to employees of Galaxy and its Subsidiaries located in the United States only, in no event later than three (3) Business Days following the Closing Date.

(d) Prior to the Effective Time, Galaxy will adopt such resolutions as may reasonably be required in its discretion (and with the reasonable approval of Mars) to effectuate the actions contemplated by this Section 2.4.

Section 2.5 Treatment of Mars Stock Options and Other Stock-Based Awards; Treatment of Mars Warrants.

(a) Each option to purchase Mars Shares (collectively, the “Mars Stock Options”) granted under the employee and director equity compensation plans of Mars (excluding the Mars ESPP, the “Mars Stock Plans”) or otherwise, shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions (including applicable vesting provisions) as were applicable under the Mars Stock Option, that number of Holdco Shares equal to the number of Mars Shares subject to such Mars Stock Option immediately prior to the Effective Time, at a price per share equal to the per share exercise or purchase price specified in such Mars Stock Option immediately prior to the Effective Time and such converted option shall be assumed by Holdco.

(b) At the Effective Time, each award of restricted Mars Common Stock (the “Mars Restricted Shares”) that is outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into restricted Holdco Shares, subject to the same terms and conditions (including vesting requirements) as were applicable to the Mars Restricted Shares in respect of which they are issued.

(c) At and after the Effective Time, any right to purchase Mars Shares under the Macrovision Corporation 1996 Employee Stock Purchase Plan (“Mars ESPP”) shall be converted into the right to purchase Holdco Shares, subject to the same terms and conditions as were applicable under the Mars ESPP and such purchase rights shall be assumed by Holdco.

(d) Each warrant to purchase Mars Shares (collectively, the “Mars Warrants”) shall be converted, at the Effective Time, into a warrant to purchase, on the same terms and conditions (including exercisability requirements) as were applicable under the Mars Warrant, that number of Holdco Shares equal to the number of Mars Shares subject to such Mars Warrant immediately prior to the Effective Time, at a price per share equal to the per share exercise or purchase price specified in such Mars Warrant immediately prior to the Effective Time.

(e) Prior to the Effective Time, Holdco and Mars shall take all necessary action to assume as of the Effective Time all of the obligations undertaken by, or on behalf of, Holdco under this Section 2.5 and to adopt at the Effective Time the Mars Stock Plans, each Mars Stock Option and any purchase rights under the Mars ESPP, and to take all other actions called for by this Section 2.5, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to the Mars Stock Options and the Mars ESPP. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such Mars Stock Options and purchase rights under the Mars ESPP and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, purchase rights or restricted shares remain outstanding.

(f) As soon as reasonably practicable following the Effective Time, Holdco shall deliver to the holders of Mars Stock Options and purchase rights under the Mars ESPP appropriate notices setting forth such holders’ rights pursuant to the respective Mars Stock Plans and the Mars ESPP and agreements evidencing the grants of or rights in such Mars Stock Options and purchase rights under the Mars ESPP and stating that such Mars Stock Options and agreements and purchase rights under the Mars ESPP have been assumed by Holdco and shall continue in effect on the same terms and conditions (after giving effect to any changes thereto as set forth in this Section 2.5).

Section 2.6 Withholding Rights. The Exchange Agent and Mars shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Galaxy Shares, Galaxy Stock Options, Galaxy Restricted Shares, Galaxy Stock-Based Awards, Mars Shares, Mars Stock Options, purchase rights under the Mars ESPP or Mars Restricted Shares such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such holder, in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GALAXY

Except as disclosed in the Galaxy SEC Documents or in the disclosure schedule delivered by Galaxy to Mars prior to the execution of this Agreement and attached hereto (the “Galaxy Disclosure Schedule”), Galaxy represents and warrants to Mars, Holdco and the Merger Subs as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Galaxy and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Galaxy Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Galaxy Material Adverse Effect” means a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of Galaxy and its Subsidiaries, taken as a whole, but shall not include (i) events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on Galaxy and its Subsidiaries, taken as a whole, relative to its competitors; (B) changes or developments in the industries in which Galaxy and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Galaxy relative to its competitors, (C) changes in Law; (D) effects resulting from the failure to take any actions (or refrain from any omissions) as to which Galaxy has requested Mars’ consent pursuant to Sections 5.1(a) or (b) and to which Mars did not consent; (E) the identity of Mars or any of its affiliates as acquiror of Galaxy; (F) compliance with the terms of, or the taking of any actions required to be taken by, this Agreement, or actions or omissions of Galaxy or any of its Subsidiaries that Mars has expressly requested or to which Mars has expressly consented; (G) any acts of terrorism or war; (H) changes in generally accepted accounting principles or the interpretation thereof; (I) any litigation relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby; or (J) any actions by the executive officers of Mars, or actions by other employees or representatives of Mars that Galaxy can demonstrate were directed by or attributable to Mars; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but, for the avoidance of doubt, not the underlying facts and circumstances).

(b) Section 3.1(b) of the Galaxy Disclosure Schedule sets forth a complete and correct list of each material Subsidiary of Galaxy. Section 3.1(b) of the Galaxy Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by Galaxy or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by Galaxy or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by Galaxy or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law. Other than Galaxy’s Subsidiaries, neither Galaxy nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

(c) Galaxy has delivered or made available to Mars a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of Galaxy and each of its material Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect. Except as would not have a Galaxy Material Adverse Effect, Galaxy is not in violation of any of the provisions of its certificate of incorporation or by-laws and each material Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).

Section 3.2 Capital Stock.

(a) The authorized capital stock of Galaxy consists of 2,350,000,000 shares of Galaxy Common Stock and 150,000,000 shares of preferred stock (the “Galaxy Preferred Stock”). As of November 26, 2007, there were (i) 429,106,376 shares of Galaxy Common Stock issued and outstanding (including 300,000 Galaxy Restricted Shares) and no shares of Galaxy Preferred Stock issued and outstanding, (ii) Galaxy Stock Options to purchase an aggregate of 31,851,238 shares of Galaxy Common Stock issued and outstanding and (iii) 61,776,330 shares of Galaxy Common Stock available for issuance under the Galaxy Benefit Plans (including 32,076,330 shares available for issuance pursuant to the exercise of Galaxy Stock Options and the satisfaction of Galaxy Stock-Based Awards). All outstanding Galaxy Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) Galaxy does not have any shares of its capital stock issued or outstanding other than shares of Galaxy Common Stock that have become outstanding after November 26, 2007 that were reserved for issuance as of November 26, 2007 as set forth in subsection (a) above and (ii) except as set forth in the Second Amended and Restated Rights Agreement, dated as of July 12, 2000, between Galaxy and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Galaxy or any of Galaxy’s Subsidiaries is a party obligating Galaxy or any of Galaxy’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Galaxy or any Subsidiary of Galaxy or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Galaxy Common Stock that were available for issuance as set forth in subsection (a) above, from September 30, 2007 to the date hereof, Galaxy has not declared or paid any dividend or distribution in respect of the Galaxy Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Galaxy Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Galaxy Common Stock under any Galaxy Stock Plan, neither Galaxy nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Galaxy on any matter.

(d) There are no voting trusts or other agreements or understandings to which Galaxy or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Galaxy or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Galaxy or any of its material Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) Galaxy has requisite corporate power and authority to enter into this Agreement and, subject to receipt of Galaxy Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Galaxy at a duly held meeting has (i) determined that it is in the best interests of Galaxy and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Galaxy Merger, and (iii) resolved to recommend that the stockholders of Galaxy approve the adoption of this Agreement (the “Galaxy Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Galaxy at the Galaxy Meeting. Except for the Galaxy Stockholder Approval and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Galaxy are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Galaxy and, assuming this Agreement constitutes the valid and binding agreement of Mars, Holdco and the Merger Subs, constitutes the valid and binding agreement of Galaxy, enforceable against Galaxy in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance by Galaxy of this Agreement and the consummation of the Mergers by Galaxy do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Galaxy Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus, (iv) compliance with the rules and regulations of the National Association of Securities Dealers and NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Galaxy Disclosure Schedule (collectively, clauses (i) through (vi), the “Galaxy Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Galaxy Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.

(c) Assuming receipt of or compliance with the Galaxy Specified Approvals and the receipt of the Galaxy Stockholder Approval, the execution, delivery and performance by Galaxy of this Agreement and the consummation by Galaxy of the Mergers and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Galaxy or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Galaxy or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Galaxy or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Galaxy or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Galaxy Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) Galaxy has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2005 (the “Galaxy SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Galaxy SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Galaxy SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Galaxy included in the Galaxy SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Galaxy and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. Galaxy has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. Galaxy’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Galaxy in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Galaxy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Galaxy’s management has completed an assessment of the effectiveness of Galaxy’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The assessment of the effectiveness of Galaxy’s internal controls over financial reporting has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included in the Galaxy SEC Documents.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Galaxy’s consolidated audited balance sheet as of December 31, 2006 (the “Reference Date”) (or the notes thereto) or Galaxy’s consolidated balance sheet as of September 30, 2007 (or the notes thereto), in each case, as included in the Galaxy SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Reference Date and (d) for liabilities and obligations which have been discharged or paid in full, neither Galaxy nor any Subsidiary of Galaxy has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Galaxy and its Subsidiaries, other than those which would not have a Galaxy Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Galaxy and each of Galaxy’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have a Galaxy Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4.

(b) Galaxy and Galaxy’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Galaxy and Galaxy’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Galaxy Permits”), except where the failure to have any such Galaxy Permit would not have a Galaxy Material Adverse Effect. All Galaxy Permits are in full force and effect, except where the failure to be in full force and effect would not have a Galaxy Material Adverse Effect.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Galaxy Disclosure Schedule lists all material Galaxy Benefit Plans and lists or describes all material Galaxy Foreign Plans. “Galaxy Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by Galaxy or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Galaxy or its Subsidiaries; provided that Galaxy Benefit Plans shall not include any Galaxy Foreign Plans. For purposes of this Agreement, the term “Galaxy Foreign Plan” shall refer to each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Galaxy Benefit Plan had it been a United States plan, program or contract.

(b) Galaxy has heretofore made available to Mars true and complete copies of each of the Galaxy Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Galaxy Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules (in each case, if applicable); (iii) the most recent determination letter from the IRS (if applicable) for such Galaxy Benefit Plan; and (iv) forms of award agreements and summary plan descriptions (if applicable).

(c) Except as would not have a Galaxy Material Adverse Effect: (i) each Galaxy Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Galaxy Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of Galaxy, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Galaxy Benefit Plan is subject to Title IV of ERISA; (iv) no Galaxy Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by Galaxy, its Subsidiaries or any ERISA Affiliate of Galaxy that has not been satisfied in full; (vi) all contributions or other amounts payable by Galaxy or its Subsidiaries as of the date hereof with respect to each Galaxy Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither Galaxy nor its Subsidiaries has engaged in a transaction in connection with which Galaxy or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the knowledge of Galaxy, anticipated claims (other than claims for benefits in accordance with the terms of Galaxy Benefit Plans) by, on behalf of, against or with respect to any of the Galaxy Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of Galaxy or any of its Subsidiaries; and (ix) all material Galaxy Foreign Plans (A) have been maintained in accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Galaxy or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer, except as expressly provided in this Agreement including, without limitation, Section 2.4.

(e) With respect to any Galaxy Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of Galaxy, pending or threatened, except as would not have a Galaxy Material Adverse Effect.

(f) Except as would not have a Galaxy Material Adverse Effect, neither Galaxy, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Galaxy Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as would not have a Galaxy Material Adverse Effect, Galaxy and each Subsidiary of Galaxy is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar applicable state or local law and since January 1, 2005, (i) Galaxy has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Galaxy; (iii) Galaxy has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iv) Galaxy has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(h) Except as would not have a Galaxy Material Adverse Effect, each of Galaxy and each Subsidiary is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(i) Except as set forth on Section 3.8(i) of the Galaxy Disclosure Schedule, neither Galaxy nor any of its Subsidiaries has made or is obligated to make any material payment (including any transfer of property or provision of any benefit) in connection with the transactions contemplated by this Agreement which, alone or aggregated with any other payment, would be an excess parachute payment within the meaning of Section 280(G) of the Code.

(j) Each Galaxy Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, including the proposed and final regulations issued thereunder and Internal Revenue Service Notice 2005-1.

Section 3.9 Absence of Certain Changes or Events. From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of Galaxy and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither Galaxy nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Mars under Section 5.1(b)(i), (ix), (xi) or (xvi) of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Galaxy Material Adverse Effect.

Section 3.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Galaxy, threatened) by any Governmental Entity with respect to Galaxy or any of Galaxy’s Subsidiaries, which would have a Galaxy Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Galaxy, threatened) against or affecting Galaxy or any of Galaxy’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Galaxy Material Adverse Effect.

Section 3.11 Disclosure Documents.

(a) None of the information supplied or to be supplied by Galaxy in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Mars’ stockholders or at the time of the Mars Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, “Joint Proxy Statement/ Prospectus” means Mars’ proxy statement relating to the Mars Meeting, together with Galaxy’s proxy statement relating to the Galaxy Meeting, to be filed with the SEC, as such document may be amended or supplemented from time to time.

(b) None of the information supplied or to be supplied by Galaxy in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 (or such successor form as shall then be appropriate) to be filed by Mars with the SEC pursuant to which the issuance of shares of Holdco Common Stock in the Mergers will be registered by Mars under the Securities Act (the “Registration Statement” and, together with the Joint Proxy Statement/Prospectus, the “Filings”) or any amendment or supplement thereto will, at the time the Registration Statement or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be included in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Notwithstanding the foregoing, no representation or warranty is made by Galaxy in this Section 3.11 with respect to statements made or incorporated by reference in the Filings based on information supplied by Mars, Holdco or the Merger Subs for inclusion or incorporation by reference therein.

Section 3.12 Rights Plan. The Board of Directors of Galaxy has resolved to, and Galaxy after the execution of this Agreement will, take all action necessary to render the Rights inapplicable to the Mergers, to the execution and performance of this Agreement and to the transactions contemplated hereby (including, without limitation, the execution and performance of the Galaxy Voting and Support Agreement). Galaxy has delivered to Mars a copy of the amendment to the Rights Agreement to effectuate the foregoing, as adopted by the Board of Directors of Galaxy.

Section 3.13 Tax Matters.

(a) Except as would not have a Galaxy Material Adverse Effect, (i) Galaxy and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) Galaxy and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) neither Galaxy nor any of its Subsidiaries has any liability for Taxes of any Person (other than Galaxy or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Galaxy, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Galaxy or any of its Subsidiaries and neither Galaxy nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes; (v) neither Galaxy nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither Galaxy nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty of Galaxy is made in respect of Tax matters in any Section of this Agreement other than this Section 3.13 and Section 3.25.

Section 3.14 Labor Matters. Except for such matters which would not have a Galaxy Material Adverse Effect, as of the date hereof, (i) neither Galaxy nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of Galaxy, threatened with respect to any employees of Galaxy or any of its Subsidiaries; and (iii) to the knowledge of Galaxy, there is no union organizing effort pending or threatened against Galaxy or any of its Subsidiaries. It is agreed and understood that no representation or warranty of Galaxy is made in respect of labor matters in any Section of this Agreement other than Section 3.8 and this Section 3.14.

Section 3.15 Intellectual Property.

(a) Except as would not have a Galaxy Material Adverse Effect, either Galaxy or a Subsidiary of Galaxy owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted. Except as would not have a Galaxy Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of Galaxy, threatened claims by any person alleging that Galaxy or any of its Subsidiaries infringes the Intellectual Property of such person and (ii) to the knowledge of Galaxy, the conduct of the business of Galaxy and its Subsidiaries does not infringe any Intellectual Property of any person. Except as would not have a Galaxy Material Adverse Effect, Galaxy and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein.

(b) Except as would not have a Galaxy Material Adverse Effect, the execution and delivery of this Agreement by Galaxy and the consummation by Galaxy of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses of Galaxy.

(c) Except as would not have a Galaxy Material Adverse Effect, all patents and registrations for trademarks, service marks and copyrights which are held by Galaxy or any of its Subsidiaries, are subsisting and have not expired or been cancelled or abandoned.

(d) Galaxy takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of Galaxy and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of Galaxy’s products, including software, and Intellectual Property of Galaxy and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of Galaxy or any of its Subsidiaries has asserted or, to the knowledge of Galaxy, has any ownership in any Intellectual Property used by Galaxy or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where Galaxy or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of Galaxy or any of its Subsidiaries as needed by such consultants or contractors).

(e) To the knowledge of Galaxy, except as would not have a Galaxy Material Adverse Effect, neither Galaxy nor any of its Subsidiaries has licensed any of the Intellectual Property owned by Galaxy and its Subsidiaries to any third party on an exclusive basis, nor has Galaxy or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

Section 3.16 Real Property. Galaxy has heretofore made available to Mars true and complete copies of all material deeds of trust, leases, subleases or licenses relating to all material real property owned, leased, subleased or licensed by Galaxy or any of its Subsidiaries. Except as would not have a Galaxy Material Adverse Effect, Galaxy or a Subsidiary of Galaxy owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by Galaxy or a Subsidiary of Galaxy as of the date hereof).

Section 3.17 Opinion of Financial Advisor. The Board of Directors of Galaxy has received the opinion of UBS Securities LLC (“UBS”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received by the holders of the Galaxy Common Stock (other than certain affiliates of Galaxy) in the transaction is fair, from a financial point of view, to such holders.

Section 3.18 Required Vote of the Galaxy Stockholders. The affirmative vote of the holders of two-thirds of the outstanding shares of Galaxy Common Stock is the only vote of holders of securities of Galaxy which is required to approve this Agreement and the Mergers (the “Galaxy Stockholder Approval”).

Section 3.19 Contracts.

(a) For purposes of this Agreement, “Galaxy Specified Contract” shall mean:

A. any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Galaxy;

B. any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of Galaxy, or (y) any executive officer of Galaxy other than those contracts terminable by Galaxy or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Galaxy or any such Subsidiary;

C. any contract containing any covenant limiting, in any material respect, the ability of Galaxy or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person;

D. any contract (i) relating to the disposition or acquisition by Galaxy or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which Galaxy or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

E. any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money, in each case for more than $10 million;

F. any contract under which Galaxy or any of its Subsidiaries has received or granted a license that is material to the business of Galaxy and its Subsidiaries, taken as a whole, relating to any Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business; and

G. any material partnership or joint venture agreement to which Galaxy or any of its Subsidiaries is a party.

(b) Section 3.19(b) of the Galaxy Disclosure Schedule sets forth a list of all Galaxy Specified Contracts as of the date hereof.

(c) Except as would not have a Galaxy Material Adverse Effect, (i) neither Galaxy nor any Subsidiary of Galaxy is in breach of or default under the terms of any Galaxy Specified Contract; (ii) to the knowledge of Galaxy, no other party to any Galaxy Specified Contract is in breach of or default under the terms of any Galaxy Specified Contract; and (iii) each Galaxy Specified Contract is a valid and binding obligation of Galaxy or the Subsidiary of Galaxy which is party thereto and, to the knowledge of Galaxy, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception.

Section 3.20 Finders or Brokers. Except for UBS, neither Galaxy nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 3.21 State Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.27, the approval of the Board of Directors of Galaxy of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of Galaxy, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.

Section 3.22 Insurance.

(a) Section 3.22(a) of the Galaxy Disclosure Schedule sets forth a list of each material insurance policy and all material claims made under such policies that have been paid since January 1, 2005 (“Galaxy Insurance Policies”). Except as would not have a Galaxy Material Adverse Effect, each Galaxy Insurance Policy is in full force and effect. Complete and correct copies of the Galaxy Insurance Policies have been made available to Mars.

(b) Neither Galaxy nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Galaxy Insurance Policies, except for such cancellations, invalidations, refusals or rejections as would not have a Galaxy Material Adverse Effect.

Section 3.23 Environmental Matters.

(a) Galaxy is in compliance with all Environmental Laws (as defined below), which compliance includes the possession by Galaxy and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Galaxy Material Adverse Effect.

(b) Galaxy has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either Galaxy or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Galaxy, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Galaxy has no knowledge of any condition at any of the properties leased by Galaxy or any of its Subsidiaries that would reasonably be expected to have a Galaxy Material Adverse Effect.

(c) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

Section 3.24 Transactions with Affiliates. Except as disclosed in the Galaxy SEC Reports, there are no Contracts or transactions between Galaxy or any of its Subsidiaries, on the one hand, and any (i) officer or director of Galaxy or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Galaxy or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

Section 3.25 Tax Qualification. Neither Galaxy nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code.

Section 3.26 No Additional Representations. Galaxy acknowledges that none of Mars, Holdco, the Merger Subs or any person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Mars furnished or made available to Galaxy and its respective Representatives, in each case except as expressly set forth in Article IV (as modified by the Mars Disclosure Schedule and the Mars SEC Documents), and none of Mars, Holdco, the Merger Sub, or their respective directors, officers, employees, agents or other representatives, or any other person shall be subject to any liability to Galaxy or any other person resulting from Mars’, Holdco’s, or the Merger Subs’ making available, or Galaxy’s use of, such information, including the confidential information memorandum, management presentation and other presentation materials delivered to Galaxy, as subsequently updated, supplemented or amended, or any information, documents or material made available to Mars, Holdco, or the Merger Subs in the due diligence materials provided, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MARS, HOLDCO AND THE MERGER SUBS

Except as disclosed in the Mars SEC Documents or in the disclosure schedule delivered by Mars to Galaxy prior to the execution of this Agreement and attached hereto (the “Mars Disclosure Schedule”), Mars, Holdco and the Merger Subs jointly and severally represent and warrant to Galaxy as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Mars, Holdco, the Merger Subs and Mars’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Mars Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Mars Material Adverse Effect” means a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of Mars (or, after the Effective Time, Holdco) and its Subsidiaries, taken as a whole, but shall not include (i) events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on Mars and its Subsidiaries, taken as a whole, relative to its competitors; (B) changes or developments in the industries in which Mars and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Mars relative to its competitors; (C) changes in Law; (D) effects resulting from the failure to take any actions (or refrain from any omissions) as to which Mars has requested Galaxy’s consent pursuant to Section 5.1(c) or (d) and to which Galaxy did not consent; (E) the identity of Mars or any of its affiliates as acquiror of Galaxy; (F) compliance with the terms of, or the taking of any actions required to be taken by, this Agreement, or actions or omissions of Mars or any of its Subsidiaries that Galaxy has expressly requested or to which Galaxy has expressly consented; (G) any acts of terrorism or war; (H) changes in generally accepted accounting principles or the interpretation thereof; (I) any litigation relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby; or (J) any actions by the executive officers of Galaxy, or actions by other employees or representatives of Galaxy that Mars can demonstrate were directed by or attributable to Galaxy; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (but, for the avoidance of doubt, not the underlying facts and circumstances).

(b) All equity interests (including partnership interests and limited liability company interests) of the material Subsidiaries of Mars held by Mars or by any other Subsidiary of Mars have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by Mars or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law. Other than the Subsidiaries, neither Mars nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

(c) Mars has delivered or made available to Galaxy a copy of the certificate or articles of incorporation and by-laws (or like organizational documents) of Mars and each of its material Subsidiaries, and each such copy is true, correct and complete and each such instrument is in full force and effect. Except as would not have a Mars Material Adverse Effect, Mars is not in violation of any of the provisions of its certificate of incorporation or by-laws and each material Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).

Section 4.2 Capital Stock.

(a) The authorized capital stock of Mars consists of 250,000,000 shares of Mars Common Stock and 5,000,000 shares of preferred stock (the “Mars Preferred Stock”). As of November 26, 2007, there were (i) 53,801,568 shares of Mars Common Stock issued and outstanding (including 1,252,989 Mars Restricted Shares) and no shares of Mars Preferred Stock issued and outstanding, (ii) Mars Stock Options to purchase an aggregate of 4,425,653 shares of Mars Common Stock issued and outstanding, (iii) 6,531,926 shares of Mars Common Stock available for issuance under the Mars Benefit Plans (including 4,342,467 shares available for grant pursuant to the exercise of Mars Stock Options), and (iv) issued and outstanding Mars Warrants to purchase up to an aggregate of 928,315 shares of Mars Common Stock. All outstanding Mars Shares are, and at the Effective Time, the Holdco Shares to be issued pursuant to this Agreement shall be, duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, as of the date hereof, Mars does not have any shares of its capital stock issued or outstanding other than shares of Mars Common Stock that have become outstanding after November 26, 2007 that were reserved for issuance as of November 26, 2007 as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Mars or any of Mars’ Subsidiaries is a party obligating Mars or any of Mars’ Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Mars or any Subsidiary of Mars or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Mars Common Stock that were available for issuance as set forth in subsection (a) above, from September 30, 2007 to the date hereof, Mars has not declared or paid any dividend or distribution in respect of the Mars Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Mars Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Mars Common Stock under any Mars Stock Plan, neither Mars nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Mars on any matter.

(d) There are no voting trusts or other agreements or understandings to which Mars or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Mars or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors of Mars or any of its material Subsidiaries.

Section 4.3 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Mars, Holdco and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Mars Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Mars, Holdco and the Merger Subs, and the Board of Directors of Mars has resolved to recommend that the stockholders of Mars approve the issuance of shares of Holdco Common Stock in the Mergers (the “Mars Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Mars at the Mars Meeting. The Board of Directors of each of Holdco and the Merger Subs has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers. Except for the Mars Stockholder Approval, the adoption of this Agreement by Mars as the sole stockholder of Holdco, the adoption of this Agreement by Holdco as the sole stockholder of each of the Merger Subs, and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Mars, Holdco or the Merger Subs are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mars, Holdco and the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of Galaxy, this Agreement constitutes the valid and binding agreement of Mars, Holdco and the Merger Subs, enforceable against each of Mars, Holdco and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Mars, Holdco and the Merger Subs of this Agreement and the consummation of the Mergers by Mars, Holdco and the Merger Subs do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Mars Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus and the Registration Statement, (iv) compliance with the rules and regulations of the National Association of Securities Dealers and NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws; (vi) the listing of the Holdco Common Stock on the Nasdaq Global Select Market, and (vii) the other consents and/or notices set forth on Section 4.3(b) of the Mars Disclosure Schedule (collectively, clauses (i) through (vi), the “Mars Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Mars Material Adverse Effect or (B) prevent or materially delay the consummation of the Mergers.

(c) Assuming receipt of or compliance with the Mars Specified Approvals, and receipt of the Mars Stockholder Approval, the execution, delivery and performance by Mars, Holdco and the Merger Subs of this Agreement and the consummation by Mars, Holdco and the Merger Subs of the Mergers and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Mars or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Mars or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Mars or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Mars or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Mars Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Mars has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2005 (the “Mars SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Mars SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Mars SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Mars included in the Mars SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Mars and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Mars has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. Mars’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Mars in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Mars’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Mars’ management has completed an assessment of the effectiveness of Mars’ internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The assessment of the effectiveness of Mars’ internal controls over financial reporting has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included in the Mars SEC Documents.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Mars’ consolidated audited balance sheet as of the Reference Date (or the notes thereto) or Mars’ consolidated balance sheet as of September 30, 2007 (or the notes thereto), in each case, as included in the Mars SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since the Reference Date and (d) for liabilities and obligations which have been discharged or paid in full, neither Mars nor any Subsidiary of Mars has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Mars and its Subsidiaries, other than those which would not have a Mars Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of Mars and its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have a Mars Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Section 4.4

(b) Mars and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Mars and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Mars Permits”), except where the failure to have any such Mars Permit would not have a Mars Material Adverse Effect. All Mars Permits are in full force and effect, except where the failure to be in full force and effect would not have a Mars Material Adverse Effect.

Section 4.8 Employee Benefit Plans.

(a) Section 4.8(a) of the Mars Disclosure Schedule lists all material Mars Benefit Plans and lists or describes all material Mars Foreign Plans. “Mars Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by Mars or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Mars or its Subsidiaries; provided that Mars Benefit Plans shall not include any Mars Foreign Plans. For purposes of this Agreement, the term “Mars Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Mars Benefit Plan had it been a United States plan, program or contract.

(b) Mars has heretofore made available to Galaxy true and complete copies of each of the Mars Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Mars Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Mars Benefit Plan; and (iv) forms of award agreements and summary plan descriptions (if applicable).

(c) Except as would not have a Mars Material Adverse Effect: (i) each Mars Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Mars Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of Mars, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Mars Benefit Plan is subject to Title IV of ERISA; (iv) no Mars Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by Mars, its Subsidiaries or any ERISA Affiliate of Mars that has not been satisfied in full; (vi) all contributions or other amounts payable by Mars or its Subsidiaries as of the date hereof with respect to each Mars Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) neither Mars nor its Subsidiaries has engaged in a transaction in connection with which Mars or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or, to the knowledge of Mars, anticipated claims (other than claims for benefits in accordance with the terms of the Mars Benefit Plans) by, on behalf of, against or with respect to any of the Mars Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of Mars or any of its Subsidiaries; and (ix) all material Mars Foreign Plans (A) have been maintained in accordance with their terms and all applicable Laws and requirements; (B) if they are intended to qualify for special Tax treatment, meet all material requirements for such treatment; and (C) if they are required to be funded and/or book-reserved, are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of Mars or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer.

(e) With respect to any Mars Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of Mars, pending or threatened, except as would not have a Mars Material Adverse Effect.

(f) Except as would not have a Mars Material Adverse Effect, neither Mars, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Mars Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as would not have a Mars Material Adverse Effect, Mars and each Subsidiary of Mars is in compliance with the WARN Act or any similar applicable state or local law and since January 1, 2005, (i) Mars has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Mars; (iii) Mars has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iv) Mars has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(h) Except as would not have a Mars Material Adverse Effect, each of Mars and each Subsidiary is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(i) Except as set forth on Section 4.8(i) of the Mars Disclosure Schedule, neither Mars nor any of its Subsidiaries has made or is obligated to make any payment (including any transfer of property or provision of any benefit) in connection with the transactions contemplated by this Agreement which, alone or aggregated with any other payment, would be an excess parachute payment within the meaning of Section 280(G) of the Code.

(j) Each Mars Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, including the proposed and final regulations issued thereunder and Internal Revenue Service Notice 2005-1.

Section 4.9 Absence of Certain Changes or Events. From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of Mars and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither Mars nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Galaxy under Section 5.1(d)(i), (vi), (viii), or (x) of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Mars Material Adverse Effect.

Section 4.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Mars, threatened) by any Governmental Entity with respect to Mars or any of its Subsidiaries which would have a Mars Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of Mars, threatened) against or affecting Mars or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Mars Material Adverse Effect.

Section 4.11 Disclosure Documents.

(a) None of the information supplied or to be supplied by Mars in writing specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Galaxy’s stockholders or at the time of the Galaxy Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Registration Statement, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Neither the Registration Statement nor any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing, no representation or warranty is made by Mars, Holdco or the Merger Subs in this Section 4.11 with respect to statements made or incorporated by reference in the Filings based on information supplied by Galaxy for inclusion or incorporation by reference therein.

Section 4.12 Tax Matters.

(a) Except as would not have a Mars Material Adverse Effect, (i) Mars and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) Mars and each of its Subsidiaries have paid all Taxes shown as due on such Tax Returns; (iii) neither Mars nor any of its Subsidiaries has any liability for Taxes of any Person (other than Mars or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, (iv) as of the date of this Agreement, there are not pending or, to the knowledge of Mars, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of Mars or any of its Subsidiaries and neither Mars nor any of its Subsidiaries has given any currently effective waiver of any statute of limitations in respect of Taxes; (v) neither Mars nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither Mars nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). It is agreed and understood that no representation or warranty of Mars is made in respect of Tax matters in any Section of this Agreement other than this Section 4.12 and Section 4.30.

Section 4.13 Labor Matters. Except for such matters which would not have a Mars Material Adverse Effect, as of the date hereof, (i) neither Mars nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of Mars, threatened with respect to any employees of Mars or any of its Subsidiaries; and (iii) to the knowledge of Mars, there is no union organizing effort pending or threatened against Mars or any of its Subsidiaries. It is agreed and understood that no representation or warranty of Mars is made in respect of labor matters in any Section of this Agreement other than Section 4.8 and this Section 4.13.

Section 4.14 Intellectual Property.

(a) Except as would not have a Mars Material Adverse Effect, either Mars or a Subsidiary of Mars owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. Except as would not have a Mars Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of Mars, threatened claims by any person alleging that Mars or any of its Subsidiaries infringes the Intellectual Property of such person and (ii) to the knowledge of Mars, the conduct of the business of Mars and its Subsidiaries does not infringe any Intellectual Property of any person. Except as would not have a Mars Material Adverse Effect, Mars and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.

(b) Except as would not have a Mars Material Adverse Effect, the execution and delivery of this Agreement by Mars and the consummation by Mars, Holdco and the Merger Subs of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses of Mars.

(c) Except as would not have a Mars Material Adverse Effect, all patents and registrations for trademarks, service marks and copyrights which are held by Mars or any of its Subsidiaries are subsisting and have not expired or been cancelled or abandoned.

(d) Mars takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of Mars and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of Mars’ products, including software, and Intellectual Property of Mars and its Subsidiaries). No prior or current employee or officer or any prior or current consultant or contractor of Mars or any of its Subsidiaries has asserted or, to the knowledge of Mars, has any ownership in any Intellectual Property used by Mars or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where Mars or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of Mars or any of its Subsidiaries as needed by such consultants or contractors).

(e) To the knowledge of Mars, except as would not have a Mars Material Adverse Effect, neither Mars nor any of its Subsidiaries has licensed any of the Intellectual Property owned by Mars and its Subsidiaries to any third party on an exclusive basis, nor has Mars or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

Section 4.15 Real Property. Except as would not have a Mars Material Adverse Effect, Mars or a Subsidiary of Mars owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by Mars or a Subsidiary of Mars as of the date hereof).

Section 4.16 Opinion of Financial Advisor. The Board of Directors of Mars has received the opinion of J.P. Morgan Securities Inc. (“J.P. Morgan”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Galaxy Consideration is fair, from a financial point of view, to Mars. The Board of Directors of Mars has received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), dated as of the date of this Agreement, substantially to the effect that, as of such date and based upon and subject to the matters set forth in the written opinion of HLHZ, the aggregate cash amount to be paid to holders of Galaxy Shares in the Galaxy Merger and the aggregate number of Holdco Shares to be issued to holders of Galaxy Shares in the Galaxy Merger, as determined pursuant to this Agreement, is fair to Mars from a financial point of view.

Section 4.17 Required Vote of Mars Stockholders. The affirmative vote of the holders of a majority of the votes cast at the Mars Meeting is the only vote of holders of securities of Mars which is required to approve the Mergers and/or the issuance of shares of Holdco Common Stock therein (the “Mars Stockholder Approval”).

Section 4.18 Contracts.

(a) For purposes of this Agreement, “Mars Specified Contract” shall mean:

A. any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to Mars;

B. any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of Mars, or (y) any executive officer of Mars other than those contracts terminable by Mars or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Mars or any such Subsidiary.

C. any contract containing any covenant limiting, in any material respect, the ability of Mars, Holdco or any of their respective Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person;

D. any contract (i) relating to the disposition or acquisition by Mars or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other thank in the ordinary course of business or (ii) pursuant to which Galaxy or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

E. any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money, in each case for more than $10 million;

F. any contract under which Mars or any of its Subsidiaries has received or granted a license that is material to the business of Galaxy and its Subsidiaries, taken as a whole, relating to any Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business; and

G. any material partnership or joint venture agreement to which Mars or any of its Subsidiaries is a party.

(b) Section 4.18(b) of the Mars Disclosure Schedule sets forth a list of all Mars Specified Contracts as of the date hereof.

(c) Except as would not have a Mars Material Adverse Effect, (i) neither Mars nor any Subsidiary of Mars is in breach of or default under the terms of any Mars Specified Contract; (ii) to the knowledge of Mars, no other party to any Mars Specified Contract is in breach of or default under the terms of any Mars Specified Contract; and (iii) each Mars Specified Contract is a valid and binding obligation of Mars or the Subsidiary of Mars which is party thereto and, to the knowledge of Mars, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception.

Section 4.19 Finders or Brokers. Except for J.P. Morgan and HLHZ, neither Mars nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.20 State Takeover Statutes. The approval of the Board of Directors of Mars of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of Mars, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.

Section 4.21 Insurance.

(a) Section 4.21(a) of the Mars Disclosure Schedule sets forth a list of each material insurance policy and all material claims made under such policies that have been paid since January 1, 2005 (“Mars Insurance Policies”). Except as would not have a Mars Material Adverse Effect, each Mars Insurance Policy is in full force and effect. Complete and correct copies of the Mars Insurance Policies have been made available to Galaxy.

(b) Neither Mars nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Mars Insurance Policies, except for such cancellations, invalidations, refusals or rejections as would not have a Mars Material Adverse Effect.

Section 4.22 Environmental Matters.

(a) Each of Mars, Holdco and the Merger Subs is in compliance with all Environmental Laws (as defined below), which compliance includes the possession by Mars and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Mars Material Adverse Effect.

(b) Mars has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either Mars or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Mars, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Mars has no knowledge of any condition at any of the properties leased by Mars or any of its Subsidiaries that would reasonably be expected to have a Mars Material Adverse Effect.

Section 4.23 Transactions with Affiliates. Except as disclosed in Mars SEC Reports, there are no Contracts or transactions between Mars or any of its Subsidiaries, on the one hand, and any (i) officer or director of Mars or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of Mars or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

Section 4.24 Financing.

(a) Attached as Section 4.24(a) of the Mars Disclosure Schedule is a true, accurate and complete copy of a fully executed debt commitment letter, related term sheets and the exhibits attached thereto (collectively, the “Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Holdco with loans in the amounts described therein, the proceeds of which are to be used to consummate the Mergers and the other transactions contemplated hereby (the “Financing”).

(b) The Commitment Letter in the form so delivered, is a legal, valid and binding obligation of Holdco, Mars and, to Mars’ knowledge, the other parties thereto, subject to the Bankruptcy and Equity Exception. The Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. None of Mars, Holdco or the Merger Subs is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Mars, Holdco and the Merger Subs have paid any and all commitment or other fees required by the Commitment Letter that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements, arrangements or understandings relating to the Financing to which Mars, Holdco, the Merger Subs, or any of their affiliates is a party. Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letter, shall together with Mars’ funds on hand and Galaxy’s funds on hand provide Holdco with acquisition financing on the Closing Date sufficient to pay the Aggregate Cash Consideration and the Option and Stock-Based Consideration (and any fees and expenses of or payable by Mars, Holdco, the Merger Subs or the Surviving Corporations) and all of its obligations hereunder. None of Mars, Holdco or the Merger Subs require any additional funding or financing to satisfy its obligations hereunder. The obligations of the lenders or purchasers under the Commitment Letter to make the Financing available to Mars, Holdco and the Merger Subs pursuant to the terms of the Commitment Letter are not subject to any conditions other than those set forth in the Commitment Letter. As of the date of this Agreement, Mars (i) is not aware of any fact or occurrence that makes any of the representations or warranties of Mars, Holdco or the Merger Subs in the Commitment Letter inaccurate in any material respect, (ii) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Closing to be satisfied by it or its affiliates contained in the Commitment Letter and (iii) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be made available to Mars, Holdco or the Merger Subs on the Closing Date.

(c) In no event shall the receipt or availability of the Financing by Mars, Holdco, the Merger Subs or any of their respective affiliates or any other funds, financing or other transactions (other than those contemplated hereby) be a condition to any of the obligations of Mars, Holdco, or the Merger Subs hereunder.

Section 4.25 Solvency. As of the Effective Time, assuming satisfaction of the conditions to Mars’ and Merger Sub’s obligations to consummate the Mergers as set forth herein, or the waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any Alternate Financing and the payment of the aggregate Merger Consideration and the Option and Stock-Based Consideration and any other repayment or refinancing of debt that may be contemplated in the Commitment Letter, and payment of all related fees and expenses, (a) the amount of the “fair saleable value” of the assets of the Galaxy Surviving Corporation would exceed (i) the value of all “liabilities of the Galaxy Surviving Corporation, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Galaxy Surviving Corporation on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Galaxy Surviving Corporation would not have an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Effective Time; and (c) the Galaxy Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.26 Capitalization of Holdco and the Merger Subs. The authorized capital stock of Galaxy Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. The authorized capital stock of Mars Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. The authorized capital stock of Holdco consists of 250,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per shares, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Holdco is, and immediately prior to the Effective Time will be, owned by Mars, and all of the issued and outstanding capital stock of each Merger Sub is, and at the Effective Time will be, owned by Holdco. Except as set forth in this Agreement, none of Holdco or the Merger Subs has outstanding any option, warrant, right, or any other agreement pursuant to which any person other than Mars may acquire any equity security of any of Holdco or the Merger Subs. None of Holdco or the Merger Subs has conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement. Each of Holdco and the Merger Subs have provided true and complete copies of their respective certificates of incorporation and by-laws to Galaxy.

Section 4.27 Certain Arrangements. There are no contracts, agreements, arrangements or understandings between Mars, Holdco or the Merger Subs, on the one hand, and any member of Galaxy’s management or directors, on the other hand, as of the date hereof that relate in any way to Galaxy or the transactions contemplated by this Agreement. Prior to the Board of Directors of Galaxy approving this Agreement, the Mergers and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Mars nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Mergers, or any transactions contemplated by this Agreement.

Section 4.28 Ownership of Galaxy Shares. None of Mars, Holdco or the Merger Subs nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any Galaxy Shares or other securities convertible into, exchangeable into or exercisable for shares of Galaxy Common Stock (in each case, other than any such Galaxy Shares or other securities held on behalf of third parties or held in trust to fund Galaxy or Mars obligations). Except for the Galaxy Voting and Support Agreement being executed and delivered concurrently herewith, there are no voting trusts or other agreements, arrangements or understandings to which any of Mars, Holdco, the Merger Subs or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of Galaxy or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Mars, Holdco, the Merger Subs or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of Galaxy or any of its Subsidiaries.

Section 4.29 Rights Plan. Mars has no stockholder rights plan, stockholder rights agreements or similar agreements with any of its stockholders.

Section 4.30 Tax Qualification. Neither Mars nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code or the Mars Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.31 No Additional Representations. Each of Mars, Holdco and the Merger Subs acknowledges that neither Galaxy nor any person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Galaxy furnished or made available to Mars, Holdco, the Merger Subs and any of their respective Representatives, in each case except as expressly set forth in Article III (as modified by the Galaxy Disclosure Schedule and the Galaxy SEC Documents), and none of Galaxy, its directors, officers, employees, agents or other representatives, or any other person shall be subject to any liability to Mars, Holdco, the Merger Subs or any other person resulting from Galaxy’s making available, or Mars’, Holdco’s, or the Merger Subs’ use of, such information, including the confidential information memorandum, management presentation and other presentation materials delivered to Mars, as subsequently updated, supplemented or amended, or any information, documents or material made available to Mars, Holdco, or the Merger Subs in the due diligence materials provided, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by Galaxy and Mars.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Mars (which agreement shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Galaxy Disclosure Schedule, Galaxy covenants and agrees with Mars that the business of Galaxy and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action by Galaxy or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), Galaxy agrees with Mars that between the date hereof and the Effective Time or the Termination Date, as applicable, without the prior written consent of Mars (which consent shall not be unreasonably withheld, conditioned or delayed), Galaxy:

(i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Galaxy or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Galaxy which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except in each case in (i) connection with Galaxy Benefit Plans and (ii) pursuant to the terms of any Galaxy Stock Options;

(iv) except as required by (x) existing written agreements, (y) Galaxy Benefit Plans or (z) Galaxy Foreign Plans or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to Galaxy’s executive officers and/or directors; (B) between the date hereof and December 31, 2007, increase the compensation or other benefits payable or provided to Galaxy’s other employees other than in the ordinary course of business consistent with past practice; (C) from and after January 1, 2008, increase the aggregate annual compensation or other benefits payable or provided to Galaxy’s employees (1) in connection with general annual increases by more than 4% of the aggregate amount of such annual compensation or benefits as of the date hereof, or (2) in connection with promotions by more than 1% of the aggregate amount of such annual compensation or benefits as of the date hereof; (D) enter into or amend any employment, change of control, severance or retention agreement with any employee of Galaxy (except (1) any employment agreement with an employee with a title below that of Senior Vice President, with a term no longer than one year and providing for annual compensation (including salary and bonus) no greater than $250,000) and (2) severance agreements entered into with employees (other than executive officers) in the ordinary course of business in connection with terminations of employment) providing for severance payments no greater than two weeks salary for each year of employment with Galaxy except where management determines, in its good faith, reasonable judgment, that an incremental amount of severance is appropriate in connection with an individual termination (any such incremental amount, an “Excess Severance Payment”); or (E) except as permitted pursuant to clause (D) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to Galaxy or as is required to comply with Section 409A of the Code;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Galaxy Benefit Plan;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(vii) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Galaxy or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of shares of Galaxy Common Stock in respect of any exercise of Galaxy Stock Options or in respect of the settlement of any Galaxy Stock-Based Awards, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Galaxy Benefit Plans; and (B) the acquisition of shares of Galaxy Common Stock from a holder of a Galaxy Stock Option, Galaxy Restricted Share or Galaxy Stock-Based Award in satisfaction of withholding obligations or in payment of the exercise price;

(viii) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except (A) in the ordinary course of business (including, without limitation, licenses to third parties of Intellectual Property of Galaxy related to electronic or interactive program guides in the ordinary course of business); (B) pursuant to existing agreements in effect prior to the execution of this Agreement; or (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) except for transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries, shall not make any capital expenditure in any quarter, that together with all other capital expenditures after the date hereof, is in excess of 110% of the applicable amounts for the period from the date hereof through such quarter contemplated by the capital expenditures budget set forth in Section 5.1(b)(x) of the Galaxy Disclosure Schedule, except for (1) purchases of short-term marketable securities made in the ordinary course of business and in accordance with Galaxy’s customary cash management practices and (2) purchases of supplies or services in the ordinary course of business consistent with past practice;

(xi) shall not acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(xii) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among Galaxy and its wholly owned Subsidiaries or among Galaxy’s wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms and in principal amount no greater than the outstanding principal amount of the indebtedness being replaced, renewed, extended, refinanced or refunded; (C) guarantees by Galaxy of indebtedness for borrowed money of Subsidiaries of Galaxy; and (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;

(xiii) shall not enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) Galaxy or any of its Subsidiaries, on the one hand; and (B) any affiliate of Galaxy (other than any of Galaxy’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than in the ordinary course of business consistent with past practice and having a transaction value of less than $1 million;

(xiv) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Galaxy Specified Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder, in each case outside the ordinary course of business and on terms materially adverse to Galaxy and its Subsidiaries taken as a whole;

(xv) shall not (A) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Galaxy or its Subsidiaries other than the payment of monetary damages not in excess of $10 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof and amounts reflected or reserved against in Galaxy’s consolidated audited balance sheet as of the Reference Date), or (B) otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than those which are, in the aggregate, not material and which are made, done or given in the ordinary course of business consistent with past practice;

(xvi) shall not make any change in any method of financial accounting or make any material Tax election other than changes required by GAAP or applicable Law;

(xvii) shall not engage in, commence or continue any marketing brand study, except as required under existing commitments and agreements; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

For purposes of Section 6.3(b), a breach of the covenants set forth in Sections 5.1(b)(x), (xi), (xii) or (xv)(A) shall be deemed to be a material breach only if such breach has not been cured and is in an amount which exceeds the thresholds set forth therein, taken together with the amount by which all other breaches under such sections exceed the applicable threshold, by an aggregate of $2,000,000 or more.

For purposes of Section 6.3(b), (i) any Excess Severance Payment and (ii) any breach of the covenants set forth in Section 5.1(b)(iv) or the last sentence of each of Sections 5.5(c) and 5.5(d) shall be deemed to be a material breach of this Agreement by Galaxy only if such Excess Severance Payment or such breach (A) has not been cured, and (B) when taken together with (I) any other Excess Severance Payments, (II) the amount by which all other breaches of the covenants set forth in Section 5.1(b)(iv) (other than the covenant set forth in clause (D) thereof) or the last sentence of either of Sections 5.5(c) and 5.5(d) exceed the applicable thresholds therein and (III) the entire amount of any payment or annual liability made or incurred by Galaxy or its Subsidiaries with respect to any event of breach of the covenant set forth in Section 5.1(b)(iv)(D) (without regard to the threshold therein), is equal to $2,000,000 or more in the aggregate.

(c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Galaxy (which agreement shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1(c) of the Mars Disclosure Schedule, Mars covenants and agrees with Galaxy that the business of Mars and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice; provided, however, that no action by Mars or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(d) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(c), Mars agrees with Galaxy that between the date hereof and the Effective Time or the Termination Date, if any, as applicable, without the prior written consent of Galaxy (which consent shall not be unreasonably withheld, conditioned or delayed), Mars:

(i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Mars or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Mars which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(iv) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Mars or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of shares of Mars Common Stock in respect of any exercise of Mars Stock Options and purchase rights under the Mars ESPP, in each case, outstanding on the date hereof or as may be granted after the date hereof as required by existing written agreements or Mars Benefit Plans; (B) the acquisition of shares of Mars Common Stock from a holder of a Mars Stock Option or Mars Restricted Share in satisfaction of withholding obligations or in payment of the exercise price; and (C) the grant or issuance of Mars Stock Options and purchase rights under the Mars ESPP in the ordinary course of business consistent with past practice;

(v) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in each case (A) in connection with Mars Benefit Plans and (B) pursuant to the terms of any Mars Stock Options and purchase rights under the Mars ESPP;

(vi) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except (A) in the ordinary course of business; (B) pursuant to existing agreements in effect prior to the execution of this Agreement; (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby; or (D) in connection with the Financing Commitment;

(vii) except for transactions among Mars and its wholly owned Subsidiaries or among Mars’ wholly owned Subsidiaries, shall not make any capital expenditure in any quarter, that together with any other capital expenditures after the date hereof, is in excess of 110% of the applicable amounts for the period from the date hereof through such quarter contemplated by the capital expenditures budget set forth on Section 5.1(d)(vii) of the Mars Disclosure Schedule, except for (1) purchases of short-term marketable securities made in the ordinary course of business and in accordance with Mars’ customary cash management practices and (2) purchases of supplies or services in the ordinary course of business consistent with past practice;

(viii) shall not acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(ix) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among Mars and its wholly owned Subsidiaries or among Mars wholly owned Subsidiaries; (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms and in a principal amount no greater than the outstanding principal amount of the indebtedness being replaced, renewed, extended, refinanced or refunded; (C) guarantees by Mars of indebtedness for borrowed money of Subsidiaries of Mars; (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement; and (E) indebtedness incurred in connection with this Agreement and the Financing Commitments;

(x) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Mars Specified Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder, in each case outside the ordinary course of business and on terms materially adverse to Mars and its Subsidiaries taken as a whole;

(xi) shall not make any change in any method of financial accounting or make any material Tax election other than changes required by GAAP or applicable Law; and

(xii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Access.

(a) Mars and Galaxy shall afford to the officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable notice and as coordinated through such party’s General Counsel or Chief Financial Officer throughout the period prior to the earlier of the Effective Time and the Termination Date, to its properties, contracts, commitments, books and records. In addition, Mars, Holdco and Galaxy shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, finances, operations, properties, assets and personnel as the requesting party may reasonably request. The foregoing notwithstanding, neither Mars nor Galaxy shall be required to afford such access if it determines in good faith that such access would unreasonably disrupt its operations or those of any of its Subsidiaries, would cause a violation of any agreement to which it or any of its Subsidiaries is a party, or would cause a risk of a loss of privilege or trade secret protection to it or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Mars, Galaxy or any of their respective Representatives be permitted to perform any onsite procedure with respect to any property of the other party or its Subsidiaries. Notwithstanding the foregoing, no person directly responsible for the marketing, pricing or sales of (A) any product, service or technology offered for sale, license or distribution by Galaxy that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by Mars, Holdco or the Merger Subs, or (B) any product, service or technology offered for sale, license or distribution by Mars, Holdco or the Merger Subs that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by Galaxy, shall have access to any information concerning the current or future prices for, information or projections relating to future prices of, or contract offers related to such products.

(b) Mars hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of August 7, 2007, between Galaxy and Mars (the “Galaxy Confidentiality Agreement”). Galaxy hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of October 19, 2007, between Galaxy and Mars (the “Mars Confidentiality Agreement” and, together with the Galaxy Confidentiality Agreement, the “Confidentiality Agreements”).

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(b), Galaxy agrees that neither it nor any Subsidiary of Galaxy shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to Galaxy’s stockholders) with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer (including any proposal from or offer to Galaxy’s stockholders) that is reasonably likely to lead to an Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to Galaxy or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of Galaxy permitted under Section 5.3(b) or (c), or Section 7.1(h), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.3(a) or, in the case of Section 5.3(b), give Mars a right to terminate this Agreement pursuant to Section 7.1(j).

(b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the Galaxy Stockholder Approval, Galaxy may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof (so long as such Alternative Proposal did not result from a breach by Galaxy or any Representative of Section 5.3(a)), (i) contact the person or group making such Alternative Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Alternative Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Board of Directors of Galaxy determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably expected to lead to a Superior Proposal, Galaxy may thereafter (A) furnish non-public information with respect to Galaxy and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, however, that Galaxy shall provide or make available to Mars (subject to the Confidentiality Agreement) any material non-public information concerning Galaxy or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Mars.

(c) Except as set forth in Section 7.1(h) or (j) or this Section 5.3(c), neither the Board of Directors of Galaxy nor any committee thereof shall (i) withdraw or modify in a manner adverse to Mars, Holdco or the Merger Subs, or publicly propose to withdraw or modify in a manner adverse to Mars, Holdco or the Merger Subs, the Galaxy Recommendation; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Galaxy Stockholder Approval, the Board of Directors of Galaxy determines in good faith that an unsolicited bona fide written Alternative Proposal received by Galaxy constitutes a Superior Proposal (after complying with, and giving effect to any irrevocable and unconditional commitments made by Mars pursuant to Section 7.1(h)) or that the exercise of its fiduciary duties so require, the Board of Directors of Galaxy or any committee thereof may withdraw, modify or qualify its Galaxy Recommendation (a “Change of Galaxy Recommendation”).

(d) Nothing contained in this Agreement shall prohibit Galaxy or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors of Galaxy determines in good faith, after consultation with Galaxy’s outside legal counsel, that the failure of the Board of Directors of Galaxy to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to Galaxy’s stockholders under applicable Law.

(e) Galaxy promptly (and in any event within 24 hours) shall advise Mars orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal, (ii) any request for information relating to Galaxy or its Subsidiaries reasonably expected to be related to an Alternative Proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. Galaxy shall keep Mars reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto (Galaxy agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits Galaxy from providing such information to Mars but it being agreed that the third parties’ financing sources may impose confidentiality restrictions on Galaxy with respect to their proposed financing).

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Galaxy, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of Galaxy and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Galaxy Common Stock.

(g) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal that the Board of Directors of Galaxy determines in good faith, after consultation with Galaxy’s financial and legal advisors, and considering such factors as Galaxy’s Board of Directors considers to be appropriate, to be more favorable to Galaxy and its stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, each of Galaxy and Mars shall cooperate in preparing and causing to be filed with the SEC the Joint Proxy Statement/Prospectus, and Galaxy, Mars and Holdco shall cooperate in preparing and Holdco shall cause to be filed with the SEC the Registration Statement. The Joint Proxy Statement/Prospectus will be included in the Registration Statement as a prospectus and will constitute a part of the Registration Statement. Each of Galaxy, Mars and Holdco shall use its reasonable best efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Joint Proxy Statement/Prospectus in definitive form to be mailed to Galaxy’s and Mars’ respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Galaxy, Mars and Holdco will notify the other party, as promptly as practicable after the receipt thereof, of any written comments, and advise each other of any oral comments, from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Filings or for additional information, and will supply the other party with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Filings, the transactions contemplated by this Agreement or the shares of Holdco Common Stock issuable in the Mergers. Galaxy, Mars and Holdco shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Filings prior to filing such with the SEC, and each will provide each other with a copy of all such filings made with the SEC. No Filings or amendment or supplement to the Filings will be made by Galaxy, Mars or Holdco without the prior approval of the other party (not to be unreasonably withheld or delayed), except as required by Law and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon; provided, however, that Galaxy, in connection with a Change of Galaxy Recommendation, may amend or supplement the Filings (including by incorporation by reference) to effect such a Change of Galaxy Recommendation and Mars, in connection with a Change of Mars Recommendation, may amend or supplement the Filings (including by incorporation by reference) to effect such a Change of Mars Recommendation. Holdco shall advise Galaxy promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective, the issuance of any stop order, or the suspension of the qualification of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the parties hereto, or any of their respective affiliates, officers or directors should be discovered by the parties hereto which should be set forth in an amendment or supplement to the Filings so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Filings, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Galaxy’s stockholders and/or Mars stockholders, as applicable.

(b) As promptly as practicable after the date of this Agreement, the parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Mergers and the other transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, including without limitation Section 7.1, as soon as is reasonably practicable following the date upon which the Registration Statement becomes effective with the SEC (i) Galaxy shall, regardless of any Change of Galaxy Recommendation, take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Joint Proxy Statement/Prospectus for the purpose of obtaining the Galaxy Stockholder Approval (the “Galaxy Meeting”), and (ii) subject to a Change of Galaxy Recommendation in accordance with Section 5.3(c), the Board of Directors of Galaxy shall make the Galaxy Recommendation and Galaxy shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby.

(d) Notwithstanding Section 5.4(a) or (c), if on a date for which the Galaxy Meeting is scheduled (the “Galaxy Meeting Original Date”), Galaxy has not received proxies representing a sufficient number of shares of Galaxy Common Stock to adopt this Agreement, whether or not a quorum is present, Galaxy shall have the right to postpone or adjourn the Galaxy Meeting to a date which shall not be more than 45 days after the Galaxy Meeting Original Date. If Galaxy continues not to receive proxies representing a sufficient number of shares of Galaxy Common Stock to approve the Galaxy Merger, whether or not a quorum is present, Galaxy may make one or more successive postponements or adjournments of Galaxy Meeting as long as the date of the Galaxy Meeting is not postponed or adjourned more than an aggregate of 45 days from the Galaxy Meeting Original Date in reliance on this subsection. In the event that the Galaxy Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Joint Proxy Statement/Prospectus, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.

(e) Subject to the other provisions of this Agreement, including without limitation Section 7.1, (i) Mars shall as soon as is reasonably practicable following the date upon which the Registration Statement becomes effective with the SEC, regardless of any Change of Mars Recommendation, take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Joint Proxy Statement/Prospectus for the purpose of obtaining the Mars Stockholder Approval (the “Mars Meeting”), and (ii) subject to a Change of Mars Recommendation in accordance with Section 5.4(f), the Board of Directors of Mars shall make the Mars Recommendation and Mars shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Holdco Common Stock contemplated hereby.

(f) Except as set forth in this Section 5.4(f), neither the Board of Directors of Mars nor any committee thereof shall withdraw or modify in a manner adverse to Galaxy or its shareholders, or publicly propose to withdraw or modify in a manner adverse to Galaxy or its Shareholders, the Mars Recommendation. Notwithstanding the foregoing, if, prior to receipt of the Mars Stockholder Approval, the Board of Directors of Mars determines in good faith that the exercise of its fiduciary duties so require, the Board of Directors of Mars or any committee thereof may withdraw, modify or qualify its Mars Recommendation (a “Change of Mars Recommendation”).

(g) Notwithstanding Section 5.4(a) or (e), if on a date for which the Mars Meeting is scheduled (the “Mars Meeting Original Date”), Mars has not received proxies representing a sufficient number of shares of Mars Common Stock to approve the issuance of Holdco Common Stock as contemplated by this Agreement, whether or not a quorum is present, Mars shall have the right to postpone or adjourn the Mars Meeting to a date which shall not be more than 45 days after the Mars Meeting Original Date. If Mars continues not to receive proxies representing a sufficient number of shares of Mars Common Stock to approve such issuance of Holdco Common Stock, whether or not a quorum is present, Mars may make one or more successive postponements or adjournments of the Mars Meeting as long as the date of the Mars Meeting is not postponed or adjourned more than an aggregate of 45 days from the Mars Meeting Original Date in reliance on this subsection. In the event that the Mars Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Filings, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, except as expressly set forth herein, Galaxy shall, and Holdco shall cause Galaxy to, honor all Galaxy Benefit Plans and Galaxy Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing in this Agreement shall prohibit the amendment or termination of any such Galaxy Benefit Plans, Galaxy Foreign Plans, arrangements and agreements in accordance with their terms and applicable Law, subject to the following sentence; provided, further, that nothing in this Agreement shall prohibit Holdco from merging Galaxy’s 401(k) plan with the Mars 401(k) plan at any time after the Effective Time so long as such merger does not diminish the benefits provided to Galaxy Employees (as defined below). For a period of twelve (12) months following the Effective Time, Holdco shall provide, or shall cause to be provided, to each current employee of Galaxy or its Subsidiaries and former employee of Galaxy and its Subsidiaries terminated by, or pursuant to an agreement with, Galaxy or its Subsidiaries (a list of which former employees is set forth on Section 5.5(a) of the Galaxy Disclosure Schedule) (“Galaxy Employees”) compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to Galaxy Employees immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (i) Holdco shall or shall cause the Galaxy Surviving Corporation to provide Galaxy Employees whose employment terminates during the one-year period following the Effective Time with severance benefits in accordance with Galaxy’s Change in Control Severance Policy, and (ii) during such one-year period following the Effective Time, severance benefits offered to Galaxy Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Galaxy Employees. Notwithstanding any term in this Section 5.5(a) to the contrary, nothing in this Section 5.5(a) shall be deemed to restrict the ability to hire or terminate the employment of any current or former Galaxy employees following the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Mars, Holdco and their respective Subsidiaries providing benefits to any Galaxy Employees after the Effective Time (the “New Plans”), each Galaxy Employee shall be credited with his or her years of service with Galaxy and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Galaxy Employee was entitled, before the Effective Time, to credit for such service under any similar Galaxy employee benefit plan in which such Galaxy Employee participated or was eligible to participate immediately prior to the Effective Time or if there was no such credit for such service under a similar Galaxy employee benefit plan, under Galaxy’s 401(k) plan, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of time. In addition, and without limiting the generality of the foregoing, (i) each Galaxy Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Galaxy Employee, Mars and Holdco shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Galaxy or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Mars and Holdco shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Galaxy Benefit Plan in which such Galaxy Employee participated immediately before the consummation of the Mergers ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Galaxy may pay each Galaxy Employee employed as of immediately prior to December 31, 2007 and then participating in any Galaxy Benefit Plan that is an annual bonus plan (a “Bonus Plan”), and any former Galaxy Employee terminated by, or pursuant to an agreement with, Galaxy or its Subsidiaries, that remains eligible to participate in any such Bonus Plan to the extent permitted by the terms of the relevant Bonus Plan (a list of which former employees is set forth on Section 5.5(c) of the Galaxy Disclosure Schedule), at the times set forth in, and in a manner consistent with, the relevant Bonus Plan, the Galaxy Employee’s full-year bonus entitlement under all such Bonus Plans for 2007, based on Galaxy’s actual performance; provided, however, that, subject to the aggregate liability restrictions set forth in the last sentence of this Section 5.5(c), the Galaxy Board of Directors may, in its reasonable discretion, pay additional bonuses under the Bonus Plan for calendar year 2007 to certain Galaxy employees for performance award or retention purposes in a manner that is inconsistent with the Bonus Plan as adopted by the Galaxy Board of Directors prior to the date hereof. In addition, prior to the Effective Time, Galaxy may make bonus payments in respect of the year ended December 31, 2007 pursuant to the “Additional Bonus Pool” under the TV Guide Annual Bonus Plan. Bonus payments hereunder shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. The aggregate liability for payment under the Bonus Plan for calendar year 2007 (including, for avoidance of doubt, any payment made for performance award or retention purposes in a manner that is inconsistent with the Bonus Plan as adopted by the Galaxy Board of Directors prior to the date hereof) shall not exceed $24,000,000.

(d) Prior to the Effective Time, (i) Galaxy may adopt a Bonus Plan for 2008 consistent with the terms and provisions of the Bonus Plan for 2007, but giving effect to ordinary course annual increases which are consistent with Section 5.1(b)(iv) hereof, (ii) such Bonus Plan for 2008 shall be rationally related to Galaxy’s business plan for the fiscal year ended December 31, 2008, (iii) such Bonus Plan for 2008 shall be based upon, and consistent with, the continued operation of the business and (iv) individual bonus payments under the Bonus Plan for 2008 shall be allocated in the ordinary course of business consistent with past practice; provided that prior to adoption of such Bonus Plan for 2008, Galaxy shall consult with Mars and give Mars an opportunity to review and comment upon any such proposed Bonus Plan and agrees to consider any comments made by Mars with respect thereto in good faith. Bonus payments hereunder shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. No participant in the Bonus Plan for 2008 shall be entitled to, and Galaxy shall not pay, any pro-rated bonus amount under such 2008 Bonus Plan, and no acceleration of the right to payment of any such 2008 bonus shall occur, if such participant’s employment with Galaxy terminates prior to the required date of payment for such 2008 bonus under such 2008 Bonus Plan. The target aggregate annual bonus pool for calendar year 2008 shall be $24,000,000.

(e) Mars and Holdco hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Galaxy Stock Plans (and award agreements thereunder) and the Galaxy Benefit Plans and the Galaxy Foreign Plans, as applicable, including without limitation the employee change of control agreements, retention arrangements, employment agreements, the Change in Control Severance Policy and the letters to Galaxy Employees regarding a transaction bonus will occur at or prior to the Effective Time, as applicable, and from and after the Effective Time, the Galaxy Surviving Corporation shall, and Holdco shall cause the Galaxy Surviving Corporation to, honor the terms of all such agreements, arrangements, plans, policies and letters.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Galaxy Specified Approvals and the Mars Specified Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Galaxy or any of its Subsidiaries, or Mars or any of its Subsidiaries or Holdco be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the parties hereto shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof (or such later date as may be mutually agreed in writing by the parties hereto), file any and all required Notification and Report Forms under the HSR Act with respect to the Mergers and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) use (and, in the case of Mars, Holdco or the Merger Subs, cause each of their respective affiliates to use) reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity; and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking (and, in the case of Mars, Holdco or the Merger Subs, cause each of their respective affiliates to take) all such further action as may be necessary promptly to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Mars, Holdco or their respective Subsidiaries or affiliates, or of Galaxy or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Holdco or its Subsidiaries’ (including the Surviving Corporations’) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporations’) businesses, product lines or assets, in each case as may be required in order to avoid commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the End Date; provided that neither Galaxy nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Galaxy or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on Galaxy only in the event that the Closing occurs; provided that none of Mars, Holdco or the Merger Subs shall be required to take any of the actions described in clauses (iv)(x) or (y) above with respect to any of their or Galaxy’s assets or businesses if such action would be material in relation to the assets or business of Holdco, Mars, Galaxy and their respective Subsidiaries, taken as a whole, at or after the Effective Time.

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, Galaxy and Mars shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Galaxy or Mars, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Galaxy and Mars shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of Galaxy and Mars agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of Galaxy and Mars shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers and the other transactions contemplated by this Agreement.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby after the date hereof, each of Galaxy and Mars and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers and the other transactions contemplated hereby. Nothing in this Section 5.7 shall be construed to permit a party to this Agreement to do any act that would otherwise constitute a violation or breach of, or as a waiver of any of the rights of another party under, any other provision of this Agreement.

Section 5.8 Public Announcements. Subject to Section 5.4(a) of this Agreement and except in connection with a Change of Galaxy Recommendation or a Change of Mars Recommendation, Galaxy and Mars will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing and will obtain the approval of the other, such approval not to be unreasonably withheld, conditioned or delayed, prior to the issuance of such press release or other public statement or comment or the making of any filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment, or make any such filing, prior to such consultation and approval except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties will use their reasonable best efforts to consult with the other party in advance of any such press release or other public statement, comment or filing. The executive officers of Mars and Galaxy will direct their respective employees, Representatives and subsidiaries to comply with this Section 5.8. Mars and Galaxy agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Mars, Holdco and the Merger Subs agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Galaxy or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement with Galaxy or any of its Subsidiaries shall survive the Mergers and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Holdco and the Galaxy Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of Galaxy’s and any Galaxy Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of Galaxy or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Galaxy or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Galaxy Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time; provided that in no event shall such action by Holdco have the effect of increasing or otherwise broadening the scope of the indemnification obligations of the Galaxy Surviving Corporation to such persons as in effect immediately prior to the Effective Time.

(b) From and after the Effective Time, each of Holdco and the Galaxy Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law), to the same extent that such persons are entitled to indemnification pursuant to the certificate of incorporation and by-laws of Galaxy as in effect as of the date hereof, each current and former director, officer or employee of Galaxy or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Galaxy (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director, officer or employee of Galaxy or any of its Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Galaxy, before the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Galaxy). In the event of any such Action, Holdco and the Galaxy Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) Galaxy shall obtain prior to the Effective Time fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by Galaxy and its Subsidiaries (the “Current Policies”), and with such other terms as are no less favorable in the aggregate than those in the Current Policies; provided, however, that if such D&O Tail is not available at a cost not greater than 300% of the last annual premium paid by Galaxy prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (which current annual premium amount is set forth in Section 5.9(c) of the Galaxy Disclosure Schedule), Galaxy shall purchase as much coverage as reasonably practicable for such amount. Holdco shall cause the Galaxy Surviving Corporation to maintain the D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Galaxy Surviving Corporation, and no party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 5.9(c).

(d) Holdco shall, or shall cause the Galaxy Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the certificates of incorporation or by-laws or other organization documents of Galaxy or any of its Subsidiaries or the Galaxy Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Holdco, the Galaxy Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Holdco or the Galaxy Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Mars or Galaxy, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time. Prior to the Effective Time, each of Mars and Galaxy shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 5.11 Notification of Certain Matters. Galaxy shall give prompt notice to Mars, and Mars shall give prompt notice to Galaxy, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Galaxy, the Surviving Corporations, or Mars (or, following the Effective Time, Holdco); (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Mergers or the other transactions contemplated hereby; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.12 Rule 16b-3. Prior to the Effective Time, Galaxy will take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Galaxy equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Galaxy to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Obligations of Holdco, the Merger Subs, and the Surviving Corporations. Mars shall take all action necessary to cause Holdco, the Merger Subs and the Surviving Corporations to perform their respective obligations under this Agreement and the Commitment Letter.

Section 5.14 Agreement to Defend; Stockholder Litigation. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Mergers or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto; provided, that nothing in this Section 5.14 shall limit the parties’ obligations under Section 5.6 hereof. Galaxy shall give Mars a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Galaxy and its directors relating to the Mergers; provided, that no such settlement shall be agreed to without Mars’ consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.15 Nasdaq Listing. Mars and Holdco shall use reasonable best efforts to cause the shares of Holdco Common Stock to be issued as part of the Merger Consideration to be approved for listing on the Nasdaq Global Select Market.

Section 5.16 Board of Directors. As required by Section 251(g), effective as of immediately after the Effective Time, the directors of Holdco shall be the directors of Mars immediately prior to the Effective Time. Immediately following the Effective Time, Holdco shall take all such necessary action so as to obtain the resignations of such Holdco directors, and cause the appointment of such new Holdco directors, as may be necessary to provide that four (4) individuals designated by Mars and three (3) individuals designated by Galaxy and acceptable to Mars shall be appointed to, and shall comprise, the Board of Directors of Holdco.

Section 5.17 Financing.

(a) Mars and Holdco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate, at or prior to the Closing, the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) obtain rating agency approvals; (ii) satisfy on a timely basis all terms, covenants and conditions to obtaining the financing contemplated by the Commitment Letter; (iii) negotiate definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (or, at Mars election, on terms that would not adversely impact the ability of Mars, Holdco and the Merger Subs to timely consummate the transactions contemplated hereby); (iv) if necessary, borrowing pursuant to the Commitment Letter in the event any “flex” provisions are exercised; and (v) seek to enforce its rights under the Commitment Letter. Mars will furnish correct and complete copies of all such definitive agreements to Galaxy promptly upon their execution.

(b) Mars shall keep Galaxy informed on a current basis in reasonable detail with respect to all material activity concerning the status of the Financing, including the status of Mars’ and Holdco’s efforts to comply with the terms of, and satisfy the conditions contemplated by, the Commitment Letter, and shall give Galaxy prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Mars agrees to notify Galaxy promptly, and in any event within two Business Days, if at any time (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Mars that such source no longer intends to provide financing to Holdco on the terms set forth therein, or (iii) for any reason Mars no longer believes in good faith that Holdco will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein. Mars shall not, and shall not permit any of its affiliates to, without the prior written consent of Galaxy, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternate Financing contemplated by any New Commitment Letter. Neither Mars nor Holdco shall, without the prior written consent of Galaxy, amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would (i) expand or adversely amend the conditions to the financing set forth in the Commitment Letter; (ii) reasonably be expected to prevent or materially impair or delay the Closing; (iii) reduce the aggregate amount of financing set forth in the Commitment Letter; (iv) adversely impact the ability of Mars, Holdco or the Merger Subs to enforce their rights against the other parties to the Commitment Letter; or (v) adversely affect the interests of Galaxy and its Subsidiaries taken as a whole (it being the understanding of the parties that neither Galaxy nor its Subsidiaries are intended to be third-party beneficiaries of the Commitment Letter).

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter shall be terminated or modified in a manner materially adverse to Mars or Holdco for any reason, Mars and Holdco shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Mergers and other transactions contemplated hereby (“Alternate Financing”) and to obtain, and, if obtained, will provide Galaxy with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued, and on terms and conditions (including termination rights and funding conditions) no less favorable to Mars, Holdco or the Merger Subs than those included in the Commitment Letter (the “New Commitment Letter”). In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Commitment Letter (including, for the avoidance of doubt, the references in this Section 5.17) shall be deemed to include any New Commitment Letter, as applicable.

(d) Galaxy agrees to provide Mars and Holdco with such cooperation in connection with the arrangement of the financings contemplated by the Commitment Letter (including any New Commitment Letter) as may be reasonably requested by Mars, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using reasonable best efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting Mars in preparing offering memoranda, private placement memoranda and similar documents, (iv) using reasonable best efforts to obtain surveys and title insurance as may be reasonably requested by Mars, (v) reasonably facilitating the pledge of collateral and (vi) using reasonable best efforts to obtain consents to the collateral assignment, to be effective as of the Effective Time, of the real and personal property of Galaxy and its Subsidiaries in connection with the financing contemplated by the Commitment Letter or any New Commitment Letter. Galaxy shall also use reasonable best efforts to cause legal counsel to provide customary legal opinions and an independent auditor of Galaxy to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. Galaxy shall allow Mars representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to Galaxy and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of Galaxy and its Subsidiaries and (ii) neither Galaxy nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letter (including any New Commitment Letter) prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). Mars shall, promptly upon request by Galaxy, reimburse Galaxy for all out-of-pocket costs and fees and expenses of counsel incurred by Galaxy or any of its Subsidiaries in connection with such cooperation to the extent such actions shall have been requested by Mars, and, except in cases involving fraud or intentional misconduct or intentional misrepresentation on the part of Galaxy and its Subsidiaries, officers, directors, employees, agents and affiliates, Mars (or, after the Effective Time, Holdco) shall indemnify and hold harmless Galaxy and its Subsidiaries, officers, directors, employees, agents and affiliates against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, relating to or in connection with any acts or omissions, including the provision of information, requested by Mars under this Section 5.17(e).

Section 5.18 Tax-Free Qualification.

(a) Each of Mars, Holdco and the Merger Subs shall use its respective reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Mergers, taken together, to be treated as a transaction described in

Section 351 of the Code, (ii) cause the Mars Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) to obtain the opinion of counsel referred to in Section 6.3(d). Each of Mars, Holdco and the Merger Subs shall use its respective reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.18) that would prevent or impede (i) the Mergers, taken together. from being treated as a transaction described in Section 351 of the Code and (ii) the Mars Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Galaxy shall use its respective reasonable best efforts to, and cause each of its Subsidiaries to, (i) cause the Mergers, taken together, to be treated as a transaction described in Section 351 of the Code and (ii) to obtain the opinion of counsel referred to in Section 6.2(d). Each of Galaxy shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.18) that would prevent or impede the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties hereto shall report the Mergers for U.S. federal income tax purposes collectively as a transaction within the meaning of Section 351 of the Code.

(d) Promptly following the Closing, if the conditions set forth in Section 6.2(d) has been satisfied, Holdco shall file the opinion described in Sections 6.2(d) with the SEC by means of a post-effective amendment to the Registration Statement.

Section 5.19 Tax Representation Letters. Galaxy shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Heller Ehrman LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Galaxy, containing representations of Galaxy, and Mars shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Heller Ehrman LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Mars, containing representations of Mars, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.2(d) of this Agreement and Heller Ehrman LLP to render the opinion described in Section 6.3(d) of this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or waiver by Mars and Galaxy) at or prior to the Effective Time of the following conditions:

(a) The Galaxy Stockholder Approval shall have been obtained.

(b) The Mars Stockholder Approval shall have been obtained.

(c) No law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity shall be in effect (a “Restraint”), in each case which has the effect of making the Mergers illegal or otherwise enjoining or prohibiting the consummation of the Mergers.

(d) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Mergers shall have expired or been earlier terminated, any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the other applicable antitrust or competition laws and regulations listed on Schedule 6.1(d)-1 shall have expired or been earlier terminated, and the approvals listed on Schedule 6.1(d) have been received.

(e) The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(f) The shares of Holdco Common Stock issuable in the Mergers shall have been listed on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of Galaxy to Effect the Mergers. The obligation of Galaxy to effect the Mergers is further subject to the fulfillment (or waiver by Galaxy) of the following conditions:

(a) (i) The representations and warranties of Mars, Holdco and the Merger Subs set forth in Sections 4.1(a), 4.2 and 4.3(a) shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of Mars, Holdco and the Merger Subs set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Mars Material Adverse Effect.

(b) Mars, Holdco and the Merger Subs shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Mars shall have delivered to Galaxy a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Galaxy shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Galaxy, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described Section 351 of the Code. In rendering such opinion, counsel to Galaxy shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.19 of this Agreement.

Section 6.3 Conditions to Obligations of Mars, Holdco and the Merger Subs to Effect the Mergers. The obligations of Mars, Holdco and the Merger Subs to effect the Mergers are further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Galaxy set forth in Sections 3.1(a), 3.2 and 3.3(a) shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of Galaxy set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Galaxy Material Adverse Effect.

(b) Galaxy shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Galaxy shall have delivered to Mars a certificate, dated as of the Closing Date and signed by a officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Mars shall have received from Heller Ehrman LLP, counsel to Mars, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, (i) the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code and (ii) the Mars Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Mars shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.19.

Section 6.4 Frustration of Closing Conditions. None of the parties hereto may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of Galaxy of the matters presented in connection with the Mergers:

(a) by the mutual written consent of Galaxy and Mars;

(b) by either Galaxy or Mars, if (i) the Effective Time shall not have occurred on or before June 6, 2008 (the “End Date”), provided, that if by the End Date any of the conditions set forth in Section 6.1(c)-(e) shall not have been satisfied but all other conditions shall be satisfied (other than the conditions, which conditions remain capable of being satisfied, set forth in Sections 6.2(c), 6.2(d), 6.3(c) and 6.3(d)), the End Date may be extended by either Mars or Galaxy, in its discretion, by 3 months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided, however, that in the event that the Effective Time shall not have occurred on or before the End Date as a result of the failure of one or more of the persons obligated to provide a portion of the Financing (or Alternate Financing) to provide its respective portion of such financing and Mars shall not have breached its obligations under this Agreement other than its obligations to consummate the closing in accordance with Section 1.2 (a “Financing Failure”), then subject to clause (i) above, Mars may terminate this Agreement pursuant to this Section 7.1(b);

(c) by either Galaxy or Mars, if any Restraint permanently enjoining or otherwise prohibiting the consummation of the Mergers has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such Restraint;

(d) by either Galaxy or Mars, if the Galaxy Meeting (including any adjournments or postponements thereof) shall have concluded and the Galaxy Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by either Galaxy or Mars, if the Mars Meeting (including any adjournments or postponements thereof) shall have concluded and the Mars Stockholder Approval contemplated by this Agreement shall not have been obtained;

(f) by Galaxy, if Mars shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that Galaxy shall have given Mars written notice, delivered at least fifteen (15) days prior to such termination, stating Galaxy’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination (and such matter shall not have been cured); provided, however, that Galaxy shall not have a right to terminate this Agreement pursuant to this Section 7.1(f) if it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, further, however, that if at the time of any purported termination of this Agreement by Galaxy pursuant to this Section 7.1(f) due solely to a Financing Failure, Galaxy would also have had the right to terminate this Agreement pursuant to Section 7.1(i), then Galaxy shall be deemed to have terminated this Agreement pursuant to Section 7.1(i);

(g) by Mars, if Galaxy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Mars shall have given Galaxy written notice, delivered at least fifteen (15) days prior to such termination, stating Mars intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination (and such matter shall not have been cured); provided, however, that Mars shall not have a right to terminate this Agreement pursuant to this Section 7.1(g) if it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2;

(h) by Galaxy, prior to the receipt of the Galaxy Stockholder Approval, if (i) the Board of Directors of Galaxy has determined that it has received a Superior Proposal; (ii) Galaxy has notified Mars in writing of its intention to terminate this Agreement pursuant to this Section 7.1(h), and included with such notice the identity of the person making a Superior Proposal and a summary of the material terms of such proposal; (iii) Galaxy has offered to negotiate with Mars in good faith during the 48-hour period immediately following receipt by Mars of the notice referred to in clause (ii) above (to the extent Mars desires to negotiate) regarding adjustments in the terms and conditions of this Agreement; provided that any material change in the economic terms or closing conditions of such proposal shall extend such period by 24 hours from the time of receipt by Mars of notice of such change (if later than the time that such period would otherwise have ended); (iv) following such period referred to in clause (iii) above, and taking into account any revised proposal irrevocably and unconditionally committed to by Mars during such period, the Board of Directors or a committee thereof shall have determined in good faith and after consultation with its outside counsel and financial advisors that there is a Superior Proposal more favorable to the stockholders of Galaxy than the proposal committed to by Mars; (v) concurrently with such termination, Galaxy enters into a definitive agreement with respect to a Superior Proposal; and (vi) prior to or concurrently with such termination, Galaxy pays the Galaxy Termination Fee or, if such termination occurs other than during business hours on a Business Day, Galaxy provides to Mars a copy of irrevocable instructions to pay such amount no later than 9:00 a.m New York City time on the next succeeding Business Day;

(i) by Galaxy, if (i) the Mergers shall not have been consummated by the close of business (New York City time) on the fifth Business Day after the first date upon which all conditions set forth in Section 6.1 and Section 6.3 (other than Section 6.3(c)) are satisfied and (ii) at the time of such termination such conditions continue to be satisfied or any failure of such conditions to be satisfied is attributable to the fault of Mars, Holdco, or the Merger Subs;

(j) by Mars, if the Board of Directors of Galaxy or any committee thereof makes any Change of Galaxy Recommendation adverse to Mars, Holdco or the Merger Subs, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal (it being understood that the taking by Galaxy or any of its Representatives of any of the actions permitted by Section 5.3(b) shall not give rise to a right of termination pursuant to this Section 7.1(j)), in each case within 10 Business Days following such Change of Galaxy Recommendation, approval, endorsement, recommendation or proposal; and

(k) by Galaxy, if the Board of Directors of Mars or any committee thereof makes any Change of Mars Recommendation adverse to Galaxy or its shareholders, in each case within 10 Business Days following such Change of Mars Recommendation.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties hereto or their respective Subsidiaries or affiliates, except that the provisions of Section 5.2(b), Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that no such termination shall relieve any party from liability for damages for any fraud or willful or intentional breach of any provision of this Agreement (a “Fault Breach”). For avoidance of doubt, the failure of Mars to consummate the Mergers in accordance with Section 1.2 due solely to a Financing Failure, without any other willful or intentional breach of any of its obligations under this Agreement, shall not be deemed to be a Fault Breach hereunder.

Section 7.3 Expenses and Other Payments.

(a) If this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(d), then Galaxy shall pay to Mars a fee of $27,700,000 in cash (the “Galaxy Initial Termination Fee”), such payment to be made by wire transfer of immediately available funds, in the case of a termination by Mars, by the end of the second Business Day following such termination, and in the case of a termination by Galaxy, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Galaxy Initial Termination Fee promptly upon the opening of business on the next Business Day).

(b) If (i) (A) after the date of this Agreement, any Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Galaxy Meeting, (B) this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(d) and (C) concurrently with or within six (6) months after such termination, Galaxy shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; (ii) Galaxy shall have terminated this Agreement pursuant to Section 7.1(h); or (iii) Mars shall have terminated this Agreement pursuant to Section 7.1(j), then in any such event Galaxy shall pay to Mars a fee of $55,400,000 in cash (the “Galaxy Termination Fee”), less the amount, if any, of the Galaxy Initial Termination Fee previously paid, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Galaxy Termination Fee promptly upon the opening of business on the next Business Day), or in the case of clause (iii) above, by the end of the second Business Day following the termination of this Agreement,

(c) If this Agreement is terminated by Mars or Galaxy pursuant to Section 7.1(e), then Mars shall pay to Galaxy a fee of $27,700,000 in cash (the “Mars Initial Termination Fee”), such payment to be made by wire transfer of immediately available funds, in the case of a termination by Galaxy, by the end of the second Business Day following such termination, and in the case of a termination by Mars, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Mars Termination Fee promptly upon the opening of business on the next Business Day).

(d) If (i) this Agreement shall have been terminated by either Galaxy or Mars pursuant to Section 7.1(b) and, for purposes of this clause (i), at the time of such termination the conditions set forth in Section 6.1 and Sections 6.3(a) and 6.3(b) shall have been satisfied; (ii) (A) after the date of this Agreement, any Qualifying Transaction (substituting, for purposes of this Section 7.3(d) only, “Mars” for “Galaxy” in the definitions of “Qualifying Transaction” and “Alternative Proposal”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Mars Meeting, (B) Mars or Galaxy shall have terminated this Agreement pursuant to Section 7.1(e), and (C) concurrently with or within six (6) months after such termination, the Mars shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; or (iii) Galaxy shall have terminated this Agreement pursuant to Section 7.1(i) or 7.1(k), then in any such event Mars shall pay to Galaxy a fee of $55,400,000 (the “Mars Termination Fee”), less the amount, if any, of the Mars Initial Termination Fee previously paid, such payment to be made in the case of a termination by Mars in the circumstances contemplated by clause (i), concurrently with such termination, in the case of a termination by Galaxy in the circumstances contemplated by either clause (i) or (iii), within two (2) Business Days following the date of such termination, or in the case of clause (ii), upon consummation of the Qualifying Transaction.

(e) The parties agree that the agreements contained in this Section 7.3 and the payments contemplated thereby are an integral part of the Mergers and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. So long as Mars shall not have otherwise breached its obligations hereunder, if Mars fails to consummate the Mergers by the End Date due solely to a Financing Failure, the termination fees contemplated by Section 7.3(d)(i) and Section 7.3(d)(iii) (as it relates to a termination pursuant to Section 7.1(i)) shall represent the sole and exclusive remedy of Galaxy and its affiliates with respect to such Financing Failure. Following the receipt by a party of a termination fee pursuant to this Section 7.3, in each case to the extent such fee is or may be payable, the paying party shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the receiving party or their respective stockholders or affiliates (except in each case as contemplated by Section 7.3(b) or 7.3(d) in the period following the time at which the Galaxy Initial Termination Fee or the Mars Initial Termination Fee, as applicable, shall be paid pursuant to Section 7.3(a) or 7.3(c), respectively, and except in the event of a Fault Breach). Without limiting the provisions of Section 7.2, the obligations of Galaxy or Mars to pay any termination fee, in each case as applicable pursuant to the provisions of this Section 7.3, shall continue notwithstanding the termination of this Agreement or the occurrence of the End Date. In no event shall Galaxy be required to pay the Galaxy Initial Termination Fee, Galaxy be required to pay the Galaxy Termination Fee, Mars be required to pay the Mars Initial Termination Fee, or Mars be required to pay the Mars Termination Fee, as applicable, on more than one occasion. Notwithstanding anything to the contrary contained in this Section 7.3, if one party fails to pay promptly to the other any fee due under this Section 7.3, in addition to any amounts paid or payable pursuant to this Section 7.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime lending rate as reported in the Wall Street Journal, plus 2%, on the date such fee was required to be paid.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Mars.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement; provided, however, that Galaxy shall not be entitled to obtain any such injunction if the failure to consummate the Mergers in accordance with Section 1.2 was due solely to a Financing Failure. Without limiting the foregoing sentence and subject to the proviso therein, (x) Galaxy shall be entitled to an injunction or injunctions (i) to prevent breaches of this Agreement by Mars, Holdco or the Merger Subs or to enforce specifically those covenants of Mars, Holdco or the Merger Subs that require Mars, Holdco or the Merger Subs at all times prior to the termination of this Agreement in accordance with the terms and provisions hereof, to use reasonable best efforts to obtain the Financing contemplated by the Commitment Letter in accordance with the covenants set forth in Section 5.6 and Section 5.17; and (ii) to consummate the Mergers, subject to the terms of this Agreement; and (y) Mars shall be entitled to an injunction or injunctions (A) to prevent breaches of this Agreement by Galaxy or to enforce specifically those covenants of Galaxy that require Galaxy at all times prior to the termination of this Agreement in accordance with the terms and provisions hereof, to use reasonable best efforts to satisfy the conditions to Closing pursuant to Section 5.6 and (B) to consummate the Mergers, subject to the terms of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Mars, Holdco or the Merger Subs:

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95052

Facsimile: (408) 567-1807

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Facsimile: (650) 324-6635

Attention: Jon E. Gavenman

To Galaxy:

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

Facsimile: (323) 817-4720

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Galaxy Common Stock, Galaxy Restricted Shares, Galaxy Stock-Based Awards, Galaxy Options, Mars Common Stock, Mars Restricted Shares, Mars Options and purchase rights under the Mars ESPP as of the Effective Time) and Section 5.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Galaxy Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or the Nasdaq Global Select Market require further approval of the stockholders of Galaxy, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Galaxy; and provided further, however, that after receipt of the Mars Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or the Nasdaq Global Select Market require further approval of the stockholders of Mars, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Mars. Notwithstanding the foregoing, no failure or delay by Galaxy or Mars in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein, whenever the context so requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” has the meaning set forth in Section 5.9(b).

“affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Cash Consideration” means $1,547,000,000 less (i) the product of (A) the number of Dissenting Shares (determined as of the Effective Time based upon those shareholders who have filed written objections to the Galaxy Merger or the Agreement, setting out that such shareholders’ right to dissent will be exercised if the Galaxy Merger is effective) and (B) the Per Share Cash Consideration less (ii) the aggregate amount of all Option and Stock-Based Consideration payable in the Mergers pursuant to Section 2.4(a) and Section 2.4(c) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 5.17(c).

“Alternative Proposal” has the meaning set forth in Section 5.3(f).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Bonus Plan” has the meaning set forth in Section 5.5(c).

“Book-Entry Shares” has the meaning set forth in Section 2.3(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(c).

“Cash Designated Shares” has the meaning set forth in Section 2.1(e).

“Cash Election Shares” has the meaning set forth in Section 2.1(e).

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.3(a).

“Change of Galaxy Recommendation” has the meaning set forth in Section 5.3(c).

“Change of Mars Recommendation” has the meaning set forth in Section 5.4(f).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Commitment Letter” has the meaning set forth in Section 4.24(a).

“Confidentiality Agreements” has the meaning set forth in Section 5.2(b).

“Current Policies” has the meaning set forth in Section 5.9(c).

“D&O Tail” has the meaning set forth in Section 5.9(c).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(g).

“Effective Time” has the meaning set forth in Section 1.3.

“Election Deadline” has the meaning set forth in Section 2.1(e).

“Election Form” has the meaning set forth in Section 2.1(e).

“Election Form Record Date” has the meaning set forth in Section 2.1(e).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.23(c).

“ERISA” has the meaning set forth in Section 3.8(a).

“ERISA Affiliate” has the meaning set forth in Section 3.8(c).

“Excess Severance Payment” has the meaning set forth in Section 5.1(b)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means 0.2548 Holdco Shares per Galaxy Share.

“Fault Breach” has the meaning set forth in Section 7.2.

“Filings” has the meaning set forth in Section 3.11(b).

“Financing” has the meaning set forth in Section 4.24(a).

“Financing Failure” has the meaning set forth in Section 7.1(b).

“GAAP” means United States generally accepted accounting principles.

“Galaxy” has the meaning set forth in the Preamble.

“Galaxy Benefit Plans” has the meaning set forth in Section 3.8(a).

“Galaxy Common Stock” has the meaning set forth in Section 2.1(a).

“Galaxy Certificate of Merger” has the meaning set forth in Section 1.3.

“Galaxy Confidentiality Agreement” has the meaning set forth in Section 5.2(b)

“Galaxy Consideration” has the meaning set forth in Section 2.1(a).

“Galaxy Disclosure Schedule” has the meaning set forth in Article III.

“Galaxy Employee” has the meaning set forth in Section 5.5(a).

“Galaxy Foreign Plan” has the meaning set forth in Section 3.8(a).

“Galaxy Initial Termination Fee” has the meaning set forth in Section 7.3(a).

“Galaxy Insurance Policies” has the meaning set forth in Section 3.22(a).

“Galaxy Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Galaxy Meeting” has the meaning set forth in Section 5.4(c).

“Galaxy Meeting Original Date” has the meaning set forth in Section 5.4(d).

“Galaxy Merger” has the meaning set forth in the Recitals.

“Galaxy Merger Sub” has the meaning set forth in the Preamble.

“Galaxy Permits” has the meaning set forth in Section 3.7(b).

“Galaxy Preferred Stock” has the meaning set forth in Section 3.2(a).

“Galaxy Recommendation” has the meaning set forth in Section 3.3(a)(iii).

“Galaxy Restricted Shares” has the meaning set forth in Section 2.4(b).

“Galaxy SEC Documents” has the meaning set forth in Section 3.4(a).

“Galaxy Share” has the meaning set forth in Section 2.1(a).

“Galaxy Specified Approvals” has the meaning set forth in Section 3.3(b).

“Galaxy Specified Contract” has the meaning set forth in Section 3.19(a).

“Galaxy Stock-Based Award” has the meaning set forth in Section 2.4(c).

“Galaxy Stock Options” has the meaning set forth in Section 2.4(a).

“Galaxy Stock Plans” has the meaning set forth in Section 2.4(a).

“Galaxy Stockholder Approval” has the meaning set forth in Section 3.18.

“Galaxy Surviving Corporation” has the meaning set forth in Section 1.1.

“Galaxy Termination Fee” has the meaning set forth in Section 7.3(b).

“Galaxy Voting and Support Agreement” has the meaning set forth in the Recitals.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“HLHZ” has the meaning set forth in Section 4.16.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Common Stock” has the meaning set forth in Section 2.1(a).

“Holdco Share” has the meaning set forth in Section 2.1(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.11(a).

“J.P. Morgan” has the meaning set forth in Section 4.16.

“knowledge” means (a) with respect to Mars, the actual knowledge of the individuals listed on Section 8.14(a) of the Mars Disclosure Schedule or the knowledge that any such individual could obtain by reasonable inquiry and (b) with respect to Galaxy, the actual knowledge of the individuals listed on Section 8.14(b) of the Galaxy Disclosure Schedule or the knowledge that any such individual could obtain by reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Galaxy or any of Galaxy’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Mailing Date” has the meaning set forth in Section 2.1(e).

“Mars” has the meaning set forth in the Preamble.

“Mars Benefit Plans” has the meaning set forth in Section 4.8(a).

“Mars Certificate of Merger” has the meaning set forth in Section 1.3.

“Mars Certificates” has the meaning set forth in Section 2.3(a).

“Mars Common Stock” has the meaning set forth in Section 2.2(a).

“Mars Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Mars Consideration” has the meaning set forth in Section 2.2(a).

“Mars Disclosure Schedule” has the meaning set forth in Article IV.

“Mars ESPP” has the meaning set forth in Section 2.5(c).

“Mars Foreign Plan” has the means set forth in Section 4.8(a).

“Mars Initial Termination Fee” has the meaning set forth in Section 7.3(c).

“Mars Insurance Policies” has the meaning set forth in Section 4.21(a).

“Mars Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Mars Meeting” has the meaning set forth in Section 5.4(e).

“Mars Meeting Original Date” has the meaning set forth in Section 5.4(f).

“Mars Merger” has the meaning set forth in the Recitals.

“Mars Merger Sub” has the meaning set forth in the Preamble.

“Mars Permits” has the meaning set forth in Section 4.7(b).

“Mars Preferred Stock” has the meaning set forth in Section 4.2(a).

“Mars Recommendation” has the meaning set forth in Section 4.3(a).

“Mars Restricted Shares” has the meaning set forth in Section 2.5(b).

“Mars SEC Documents” has the meaning set forth in Section 4.4(a).

“Mars Share” has the meaning set forth in Section 2.2(a).

“Mars Specified Approvals” has the meaning set forth in Section 4.3(b)(vi).

“Mars Specified Contract” has the meaning set forth in Section 4.18(a).

“Mars Stock Options” has the meaning set forth in Section 2.5(a).

“Mars Stock Plans” has the meaning set forth in Section 2.5(a).

“Mars Stockholder Approval” has the meaning set forth in Section 4.17.

“Mars Termination Fee” has the meaning set forth in Section 7.3(d).

“Mars Surviving Corporation” has the meaning set forth in Section 1.1.

“Materials of Environmental Concern” has the meaning set forth in Section 3.23(c).

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“New Commitment Letter” has the meaning set forth in Section 5.17(c).

“New Plans” has the meaning set forth in Section 5.5(b).

“No Election Shares” has the meaning set forth in Section 2.1(e)(ii).

“Option and Stock-Based Consideration” has the meaning set forth in Section 2.4(c).

“Option Consideration” has the meaning set forth in Section 2.4(a).

“Per Share Cash Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) which is disclosed on or reserved against in the most recent consolidated balance sheet of Galaxy or notes thereto (or securing liabilities reflected on such balance sheet) or (E) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Galaxy.

“person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Qualifying Transaction” has the meaning set forth in Section 7.3(b).

“Reference Date” has the meaning set forth in Section 3.6(a).

“Registration Statement” has the meaning set forth in Section 3.11(b).

“Representatives” has the meaning set forth in Section 5.2(a).

“Restraint” has the meaning set forth in Section 6.1(c).

“Rights” means the preferred stock purchase rights outstanding pursuant to the Rights Agreement.

“Rights Agreement” has the meaning set forth in Section 3.2(b)(ii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Designated Shares” has the meaning set forth in Section 2.1(e).

“Stock Election Shares” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Corporations” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.13(b)(ii).

“Taxes” has the meaning set forth in Section 3.13(b)(i).

“Termination Date” has the meaning set forth in Section 5.1(a).

“UBS” has the meaning set forth in Section 3.17.

“WARN Act” has the meaning set forth in Section 3.8(g).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MACROVISION CORPORATION

By:	/s/ FRED AMOROSO
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

SATURN HOLDING CORP

By:	/s/ FRED AMOROSO
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

GALAXY MERGER SUB, INC.

By:	/s/ FRED AMOROSO
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

MARS MERGER SUB, INC.

By:	/s/ FRED AMOROSO
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ RICHARD BATTISTA
Name:	Richard Battista
Title:	Chief Executive Officer

Annex B

Company Voting and Support & Registration Rights Agreement

COMPANY VOTING AND SUPPORT & REGISTRATION RIGHTS AGREEMENT, dated as of December 7, 2007, (this “Agreement”), by and among Saturn Holding Corp (“Holdco”), a Delaware corporation, Macrovision Corporation (“Mars”), a Delaware corporation and News Corporation, a Delaware corporation (the “Shareholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof, by and among Holdco, Mars, Gemstar-TV Guide International, Inc. (“Galaxy”), Mars Merger Sub and Galaxy Merger Sub (the “Merger Agreement”).

W I T N E S S E T H:

WHEREAS, Holdco, Mars, Galaxy, Mars Merger Sub and Galaxy Merger Sub are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Mars Merger Sub will be merged with and into Mars (the “Mars Merger”), with Mars surviving the Mars Merger as a wholly owned direct subsidiary of Holdco, and on which immediately following the Mars Merger, Galaxy Merger Sub will be merged with and into Galaxy (the “Galaxy Merger”), with Galaxy surviving the Galaxy Merger as a wholly owned direct subsidiary of Holdco (the Mars Merger and the Galaxy Merger, together, the “Mergers”).

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of 174, 931, 474 Galaxy Shares (the “Existing Shares”).

WHEREAS, Mars has required, as an inducement to Holdco, Mars, Galaxy, Mars Merger Sub and Galaxy Merger Sub entering into the Merger Agreement, that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until this Agreement is terminated pursuant to Section 4.1, at the Galaxy Meeting or any other meeting of the stockholders of Galaxy, however called, or in connection with any written consent of the stockholders of Galaxy, in each case relating to any proposed action by the stockholders of Galaxy with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), the Shareholder shall:

(a) appear at each such Voting Event or otherwise cause the Existing Shares and any voting securities of Galaxy acquired by the Shareholder after the date hereof and prior to the record date of such Voting Event (together with the Existing Shares, the “Voting Shares”) owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Voting Shares (i) in favor of adoption of the Merger Agreement and any other transactions and other matters specifically contemplated by the Merger Agreement and (ii) against any action or agreement submitted for adoption of the stockholders of Galaxy that, to the Shareholder’s knowledge, would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Galaxy contained in the Merger Agreement or of the Shareholder contained in this Agreement.

1.2 No Obligation as Director. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of the Shareholder in his or her capacity as a director of Galaxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to each of Mars and Holdco as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming this Agreement constitutes the valid and binding agreement of each of Holdco and Mars, constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Ownership. As of the date hereof, the number of Shares beneficially owned by the Shareholder is noted in the Recitals to this Agreement. The Existing Shares are, and the Voting Shares will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares are the only Shares held of record or beneficially owned by the Shareholder. Subject to Section 3.1, the Shareholder has and will have at all times through the time of any Voting Event sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Voting Shares at the time of any Voting Event, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares, free and clear of any Liens and the Shareholder will have good title to such Voting Shares as of the time of any Voting Event, free and clear of any Liens. The Shareholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Shareholder, if any, are revocable, and have been revoked.

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of the Shareholder, (ii) contravene or conflict with or constitute a violation by Shareholder of any provision of any Law binding upon or applicable to the Shareholder or any of its properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Galaxy or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Shareholder, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to materially impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.2 Representations and Warranties of Mars and Holdco. Each of Mars and Holdco hereby represents and warrants to the Shareholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by each of Mars and Holdco and, assuming this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of each of Mars and Holdco, enforceable against each of Mars and Holdco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation. The execution and delivery of this Agreement by Mars and Holdco does not, and the performance by Mars and Holdco of their respective obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Mars or Holdco, respectively, (ii) contravene or conflict with or constitute a violation by Mars or Holdco of any provision of any Law binding upon or applicable to Mars or Holdco, respectively, or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Mars or Holdco or result in the creation of any Lien (other than Permitted Liens and as contemplated by the Commitment Letter) upon any of the properties or assets of Mars or Holdco, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to materially impair the ability of Mars or Holdco to perform its respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS; REGISTRATION RIGHTS

3.1 Further Agreements of the Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Voting Shares, or any interest therein, provided, that notwithstanding the foregoing, the Shareholder may Transfer any Voting Shares to any transferee or transferees if (i) Shareholder retains direct or indirect sole voting control over such Transferred Voting Shares through the term of this Agreement; or (ii) as a condition to such transfer, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement.

(a) In case of a stock dividend or distribution of voting securities of Galaxy, or any change in the Galaxy Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of Galaxy and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

(b) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 5.3(a) of the Merger Agreement if engaged in by Galaxy.

(c) The Shareholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Shareholder contained in this Agreement inaccurate in any material respect. The Shareholder further agrees that it shall use its reasonable best efforts to cooperate with Galaxy to effect the transactions contemplated hereby including the Mergers.

3.2 Registration Rights. Holdco hereby acknowledges and agrees that, subject to the Effective Time having occurred, and from and after the Effective Time and until the earlier of (x) the fifth (5th) anniversary of the Effective Time and (y) the date upon which the Shareholder and each member of “the News Group” (as defined in that certain Stockholders’ Agreement, dated October 4, 1999, among The News Corporation Limited, Liberty Media Corporation, Henry C. Yuen and Gemstar International Group Limited, as amended (the “Stockholders’ Agreement”) shall have transferred to one or more third parties all of the Holdco Shares received by the Shareholder in the Mergers, the Shareholder shall be entitled to exercise all rights granted to “the News Stockholder” and “the News Group” under Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of the Stockholders’ Agreement (the “Registration Rights Provisions”), Holdco shall be bound by the terms of the Registration Rights Provisions with respect to Shareholder and its “Controlled Related Parties” (as defined in the Stockholders’ Agreement) only, with all references thereunder to “the Corporation” being deemed to be references to Holdco, all references thereunder to “the News Stockholder” being deemed to be references to the Shareholder and all references thereunder to “Common Stock” being deemed to be references to Holdco Shares received by the Shareholder in the Mergers, and the other provisions of the Stockholders’ Agreement shall remain in effect, and shall be deemed to be amended, solely to the extent necessary to give effect to the foregoing; provided, however, that notwithstanding anything to the contrary in this Agreement, Holdco hereby acknowledges and agrees that, from and after the Effective Time, the final sentence of Section 5.1(a) of the Registration Rights Provisions shall be of no further force and effect. Holdco hereby acknowledges and agrees that in the event Holdco or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger and some or all of the consideration received by Holdco stockholders in such transaction is stock consideration, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 3.2.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the receipt of the Galaxy Stockholder Approval, (b) any Change of Galaxy Recommendation, (c) the date of any change or amendment to the Merger Agreement that (i) results in any decrease in the Per Share Cash Consideration or the Per Share Stock Consideration, (ii) materially and adversely affects the Shareholder’s interest in the Voting Shares or (iii) would materially delay the consummation of the Mergers and (d) the termination of the Merger Agreement pursuant to its terms; provided, however, that, notwithstanding the receipt of the Galaxy Stockholder Approval, the covenants and agreements contained in Section 3.2 and the provisions of this Article IV shall survive any termination of this Agreement pursuant to clause (a) of this Section 4.1 and shall continue to be binding upon the parties hereto unless and until the Merger Agreement shall be terminated in accordance with its terms prior to the occurrence of the Effective Time. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Holdco or Mars any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Shareholder, and Holdco or Mars shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Galaxy or exercise any power or authority to direct the Shareholder in the voting of any of the Voting Shares, except as otherwise provided herein.

4.4 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) (a) if to Holdco or Mars, at the address set forth in Section 8.7 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 8.7 of the Merger Agreement at the address set forth therein), and (b) if to the Shareholder:

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Attention: General Counsel

Facsimile: (212) 768-9896

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:        Lou R. Kling, Esq.

                          Howard L. Ellin, Esq.

Telephone:      (212) 735-3000

Facsimile:         (212) 735-2000

4.5 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

4.6 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

4.7 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that Galaxy shall be deemed to be a third-party beneficiary of the Shareholder’s obligations under Sections 1.1 and 3.1 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the

State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.9 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 4.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

4.10 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

4.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MACROVISION CORPORATION

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

SATURN HOLDING CORP

By:	/s/ Fred Amoroso
Name:	Fred Amoroso
Title:	President and Chief Executive Officer

NEWS CORPORATION

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	SVP

Received and acknowledged as of the date first above written:

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Richard Battista
Name:	Richard Battista
Title:	Chief Executive Officer

Signature Page to Voting and Support Agreement

Annex C

December 6, 2007

The Board of Directors

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Macrovision Corporation (the “Company”) of the Consideration (as defined below) to be paid by Saturn Holding Corp, a wholly owned subsidiary of the Company (“Holdco”), in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Mergers, dated as of December 5, 2007 (the “Agreement”), among the Company, Holdco, Mars Merger Sub, Inc., a wholly owned subsidiary of Holdco (“Mars Merger Sub”), Galaxy Merger Sub, Inc., a wholly owned subsidiary of Holdco (“Galaxy Merger Sub”), and Gemstar-TV Guide International, Inc. (the “Merger Partner”). Pursuant to the Agreement, Mars Merger Sub will be merged with and into the Company and Galaxy Merger Sub will be merged with and into the Merger Partner, as a result of which the Company and the Merger Partner will become wholly owned subsidiaries of Holdco (the “Transaction”). In the Transaction, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into one share of common stock, par value $0.001 per share (the “Holdco Common Stock”) of Holdco, and each outstanding share of common stock, par value $0.01 per share (the “Merger Partner Common Stock”), of the Merger Partner, other than shares of Merger Partner Common Stock held in treasury or owned by the Company, will be converted into, at the election of the holder of such share, either (i) $6.35 in cash (the “Cash Consideration”) or (ii) a number of shares of Holdco Common Stock equal to the Exchange Ratio (as defined in the Agreement) (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”). The right of each holder of Merger Partner Common Stock to specify the number of such shares of Merger Partner Common Stock with respect to which such holder elects to receive the Stock Consideration and the number of such shares of Merger Partner Common Stock with respect to which such holder elects to receive the Cash Consideration is subject to procedures and limitations contained in the Agreement, including that the aggregate Cash Consideration to be paid by Holdco will equal $1,547 million less (i) the product of (A) the number of Dissenting Shares (as defined in the Agreement) and (B) the Cash Consideration less (ii) the aggregate amount of all Option and Stock-Based Consideration (as defined in the Agreement) payable in the Transaction.

In arriving at our opinion, we have (i) reviewed a draft dated December 5, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by Holdco in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We are expressing no opinion herein as to the price at which the Holdco Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company and its affiliates, all for customary compensation. Specifically, in August 2006, we acted as sole book-running manager and stabilization agent for the Company’s $240 million convertible senior notes issuance. Please be advised that we and our affiliates have provided in the past, and may continue to provide, investment banking services to News Corporation, a 41% owner of the Merger Partner, and certain of its subsidiaries. Specifically, we acted as financial advisor to News Corporation on several transactions, including the following: (i) $6.0 billion exchange for the publicly-held interest in Fox Entertainment Group (March 2005), (ii) $580 million acquisition of Intermix Media, Inc. (July 2005), (iii) agreement to swap its stake in DirecTV and other assets in exchange for Liberty Media Corporation’s stake in News Corporation (December 2006) and (iv) $5.6 billion acquisition of Dow Jones & Company (August 2007). In addition, we acted as co-arranger for News Corporation’s $2.25 billion 5-year revolving credit facility (May 2007) and sole bookrunning manager for the $1.25 billion senior notes issuance (November 2007). Finally, we and certain of our affiliates are arranging and providing a portion of the financing being utilized by Holdco to effect the Transaction. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, News

Corporation or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by Holdco in the proposed Transaction is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

U907722

Annex D

December 6, 2007

Board of Directors

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Dear Members of the Board of Directors:

We understand that Macrovision Corporation ( “Mars”), Saturn Holding Corp, a direct wholly-owned subsidiary of Mars (“Holdco”), Mars Merger Sub, Inc., a direct wholly-owned subsidiary of Holdco (“Mars Merger Sub”), Galaxy Merger Sub, Inc., a direct wholly-owned subsidiary of Holdco (“Galaxy Merger Sub”) and Gemstar-TV Guide International Inc. (“Galaxy”), propose to enter into the Merger Agreement (defined below) pursuant to which (and subject to and as more fully described in the provisions of the Merger Agreement), among other things, Mars Merger Sub will be merged with and into Mars and Galaxy Merger Sub will be merged with and into Galaxy (such merger of Galaxy and Galaxy Merger Sub and the merger of Mars and Mars Merger Sub, collectively, the “Transaction”). We understand further that in connection with the Transaction, (i) each outstanding share of common stock, par value $0.001 per share, of Mars (“Mars Common Stock”) will be converted into the right to receive one share of common stock, par value $0.001 per share, of Holdco (“Holdco Common Stock”) and (ii) each outstanding share of common stock, par value $0.01 per share, of Galaxy (“Galaxy Common Stock”), other than Dissenting Shares and Cancelled Shares (each as defined in the Merger Agreement), will be converted into the right to receive either 0.2548 of a share of Holdco Common Stock or $6.35 in cash, with the aggregate cash amount to be paid to holders of Galaxy Common Stock in the Transaction and the aggregate number of shares of Holdco Common Stock to be issued to holders of Galaxy Common Stock in the Transaction to be determined as set forth in the Merger Agreement (such aggregate cash amount and aggregate number of shares of Holdco Common Stock, collectively, the “Galaxy Merger Consideration”).

You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (this “Opinion”) as to whether, as of the date hereof, the Galaxy Merger Consideration to be paid in the Transaction is fair to Mars from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed Galaxy’s annual reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and Galaxy’s quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007;

2.	reviewed Mars’ annual reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004, and quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007;

3.	spoken with certain members of the management of Galaxy regarding the operations, financial condition, future prospects and projected operations and performance of Galaxy and the Transaction, and spoken with representatives of Galaxy’s independent accounting firm, investment bankers and counsel regarding Galaxy, the Transaction and related matters;

4.	spoken with certain members of the management of Mars regarding the operations, financial condition, future prospects and projected operations and performance of Mars and the Transaction, and spoken with representatives of Mars’ independent accounting firm, investment bankers and counsel regarding Mars, the Transaction and related matters;

5.	reviewed drafts of the Agreement and Plan of Mergers, to be dated as of December 6, 2007 by and among Galaxy, Mars, Holdco, Mars Merger Sub and Galaxy Merger Sub (the “Merger Agreement”);

6.	reviewed financial forecasts and projections prepared by the managements of Galaxy and Mars, respectively, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects, strategic benefits and other synergies expected by the management of Mars to result from the Transaction (the “Synergies”), as well as financial forecasts and projections that are publicly available with respect to Galaxy and Mars for the fiscal years ended December 31, 2007 and 2008, and discussed all of the foregoing forecasts and projections with the managements of Galaxy and Mars, respectively;

7.	reviewed the historical market prices and trading volume for Galaxy’s and Mars’ publicly traded securities for the past five years;

8.	reviewed certain other financial data for certain companies that we deemed relevant and transaction prices and premiums paid in other change of control transactions that we deemed relevant, including for companies in related industries to Galaxy and Mars; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of Galaxy and Mars have advised us, and we have assumed, that the financial forecasts and projections prepared by the managements of Galaxy and Mars, respectively, and reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of Galaxy and Mars, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. With respect to the publicly available financial forecasts and projections for Galaxy and Mars referred to above, we have reviewed and discussed such forecasts with the managements of Galaxy and Mars and have assumed, with your consent, that such forecasts and projections represent reasonable estimates and judgments of the future financial results and condition of Galaxy and Mars, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. Furthermore, upon the advice of the management of Mars, we have assumed that the analyses and forecasts with respect to the Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Mars and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such analyses, forecasts or Synergies or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Galaxy or Mars since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which Galaxy or Mars is a party (other than as specifically described herein with respect to the Transaction). We also have relied upon, without independent verification, the assessment of the management of Mars of: (i) Galaxy’s existing technology, products and services; and (ii) the validity of, and risks associated with, Galaxy’s existing and future technologies, products, services and intellectual property. In addition, we have relied upon, without independent verification, the assessment of the management of Mars as to their ability to integrate the businesses of Galaxy and Mars.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 5 above and all other related documents and instruments that are referred to therein are and will remain true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We have also assumed, with your consent, that the Transaction, with both mergers taken together, will be treated as a transaction described in Section 351 of the Code and the regulations promulgated thereunder, and that the merger of Mars and Mars Merger Sub will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Galaxy or Mars, or otherwise have an adverse effect on Galaxy or Mars or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the draft Merger Agreement will not differ in any material respect from the last draft provided to us on December 5, 2007.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Galaxy, Mars or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Galaxy or Mars is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Galaxy or Mars is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise Mars’ Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion based on events occurring or facts and circumstances existing after the date hereof, or otherwise comment on or consider events occurring or facts and circumstances existing after the date hereof. We are not expressing any opinion as to what the value of Holdco Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Holdco Common Stock, Mars Common Stock or Galaxy Common Stock may trade at any time.

This Opinion is furnished for the use and benefit of Mars’ Board of Directors in connection with its consideration of the Transaction. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to Mars’ Board of Directors, any security holder of Mars or any other person as to how to act or vote with respect to any matter relating to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made, without the prior review and written approval of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Galaxy, Mars or any other party that may be involved in the Transaction and their respective affiliates or any security that may be involved in the Transaction. Mars has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for and exculpate us and certain related parties from certain liabilities arising out of our engagement.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and other financial services to Galaxy, for which Houlihan Lokey has received, and may receive, compensation. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to Galaxy in the future, for which Houlihan Lokey and such affiliates may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of Mars to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (other than the Galaxy Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction (other than the Galaxy Merger Consideration to the extent expressly specified herein), or the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of Mars, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Mars or the effect of any other transaction in which Mars might engage, (v) the tax or legal consequences of the Transaction to Galaxy, Mars, their respective security holders or any other party, (vi) the solvency, creditworthiness or fair value of Galaxy or Mars under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters or (vii) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of Mars, any class of such persons or any other party, relative to the compensation to or consideration payable to or received by the public shareholders of Mars or any other party in connection with the Transaction or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by Galaxy and Mars and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Galaxy, Mars and the Transaction.

The substance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Galaxy Merger Consideration to be paid in the Transaction is fair to Mars from a financial point of view.

Very truly yours,

/s/ HOULIHAN LOKEY HOWARD & ZUKIN

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

Annex E

December 6, 2007

The Board of Directors

Gemstar-TV Guide International, Inc.

6922 Hollywood Blvd.

Los Angeles, CA 90028

Dear Members of the Board:

We understand that Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), is considering a transaction (the “Transaction”) whereby the Company will enter into a business combination with Macrovision Corporation, a Delaware corporation (“Macrovision”), as a result of which the Company and Macrovision will become wholly-owned subsidiaries of Saturn Holding Corp (“Holdco”), a Delaware corporation and a holding company formed by Macrovision. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of December 4, 2007, by and among Macrovision, Holdco, Mars Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Mars Merger Sub”), Galaxy Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Galaxy Merger Sub,”), and the Company (the “Merger Agreement”), the Company and Macrovision will undertake a series of transactions whereby the Company and Macrovision will become direct wholly owned subsidiaries of Holdco (the “Transaction”). Pursuant to the terms of the Merger Agreement, (i) each share of outstanding common stock of the Company, par value $.01 per share (such shares, collectively, “Company Common Stock,” and each, a “Company Share”), will be converted into the right to receive either (x) 0.2548 fully paid and non-assessable common shares, par value $.001 per share, of Holdco (such shares, collectively, “Holdco Common Stock,” and each, a “Holdco Share”) (the “Per Share Stock Consideration”) or (y) $6.35 in cash (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Consideration”), as determined in accordance with the Merger Agreement; and (ii) each share of outstanding common stock of Macrovision, par value $0.001 per share (such shares, collectively, the “Macrovision Common Stock,”), will be converted into the right to receive one Holdco Share.

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than News Corporation and its affiliates) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or Macrovision and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s

[UBS Logo]

underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction. We express no opinion as to what the value of Holdco Common Stock will be when issued pursuant to the Transaction or the prices at which Company Common Stock, Macrovision Common Stock or Holdco Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Holdco, Macrovision, the Company and/or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Macrovision; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Macrovision that were provided to us by the management of Macrovision and not publicly available, including financial forecasts and estimates prepared by the management of Macrovision; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iv) reviewed certain estimates of synergies prepared by the management of Macrovision that were provided to us by the management of Macrovision and not publicly available; (v) conducted discussions with members of the senior managements of the Company and Macrovision concerning the businesses and financial prospects of the Company, Macrovision and Holdco; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Company Common Stock and Macrovision Common Stock; (ix) considered certain pro forma effects of the Transaction on Macrovision’s financial statements; (x) reviewed the Merger Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Macrovision, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective company and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

[UBS Logo]

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than News Corporation and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

Annex F

CERTIFICATE OF INCORPORATION

OF

SATURN HOLDING CORP

ARTICLE I

The name of this Corporation is Saturn Holding Corp (the “Corporation”).

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock”. The total number of shares which the Corporation is authorized to issue is two hundred fifty-five million (255,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, par value One Tenth of One Cent ($0.001) per share (the “Common Stock”), and five million (5,000,000) shares shall be Preferred Stock, par value One Tenth of One Cent ($0.001) per share (the “Preferred Stock”).

(B) Powers, Preferences, Rights Qualifications, Limitations and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

(A) Exculpation.

(1) California. Prior to the date upon which the Corporation is no longer subject to Section 2215 of the California Corporations Code (the “Record Date”), and to the extent California law applies, the liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(2) Delaware. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(B) Indemnification.

(1) California. Prior to the Record Date and to the extent California law applies, this corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law. Moreover, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporation Code) through Bylaw provisions, agreements with agents, vote of shareholders of disinterested directors or otherwise, in excess of indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to the corporation and its shareholders.

(2) Delaware. To the extent permitted by applicable law, this corporation is also authorized to provide (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

(C) Effect of Repeal or Modification. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors; provided, however, that Bylaws shall not be adopted, changed or repealed by the stockholders of the corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

ARTICLE VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the corporation, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors shall be required to add an article to this Certificate of Incorporation imposing cumulative voting in the election of directors, or to amend, alter or repeal any provision of Articles III, IV, V, VI, VII, VIII or IX of this Certificate of Incorporation.

ARTICLE X

In addition to any affirmative vote required by law, any business combination (as hereinafter defined) shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law. The “business combination” as used in this Article shall mean any transaction which is referred to in any one or more of the following clauses (A) through (C):

(A) any merger or consolidation of the Corporation in which the Corporation is not the surviving entity, or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or

(C) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation.

ARTICLE XI

The name and mailing address of the incorporator are as follows:

Jon Gavenman

275 Middlefield Road

Menlo Park, California 94025

Executed this 4th day of December, 2007.

/s/ Jon Gavenman
Jon Gavenman, Incorporator

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

SATURN HOLDING CORP

The undersigned hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Saturn Holding Corp, a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on December 4, 2007.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation’s Certificate of Incorporation to read in its entirety as follows:

“The name of this Corporation is Macrovision Solutions Corporation (the “Corporation”).”

4. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and sole stockholder in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed at Santa Clara, Santa Clara County on January 11, 2008.

/s/ Fred J. Amoroso
Fred Amoroso, President and Chief Executive Officer

Annex G

BYLAWS

OF

MACROVISION SOLUTIONS CORPORATION

Annex G

G-i

G-ii

BYLAWS

OF

MACROVISION SOLUTIONS CORPORATION

ARTICLE I

OFFICES

1.1 Principal Office. The Board of Directors shall fix the location of the principal executive office of the corporation at any place within or outside the State of Delaware.

1.2 Other Offices. The Board of Directors may at any time establish branch or subordinate offices at any place or places where the corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

2.2 Annual Meetings of Stockholders. The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. At each annual meeting, directors shall be elected, and any other proper business may be transacted.

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the date specified in the corporation’s proxy statement release to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph. The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph, and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

Only persons who are nominated in accordance with the procedures set forth in this paragraph shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of the second paragraph of this Section. Timely notice shall also be given of any stockholder’s intention to cumulate votes in the election of Directors at a meeting if cumulative voting is available. Such stockholder’s notice shall set forth (i) as to each persons, if any, whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, if any, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a Director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to the second paragraph of this Section and, if cumulative voting is available to such stockholder, whether such stockholder intends to request cumulative voting in the election of Directors at the meeting. At the request of the Board of Directors, any person nominated by a stockholder for election as a Director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this paragraph. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

2.3 Special Meetings. A special meeting of the stockholders may be called at any time by the Board of Directors, or by the Chairman of the Board, or by the President, or by one or more stockholders holding shares in the aggregate entitled to cast not less than twenty percent (20%) of the entire capital stock of the corporation issued and outstanding and entitled to vote.

If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the time of such meeting and the nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation. The officer receiving such request forthwith shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.04 and 2.05, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.03 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.05 not less than ten (10) nor more than sixty (60) days before the date of the meeting being noticed. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of the annual meeting those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees which, at the time of the notice, management intends to present for election.

If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 144 of the General Corporation Law of Delaware, (ii) an amendment of the Articles of Incorporation, pursuant to Section 242 of such Law, (iii) a reorganization of the corporation, pursuant to Section 251 of such Law, (iv) a voluntary dissolution of the corporation, pursuant to Section 275 of such Law, the notice shall also state the general nature of such proposal.

2.5 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the stockholder at the address of such stockholder appearing on the books of the corporation or given by the stockholder to the corporation for the purpose of notice. If no such address appears on the corporation’s books or has been so given, notice shall be deemed to have been given if sent by first-class mail or telegraphic or other written communication to the corporation’s principal executive office, or if published at least once in a newspaper of general circulation in the county where such office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

If any notice addressed to a stockholder at the address of such stockholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the stockholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the stockholder upon written demand of the stockholder at the principal executive office of the corporation for a period of one (1) year from the date of the giving of such notice.

An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting shall be executed by the Secretary, Assistant Secretary or any transfer agent of the corporation giving such notice, and shall be filed and maintained in the minute book of the corporation.

2.6 Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of stockholders shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

2.7 Adjourned Meeting and Notice Thereof. Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section 2.06.

When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Board of Directors shall set a new record date. Notice of any such adjourned meeting, if required, shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.04 and 2.05. At any adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11, subject to the provisions of Section 217 of the General Corporation Law of Delaware (relating to voting shares held by a fiduciary, in the name of a corporation or in joint ownership). Such vote may be by voice vote or by ballot; provided, however, that all elections for directors must be by ballot upon demand by a stockholder at any election and before the voting begins. Any stockholder entitled to vote on any matter (other than the election of directors) may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the stockholder fails to specify the number of shares such stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares such stockholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law of Delaware or the Articles of Incorporation.

2.9 Waiver of Notice or Consent By Absent Stockholders. The transactions of any meeting of stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to a holding of the meeting, or an approval of the minutes thereof. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of Section 2.04, the waiver of notice or consent shall state the general nature of such proposal. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Attendance of a person at a meeting shall also constitute a waiver of notice of such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at the meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if such objection is expressly made at the meeting.

2.10 Stockholder Action By Written Consent Without a Meeting. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent.

2.11 Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting or to vote, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days prior to the date of any such meeting, and in such case only stockholders of record on the date so fixed are entitled to notice and to vote, as the case may be, notwithstanding any transfer of any shares of the books of the corporation after the record date fixed as aforesaid, except as otherwise provided in the General Corporation Law of Delaware.

If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

2.12 Proxies. Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the corporation. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, prior to the vote pursuant thereto, by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of such proxy is received by the corporation before the vote pursuant thereto is counted; provided, however, that no such proxy shall be valid after the expiration of three (3) years from the date of such proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 212(c) and 218 of the General Corporation Law of Delaware.

2.13 Inspectors of Election. Before any meeting of stockholders, the Board of Directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the chairman of the meeting may, and on the request of any stockholder or a stockholder’s proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting on the request of one or more stockholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill such vacancy.

The duties of these inspectors shall be as follows:

(a) Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) Receive votes, ballots or consents;

(c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) Count and tabulate all votes or consents;

(e) Determine when the polls shall close;

(f) Determine the result; and

(g) Do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

ARTICLE III

DIRECTORS

3.1 Powers. Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Articles of Incorporation and these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the power and authority to:

(a) Select and remove all officers, agents and employees of the corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Articles of Incorporation or these Bylaws, fix their compensation and require from them security for faithful service.

(b) Change the principal executive office or the principal business office in the State of Delaware from one location to another; cause the corporation to be qualified to do business in any other state, territory, dependency or foreign country and conduct business within or outside the State of Delaware; designate any place within or without the state for the holding of any stockholders’ meeting or meetings, including annual meetings; adopt, make and use a corporate seal, and prescribe the forms of certificates of stock, and alter the form of such seal and of such certificates from time to time as in their judgment they may deem best, provided that such forms shall at all times comply with the provisions of law.

(c) Authorize the issuance of shares of stock of the corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done or services actually rendered, debts or securities cancelled or tangible or intangible property actually received.

(d) Borrow money and incur indebtedness for the purposes of the corporation, and cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor.

3.2 Number of Directors. The board of directors shall consist of at least five (5) members. The number of directors shall be fixed from time to time by a resolution adopted by a majority of the board of directors. No decrease in the authorized number of directors constituting the board of directors shall shorten the term of any incumbent director. Directors need not be stockholders of the corporation.

3.3 Election and Term of Office of Directors. Directors shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

3.4 Vacancies. Vacancies in the Board of Directors may be filled by approval of the Board or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with Section 3.10 or (iii) a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in the case of the death, resignation or removal of any director, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors be increased, or if the stockholders fail, at any meeting of stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Any director may resign upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors. A resignation shall be effective upon the giving of the notice, unless the notice specifies a later time for its effectiveness. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

3.5 Place of Meetings and Telephonic Meetings. Regular meetings of the Board of Directors may be held at any place within or without the State that has been designated from time to time by resolution of the Board. In the absence of such designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the Board shall be held at any place within or without the State that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all directors participating in such meeting can hear one another, and all such directors shall be deemed to be present in person at such meeting.

3.6 Annual Meetings. Immediately following each annual meeting of stockholders, the Board of Directors shall hold a regular meeting for the purpose of organization, any desired election of officers and the transaction of other business. Notice of this meeting shall not be required.

3.7 Other Regular Meetings. Other regular meetings of the Board of Directors shall be held without call at such time as shall from time to time be fixed by the Board of Directors. Such regular meetings may be held without notice.

3.8 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board or the President or any Vice President or Secretary or any two (2) directors.

Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at his or her address as it is shown upon the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered personally, or by telephone or telegram, it shall be delivered personally or by telephone or to the telegraph company at least forty-eight (48) hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting or the place if the meeting is to be held at the principal executive office of the corporation.

3.9 Quorum. A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of Section 144 of the General Corporation Law of Delaware (approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 141(c) (appointment of committees), and Section 145 (indemnification of directors). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

3.10 Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director.

3.11 Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

3.12 Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting, in the manner specified in Section 3.08, to the directors who were not present at the time of the adjournment.

3.13 Action without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, shall individually or collectively consent in writing or by electronic transmission to such action. Such action by written consent or by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and such or electronic transmission or transmissions shall be filed in paper form with the minutes of the proceedings of the Board.

3.14 Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation for such services.

ARTICLE IV

COMMITTEES

4.1 Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate one (1) or more committees, each consisting of two (2) or more directors, to serve at the pleasure of the Board. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board, shall have all the authority of the Board, except with respect to:

(a) the approval of any action which, under the General Corporation Law of Delaware, also requires stockholders’ approval or approval of the outstanding shares;

(b) the filling of vacancies on the Board of Directors or in any committee;

(c) the fixing of compensation of the directors for serving on the Board or on any committee;

(d) the amendment or repeal of Bylaws or the adoption of new Bylaws;

(e) the amendment or repeal of any resolution of the Board of Directors which by its express terms is not so amenable or repeatable;

(f) a distribution to the stockholders of the corporation, except at a rate or in a periodic amount or within a price range determined by the Board of Directors; or

(g) the appointment of any other committees of the Board of Directors or members thereof.

4.2 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.05 (place of meetings), 3.07 (regular meetings), 3.08 (special meetings and notice), 3.09 (quorum), 3.10 (waiver of notice), 3.11 (adjournment), 3.12 (notice of adjournment) and 3.13 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, except that the time of regular meetings of committees may be determined by resolution of the Board of Directors as well as the committee, special meetings of committees may also be called by resolution of the Board of Directors and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V

OFFICERS

5.1 Officers. The officers of the corporation shall be a President, a Secretary and Chief Financial Officer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as may be appointed in accordance with the provisions of Section 5.03. Any number of offices may be held by the same person.

5.2 Election of Officers. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03, shall be chosen by the Board of Directors, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

5.3 Subordinate Officers, Etc. The Board of Directors may appoint, and may empower the President to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board of Directors may from time to time determine.

5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting thereof, or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.

5.6 Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the Bylaws. If there is no President, the Chairman of the Board shall, in addition, be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 5.07.

5.7 President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws.

5.8 Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors or the Bylaws, the President or the Chairman of the Board if there is no President.

5.9 Secretary. The Secretary shall keep, or cause to be kept, at the principal executive office or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of directors, committees of directors and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ and committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by the Bylaws or by law to be given, and he shall keep the seal of the corporation, if one be adopted, in a safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

5.10 Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall be open at all reasonable times to inspection by any director.

The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

6.1 General. The corporation, to the maximum extent permitted by the General Corporation Law of Delaware, shall indemnify any person who was or is a party or is threatened to be made a party to any contemplated, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (“Proceeding”) in whole or in part attributable to (a) the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), or (b) anything done or not done by such Indemnitee in any such capacity, against expenses (including attorneys’ fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement incurred by him or on his behalf in connection with such Proceeding (“Losses”) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

6.2 Actions by or in the Right of the Corporation. The corporation shall, to the maximum extent permitted by the General Corporation Law of Delaware, indemnify any person who was or is made a party or is threatened to be made a party to any contemplated, pending, or completed Proceeding brought by or in the right of the corporation to procure a judgment in its favor in whole or in part attributable to (a) the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (also an “Indemnitee”) or (b) anything done or not done by such Indemnitee in any such capacity against expenses (including attorneys’ fees) and Losses actually incurred by him or on his behalf in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the corporation if the General Corporation Law of Delaware expressly prohibits such indemnification unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, or is pending, shall determine that indemnification may nevertheless be made under the circumstances.

6.3 Indemnification in Certain Cases. Notwithstanding any other provision of this Article VI, to the extent that an Indemnitee has been wholly successful on the merits or otherwise absolved in any Proceeding referred to in Section 6.01 or 6.02 on any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify Indemnitee, to the maximum extent permitted by law, against expenses (including attorneys’ fees) actually incurred by Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.03 and without limitation, the following shall be shall deemed to be a successful resolution as to such claim, issue or matter: (i) the termination of any such claim, issue or matter by dismissal with or without prejudice, and (ii) the termination of any such claim, issue or matter by any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, unless it is established in such Proceeding referred to in Section 6.01 or 6.02 that the Indemnitee did not meet the applicable standard for indemnification set forth in the General Corporation Law of Delaware.

6.4 Procedure. (a) Any indemnification under Section 6.01 and 6.02 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of Indemnitee to receive payments pursuant to Section 6.05 shall not be subject to this Section 6.04) in the circumstances because he has met the applicable standard of conduct set forth in such Sections 6.01 and 6.02. When seeking indemnification, Indemnitee shall submit a written request for indemnification to the corporation. Such requests shall include documentation or information which is necessary for the corporation to make a determination of Indemnitee’s entitlement to indemnification and is reasonably available to Indemnitee. The Secretary of the corporation shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board of Directors that Indemnitee has made such request for indemnification.

(b) The entitlement of Indemnitee to indemnification shall be determined in the specific case by a majority vote of a quorum of the Board of Directors consisting of Disinterested Directors, except that such determination shall be made by Independent Legal Counsel, if either such a quorum is not obtainable or the Board of Directors, by the majority vote of Disinterested Directors, so directs.

(c) In the event the determination of entitlement is to be made by Independent Legal Counsel, such Independent Legal Counsel shall be selected by the Board of Directors and approved by Indemnitee. Upon failure of the Board of Directors to so select such Independent Legal Counsel or upon failure of Indemnitee to so approve, such Independent Legal Counsel shall be selected by the Chancellor of the State of Delaware or such other person as such Chancellor shall designate to make such selection.

(d) If the Board of Directors or Independent Legal Counsel shall have determined (which determination, in the case of Independent Counsel, shall be in the form of a written opinion stating that the facts known to such Independent Counsel demonstrate clearly and convincingly that Indemnitee acted in bad faith or in a manner that Indemnitee did not believe to be in or not opposed to the best interest of the corporation) that Indemnitee is not entitled to indemnification to the full extent of Indemnitee’s request, Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 6.06.

(e) If the person or persons empowered pursuant to Section 6.04(b) to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 90 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(f) The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation or create a presumption that (with respect to any criminal action or proceeding) Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(g) For purposes of any determination of good faith hereunder, to the fullest extent permitted by General Corporation Law of Delaware, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the corporation or an Affiliate, including financial statements, or on information supplied to Indemnitee by the officers of the corporation or an Affiliate in the course of their duties, or on the advice of legal counsel for the corporation or an Affiliate or on information or records given or reports made to the corporation or an Affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or an Affiliate. The provisions of this Section 6.04(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these Bylaws.

6.5 Payment for Expenses and Costs. All expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in connection with any Proceeding shall be paid by the corporation, as incurred, in advance of the final disposition of such Proceeding within twenty (20) days after the receipt by the corporation of a statement or statements from Indemnitee requesting from time to time such payment or payments whether or not a determination to indemnify has been made under Section 6.04. Such statement or statements shall evidence such expenses incurred by Indemnitee in connection therewith and, if the General Corporation Law of Delaware requires, shall include or be accompanied by a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI or otherwise.

6.6 Remedies in Cases of Determination not to Indemnify or to Pay Expenses. (a) In the event that (i) a determination is made that Indemnitee is not entitled to indemnification hereunder, (ii) payments are not made pursuant to Section 6.05 or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 6.04, Indemnitee shall be entitled to seek a final adjudication in an appropriate court of the State of Delaware or any other court of competent jurisdiction of Indemnitee’s entitlement to such indemnification or payment.

(b) In the event a determination has been made in accordance with the procedures set forth in Section 6.04, in whole or in part, that Indemnitee is not entitled to indemnification, any judicial proceeding referred to in Section 6.06(a) shall be de novo and Indemnitee shall not be prejudiced by reason of any such prior determination that Indemnitee is not entitled to indemnification.

(c) If a determination is made or deemed to have been made pursuant to the terms of Sections 6.04 or 6.06 that Indemnitee is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding in the absence of (i) a misrepresentation of a material fact by Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(d) To the extent deemed appropriate by the court, interest shall be paid by the corporation to Indemnitee at a reasonable interest rate for amounts which the corporation indemnifies or is obliged to indemnify Indemnitee for the period commencing with the date on which Indemnitee requested indemnification (or reimbursement of expenses) and ending with the date on which such payment is made to Indemnitee by the corporation.

(e) If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover a payment of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification pursuant to this Article VI or otherwise (but not in a suit brought by the indemnitee to enforce a right to a payment of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover a payment of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to payment of expenses hereunder, or brought by the Corporation to recover an payment of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such payment of expenses, under this Article VI or otherwise shall be on the Corporation.

6.7 Rights Non-Exclusive. The rights of indemnification and payment of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or payment of expenses may be entitled under any law, the Certificate of Incorporation or Bylaws of the corporation, any agreement, a vote of stockholders or resolution of directors of otherwise, and the corporation may, by action of the Board of Directors from time to time, enter into indemnification agreements with its directors, officers, employees and agents. No amendment, alteration, rescission or replacement of these Bylaws or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s position with the corporation or an affiliate or any other entity which Indemnitee is or was serving at the request of the corporation prior to such amendment, alteration, rescission or replacement.

6.8 Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

6.9 Survival of Rights. The indemnification and payment of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.10 Indemnification of Employees and Agents of the Corporation. The corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and payment of expenses to employees and agents of the corporation with the same scope and effect as the provisions of this Article VI with respect to the indemnification of directors and officers of the corporation.

6.11 Definitions. For purposes of this Article VI:

(a) “Affiliate” includes any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise directly or indirectly owned by the corporation.

(b) “corporation” includes all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(c) “Disinterested Director” shall mean a director of the corporation who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

(d) “Independent Legal Counsel” shall mean a law firm or lawyer that neither is presently nor in the past five years has been retained to represent: (i) the corporation or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term ‘Independent Counsel” shall not include any firm or person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or Indemnitee in an action to determine Indemnitee’s right to indemnification under these Bylaws. All fees and expenses of the Independent Counsel incurred in connection with acting pursuant to these Bylaws shall be borne by the corporation.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance and Inspection of Share Register. The corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the Board of Directors, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each stockholder.

7.2 Maintenance and Inspection of Bylaws. The corporation shall keep at its principal executive office, or if its principal executive office is not in this State, at its principal business office in this State, the original or a copy of the Bylaws as amended to date, which shall be open to inspection by the stockholders at all reasonable times during office hours. If the principal executive office of the corporation is outside this State and the corporation has no principal business office in this State, the Secretary shall, upon the written request of any stockholder, furnish to such stockholder a copy of the Bylaws as amended to date.

7.3 Maintenance and Inspection of Other Corporate Records. The accounting books and records and minutes of proceedings of the stockholders and the Board of Directors and any committee or committees of the Board of Directors shall be kept at such place or places designated by the Board of Directors, or, in the absence of such designation, at the principal executive office of the corporation. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. Such minutes and accounting books and records shall be open to inspection upon the written demand of any stockholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a stockholder or as the holder of a voting trust certificate. Such inspection may be made in person or by an agent or attorney, and shall include the right to copy and make extracts. The foregoing rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

7.4 Inspection by Directors. Every director shall have the absolute right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the corporation and each of its subsidiary corporations. Such inspection by a director may be made in person or by agent or attorney and the right of inspection includes the right to copy and make extracts.

7.5 Annual Report to Stockholders. Unless otherwise expressly required by the General Corporation Law of Delaware, or any other state, any rights to annual reports to stockholders is hereby expressly waived and dispensed with; provided, that nothing herein set forth shall be construed to prohibit or restrict the right of the Board to issue such annual or other periodic reports to the stockholders of the corporation as they may from time to time consider appropriate.

ARTICLE VIII

GENERAL CORPORATE MATTERS

8.1 Record Date for Purposes Other Than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action (other than action by stockholders by written consent without a meeting), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such action, and in such case only stockholders of record on the date so fixed are entitled to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date fixed as aforesaid, except as otherwise provided in the General Corporation Law of Delaware.

If the Board of Directors does not so fix a record date, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such action, whichever is later.

8.2 Checks, Drafts, Evidences of Indebtedness. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

8.3 Corporate Contracts and Instruments; How Executed. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances; and, unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or to any amount.

8.4 Certificates for Shares. A certificate or certificates for shares of the capital stock of the corporation shall be issued to each stockholder when any such shares are fully paid, and the Board of Directors may authorize the issuance of certificates or shares as partly paid, provided that such certificates shall state the amount of the consideration to be paid therefor and the amount paid thereon. All certificates shall be signed in the name of the corporation by the Chairman of the Board or Vice Chairman of the Board or the President or Vice President and

by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the stockholder. Any or all of the signatures on the certificates may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

8.5 Lost Certificates. Except as hereinafter in this Section 9.05 provided, no new certificates for shares shall be issued in lieu of an old certificate unless the latter is surrendered to the corporation and cancelled at the same time. The Board of Directors may in case any share certificate or certificate for any other security is lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, upon such terms and conditions as the Board may require, including provisions for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

8.6 Representation of Shares of Other Corporations. The Chairman of the Board, the President, or any Vice President, or any other person authorized by resolution of the Board of Directors or by any of the foregoing designated officers, is authorized to vote on behalf of the corporation any and all shares of any other corporation or corporations, foreign or domestic, standing in the name of the corporation. The authority herein granted to said officers to vote or represent on behalf of the corporation any and all shares held by the corporation in any other corporation or corporations may be exercised by any such officer in person or by any person authorized to do so by proxy duly executed by said officer.

8.7 Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation Law of Delaware shall govern the construction of the Bylaws. Without limiting the generality of the foregoing, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE IX

AMENDMENTS

The Board of Directors may from time to time make, amend, supplement or repeal these Bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors; and provided, further, that no amendment or supplement to these Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

Annex H

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:	Indemnification of Directors and Officers

Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Holdings’s certificate of incorporation permits Holdings to indemnify any director or officer of Holdings to the fullest extent permitted by California law. Holdings’s certificate of incorporation permits Holdings to indemnify any agents through by-law provisions, agreements, vote of the stockholders or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code and Section 145 of the Delaware General Corporation Law, subject to limitations set forth in Section 204 of the California Corporations Code and applicable Delaware law (statutory or nonstatutory).

Holdings’s by-laws require Holdings to indemnify, to the maximum extent permitted by the General Corporation Law of Delaware, any person who was or is a party or is threatened to be made a party (i) to any proceeding attributable to the fact that he is or was a director or officer of the corporation, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including service with respect to an employee benefit plan, (ii) to any proceeding attributable to any action taken by such person in any such capacity, or (iii) to any proceeding brought by or in the right of the corporation to procure a judgment in its favor in whole or in part attributable to subsections (i) and (ii) above, against expenses (including attorneys’ fees) and losses, claims, liabilities, judgments, fines and amounts paid in settlement incurred by him or on his behalf in connection with such proceeding if he acted in good faith and not opposed to the best interests of Holdings, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Holdings may, by action of the board of directors, grant rights to indemnification and payment of expenses to employees and agents of the corporation with the same scope and effect as the provisions of indemnification of directors and officers of the corporation described above.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21:	Exhibits and Financial Statement Schedules

(a)	The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Mergers, dated as of December 6, 2007, by and among Macrovision Corporation, Gemstar-TV Guide International, Inc., Saturn Holding Corp (now known as Macrovision Solutions Corporation), Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc. (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement)

3.1	Certificate of Incorporation of Macrovision Solutions Corporation (included as Annex F to the joint proxy statement-prospectus forming a part of this Registration Statement)

3.2	By-laws of Macrovision Solutions Corporation (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement)

5.1	Opinion of Heller Ehrman LLP regarding legality of securities being registered

8.1	Opinion of Heller Ehrman LLP regarding material U.S. income tax aspects of the mergers

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding material U.S. income tax aspects of the mergers

23.1	Consent of KPMG LLP, independent registered public accounting firm for Macrovision

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Gemstar

23.3	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)

23.4	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 8.1)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)

24.1	Powers of Attorney†

Exhibit No.	Description

99.1	Company Voting and Support & Registration Rights Agreement, dated December 6, 2007, by and among News Corporation, Macrovision Corporation and Gemstar-TV Guide International, Inc. (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.2	Opinion of JPMorgan Securities Inc. (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.3	Opinion of Houlihan Lokey Howard & Zukin Capital, Inc. (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.4	Opinion of UBS Securities LLC (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.5	Consent of JPMorgan Securities Inc.

99.6	Consent of Houlihan Lokey Howard & Zukin Capital, Inc.

99.7	Consent of UBS Securities LLC

99.8	Form of Election and accompanying instructions

99.9	Form of Proxy of Macrovision Corporation

99.10	Form of Proxy of Gemstar-TV Guide International, Inc.

99.11	Consent of Alan L. Earhart to be a director

99.12	Consent of Robert Majteles to be a director

99.13	Consent of Alfred J. Amoroso to be a director

99.14	Consent of Andrew K. Ludwick to be a director

99.15	Consent of James E. Meyer to be a director

99.16	Consent of James P. O’Shaughnessy to be a director

99.17	Consent of Ruthann Quindlen to be a director

*	To be filed by Amendment
†	Previously filed

Item 22:	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 28th day of March, 2008.

MACROVISION SOLUTIONS CORPORATION

By:	/s/ ALFRED J. AMOROSO
Alfred J. Amoroso
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALFRED J. AMOROSO	President, Chief Executive Officer and Director	March 28, 2008
Alfred J. Amoroso	(Principal Executive Officer)

/s/ JAMES BUDGE	Chief Financial Officer and Director	March 28, 2008
James Budge	(Principal Financial and Accounting Officer)

/s/ STEPHEN YU	General Counsel, Secretary, and Director	March 28, 2008
Stephen Yu

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Mergers, dated as of December 6, 2007, by and among Macrovision Corporation, Gemstar-TV Guide International, Inc., Saturn Holding Corp (now known as Macrovision Solutions Corporation), Galaxy Merger Sub, Inc. and Mars Merger Sub, Inc. (included as Annex A to the joint proxy statement-prospectus forming a part of this Registration Statement)

3.1	Certificate of Incorporation of Macrovision Solutions Corporation (included as Annex F to the joint proxy statement-prospectus forming a part of this Registration Statement)

3.2	By-laws of Macrovision Solutions Corporation (included as Annex G to the joint proxy statement-prospectus forming a part of this Registration Statement)

5.1	Opinion of Heller Ehrman LLP regarding legality of securities being registered

8.1	Opinion of Heller Ehrman LLP regarding material U.S. income tax aspects of the mergers

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding material U.S. income tax aspects of the mergers

23.1	Consent of KPMG LLP, independent registered public accounting firm for Macrovision

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Gemstar

23.3	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)

23.4	Consent of Heller Ehrman LLP (included as part of its opinion filed as Exhibit 8.1)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2)

24.1	Power of Attorney†

99.1	Company Voting and Support & Registration Rights Agreement, dated December 6, 2007, by and among News Corporation, Macrovision Corporation and Gemstar-TV Guide International, Inc. (included as Annex B to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.2	Opinion of JPMorgan Securities Inc. (included as Annex C to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.3	Opinion of Houlihan Lokey Howard & Zukin Capital, Inc. (included as Annex D to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.4	Opinion of UBS Securities LLC (included as Annex E to the joint proxy statement-prospectus forming a part of this Registration Statement)

99.5	Consent of JPMorgan Securities Inc.

99.6	Consent of Houlihan Lokey Howard & Zukin Capital, Inc.

99.7	Consent of UBS Securities LLC

99.8	Form of Election and accompanying instructions

99.9	Form of Proxy of Macrovision Corporation

99.10	Form of Proxy of Gemstar-TV Guide International, Inc.

99.11	Consent of Alan L. Earhart to be a director

99.12	Consent of Robert Majteles to be a director

99.13	Consent of Alfred J. Amoroso to be a director

99.14	Consent of Andrew K. Ludwick to be a director

99.15	Consent of James E. Meyer to be a director

99.16	Consent of James P. O’Shaughnessy to be a director

99.17	Consent of Ruthann Quindlen to be a director

*	To be filed by Amendment
†	Previously filed